As filed with the Securities and Exchange Commission on March 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HOSPITAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7350	41-0760940
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

(952) 893-3200

(Name, address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Lee M. Pulju

General Counsel

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

(952) 893-3227

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

See Table of Additional Registrants Below

Copy to:

Todd R. Chandler, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.625% Second Lien Senior Secured Notes due 2020	$220,000,000	100%	$220,000,000	$30,008
Guarantees of 7.625% Second Lien Senior Secured Notes due 2020	—	—	—	—	(2)

(1)                                  Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)                                  The Additional Registrant will guarantee the payment of the 7.625% Second Lien Senior Secured Notes due 2020. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter (Or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S Employer Identification Number (If None, Write N/A)	Primary Standard Industrial Classification Code Number	Address, Including Zip Code, of Registrant’s Principal Executive Offices	Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
UHS Surgical Services, Inc.	Delaware	95-4607643	7350	10939 Pendleton Street, Sun Valley, CA 91352	(800) 660-6162

The name, address, including zip code, and telephone number, including area code, of the agent for service for the Additional Registrant is:

Lee M. Pulju

Universal Hospital Services, Inc.

General Counsel and Secretary

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

(952) 893-3227

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2013

PRELIMINARY PROSPECTUS

Universal Hospital Services, Inc.

OFFER TO EXCHANGE

All Outstanding

7.625% Second Lien Senior Secured Notes due 2020

not registered under the Securities Act of 1933,

as amended (the “Restricted Notes”)

for

7.625% Second Lien Senior Secured Notes due 2020

the issuance of each of which has been registered under the Securities Act of 1933 (as defined below) (the “Exchange Notes” and, collectively with the Restricted Notes, the “new notes”). We refer herein to the foregoing offer to exchange as the “exchange offer.”

The exchange offer will expire at 5:00 p.m., New York City time, on              , 2013, unless we extend the exchange offer in our sole and absolute discretion.

Material Terms of the Exchange Offer

•                  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

•                  We will exchange all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of Exchange Notes.

•                  You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

•                  Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•                  The terms of the Exchange Notes are substantially identical in all material respects to those of the Restricted Notes, except that transfer restrictions, registration rights and special interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The Exchange Notes will be issued under the same indenture as the Restricted Notes.

•                  We will not receive any proceeds from the exchange offer.

Results of the Exchange Offer

•                  The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes or Restricted Notes on a national market.

•                  All outstanding Restricted Notes not tendered will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes and the related indenture. In general, outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

•                  Other than in connection with the exchange offer, we do not plan to register the outstanding Restricted Notes under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2013

No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the periodic reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we are subject to the reporting requirements of the Exchange Act, we and the guarantor are required to make available to the trustee and the holders of the notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we have agreed that for as long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes certain information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.

This prospectus contains summaries of certain agreements. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You can obtain copies of the documents incorporated by reference in this prospectus without charge through our website (www.uhs.com), or by requesting them in writing or by telephone at the following address:

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

MARKET AND OTHER INDUSTRY DATA

Some of the data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or other independent published industry sources, while other information is based on internal studies. The data that was used is publicly available or available through subscriptions that are available to the public for a fee.

TRADEMARKS

Our trademarks or service marks include “Universal Hospital Services, Inc.®,” “UHS®,” “Asset360®,” “BioMed360®,” “Harmony®,” “Equipment Lifecycle Services™,” “MedPrime Capital™” and the logos of UHS, Equipment Lifecycle Services and OnCare®. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

i

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus before deciding to participate in the exchange offer. Unless the context requires otherwise, references to “UHS,” the “Company,” “we,” “our” and “us” refer to Universal Hospital Services, Inc. and all of its subsidiaries, unless indicated or the context otherwise requires. References to “Parent” refer to UHS Holdco, Inc., our direct parent.

Our Company

We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes and home care providers) and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry’s largest purchasers and outsourcers of medical equipment. During the year ended December 31, 2012, we owned or managed over 680,000 pieces of medical equipment consisting of over 430,000 owned or managed pieces in our medical equipment outsourcing segment and 250,000 pieces of customer-owned equipment we managed in our technical and professional services segment. Our diverse medical equipment outsourcing customer base includes more than 4,290 acute care hospitals and more than 4,425 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation’s largest group purchasing organizations (“GPOs”) and many of the integrated delivery networks (“IDNs”). All of our solutions leverage our nationwide network of 83 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare or Medicaid.

Risks Associated with Our Business

You should carefully consider the risks discussed in the “Risk Factors” section beginning on page 12 of this prospectus, together with the other information contained in this prospectus, prior to deciding whether to participate in the exchange offer or invest in the notes. Some of these risks include:

•                  the effect of the performance of the financial markets on our pension plans;

•                  if our customers’ patient census or services decrease, the revenues generated by our business could decrease;

•                  another global economic downturn could adversely affect our customers and suppliers or have new, additional adverse effects on them, which could have further adverse effects on our operating results and financial position;

•                  we have relationships with certain key suppliers, and adverse developments concerning these suppliers could delay our ability to procure equipment or provide certain services, or increase our cost of purchasing equipment;

•                  if we are unable to change the manner in which health care providers traditionally procure medical equipment, we may not be able to achieve significant revenue growth;

•                  our competitors may engage in significant competitive practices or sell significant amounts of surplus equipment, which could cause us to lose market share, reduce prices, or increase expenditures;

•                  our competitors may bundle products and services offered to customers, some of which we do not offer;

•                  a substantial portion of our revenues come from customers with which we do not have long-term commitments, and cancellations by or disputes with customers could decrease the amount of revenues we generate, thereby reducing our ability to operate and expand our business;

•                  consolidation in the health care industry may lead to a reduction in the prices we charge, thereby decreasing our revenues; and

•                  our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our indebtedness.

The Investors

All of our outstanding capital stock is owned by Parent, which acquired the Company in a recapitalization in May 2007 (the “Transaction”). Parent is owned by certain members of our management and affiliates of IPC Manager III, L.P. (“Irving Place Capital” or “IPC”) (the former private equity affiliate of The Bear Stearns Companies Inc.). IPC is a leading middle market private equity firm that invests in leveraged buyouts, management buyouts, corporate divestitures, industry consolidations, recapitalizations, growth capital opportunities, and other ownership liquidity situations alongside proven management teams. IPC manages nearly $4.0 billion of private equity capital, including its latest $2.7 billion institutional fund. Since its formation in 1997, IPC has been an investor in over 50 portfolio companies across a broad range of industries. The team is comprised of investment professionals with long track records for making highly profitable and disciplined investments. Along with a market leading track record, IPC brings an extensive relationship network and a reputation for being a value added partner. IPC’s current and prior healthcare investments include National Surgical Hospitals, Oxford Health Plans, Unilab Corporation, Active Health Management, Hand Innovations and Care Realty, LLC.

Additional Information

We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Our principal executive offices are located at 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439. Our telephone number is (952) 893-3200. We maintain a website at www.uhs.com. The information on our website is not a part of, or incorporated by reference in, this prospectus.

Summary of the Terms of the Exchange Offer

On February 12, 2013, we completed the private offering of $220,000,000 aggregate principal amount of our Restricted Notes. We refer to the issuance of the Restricted Notes in this prospectus as the “February 2013 issuance.”

The Restricted Notes were offered as “additional notes” under an indenture pursuant to which we had previously issued $425,000,000 in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020 (the “existing notes,” and together with the new notes, the “notes”). The Restricted Notes were treated as a single series with the existing notes and had the same terms as the existing notes, except that (1) the Restricted Notes were subject to a separate registration rights agreement and (2) until the consummation of this exchange offer, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes. The Restricted Notes and the existing notes and vote as one class under the indenture governing the notes.

In a registration rights agreement with the initial purchasers of the Restricted Notes, we agreed, among other things, to complete an exchange offer for the Restricted Notes. You are entitled to exchange your Restricted Notes in the exchange offer for Exchange Notes with identical terms, except that the Exchange Notes will have been registered under the Securities Act, will not bear legends restricting their transfer or contain special interest provisions. The Exchange Notes will be issued under the same indenture as the Restricted Notes. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the Exchange Notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the Exchange Notes.

Registration Rights Agreement

Under the registration rights agreement, we are obligated to offer to exchange the Restricted Notes for Exchange Notes with substantially identical terms. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Restricted Notes.

The Exchange Offer

We are offering to exchange up to $220,000,000 aggregate principal amount of the Exchange Notes for a like principal amount of the Restricted Notes to satisfy our obligations under the registration rights agreement.

If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective shelf registration statement for the Restricted Notes, we may be required to pay special interest to the holders of the Restricted Notes, up to a maximum of 1.00% per year. See “The Exchange Offer—Purpose and Effect.”

In order to be exchanged, Restricted Notes must be properly tendered and accepted. All Restricted Notes that are validly tendered and not validly withdrawn will be accepted and exchanged.

We will issue the Exchange Notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes

We believe that the Exchange Notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

• the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•      at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;

• you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•      if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any Restricted Notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the Exchange Notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that received Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those Exchange Notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those Exchange Notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those Exchange Notes for a period of 180 days after the expiration of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond , 2013.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;

•      no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

• all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedure for Tendering Restricted Notes

The Restricted Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the Restricted Notes which are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of a Restricted Note held in the form of a book-entry interest and you wish to tender your Restricted Note for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the expiration of the exchange offer either:

• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•      a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program (“ATOP”) system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•      a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfers;” or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC’s ATOP system, you will represent to us that, among other things:

• the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•      at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;

• you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•      if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Special Procedure for Beneficial Owners

If you are the beneficial owner of Restricted Notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name your Restricted Notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your Restricted Notes and:

• they are not immediately available;

• time will not permit your Restricted Notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

• you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your Restricted Notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Restricted Notes.”

Acceptance of Restricted Notes and Delivery of Exchange Notes

Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all Restricted Notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw the tender of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any Restricted Notes not accepted for exchange for any reason without expense to you promptly after the expiration or termination of the exchange offer.

Use of Proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes or the exchange offer. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization. We will bear the expenses of the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your Restricted Notes could be adversely affected. See “The Exchange Offer—Consequences of Failing to Exchange Restricted Notes.”

Federal Income Tax Consequences	The exchange of Restricted Notes for Exchange Notes will not be a taxable event for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations of the Exchange Offer.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Universal Hospital Services, Inc.

Notes Offered	$220.0 million aggregate principal amount of 7.625% second lien senior secured notes due 2020.

The Exchange Notes are “additional notes” under the indenture governing the notes, pursuant to which we previously issued the existing notes. As of the date of this prospectus, there are $425.0 million aggregate principal amount of the existing notes outstanding. The Exchange Notes will be treated as a single series under the indenture together with the existing notes and will have the same terms as the existing notes, except that:

• the Restricted Notes were subject to a separate registration rights agreement; and

•      until the consummation of this exchange offer, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes.

Maturity	The Exchange Notes will mature on August 15, 2020.

Interest Payment Dates

Interest will be payable, entirely in cash, semiannually, in arrears, on February 15 and August 15 of each year, beginning on February 15, 2013. Interest on the new notes will accrue from August 7, 2012.

Guarantees

The Exchange Notes will be guaranteed, jointly and severally, on a second priority senior secured basis, by our existing and certain of our future wholly-owned domestic subsidiaries. Our future foreign subsidiaries, immaterial subsidiaries and any future unrestricted subsidiaries will not guarantee our obligations under the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. See “Description of the Exchange Notes—Guarantees.”

Ranking	The Exchange Notes will be second priority senior secured obligations. Accordingly, they will be:

•      equal in right of payment with all of our existing and future unsubordinated indebtedness, including our existing notes, and effectively senior to any unsecured indebtedness to the extent of the value of the collateral;

• senior in right of payment to all of our existing and future subordinated indebtedness;

•      effectively junior to our obligations under our second amended and restated credit agreement, dated as of July 31, 2012, with Bank of America, N.A., as administrative agent for the lenders, and the lenders party thereto (the “amended senior secured credit facility”) and any other obligations that are secured by first priority liens on the collateral securing the notes or that are secured by a lien on assets that are not part of the collateral securing the notes, in each case, to the extent of the value of such collateral or assets; and

• structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Similarly, the guarantees related to the Exchange Notes will be second priority senior secured obligations of the guarantor. Accordingly, they will be:

•      equal in right of payment with all of such guarantor’s existing and future unsubordinated indebtedness, including the guarantees related to our existing notes, and effectively senior to any such unsecured indebtedness to the extent of the value of the collateral;

• senior in right of payment to all of such guarantor’s existing and future subordinated indebtedness;

•      effectively junior to such guarantor’s obligations under our amended senior secured credit facility and any other obligations that are secured by first priority liens on the collateral securing such guarantor’s note guarantees or that are secured by a lien on assets that are not part of the collateral securing the note guarantees, in each case, to the extent of the value of such collateral or assets; and

• structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of the guarantor’s future subsidiaries that are not also guarantors.

As of December 31, 2012, we had indebtedness of $699.0 million. Subject to complying with the covenants in our amended senior secured credit facility and the indenture governing the notes, we will be able to incur additional debt, including debt secured by liens prior to the liens securing the notes. See “Capitalization,” “Description of Other Indebtedness—Amended Senior Secured Credit Facility.”

Collateral

The Exchange Notes and the related guarantees will be secured by a second priority lien, subject to permitted liens and certain exceptions, on substantially all of our and each guarantor’s existing and future property and assets (subject to certain exceptions), to the extent such assets secure our amended senior secured credit facility on a first priority basis (the “collateral”).

The Exchange Notes will be effectively junior to our and our guarantors’ obligations under our amended senior secured credit facility and any other indebtedness secured by a first priority lien on the collateral to the extent of the value of the collateral. In addition, the indenture governing the notes permits us and the guarantors to secure with first priority liens on the collateral (i) hedging obligations and (ii) certain obligations relating to “Permitted Liens” as defined under “Description of the Exchange Notes.”

Intercreditor Agreement

The trustee and the collateral agent appointed under the indenture (which administrative agent is also the collateral agent for our notes) and the collateral agent under our amended senior secured credit facility are each a party to an intercreditor agreement as to the relative priorities of their respective security interests in the collateral and certain other matters relating to the administration of security interests. Certain terms of the intercreditor agreement are set forth under “Description of the Exchange Notes—Collateral.”

Optional Redemption

On or after August 15, 2015, we may redeem the Exchange Notes, in whole or in part, at any time at the redemption prices described under “Description of the Exchange Notes—Optional Redemption.” In addition, we may redeem up to 40% of the aggregate principal amount of the Exchange Notes before August 15, 2015 with the net cash proceeds from certain equity offerings at a redemption price of 107.625% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

We may also redeem some or all of the Exchange Notes before August 15, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Change of Control

If we experience a change of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the date of repurchase.

Covenants	The indenture governing the Exchange Notes contains covenants limiting our ability to:

• incur additional debt;

• pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

• issue redeemable stock or preferred stock;

• issue stock of subsidiaries;

• make certain investments;

• transfer or sell assets;

• create liens on our assets to secure debt;

• enter into transactions with affiliates; and

• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Certain of these covenants will be suspended if the Exchange Notes are assigned an investment grade rating by Standard & Poor’s Rating Services (“Standard & Poor’s”) and Moody’s Investors Services, Inc. (“Moody’s”) and no default or event of default has occurred and is continuing. If either rating on the Exchange Notes should subsequently decline to below investment grade or a default or event of default occurs and is continuing, the suspended covenants will be reinstated.

Form and Denomination

The Exchange Notes will be book-entry only and registered in the name of DTC or its nominee. The Exchange Notes will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Participation in the Exchange Offer and an investment in the notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of such risks.

Summary Financial Data

The following table sets forth our summary historical financial data. We have derived the summary historical financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2010 is derived from our audited consolidated financial statements not appearing in this prospectus.

The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial and statistical information included elsewhere in this prospectus, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Data.”

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Medical equipment outsourcing	$302,718	$275,910	$245,145
Technical and professional services	82,236	54,058	44,426
Medical equipment sales and remarketing	30,372	25,188	22,541
Total revenues	415,326	355,156	312,112
Cost of Revenue:
Cost of medical equipment outsourcing	110,752	97,703	86,210
Cost of technical and professional services	62,428	40,518	31,690
Cost of medical equipment sales and remarketing	23,641	19,734	16,342
Medical equipment depreciation	70,761	68,032	69,496
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	267,582	225,987	203,738
Gross margin	147,744	129,169	108,374
Selling, general and administrative	109,247	100,948	89,336
Restructuring, acquisition and integration expenses	7,474	3,483	—
Operating income	31,023	24,738	19,038
Loss on extinguishment of debt	12,339	—	—
Interest expense	55,697	55,020	46,457
Loss before income taxes and non controlling interest	(37,013)	(30,282)	(27,419)
(Benefit) provision for income taxes	(2,569	(8,343)	1,692
Consolidated net loss	(34,444)	(21,939)	(29,111)
Net income attributable to non controlling interest	754	451	—
Net loss attributable to Universal Hospital Services, Inc.	$(35,198)	$(22,390)	$(29,111)
Balance Sheet Data (at period end):
Working capital(1)	$12,765	$23,608	$23,550
Total assets	937,413	936,932	833,028
Total debt	699,014	671,097	525,045
Equity	60,875	93,187	146,739
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$72,531	$57,691	$76,156
Investing activities	(73,597)	(153,219)	(74,205)
Financing activities	(95)	96,689	(1,951)
Other Financial Data:
EBITDA(2)(4)	$114,621	$120,899	$110,777
Adjusted EBITDA(3)(4)	140,819	133,402	121,590
Interest expense	55,697	55,020	46,457
Depreciation and amortization	96,691	96,612	91,739
Net capital expenditures	59,179	83,249	74,205
Ratio of Earnings to Fixed Charges(5)	—	—	—
Other Operating Data (as of end of period):
Medical equipment (approximate number of owned outsourcing units)	265,000	248,000	231,000
District offices	83	84	84
Number of outsourcing hospital customers	4,290	4,275	4,250
Number of total outsourcing customers	8,715	8,700	8,600

(1)                                 Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

(2)                                 EBITDA is defined as earnings attributable to the Company before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. EBITDA, however, is not a measure of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”) and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management’s discretionary use. See footnote 4 below for a reconciliation of consolidated net loss to EBITDA.

(3)                                 Adjusted EBITDA is defined as earnings attributable to the Company before interest expense, income taxes, depreciation and amortization, management and board and strategic fees, stock option expense, Accounting Standards Codification 805 purchase price accounting impact, loss on extinguishment of debt and reorganization transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures. Adjusted EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance GAAP) as a measure of performance, and are not representative of funds available for discretionary use due to our financing obligations. Adjusted EBITDA is included because our financial guidance and certain compensation plans are based upon this measure. See footnote 4 below for a reconciliation of consolidated net loss to EBITDA and Adjusted EBITDA.

(4)                                 The following is a reconciliation of consolidated net loss to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Consolidated net loss	$(35,198)	$(22,390)	$(29,111)
Interest expense	55,697	55,020	46,457
(Benefit) provision for income taxes	(2,569)	(8,343)	1,692
Depreciation and amortization	96,691	96,612	91,739
EBITDA(2)	$114,621	$120,899	$110,777
Adjusted for:
Management, board & strategic fees(a)	2,605	7,309	2,432
Loss on extinguishment of debt	12,339	—	—
Reorganization costs	7,160	—	—
Stock-based compensation expense(b)	3,994	4,276	7,333
Purchase accounting adjustments(c)	100	918	1,048
Adjusted EBITDA(3)	$140,819	$133,402	$121,590

(a)                                 Represents the add back of non-operating expenses consisting of management fees to IPC, board of directors’ fees and expenses and certain strategic expenses. Certain acquisition integration expenses have also been added back.

(b)                                 Represents the add back of non-cash stock-based compensation recognized in our historical consolidated financial statements.

(c)                                  Represents the add back of the non-cash impact of purchase accounting adjustments related to rent expense and cost of sales inventory and equipment related to the Transaction.

(5)                                 For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and non controlling interest plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing cost. If we consistently incur net losses before income tax, we may not be able to maintain a ratio of greater than 1.00 to 1.00. Due to our losses for the years ended December 31, 2012, 2011 and 2010, the ratio in the respective years was less than 1.00 to 1.00. We needed to generate additional earnings of $37.0, $30.3 and $27.4 million for the years ended December 31, 2012, 2011 and 2010, respectively, to achieve a ratio of 1.00 to 1.00. See “Ratio of Earnings to Fixed Charges” included elsewhere in this prospectus.

RISK FACTORS

Participation in the exchange offer and an investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to participate in the exchange offer or invest in the notes. Any of the following risks, as well as other risks and uncertainties that are not currently known to us or that we currently deem to be immaterial, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our indebtedness.

We have a significant amount of indebtedness which could have important consequences.

For example, it could:

•                  make it more difficult for us to satisfy our debt obligations;

•                  increase our vulnerability to general adverse economic, industry and competitive conditions;

•                  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  place us at a competitive disadvantage compared to our competitors that have less leverage;

•                  limit our ability to borrow additional funds;

•                  limit our ability to make investments in technology and infrastructure improvements; and

•                  limit our ability to make significant acquisitions.

Our ability to satisfy our debt obligations will depend on our future operating performance. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not continue to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we are unable to make our interest payments or to repay our debt at maturity, we may have to obtain alternative financing, which may not be available to us.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Subject to certain restrictions in the indenture governing the notes, the existing indenture and the amended and restated credit agreement governing our amended senior secured credit facility, we are permitted to incur substantial additional debt. Any additional indebtedness incurred under our amended senior secured credit facility in accordance with the terms of the notes would rank senior to the notes. If we incur additional debt, risks described in the previous risk factor could increase. As of December 31, 2012, we had indebtedness of $699.0 million. See “Description of Other Indebtedness” and “Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” for additional information.

If we are unable to fund our significant cash needs, we may be unable to expand our business as planned or to service our debt.

We require substantial cash to operate our medical equipment outsourcing programs and service our debt. Our outsourcing programs require us to invest a significant amount of cash in medical equipment purchases. To the extent that such expenditures cannot be funded from our operating cash flow, borrowings under our amended senior secured credit facility or other financing sources, we may not be able to grow as currently planned. For the twelve months ended December 31, 2012, we invested approximately $65.9 million in new and pre-owned medical equipment and other capital expenditures. In addition, a substantial portion of our cash flow from operations must be dedicated to servicing our debt and there are significant restrictions on our ability to incur additional indebtedness under the indenture governing the notes and our amended senior secured credit facility.

Primarily because of our debt service obligations and debt refinancing charges and elevated depreciation and amortization charges we have incurred subsequent to the Transaction, we have had a history of net losses. If we consistently incur net losses, it could result in our inability to finance our business in the future. We had net losses of $35.2, $22.4 and $29.1 million during the years ended December 31, 2012, 2011 and 2010, respectively. Our ability to use our United States federal income tax net operating loss carryforwards to offset our future taxable income may be limited. If we are limited in our ability to use our net operating loss carryforwards in future years in which we have taxable income, we will pay more current taxes than if we were able to utilize our net operating loss carryforwards without limitation, which could harm our results of operations and liquidity.

The indenture governing the notes our amended senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the notes and our amended senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions limit our ability, among other things, to:

•                  incur additional debt;

•                  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

•                  issue redeemable stock or preferred stock;

•                  issue stock of subsidiaries;

•                  make certain investments;

•                  transfer or sell assets;

•                  create liens on our assets to secure debt;

•                  enter into transactions with affiliates; and

•                  merge or consolidate with another company.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. If we fail to maintain compliance with these covenants in the future, we may not be able to obtain waivers from the lenders or amend the covenants.

In addition, our amended senior secured credit facility contains other covenants customary for credit facilities of this nature. Our failure to comply with obligations under the indenture governing the notes, our existing indenture or our amended senior secured credit facility may result in an event of default under those agreements. If we fail to repay amounts due under our amended senior secured credit facility and/or our indentures, the lenders and the holders of the notes could proceed against the collateral granted to them to secure that debt. Substantially all of our assets are pledged as security under our amended senior secured credit facility and the indentures.

If the notes are rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and you will lose the protection of these covenants unless and until the notes subsequently fall back below investment grade.

Certain covenants under the indenture will be suspended for so long as the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing. These covenants restrict, among other things, our and our restricted subsidiaries’ ability to incur or guarantee additional debt or issue preferred stock, pay dividends, make distributions on, or redeem or repurchase, capital stock and enter into transactions with affiliates. Because these restrictions will not apply when the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes. In addition, we will not have to make certain offers to repurchase the notes. These covenants will be reinstated if the credit ratings assigned to the notes later decline below investment grade or a default or event of default occurs and is continuing.

An increase in short-term interest rates could adversely affect our cash flows.

Our outstanding indebtedness under our amended senior secured credit facility bears interest at a rate based on the federal funds rate, prime rate and/or the London Interbank Offered Rate (“LIBOR”). As of December 31, 2012, we have not hedged our interest rate exposure and we may not be successful in obtaining hedges on acceptable terms or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Any increase in short-term interest rates would result in higher interest costs and could have an adverse effect on our business.

We may not be able to obtain funding on acceptable terms or at all under our amended senior secured credit facility or otherwise because of the deterioration of the credit and capital markets. Thus, we may be unable to expand our business as planned or to service our debt.

Global financial markets and economic conditions continue to be disrupted and volatile due to a variety of factors, including significant write-offs in the financial services sector and the current weak economic conditions. As a result, the cost of raising money in the debt and equity capital markets has increased while the availability of funds from those markets has diminished. In particular, as a result of concerns about the stability of financial markets and the solvency of lending counterparties, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt on similar terms or at all and reduced, or in some cases ceased, to provide funding to borrowers. In addition, lending counterparties under our amended senior secured credit facility may be unwilling or unable to meet their funding obligations. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions, or take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

We may not have the ability to raise the funds necessary to finance the change of control offer required by our indentures.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of the notes, at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. The source of funds for the purchase of such notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, sales of assets or sales of equity. Sufficient funds from such sources may not be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our amended senior secured credit facility will limit our ability to repurchase such notes and will provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of such notes exercise their right to require us to repurchase all of such notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our amended senior secured credit facility and indentures will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Other Indebtedness” for additional information.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors with first priority liens or liens on assets not constituting the collateral.

Holders of our secured indebtedness will have claims that are senior to your claims as holders of the notes to the extent of the value of the assets securing our secured indebtedness with first priority liens or liens on assets not constituting the collateral. Notably, our amended senior secured credit facility is secured by first priority liens on substantially all of our assets, subject to certain exceptions and permitted liens. The notes will be effectively subordinated to that secured indebtedness to the extent of the collateral securing it. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of such secured indebtedness will have a prior claim to those assets that constitute their collateral.

The holders of obligations secured by first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens on the collateral will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens on the collateral, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. As of December 31, 2012, we had indebtedness of $699.0 million. Under the indenture governing the notes, we could also incur additional indebtedness secured by first priority liens and second priority liens on the collateral which second priority liens would rank equally with the liens securing the notes and the guarantees thereof, so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of the Exchange Notes” and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or an equal basis with holders of the notes and lenders under our amended senior secured credit facility, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

The notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the notes.

The notes will be guaranteed, jointly and severally, on a second priority senior secured basis, by our existing current and certain of our future wholly-owned domestic subsidiaries. Our foreign subsidiaries, immaterial subsidiaries and any future unrestricted subsidiaries will not guarantee our obligations under the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. As of the date hereof, we do not have any non-guarantor subsidiaries. See “Description of the Exchange Notes—Guarantees.”

Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations.

The lenders under our amended senior secured credit facility, as holders of first priority lien obligations, control substantially all matters related to the collateral. The holders of the first priority lien obligations may cause the collateral agent to dispose of, release, or foreclose on, or take other actions with respect to, the collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent collateral is released from the lien securing the first priority lien obligations, the second priority liens securing the notes will also be released, subject to certain limitations. If all of the first priority liens are released, and no event of default under the indenture governing the notes exists, all of the second priority liens will be released. In addition, the security documents generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents in respect of the first priority lien obligations, which changes, waivers, modifications or variances will apply to each comparable provision of the security documents in respect of the notes without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes. The intercreditor agreement prohibits second priority lien holders from foreclosing on the collateral as long as the first priority lien obligations remain outstanding.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that have the benefit of first priority liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers in the February 2013 issuance neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and any future guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and any future guarantees. For example, so long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of the Exchange Notes.”

The voting provisions of the security agreement may limit the rights of the holders of the notes with respect to the collateral, even during an event of default.

In connection with the issuance of the existing notes, we entered into an amendment and restatement of the existing security agreement pursuant to which our obligations under the notes and the subsidiary guarantee obligations thereof became secured obligations thereunder and subject to the terms thereof and the collateral agent under such security agreement was appointed pursuant to the indenture governing the notes, as collateral agent for the holders of the notes. The security agreement governs the terms on which the collateral agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens upon any of our property securing additional indebtedness secured by a lien that ranks equally with the notes. In the event additional pari passu indebtedness is issued and secured equally and ratably with the notes, the rights of holders of the notes with respect to the collateral will be significantly limited by the terms of the voting provisions of the security agreement, even during an event of default under the indenture. Under the security agreement, at any time additional pari passu indebtedness is outstanding, any actions that may be taken with respect to, or in respect of, the collateral will be at the direction of the holders of a majority in aggregate outstanding principal amount of the notes and such additional pari passu indebtedness voting as a single class. See “Description of the Exchange Notes—Collateral.”

The imposition of certain permitted liens could materially adversely affect the value of the collateral. In addition, certain assets will be excluded from the collateral.

The collateral securing the notes may also be subject to liens permitted under the terms of the notes, whether arising on or after the date the notes were issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the holders of the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. In addition, the imposition of certain permitted liens will cause the relevant assets to become “excluded assets,” which will not secure the notes or the guarantees. See “Description of the Exchange Notes—Collateral.” Certain additional assets are excluded from the collateral securing the notes as described under “Description of the Exchange Notes—Collateral.”

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if another bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•                  how long payments under the notes could be delayed following commencement of a bankruptcy case;

•                  whether or when the collateral agent could repossess or dispose of the collateral;

•                  the value of the collateral at the time of the bankruptcy petition; or

•                  whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the holders of the notes would hold a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

We may choose to repurchase or redeem a portion of the notes when prevailing interest rates are relatively low, including in open market purchases.

We may seek to repurchase or redeem a portion of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by such notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on such notes being redeemed. Our redemption right also may adversely impact your ability to sell such notes.

We may also from time to time repurchase the notes in the open market, privately negotiated transactions, tender offers or otherwise. Any such repurchases or redemptions and the timing and amount thereof would depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. Such transactions could impact the market for such notes and negatively affect our liquidity.

The change of control put right might not be enforceable.

In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the notes may not be entitled a change of control put right. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Risks Related to the Exchange Offer

Your Restricted Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your Restricted Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of the exchange offer only after a timely receipt of your Restricted Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Restricted Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Restricted Notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, initially expected to be at 5:00 p.m., New York City time, on                  , 2013, we will not accept your Restricted Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Restricted Notes for exchange. If there are defects or irregularities with respect to your tender of Restricted Notes, we will not accept your Restricted Notes for exchange. See “The Exchange Offer—Procedures for Tendering Restricted Notes.”

If you do not exchange your Restricted Notes, there will be restrictions on your ability to resell your Restricted Notes.

Following the exchange offer, Restricted Notes that you do not tender, that we do not accept or that do not qualify to be registered in a “shelf” registration form will be subject to transfer restrictions. Absent registration, any untendered Restricted Notes may therefore only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. If no such exemption is available, you will not be able to sell your Restricted Notes.

There is no public market for the Exchange Notes, and we cannot assure you that a market for the Exchange Notes will develop.

We do not intend to file an application to have the Exchange Notes listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the initial purchasers in the February 2013 issuance indicated

that they intend to make a market in the Restricted Notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue market-making activity at any time without notice.

If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the Exchange Notes and the market prices quoted for the Exchange Notes may be negatively affected by changes in the overall market for high-yield securities. As a result, we cannot assure you that an active trading market will develop for the Exchange Notes.

In addition, we have the right, pursuant to the registration rights agreement, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the Exchange Notes under the registration statement.

Risks Related to Our Business

We may incur increased expenses related to our pension plan, which could impact our financial position.

We have a defined benefit pension plan covering certain current and former employees. Although benefits under the pension plan were frozen in 2002, funding obligations under our pension plan continue to be impacted by the performance of the financial markets. If the financial markets do not provide the long-term returns we have assumed, the likelihood of our being required to make additional contributions will increase. The equity and debt markets can be, and recently have been, volatile, and therefore our estimate of future contribution requirements can change dramatically in relatively short periods of time.

If our customers’ patient census or services decrease, the revenues generated by our business could decrease.

Our operating results are dependent in part on the amount and types of equipment necessary to service our customers’ needs, which are heavily influenced by the number of patients our customers serve at any time (which we refer to as “patient census”) and the services those patients receive. At times of lower patient census, our customers have a decreased need for our services on a supplemental or peak needs basis. During severe economic downturns like the one we recently experienced, the number of hospital admissions and inpatient surgeries decline as consumers reduce their use of non-essential health care services. Our operating results can also vary depending on the timing and severity of the cold and flu season, local, regional or national epidemics, and the impact of national catastrophes, as well as other factors affecting patient census and service demand.

Another global economic downturn could adversely affect our customers and suppliers or have new, additional adverse effects on them, which could have further adverse effects on our operating results and financial position.

We believe our customers have been adversely affected by the recent global economic downturn and the volatility of the credit and capital markets, which have led to declines in commercial and consumer spending. The impact of another downturn on our customers may result in, among other things, decreased patient census, decreased number of non-essential patient services, increased uncompensated care and bad debt, increased difficulty obtaining financing on favorable terms and tighter capital and operating budgets.  Many of our customers depend on investment income to supplement inadequate third-party payor reimbursement.  Further disruption in the capital and credit markets could adversely affect the value of many investments, reducing our customers’ ability to access cash reserves to fund their operations.  If economic conditions reoccur or worsen, our customers may seek to further reduce their costs and may be unable to pay for our services, resulting in reduced orders, slower payment cycles, increased bad debt, and customer bankruptcies.

Our suppliers also may be negatively impacted by the economic downturn and tighter capital and credit markets.  If our key suppliers experience financial difficulty and are unable to deliver to us the equipment we require, we could be forced to seek alternative sources of medical equipment or to purchase equipment on less favorable terms, or we could be unable to fulfill our requirements.  A delay in procuring equipment or an increase in the cost to purchase equipment could limit our ability to provide equipment to customers on a timely and cost-effective basis.

All of these factors are related to a general economic downturn, which is out of our control and could have a negative impact on our financial condition.

We have relationships with certain key suppliers, and adverse developments concerning these suppliers could delay our ability to procure equipment or provide certain services, or increase our cost of purchasing equipment.

We purchased medical equipment from approximately 115 manufacturers in 2012. Our ten largest manufacturers of medical equipment accounted for approximately 74% of our direct medical equipment purchases in 2012. Adverse developments concerning key suppliers or our relationships with them could force us to seek alternative sources for our medical equipment or to purchase such equipment on less unfavorable terms. A delay in procuring equipment or an increase in our cost to purchase equipment could limit our ability to provide equipment to our customers on a timely and cost-effective basis. In addition, if we do not have access to certain parts, or if manufacturers do not provide access to the appropriate equipment manuals or training, we may not be able to provide certain technical and professional services.

If we are unable to change the manner in which health care providers traditionally procure medical equipment, we may not be able to achieve significant revenue growth.

We believe that the strongest competition to our outsourcing solutions is the direct purchase or capital lease of medical equipment, and self-management of that equipment. Many hospitals and alternate site providers view outsourcing primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term, effective and cost-efficient alternative to purchasing or leasing equipment. Many health care providers may continue to purchase or lease a substantial portion of their medical equipment and to manage and maintain it on their own.

Our competitors may engage in significant competitive practices, which could cause us to lose market share, reduce prices, or increase expenditures.

Our competition may engage in competitive practices that could cause us to lose market share, reduce our prices, or increase our expenditures. For example, competitors may sell significant amounts of surplus equipment or sell capital equipment at a lower gross margin to obtain the future repeat sales of disposables for a higher gross margin, thereby decreasing the demand for our equipment rental services. Additionally, the market for surgical laser services is very competitive and our competitors often compete by lowering prices, thus impacting gross margin.

Our competitors may bundle products and services offered to customers, some of which we do not offer.

If competitors offer their products and services to customers on a combined basis with reduced prices, and we do not offer some of these products or cannot offer them on comparable terms, we may have a competitive disadvantage that will lower the demand for our services.

A substantial portion of our revenues come from customers with which we do not have long-term commitments, and cancellations by or disputes with customers could decrease the amount of revenues we generate, thereby reducing our ability to operate and expand our business.

For the year ended December 31, 2012, approximately 69% of our outsourcing revenue was derived from customers that contracted with us or from hospitals and other providers that purchased equipment or services from us through a GPO that contracted with us on behalf of its members. The source of the remaining 31% of revenue was from customers that do not purchase equipment or services from us through a GPO contract. Our customers are generally not obligated to outsource our equipment under long-term commitments. In addition, many of our customers do not sign written contracts with us fixing the rights and obligations of the parties regarding matters such as billing, liability, warranty or use. Therefore, we face risks such as fluctuations in usage, inaccurate or false reporting of usage by customers and disputes over liabilities related to equipment use. We do not have written contracts with some of our Asset360 Program customers for which we provide a substantial portion of the medical equipment that they use and provide substantial staffing resources. The non-contracted services we provide could be terminated by the customer without notice or payment of any termination fee. A large number of such terminations may adversely affect our ability to generate revenue growth and sufficient cash flows to support our growth plans. In addition, those customers with long-term commitments may have contracts that do not permit us to raise our prices, yet our cost to serve may increase. Any of these risks could reduce our ability to operate and expand our business.

Consolidation in the health care industry may lead to a reduction in the prices we charge, thereby decreasing our revenues.

Many hospitals and alternate site providers have combined to create health systems or IDNs. We believe this trend may continue. Any resulting IDN or health systems may have greater bargaining power over us, which could lead to a reduction in the prices we charge and a reduction in our revenues.

Our growth strategy depends in part on our ability to successfully identify and manage our acquisitions and a failure to do so could impede our revenue growth, thereby weakening our industry position.

As part of our growth strategy, we intend to pursue acquisitions or other strategic relationships within the health care industry that we believe will enable us to generate revenue growth. Future acquisitions may involve significant cash expenditures that could impede our revenue growth. In addition, our efforts to execute our acquisition strategy may be affected by our ability to identify suitable candidates and successfully bid, finance, negotiate and close acquisitions. We regularly evaluate potential acquisitions. We may not be successful in acquiring other businesses, and the businesses we do acquire in the future may not ultimately produce returns that justify our related investment.

Acquisitions may involve numerous risks, including:

•                  difficulties assimilating personnel and integrating distinct business cultures;

•                  diversion of management’s time and resources from existing operations;

•                  potential loss of key employees or customers of acquired companies; and

•                  exposure to unforeseen liabilities of acquired companies.

If we are unable to continue to grow through acquisitions, our ability to generate revenue growth may be impaired.

Uncertainty surrounding health care reform initiatives remains. Depending on the scope, form, and implementation of final health care reform legislation, our business may be adversely affected.

The health care industry is undergoing significant change. In March 2010, the Congress adopted and President Obama signed into law the Patient Protection and Affordable Care Act and The Health Care and Education Responsibility Act of 2010 (together, the “Affordable Care Act”). The Affordable Care Act is expected to increase the number of Americans with health insurance coverage by approximately 32 million through individual and employer mandates and subsidies offered to lower income individuals. The majority of the expected increase in the number of insureds is expected to occur after 2014, as the state-based insurance exchanges provided for in the Affordable Care Act open, individual and employer mandates take effect, and Medicaid eligibility is broadened. While the increase in coverage could translate into increased utilization of our products and services, health care reform and political uncertainty have historically resulted in changes in how our customers purchase our services and have adversely affected our revenues. Provider revenue per service may decline with reductions in Medicare and Medicaid reimbursement. Furthermore, the implementation of the Affordable Care Act may impose changes in health care delivery, reimbursement, operations or record keeping that are not compatible with our current offerings, which could force us to incur additional compliance costs. Federal and state governments also continue to enact and consider various legislative and regulatory proposals that could materially impact certain aspects of the health care system. We cannot predict with certainty what healthcare initiatives, if any, will be implemented or what the ultimate effect of federal health care reform (including, but not limited to, the Affordable Care Act) or any future legislation or regulation will have on our operating results or financial condition.

Changes in third-party payor reimbursement for health care items and services, as well as economic hardships faced by other parties from which our customers obtain funding, may affect our customers’ ability to pay for our services, which could cause us to reduce our prices or adversely affect our ability to collect payments.

Although our customers are health care providers that pay us directly for the services we deliver, they rely on third-party payor reimbursement for a substantial portion of their operating revenue. Third-party payors include government payors like Medicare and Medicaid and private payors like insurance companies and managed care organizations. Third-party payors continue to engage in widespread efforts to control health care costs. Their cost containment initiatives include efforts to control utilization of services and limit reimbursement amounts. Reimbursement limitations can take many forms, including discounts, non-payment for certain care (for example, care associated with certain hospital-acquired conditions) and fixed payment rates for particular treatment modalities or plans, regardless of the provider’s actual costs in caring for a patient. Reimbursement policies have a direct effect on our customers’ ability to pay us for our services and an indirect effect on the prices we charge. Ongoing concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on the amounts or manner of reimbursements or funding to health care providers may affect the financial strength of our customers and amount our customers are able to pay for our services.

In addition, a portion of our customers derive funding from state and local government sources, some of which are facing financial hardships, including decreased funding. Any limitation or elimination of funding to our customers by these sources could also affect the financial strength of our customers and the amount they are able to pay for our services.

We depend on key personnel and our inability to attract and retain key personnel could harm our business.

Our financial performance is dependent in significant part on our ability to hire, develop and retain key personnel, including our senior executives, sales professionals, sales specialists, hospital management employees and other qualified workers. We have experienced and will continue to experience intense competition for these resources. The loss of the services of one or more of our senior executives or other key personnel could significantly undermine our management expertise, key relationships with customers and suppliers, and our ability to provide efficient, quality health care services.

If we are unable to maintain existing contracts or contract terms with, or enter into new contracts with our customers, we may lose customers and/or the associated revenues.

Our revenue maintenance and growth depends, in part, on continuing contracts with customers, including through GPOs and IDNs, with which certain of our customers are affiliated. In the past, we have been able to maintain and renew such contracts and expand the services we offer under such contracts. If we are unable to maintain our contracts, or if the GPOs or IDNs seek additional discounts or other more beneficial terms on behalf of their members, we may lose a portion of existing business with, or revenues from, customers that are members of such GPOs and IDNs.

Our cash flow fluctuates during the year because operating income as a percentage of revenue fluctuates with our quarterly operating results and we make semi-annual debt service payments.

Our results of operations have been and can be expected to be subject to quarterly fluctuations. We may experience increased revenues in the first and fourth quarters of the year, depending upon the timing and severity of the cold and flu season and the related increased hospital census and medical equipment usage during that season. Because a significant portion of our expenses are relatively fixed over these periods, our operating income as a percentage of revenue tends to increase during the first and fourth quarter of each year. If the cold and flu season is delayed by as little as one month, or is less severe than in prior periods, our quarterly operating results for a current period can vary significantly from prior periods. Our quarterly results can also fluctuate as a result of such other factors as the timing of acquisitions, new Asset360 Program agreements or new office openings.

A portion of our revenues are derived from home care providers and nursing homes, and these health care providers may pose additional credit risks.

Our nursing home and home care customers may pose additional credit risks since they are generally less financially sound than hospitals. These customers continue to face cost pressures. We may incur losses in the future due to the credit risks, including potential bankruptcy filings, associated with any of these customers.

Our customers operate in a highly regulated environment. Regulations affecting them could cause us to incur additional expenses associated with compliance and licensing. We could be assessed fines and face possible exclusion from participation in state and federal health care programs if we violate laws or regulations applicable to our business.

The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels. While the majority of these regulations do not directly apply to us, there are some that do, including the Food, Drug and Cosmetic Act (“FDCA”) and certain state pharmaceutical licensing requirements. Although we believe we are in compliance with the FDCA, if the U.S. Food and Drug Administration (the “FDA”) expands the reporting requirements under the FDCA, we may be required to comply with the expanded requirements and may incur substantial additional expenses in doing so. With respect to state requirements, we are currently licensed in 12 states and may be required to obtain additional licenses, permits and registrations as state requirements change. Our failure to possess such licenses for our existing operations may subject us to certain additional expenses.

In addition to the FDCA and state licensing requirements, we are impacted by federal and state laws and regulations aimed at protecting the privacy of individually identifiable health information, among other things, and detecting and preventing fraud, abuse and waste with respect to federal and state health care programs. Some of these laws and regulations apply directly to us. Additionally, many of our customers require us to abide by their policies relating to patient privacy, state and federal anti-kickback acts, and state and federal false claim acts and whistleblower protections. Since the Affordable Care Act provides for further oversight over and detection of fraud and abuse activities, we expect many of our customers to continue to require us to abide by such policies.

Given that our industry is heavily regulated, we may be subject to additional regulatory requirements. If our operations are found to be in violation of any governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation. Penalties, damages, fines, or curtailment of our operations could significantly increase our cost of doing business, leading to difficulty generating sufficient income to support our business. Also, if we are found to have violated certain federal or state laws or regulations regarding Medicare, Medicaid or other governmental funding sources, we could be subject to fines and possible exclusion from participation in federal and state health care programs.

New healthcare laws or regulations could impact our business.

Although our business is not currently extensively regulated under healthcare laws, we are subject to certain regulatory requirements as discussed under “Business—Regulatory Matters” below and our customers are subject to direct regulation under the Federal False Claims Act, the Stark Law, the Anti-Kickback Law, rules and regulations of the Centers for Medicare and Medicaid Services (“CMS”), and other federal and state healthcare laws and regulations. Promulgation of new laws and regulations, or changes in or re-interpretations of existing laws or regulations, could affect our business, operating results or financial condition. Our operations might be negatively impacted if we had to comply with additional complex government regulations.

Although we do not manufacture any medical equipment, we own a large fleet of medical equipment, which may be subject to equipment recalls or obsolescence.

We incur significant expenditures to maintain a large and modern equipment fleet. Our equipment may be subject to recalls that could be expensive to implement and could result in revenue loss while the associated equipment is removed from service. We may be required to incur additional costs to repair or replace the equipment at our own expense or we may choose to purchase incremental new equipment from a supplier not affected by the recall. Additionally, our relationship with our customers may be damaged if we cannot promptly replace the equipment that has been recalled.

Our success depends, in part, on our ability to respond effectively to changes in technology. Because we maintain a large fleet of equipment, we are subject to the risk of equipment obsolescence. If advancements in technology render a substantial portion of our equipment fleet obsolete, or if a competing technology becomes available that our customers prefer, we may experience a decrease in demand for our products, which could adversely affect our operating results and cause us to invest in new technology to maintain our market share and operating margins.

Although we do not manufacture any medical equipment, our business entails the risk of claims related to the medical equipment that we outsource and service. We may not have adequate insurance to cover a claim, and it may be more expensive or difficult for us to obtain adequate insurance in the future.

We may be liable for claims related to the use of our medical equipment or to our maintenance or repair of a customer’s medical equipment. Any such claims, if made and upheld, could make our business more expensive to operate and therefore less profitable. We may be subject to claims exceeding our insurance coverage or we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage. If we are found liable for any significant claims that are not covered by insurance, our liquidity and operating results could be materially adversely affected. In addition, litigation relating to a claim could adversely affect our existing and potential customer relationships, create adverse public relations and divert management’s time and resources from the operation of the business.

We may incur increased costs that we cannot pass through to our customers.

Our customer contracts may include limitations on our ability to increase prices over the term of the contract. On the other hand, we rely on third parties, including subcontractors, to provide some of our services and supplies and we do not always have fixed pricing contracts with these subcontractors. Therefore, we are at risk of incurring increased costs that we are unable to pass through to our customers. In addition, the Affordable Care Act imposes a 2.3% annual excise tax on the purchase of certain medical devices in the United States, which commenced in January 2013. If we are unable to offset the cost of this excise tax through increased demand for our services, cost reductions or price increases, we may experience lower profitability and our results of operations may be materially and adversely affected.

Any failure of our management information systems could harm our business and operating results.

We depend on our management information systems to actively manage our medical equipment fleet, control capital spending, and provide fleet information, including rental history, condition and availability of our medical equipment. These functions enhance our ability to optimize fleet utilization and redeployment. The inability of our management information systems to operate as we anticipate could damage our reputation with our customers, disrupt our business or result in, among other things, decreased revenues and increased overhead costs. Any such failure could harm our business and results of operations.

There are inherent limitations in all internal control systems over financial reporting, and misstatements due to error or fraud may occur and not be detected.

While we have taken actions designed to address compliance with the internal control over financial reporting and disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. We do not expect that our internal control over financial reporting and disclosure controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the Company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In connection with our restatements and the related reassessment of internal control over financial reporting in November 2012, we determined that there was a control deficiency in our internal controls that constituted a material weakness. The material weakness has been remediated. We will continue to review and make necessary changes to the overall design of our internal controls, as well as to policies and procedures to improve the overall effectiveness of our internal controls over financial reporting. Additionally, management may identify material weaknesses in the future that could adversely affect investor confidence and increase the Company’s cost of raising capital. There can be no assurance that additional material weaknesses will not be identified in the future.

The interests of our principal equity holder may not be aligned with the interests of our other security holders, including holders of the notes.

IPC beneficially owns securities representing approximately 96% of the voting equity interests of Parent, and therefore indirectly controls our affairs and policies. Circumstances may occur in which the interests of our principal equity holder could be in conflict with the interests of our other security holders. In addition, our principal equity holder may have an interest in pursuing dividends, acquisitions, divestitures, capital expenditures or other transactions that, in its judgment, could enhance its equity investment, even though these transactions might involve risks to our other security holders, including holders of the notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus and, in particular, the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as the company “believes,” “anticipates,” “expects,” “estimates,” “intends,” “will,” “may” or “plans” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current expectations and are based upon data available to us at the time the statements were made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These risks, as well as other risks and uncertainties, are detailed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements in this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the various disclosures made by us about our business. Our business and actual results could differ materially from those described in the forward-looking statements as a result of the risks described herein relating to, among other things:

•                  risks associated with increased expenses related to our pension plan;

•                  our substantial indebtedness could adversely affect our financial health;

•                  risks associated with our ability to fund our significant cash needs;

•                  our ability to obtain funding on acceptable terms;

•                  revenue generation related to decreases in patient census or services;

•                  risks associated with the another economic downturn, including potential effects on the credit markets;

•                  the effect of another global economic downturn on our customers and suppliers;

•                  risks associated with supplier concentration;

•                  health care providers willingness to alter their procurement of medical equipment;

•                  risks associated with competition;

•                  risks associated with bundling of products and services by competitors;

•                  risks associated with our lack of long-term commitments from some customers;

•                  consolidation in the health care industry;

•                  our ability to successfully identify and manage our acquisitions;

•                  uncertainties regarding the impact of U.S. healthcare reform on our business;

•                  changes in third-party payor reimbursement for health care items and services;

•                  our inability to attract or retain skilled employees and the loss of any of our key personnel;

•                  our ability to maintain contracts with existing customers and enter into new contracts with our customers;

•                  risks associated with cash flow fluctuations;

•                  risks associated with credit risks posed by our home care provider and nursing home customers;

•                  our customers being subject to extensive government regulation and our exposure to potential costs and fines associated with such regulations;

•                  risks associated with new healthcare laws and regulation on our business;

•                  the effect of expenditures related to equipment recalls or obsolescence;

•                  liabilities for legal claims associated with medical equipment that we outsource and service;

•                  risks related to increased costs that cannot be passed on to our customers;

•                  risks associated with the failure of our management information systems;

•                  inherent limitations in our internal control systems over financial reporting;

•                  conflicts of interest between our principal equity holder and our other security holders; and

•                  other factors that are described in “Risk Factors,” beginning on page 12.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE EXCHANGE OFFER

Purpose and Effect

We issued the Restricted Notes on February 12, 2013 in a transaction exempt from registration under the Securities Act. The Restricted Notes were offered as “additional notes” under an indenture pursuant to which we had previously issued the existing notes. The Restricted Notes were treated as a single series with the existing notes and had the same terms as the existing notes, except that (1) the Restricted Notes were subject to a separate registration rights agreement and (2) until the consummation of this exchange offer, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes. The Restricted Notes and the existing notes vote as one class under the indenture governing the notes.

The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes. If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective resale shelf registration statement for the Restricted Notes, we will be required to pay special interest to the holders of the Restricted Notes, in an amount equal to 0.25% per year and an additional 0.25% per year for each subsequent 90 day period until effectiveness, up to a maximum of 1.00% per year. Such special interest would become due if (a) the registration statement related to the exchange offer is not filed with the SEC by June 12, 2013, (b) the registration statement related to the exchange offer is not effective by September 10, 2013 (or prior to November 9, 2013 in the event the registration statement is reviewed by the SEC), (c) the exchange offer is not consummated on or prior to the 30th business day after the date on which the registration statement related to the exchange offer is declared effective by the SEC or (d) a resale shelf registration statement registering the Restricted Notes is not filed with the SEC on or prior to 45 days after such filing obligation arises or declared effective by the SEC on or prior to 90 days after such filing obligation arises. Except as set forth below, these Exchange Notes will be issued without a restrictive legend or special interest provisions and, we believe, may be reoffered and resold by you without registration under the Securities Act. The Exchange Notes will be issued under the same indenture as the Restricted Notes. After we complete the exchange offer, our obligations with respect to the registration of the Restricted Notes and the Exchange Notes will terminate. A copy of the registration rights agreement has been incorporated by reference. Notwithstanding anything to the contrary set forth in this prospectus, the exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our “affiliate” within the meaning of Rule 405 of the Securities Act or (b) you are a broker- dealer that acquired Restricted Notes directly from us.

Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives Exchange Notes in exchange for Restricted Notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

•                  the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•                  at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

•                  you are not our affiliate (as defined in Rule 405 promulgated under the Securities Act);

•                  you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; and

•                  you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any Exchange Notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes. See “Plan of Distribution.”

If you (i) will not receive freely tradable Exchange Notes in the exchange offer or are not eligible to participate in the exchange offer and the Restricted Notes held by you remain subject to the demand registration provisions of the registrations rights agreement, (ii) you may elect to have your Restricted Notes registered in a “resale shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years from the date the shelf registration statement is declared effective by the Commission or such shorter period that will terminate when (a) all of the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, (b) we file a subsequent shelf registration statement or (c) there ceases to be any Restricted Notes. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the Securities Act. See “—Procedures for Tendering Restricted Notes” below.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on          , 2013. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Restricted Notes accepted in the exchange offer. You may tender some or all of your Restricted Notes pursuant to the exchange offer. However, Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the Exchange Notes are substantially the same as the form and terms of the Restricted Notes, except that the Exchange Notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer or contain special interest provisions. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the Restricted Notes. Each series of Exchange Notes and Restricted Notes will be deemed a single issue of the respective series of notes under the indenture.

As of the date of this prospectus, $220,000,000 aggregate principal amount of Restricted Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Restricted Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Commission promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Restricted Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Exchange Notes from us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your Restricted Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on            , 2013 unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend or terminate the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date. We will not extend the exchange offer past            , 2013.

We also reserve the right, in our sole discretion,

(1)                                 to delay accepting any Restricted Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, in the event the exchange offer are extended,

(2)                                 subject to applicable law and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, to extend the exchange offer or, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

(3)                                 to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the Restricted Notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering Restricted Notes

The Restricted Notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the time of expiration either:

(1)                                 a written or facsimile copy of a properly completed and duly executed letter of transmittal for your Restricted Notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2)                                 a computer-generated message transmitted by means of DTC’s ATOP system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

In addition, the exchange agent must receive, on or prior to the expiration date:

(1)                                 a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Notes into the exchange agent’s account at DTC; or

(2)                                 you must comply with the guaranteed delivery procedures described below.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•                  Restricted Notes tendered in the exchange offer are tendered either

•                  by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•                  for the account of an eligible institution; and

•                  the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your Restricted Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Restricted Notes.

If the letter of transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one shall be liable for failing to provide such notification.

By tendering Restricted Notes, you represent to us that: (i) the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business; (ii) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act; (iii) you are not our affiliate, as defined in Rule 405 of the Securities Act, (iv) you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; (v) if you are a purchasing broker-dealer, that you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of such Exchange Notes and (vi) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the Commission, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•                  may not rely on the applicable interpretation of the staff of the Commission’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993);

•                  must also be named as a selling securityholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your Restricted Notes and your Restricted Notes are not immediately available, time will not permit your Restricted Notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

•                  you tender through an eligible financial institution;

•                  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•                  a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•                  your name and address;

•                  the amount of Restricted Notes you are tendering; and

•                  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•                  a book-entry confirmation of tender;

•                  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•                  any other documents required by the letter of transmittal.

Book-Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

If one of the following situations occurs:

•                  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•                  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the ATOP system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such notes may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer any of the following events occur:

•                  the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission;

•                  an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer and any material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•                  all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights that may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any of those Restricted Notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”).

The exchange offer is not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wells Fargo Bank, National Association, MAC N9303-121

Corporate Trust Operations

Sixth Street & Marquette Avenue

Minneapolis, Minnesota 55479

By Facsimile:

(612) 667-6282

For Information by Telephone:

(800) 344-5128

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

The principal solicitation is being made through DTC by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the term of the Exchange Notes are substantially identical to those of the Restricted Notes. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

Consequences of Failing to Exchange Restricted Notes

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a “shelf” registration form, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act other than as described herein.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a “shelf” registration form, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the registration rights agreement other than as set forth above under “—Purpose and Effect.” Therefore, the liquidity of the market for your Restricted Notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Participating Broker-Dealers

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker- dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA and the ratios related thereto, as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

Our measurement of EBITDA and Adjusted EBITDA and the ratios related thereto may not be comparable to similarly titled measures of other companies and are not measures of performance calculated in accordance with GAAP. We have included information concerning EBITDA and Adjusted EBITDA in this prospectus because we believe that such information is used by certain investors as one measure of a company’s historical performance.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are:

•                  they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•                  they do not reflect changes in, or cash requirements for, our working capital needs;

•                  they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments, on our debt;

•                  although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•                  they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

•                  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

Please see the consolidated financial statements included elsewhere in this prospectus for our GAAP results. Additionally, for a presentation of net income as calculated under GAAP and reconciliation to our calculation of EBITDA and Adjusted EBITDA, see “Summary—Summary Financial Data” in this prospectus.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer or the issuance of the Exchange Notes. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization. We will bear the expenses of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended December 31,
2012	2011	2010	2009	2008
—	—	—	—	—

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and non controlling interest plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing cost. If we consistently incur net losses before income tax, we may not be able to maintain a ratio of greater than 1.00 to 1.00. Due to our losses for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, the ratio in the respective years was less than 1.00 to 1.00. We needed to generate additional earnings of $37.0, $30.3, $27.4, $30.1, and $38.9 million for the years ended December 31, 2012, 2011, 2010, 2009, and 2008, respectively, to achieve a ratio of 1.00 to 1.00.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012.

You should read this table in conjunction with our financial statements and the related notes to the financial statements included elsewhere in this prospectus. This table should also be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere in this prospectus.

As of December 31, 2012
(dollars in thousands)
Cash and cash equivalents	—
Debt:
Amended senior secured credit facility(1)	28,000
Second Lien Senior Secured notes(2)	425,000
Floating rate notes(3)	230,000
Capital lease obligations	16,014
Total debt	699,014
Equity	60,875
Total capitalization	$759,889

(1)                                 As of December 31, 2012, we had $169.6 million of availability under the senior secured credit facility based on a borrowing base of $201.0 million less borrowings of $28.0 million and after giving effect to $3.4 million used for letters of credit. See “Description of Other Indebtedness.”

(2)                                 Does not give effect to February 12, 2013 issuance of $220 million in aggregate principal amount of 7.625% second lien senior secured notes due 2020.

(3)                                 On March 14, 2013, we redeemed all of our outstanding floating rate notes.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data. We have derived the selected historical consolidated financial data as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2010 and as of and for the years ended December 31, 2009 and December 31, 2008, have been derived from our audited consolidated financial statements for such periods, which are not included in this prospectus. The selected consolidated financial data presented below is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial and statistical information included elsewhere in this prospectus, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,
	2012	2011	2010	2009	2008
Statement of Operations Data:
Total revenues	$415,326	$355,156	$312,112	$297,204	$289,119
Cost of medical equipment outsourcing, sales and service	267,582	225,987	203,738	196,536	191,930
Gross margin	147,744	129,169	108,374	100,668	97,189
Selling, general and administrative:
Intangible asset impairment charge	—	—	—	—	4,000
Selling, general and administrative	109,247	100,948	89,336	84,225	85,166
Restructuring, acquisition and integration expenses	7,474	3,483	—	—	—
Operating income	31,023	24,738	19,038	16,443	8,023
Loss on extinguishment of debt	12,339	—	—	—	—
Interest expense	55,697	55,020	46,457	46,505	46,878
Loss before income taxes and non controlling interest	(37,013)	(30,282)	(27,419)	(30,062)	(38,855)
(Benefit) provision for income taxes	(2,569)	(8,343)	1,692	(11,489)	(15,359)
Consolidated net loss	(34,444)	(21,939)	(29,111)	(18,573)	(23,496)
Net income attributable to non controlling interest	754	451	—	—	—
Net loss attributable to Universal Hospital Services, Inc.	(35,198)	(22,390)	$(29,111)	$(18,573)	$(23,496)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$72,531	$57,691	$76,156	$55,988	$56,249
Investing activities	(73,597)	(153,219)	(74,205)	(50,550)	(71,395)
Financing activities	(95)	96,689	(1,951)	(17,444)	27,152
Other Operating Data (as of end of period):
Medical equipment (approximate number of owned outsourcing units)	265,000	248,000	231,000	223,000	211,000
District offices	83	84	84	84	84
Number of outsourcing hospital customers	4,290	4,275	4,250	4,200	4,125
Number of total outsourcing customers	8,715	8,700	8,600	8,450	8,150
Depreciation and amortization	96,691	$96,612	$91,739	$87,047	$85,823
Intangible asset impairment charge	—	—	—	—	4,000
EBITDA(1)	114,621	120,899	110,777	103,490	97,846

	As of December 31,
	2012	2011	2010	2009	2008

Balance Sheet Data:
Working capital(2)	$12,765	$23,608	$23,550	$32,352	$22,754
Total assets	937,413	936,932	833,028	835,403	877,725
Total debt	699,014	671,097	525,045	518,619	531,343
Equity	60,875	93,187	146,739	173,991	188,451

(1)                                 EBITDA is defined as earnings attributable to the Company before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management’s discretionary use. The following is a reconciliation of consolidated net loss to EBITDA:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands)
Consolidated net loss	$(35,198)	$(22,390)	$(29,111)	$(18,573)	$(23,496)
Interest expense	55,697	55,020	46,457	46,505	46,878
(Benefit) provision for income taxes	(2,569)	(8,343)	1,692	(11,489)	(15,359)
Depreciation and amortization	96,691	96,612	91,739	87,047	89,823
EBITDA	$114,621	$120,899	$110,777	$103,490	$97,846

(2)                                 Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Summary—Summary Financial Data” and “Selected Historical Financial Data” and our financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements based on current expectations that reflect our plans, estimates and beliefs regarding future events and our future financial performance, that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements. See “Cautionary Note Regarding Forward- Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute care hospitals, alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes, and home care providers) and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry’s largest purchasers and outsourcers of medical equipment. During the year ended December 31, 2012, we owned or managed over 680,000 pieces of medical equipment consisting of 430,000 owned or managed pieces in our medical equipment outsourcing segment and 250,000 pieces of customer owned equipment we managed in our technical and professional services segment. Our diverse medical equipment outsourcing customer base includes more than 4,290 acute care hospitals and approximately 4,425 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation’s largest group purchasing organizations and many of the integrated delivery networks. All of our solutions leverage our nationwide network of 83 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than from direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid.

We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Historically, we have experienced significant and sustained growth. Our overall growth strategy is to continue to grow both organically and through strategic acquisitions. In 2012, we continued our focus on acquisitions and international growth opportunities.

As one of the nation’s leading medical equipment lifecycle services companies, we design and offer comprehensive solutions for our customers that help reduce capital and operating expenses while increasing equipment and staff productivity and support improved patient safety and outcomes.

On April 1, 2011, we completed our acquisition of Emergent Group Inc. (“Emergent Group”) for a total purchase price of approximately $65.3 million. The results of operations of this acquisition have been included in UHS’s consolidated results of operations since the date of acquisition and also included in the medical equipment outsourcing segment. Effective December 31, 2011, Emergent Group was merged into its principal operating subsidiary, PRI Medical Technologies, Inc. (“PRI Medical”) with PRI Medical the surviving entity. Also, on December 31, 2011, PRI Medical’s name was changed to UHS Surgical Services, Inc. (“Surgical Services”).

On May 31, 2011, we acquired certain assets of an equipment rental division of a medical equipment manufacturer for approximately $6.5 million. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On October 3, 2011, we completed the acquisition, effective October 1, 2011, of all of the outstanding stock of a surgical laser equipment service provider for approximately $5.5 million in cash consideration. The $5.5 million purchase price included $0.5 million of debt which was paid off at closing. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On January 3, 2012, we completed the acquisition, effective January 1, 2012, of all of the outstanding stock of a surgical laser equipment service provider for approximately $16.1 million in cash consideration. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On March 31, 2012, we completed the acquisition of certain assets of the southern California equipment rental division of a medical equipment manufacturer. The total purchase price was approximately $0.8 million, including approximately $0.4 million in contingent consideration which may be paid over four years based on future revenues. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On July 9, 2012, we completed the acquisition of certain assets of a surgical laser equipment service provider for total consideration of approximately $5.3 million. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

All acquisitions were funded primarily from our amended senior secured credit facility.

We are undergoing a management reorganization. This will have the effect of streamlining our management ranks and refocusing our approach to delivering solutions to customers.  This results in severances, relocations, retirements and changed responsibilities across our management ranks resulting in approximately $7.2 million of one-time charges which was recorded under the restructuring, acquisition and integration expenses in our Consolidated Statements of Operations during 2012.

Principles of Consolidation

The consolidated financial statements include the accounts of UHS and of Surgical Services, its 100% owned subsidiary. In addition, in accordance with guidance issued by the Financial Accounting Standards Board (“FASB”), we have accounted for our equity investments in entities in which we are the primary beneficiary under the full consolidation method. All significant intercompany transactions and balances have been eliminated through consolidation. As the primary beneficiary, we consolidate the limited liability companies (“LLCs”) referred to in Note 13 to our audited consolidated financial statements accompanying this prospectus, as we effectively receive the majority of the benefits from such entities and we provide equipment lease guarantees for such entities.

We report our financial results in three segments. Our reporting segments consist of medical equipment outsourcing, technical and professional services, and medical equipment sales and remarketing. We evaluate the performance of our reporting segments based on gross margin and gross margin, before purchase accounting adjustments. The accounting policies of the individual reporting segments are the same as those of the entire company. Our revenue, profits, and assets for our reporting segments for each of the last five fiscal years ended December 31 are described in “Selected Historical Financial Data.”

We present the non-GAAP financial measure gross margin, before purchase accounting adjustments, because we use this measure to monitor and evaluate the operational performance of our business and to assist analysts, investors and lenders in their comparisons of operational performance across companies, many of whose results will not include similar adjustments. A reconciliation of the non-GAAP financial measure to its equivalent GAAP measure is therefore included in the respective tables.

All of our outstanding capital stock is owned by Parent, which acquired the Company pursuant to the Transaction in May 2007. Parent is owned by affiliates of IPC and certain members of our management.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases these estimates on historical experience and other assumptions believed to be reasonable under the circumstances. However, actual results could differ from these estimates. Management believes the critical accounting policies and areas that require more significant judgments and estimates used in the preparation of our consolidated financial statements to be:

•                  recoverability and valuation of long-lived and intangible assets, including goodwill;

•                  potential litigation liabilities; and

•                  income taxes.

For indefinite lived intangible assets, including goodwill and trade names, we review for impairment annually and upon the occurrence of certain events as required by Accounting Standards Codification (“ASC”) Topic 350, “Intangibles—Goodwill and Other.” We monitor the occurrence of certain events quarterly. For goodwill, possible impairment is evaluated based on the estimated fair value of each reporting unit. Our reporting units are medical equipment outsourcing, technical and professional services, and medical equipment sales and remarketing. The fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions include future business growth, earnings projections, capital expenditures, changes in working capital and the weighted average cost of capital used for purposes of discounting. Projecting discounted future cash flows requires us to make significant estimates regarding the assumptions noted above. The projections also take into account several factors including current and estimated economic trends and outlook, and other factors which are beyond our control. Each reporting unit constitutes a business for which discrete financial information is available and management reviews its operating results. As of December 31, 2012, the fair value of goodwill for each reporting unit significantly exceeded its respective carrying value. No goodwill impairments were recognized in 2012, 2011, or 2010.

We annually review for impairment our trade names that have indefinite lives and are not amortized. Our calculation of estimated fair value is made using the “relief from royalty method,” which assumes that a trade name has a fair value equal to the present value of the royalty attributed to it. The royalty income attributable to a trade name represents the hypothetical cost savings that are derived from owning the trade name versus paying royalties to license the trade name from another owner. Accordingly, we estimate a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the trade name for each of our medical equipment outsourcing and technical and professional services segments. As of December 31, 2012, the estimated fair values of our medical equipment outsourcing segment trade name and our technical and professional services segment trade name exceeded their respective carrying value. During the fourth quarter of 2011, we implemented a rebranding strategy with respect to our laser surgical services business whereby we changed the legal name of PRI Medical Technologies, Inc. to UHS Surgical Services, Inc. and ceased using the PRI Medical trade name, as of December 31, 2011 (see Note 3 to the audited consolidated financial statements accompanying this prospectus). Accordingly, management determined in the fourth quarter of 2011 that it was appropriate to change the estimated remaining useful life of the PRI Medical trade name from 114 months to 3 months.

For long-lived and amortizable intangible assets, an impairment is evaluated when an event (such as those noted in ASC Topic 360, “Plant, Property & Equipment”) is indicated. This evaluation is conducted at the lowest level of identifiable cash flows for the long-lived and amortizable asset subject to evaluation. If there is an indication of impairment based on this evaluation of undiscounted cash flows versus carrying value, impairment is measured based on the estimated fair value of the long-lived or amortizable asset in comparison to its carrying value. Our amortizable intangible assets consist of the following discrete items: customer relationships, a supply agreement, technology databases, non-compete agreements and favorable lease agreements. For other long-lived assets, primarily movable medical equipment, we continuously monitor specific makes/models for events such as product recalls or obsolescence.

As disclosed in “Business—Legal Proceedings,” we may, from time to time, become involved in litigation arising out of operations in the normal course of business. Accruals for loss contingencies associated with these matters are made when it is determined that a liability is probable and the amount can be reasonably estimated. The assessment of the probable liabilities is based on the facts and circumstances known at the time that the financial statements are being prepared. For cases in which it is determined that a liability has been incurred but only a range for the potential loss exists, the minimum amount of the range is recorded and subsequently adjusted as better information becomes available. Accruals for defense related costs are made upon becoming informed of potential litigation and once we have sufficient information to reasonably estimate our defense costs.

Judgment, uncertainty, and estimates are significant aspects of our income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of our Effective Tax Rate (“ETR”).

Our ETR is also highly impacted by assumptions. ETR calculations are revised based on the best available year-end tax assumptions (income levels, deductions, credits, etc.); adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of non-tax deferred tax assets and liabilities to determine whether net operating loss carry forwards are recoverable prior to expiration. If future earnings or other assumptions are required in order for such future tax benefits to be realized, we evaluate whether a valuation allowance is required.

Guidance related to accounting for uncertainty in income taxes requires that only tax benefits that meet the “more likely than not” recognition threshold can be recognized or continue to be recognized. The change in the unrecognized tax benefits needs to be reasonably estimated based on evaluation of the nature of uncertainty, the nature of events that could cause the change and an estimate of the range of reasonably possible changes. At any period end, and as new developments occur, management will use prudent business judgment to cease recognition of appropriate amounts of tax benefits. Unrecognized tax benefits can be recognized as issues are favorably resolved and loss exposures decline.

As disputes with the Internal Revenue Service (“IRS”) and state tax authorities are resolved over time, we may need to adjust our unrecognized tax benefits to the updated estimates needed to satisfy tax and interest obligations for the related issues. These adjustments may be favorable or unfavorable.

Results of Operations

The following table provides information on the percentages of certain items of selected financial data compared to total revenues and also indicates the percentage increase or decrease of this information over the prior comparable period.

	Percent to Total Revenue			Percent Increase (Decrease)
	Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Revenue
Medical equipment outsourcing	72.9%	77.7%	78.6%	9.7%	12.6%
Technical and professional services	19.8	15.2	14.2	52.1	21.7
Medical equipment sales and remarketing	7.3	7.1	7.2	20.6	11.7
Total revenues	100.0%	100.0%	100.0%	16.9%	13.8%

Cost of Revenue
Cost of medical equipment outsourcing	26.7	27.5	27.6	13.4	13.3
Cost of technical and professional services	15.0	11.4	10.2	54.1	27.9
Cost of medical equipment sales and remarketing	5.7	5.6	5.2	19.8	20.8
Medical equipment depreciation	17.0	19.1	22.3	4.0	(2.1)
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	64.4	63.6	65.3	18.4	10.9
Gross margin	35.6	36.4	34.7	14.4	19.2

Selling, general and administrative	26.3	28.4	28.6	8.2	13.0
Restructuring, acquisition and integration expenses	1.8	1.0	—	114.6	*
Operating income	7.5	7.0	6.1	25.4	29.9

Loss on extinguishment of debt	3.0	—	—	*	—
Interest expense	13.4	15.5	14.9	1.2	18.4
Loss before income taxes	(8.9)	(8.5)	(8.8)	22.2	10.4

(Benefit) provision for income taxes	(0.6)	(2.3)	0.5	(69.2)	*
Consolidated net loss	(8.3)%	(6.2)%	(9.3)%	57.0%	(24.6)%

*                                         Not meaningful.

Results of Operations for the Year Ended December 31, 2012 compared to the Year Ended December 31, 2011

Total Revenue

Total revenue for the year ended December 31, 2012 was $415.3 million, compared with $355.2 million for year ended December 31, 2011, an increase of $60.1 million or 16.9%.  The increase was primarily due to an increase in revenue in our technical and professional services segment related to a large BioMed360® Equipment Management Program (“BioMed360 program”) which began in September 2011, and resulted in additional revenue of $26.5 million. In addition, increases in our medical equipment outsourcing segment related to acquisitions in our laser surgical services business, which resulted in additional revenue of $24.8 million, and an increase in new Asset360® Equipment Management Account (“Asset360 accounts”) of $7.7 million. This was partially offset by sluggish patient census and what we believe has been a sustained customer effort to control outsourcing expenses affecting our peak needs rental business.

Cost of Revenue

Total cost of revenue for the year ended December 31, 2012 was $267.6 million compared to $226.0 million for the year ended December 31, 2011, an increase of $41.6 million or 18.4%.  The increase is primarily due to an increase in our technical and professional services segment related to a large BioMed360 program, which resulted in additional costs of $20.4 million, combined with an increase in our medical equipment outsourcing segment related to acquisitions in our laser surgical services business, which resulted in additional costs of $17.0 million. This was partially offset by recall equipment gains, net of costs associated with retirement of the recalled pumps, which increased $3.2 million from that experienced in the prior year.

Gross Margin

Total gross margin for the year ended December 31, 2012 was $147.7 million, or 35.6% of total revenues compared to $129.2 million, or 36.4% of total revenues for the year ended December 31, 2011, an increase of $18.6 million or 14.4%.  Gross margin as a percent of revenue was impacted by a revenue mix shift favoring our technical and professional services segment as a result of a large BioMed360 Program, which began in September 2011. This was partially offset by recall equipment gains, net of costs associated with retirement of the recalled pumps, which increased $3.2 million from the prior year.

Medical Equipment Outsourcing Segment — Manage & Utilize

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Total revenue	$302,718	$275,910	$26,808	9.7%
Cost of revenue	110,752	97,703	13,049	13.4
Medical equipment depreciation	70,761	68,032	2,729	4.0
Gross margin	$121,205	$110,175	$11,030	10.0

Gross margin %	40.0%	39.9%

Gross margin	$121,205	$110,175	$11,030	10.0
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of medical equipment	413	4,825	(4,412)	(91.4)
Gross margin, before purchase accounting adjustments	$121,618	$115,000	$6,618	5.8

Gross margin %, before purchase accounting adjustments	40.2%	41.7%

Total revenue in the medical equipment outsourcing segment for the year ended December 31, 2012 increased by

$26.8 million, or 9.7%, to $302.7 million as compared to the same period of 2011. The increase was primarily due to an increase in revenues related to acquisitions in our laser surgical services business of $24.8 million, as well as the addition of 10 Asset360 accounts which resulted in increased revenues of $7.7 million, partially offset by sluggish patient census and what we believe has been a sustained customer effort to control outsourcing expenses affecting our peak needs rental business of $10.3 million. Many of our Asset360 Program customers utilize more than one of our equipment management program offerings in areas such as infusion, patient handling, and negative pressure wound therapy.

Total cost of revenue in the segment for the year ended December 31, 2012 increased by $13.0 million, or 13.4%, to $110.8 million as compared to the same period of 2011. This increase is attributable to employee-related expenses associated with multiple acquisitions in our laser surgical services business of $14.2 million, along with employee-related costs to support the growth in revenue in our Asset360 business of $4.5 million, partially offset by an increase in recalled equipment gains net of costs associated with retirement of the recalled pumps from that experienced in the prior year of $3.2 million.

Medical equipment depreciation for the year ended December 31, 2012 increased by $2.8 million, or 4.0%, to $70.8 million as compared to the same period of 2011. The increase in medical equipment depreciation was primarily due to the additional depreciation expense related to multiple acquisitions in our laser surgical services business along with increased depreciation expense related to the infusion pumps swap from the recall program.

Gross margin percentage for the medical equipment outsourcing segment was 40.0% and 39.9%, for the years ended December 31, 2012 and 2011, respectively.

Gross margin percentage, before purchase price adjustments was 40.2% and 41.7% for the years ended December 31, 2012 and 2011, respectively. Purchase price adjustments consisted of non-cash charges related to step-up in carrying value of medical equipment.

Technical and Professional Services Segment — Plan & Acquire; Maintain & Repair

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Total revenue	$82,236	$54,058	$28,178	52.1%
Cost of revenue	62,428	40,518	21,910	54.1
Gross margin	$19,808	$13,540	$6,268	46.3

Gross margin %	24.1%	25.0%

Gross margin	$19,808	$13,540	$6,268	46.3
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	4	9	(5)	(55.6)
Gross margin, before purchase accounting adjustments	$19,812	$13,549	$6,263	46.2

Gross margin %, before purchase accounting adjustments	24.1%	25.1%

Total revenue in the technical and professional services segment for the year ended December 31, 2012 increased by $28.2 million, or 52.1% to $82.2 million as compared to the same period of 2011.  During the year ended December 31, 2012, we experienced an increase of $26.5 million primarily from a large BioMed360 Program which began in September 2011. The remaining net increase of $1.7 million was primarily from our provider services business.

Total cost of revenue in the segment for the year ended December 31, 2012 increased by $21.9 million, or 54.1%, to $62.4 million as compared to the same period of 2011. Cost of revenue consists primarily of employee-related expenses, vendor expenses and occupancy charges.  This increase was primarily attributable to the increases in expenses associated with a large BioMed360 Program of $20.4 million and an increase in provider services costs of $1.8 million.

Gross margin percentage for the technical and professional services segment was 24.1% and 25.0% for the years ended December 31, 2012 and 2011, respectively.  Gross margin percentage will fluctuate based on the variability of third-

party vendor expenses in our BioMed360 Program, and supplemental service programs. Additionally, gross margin includes revenues and expenses related to a large BioMed360 Program, which began in September 2011, whose gross margin percentage is lower than our historical service gross margins.

Medical Equipment Sales and Remarketing Segment — Redeploy & Remarket

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Total revenue	$30,372	$25,188	$5,184	20.6%
Cost of revenue	23,641	19,734	3,907	19.8
Gross margin	$6,731	$5,454	$1,277	23.4

Gross margin %	22.2%	21.7%

Gross margin	$6,731	$5,454	$1,277	23.4
Purchase accounting adjustments, primarily non-cash charges related to the step-up in carrying value of our medical equipment	2	33	(31)	(93.9)
Gross margin, before purchase accounting adjustments	$6,733	$5,487	$1,246	22.7

Gross margin %, before purchase accounting adjustments	22.2%	21.8%

Total revenue in the medical equipment sales and remarketing segment for the year ended December 31, 2012 increased by $5.2 million, or 20.6%, to $30.4 million as compared to the same period of 2011. The increase was primarily driven by increases in disposable sales of $3.2 million and brokerage and used equipment sales of $2.6 million, offset by decreases in new equipment sales of $0.9 million.

Total cost of revenue in the segment for the year ended December 31, 2012 increased by $3.9 million, or 19.8%, to $23.6 million as compared to the same period of 2011. The increase was primarily due to increases in the costs of disposable sales and used equipment sales of $2.4 and $1.5 million, respectively, offset by a decrease in the cost of new equipment sales of $0.8 million.

Gross margin percentage for the medical equipment sales and remarketing segment was 22.2% and 21.7% for the years ended December 31, 2012 and 2011, respectively. Gross margin percentage will fluctuate based on the transactional nature and product mix of the business, where new equipment sales generally yield a lower margin than used equipment sales.

Selling, General and Administrative, Restructuring, Acquisition and Integration Expenses, Loss on Extinguishment of Debt and Interest Expense

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Selling, general and administrative	$109,247	$100,948	$8,299	8.2%
Restructuring, acquisition and integration expenses	7,474	3,483	3,991	114.6
Loss on extinguishment of debt	12,339	—	12,339	*
Interest expense	55,697	55,020	677	1.2

* Not meaningful

Selling, General and Administrative

Selling, general, and administrative expenses for the year ended December 31, 2012 increased by $8.3 million, or

8.2%, to $109.2 million as compared to the same period of 2011. Selling, general, and administrative expenses consist primarily of employee-related expenses, professional fees, occupancy charges, bad debt expense, depreciation and amortization. The increase was primarily due to the incremental costs to support the laser surgical business acquisitions of $9.0 million and increases in employee-related salary and benefit expenses of $3.9 million. The increase is offset by lower amortization expense of $1.5 million.

Selling, general and administrative expense as a percentage of total revenue was 26.3% and 28.4% for the year ended December 31, 2012 and 2011, respectively.

Restructuring, Acquisition and Integration Expenses

Restructuring, acquisition and integration expenses for the year ended December 31, 2012 increased by $4.0 million, or 114.6%, to $7.5 million as compared to the same period of 2011. The increase was primarily due to the increase in restructuring expense of $7.2 million offset by lower acquisition related activities.

Restructuring, acquisition and integration expense as a percentage of total revenue was 1.8% and 1.0% for the year ended December 31, 2012 and 2011, respectively.

Loss on Extinguishment of Debt

For the year ended December 31, 2012, we incurred $12.3 million of expense related to the repurchase of $230.0 million of the 8.50% / 9.25% PIK Toggle Notes issued on May 31, 2007 and $175.0 million of the 8.50% / 9.25% PIK Toggle Notes issued on June 17, 2011 for total aggregate principal amount of $405.0 million, due 2015 (“PIK Toggle Notes”).  The expense consisted of a call premium of $9.8 million, a credit of $2.9 million related to the bond premium write-off from the $175.0 million of notes issued in 2011, and the write-off of unamortized deferred financing costs of $5.4 million.

Interest Expense

Interest expense for the year ended December 31, 2012 increased by $0.7 million, or 1.2%, to $55.7 million as compared to the same period of 2011. This increase was mainly attributable to the increase in amortization of deferred financing costs. Interest expense includes amortization of deferred financing fees associated with our debt of $3.7 and $3.1 million for years ended December 31, 2012 and 2011, respectively. Increase in interest expense was also due to higher debt level in 2012 compared to 2011 offset by lower interest rates.

Income Taxes

Income taxes were a benefit of $2.6 and $8.3 million for the years ended December 31, 2012 and 2011, respectively. The tax benefits are primarily attributable to discrete tax benefits resulting from our acquisitions of stock of surgical laser equipment service providers in 2012 and 2011. The acquisition in 2011 was significantly larger than the 2012 acquisition, resulting in a smaller tax benefit in 2012. We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are recoverable prior to expiration. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we established a valuation allowance in 2010 and, since that time, we have continued to recognize this uncertainty. In future reporting periods, we will continue to assess the likelihood that deferred tax assets will be realizable.

Net Loss

Net loss was $34.4 and $21.9 million for the years ended December 31, 2012 and 2011, respectively.

EBITDA

EBITDA was $114.6 and $120.9 million for the years ended December 31, 2012 and 2011, respectively.  EBITDA for the year ended December 31, 2012 was impacted by the restructuring costs and loss on extinguishment of debt, partially offset by the increase in gains related to recalled equipment.

EBITDA is defined as earnings attributable to UHS before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures.  EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity.  Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.  EBITDA does not represent an amount of funds that is available for management’s discretionary use.

A reconciliation of EBITDA to consolidated net loss is included below:

	Year Ended December 31,
	2012	2011
	(dollars in thousands)
Consolidated net loss	$(35,198)	$(22,390)
Interest expense	55,697	55,020
(Benefit) provision for income taxes	(2,569)	(8,343)
Depreciation and amortization	96,691	96,612
EBITDA	$114,621	$120,899

Results of Operations for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Total Revenue

Total revenue for the year ended December 31, 2011 was $355.2 million, compared with $312.1 million for year ended December 31, 2010, an increase of $43.1 million or 13.8%. The increase was primarily due to the medical equipment outsourcing segment as a result of the Company’s acquisition of a laser surgical services business, which resulted in additional revenue of $25.4 million. In addition, the increase in revenues was driven by the net addition of seven Asset360TM Program customers and increased revenues driven by incremental business from new and existing technology.

Cost of Revenue

Total cost of revenue for the year ended December 31, 2011 was $226.0 million compared to $203.7 million for the year ended December 31, 2010, an increase of $22.3 million or 10.9%. The increase is primarily related to the acquisition of the laser surgical services business, which resulted in additional costs of $13.6 million, along with an increase in employee-related costs associated with the year over year growth in revenue. The increase in costs was partially offset by the increase in gains from that experienced in the prior year on recalled equipment of $11.0 million, net of costs associated with the retirement of the recalled pumps..

Gross Margin

Total gross margin for the year ended December 31, 2011 was $129.2 million, or 36.4% of total revenues compared to $108.4 million, or 34.7% of total revenues, for the year ended December 31, 2010, an increase of $20.8 million or 19.2%. The increase in gross margin as a percent of total revenue is primarily attributable to the increase in gains from that experienced in the prior year on recalled equipment of $11.0 million, net of costs associated with the retirement of the recalled pumps.

Medical Equipment Outsourcing Segment—Manage & Utilize

	Year Ended December 31,
	2011	2010	Change	% Change
	(dollars in thousands)
Total revenue	$275,910	$245,145	$30,765	12.5%
Cost of revenue	97,703	86,210	11,493	13.3
Medical equipment depreciation	68,032	69,496	(1,464)	(2.1)
Gross margin	$110,175	$89,439	$20,736	23.2
Gross margin %	39.9%	36.5%
Gross margin	$110,175	$89,439	$20,736	23.2
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of medical equipment	4,825	12,713	(7,888)	(62.0)
Gross margin, before purchase accounting adjustments	$115,000	$102,152	$12,848	12.6%
Gross margin %, before purchase accounting adjustments	41.7%	41.7%

Total revenue in the medical equipment outsourcing segment for the year ended December 31, 2011 increased by $30.8 million, or 12.5%, to $275.9 million as compared to the same period of 2010. The increase was primarily due to revenues of $25.4 million from our laser surgical services business, which we acquired on April 1, 2011, as well as the net addition of seven Asset360TM Program (“Asset360”) customers and increased revenues driven by incremental business from new and existing technology, both owned and managed.

Total cost of revenue in the segment for the year ended December 31, 2011 increased by $11.5 million, or 13.3%, to $97.7 million as compared to the same period of 2010. Cost of revenue in this segment relates primarily to employee-related expenses, equipment repair and maintenance charges related to our movable medical equipment fleet, occupancy and freight charges. The increase is primarily driven by $13.6 million of cost related to our new laser surgical services business. Additionally, an increase in employee-related expenses of $5.2, vehicle expense of $1.4 million, equipment repair and maintenance charges of $1.0 million, and occupancy and freight expenses of $0.8 million are the result of the increase in revenue in this segment, primarily driven by the growth in Asset360 customers. These increased expenses were partially offset by the increase in gains from that experienced in the prior year on recalled equipment of $11.0 million, net of costs associated with the retirement of the recalled pumps.

Medical equipment depreciation for the year ended December 31, 2011 decreased by $1.5 million, or 2.1%, to $68.0 million as compared to the same period of 2010. The decrease was due to the decrease in purchase accounting adjustments related to the step-up in carrying value of our medical equipment related to our 2007 recapitalization. Depreciation of those purchase accounting adjustments was completed in May of 2011. Medical equipment depreciation for the years ended December 31, 2011 and 2010 includes $4.4 and $12.0 million, respectively, of charges relating to purchase accounting adjustments related to the 2007 step-up in carrying value of medical equipment.

Gross margin percentage for the medical equipment outsourcing segment was 39.9% and 36.5%, for the years ended December 31, 2011 and 2010, respectively. The increase in gross margin as a percent of total revenue is primarily attributable to the increase in gains from that experienced in the prior year on recalled equipment of $11.0 million, net of costs associated with the retirement of the recalled pumps.

Gross margin percentage, before purchase accounting adjustments was 41.7% and 41.7%, for the years ended December 31, 2011 and 2010, respectively

Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

	Year Ended December 31,
	2011	2010	Change	% Change
	(dollars in thousands)
Total revenue	$54,058	$44,426	$9,632	21.7%
Cost of revenue	40,518	31,690	8,828	27.9
Gross margin	$13,540	$12,736	$804	6.3
Gross margin %	25.0%	28.7%
Gross margin	$13,540	$12,736	$804	6.3
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	9	11	(2)	(18.2)
Gross margin, before purchase accounting adjustments	$13,549	$12,747	$802	6.3%
Gross margin %, before purchase accounting adjustments	25.1%	28.7%

Total revenue in the technical and professional services segment for the year ended December 31, 2011 increased by $9.6 million, or 21.7% to $54.1 million as compared to the same period of 2010. During the year ended December 31, 2011, we experienced an increase of $7.8 and $2.4 million in our provider and manufacturer service businesses, respectively, offset by a decrease in other revenues of $0.6 million. The manufacturer service increase was primarily attributable to securing longer term and higher value contracts.

Total cost of revenue in the segment for the year ended December 31, 2011 increased by $8.8 million, or 27.9%, to $40.5 million as compared to the same period of 2010. Cost of revenue consists primarily of employee-related expenses, vendor expenses and occupancy charges. This increase was primarily attributable to increases in expenses associated with our provider and manufacturer services unit of $7.1 and $2.3 million, respectively, partially offset by a $0.6 million decrease in other charges..

Gross margin percentage for the technical and professional services segment was 25.0% and 28.7% for the years ended December 31, 2011 and 2010, respectively. Gross margin percentage will fluctuate based on the variability of third-party vendor expenses in our BioMed360 Program, and supplemental service programs. Additionally, gross margin includes revenues and expenses related to a large BioMed360 Program, which began during the third quarter of 2011, whose gross margin percentage is expected to be lower than our historical service gross margins.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

	Year Ended December 31,
	2011	2010	Change	% Change
	(dollars in thousands)
Total revenue	$25,188	$22,541	$2,647	11.7%
Cost of revenue	19,734	16,342	3,392	20.8
Gross margin	$5,454	$6,199	$(745)	(12.0)
Gross margin %	21.7%	27.5%
Gross margin	$5,454	$6,199	$(745)	(12.0)
Purchase accounting adjustments, primarily non-cash charges related to the step-up in carrying value of our medical equipment	33	233	(200)	(85.7)
Gross margin, before purchase accounting adjustments	$5,487	$6,432	$(945)	(14.7)%
Gross margin %, before purchase accounting adjustments	21.8%	28.5%

Total revenue in the medical equipment sales and remarketing segment for the year ended December 31, 2011 increased by $2.6 million, or 11.7%, to $25.2 million as compared to the same period of 2010. The increase was primarily driven by an increase in disposable sales of $4.4 million offset by decreases in new and pre-owned equipment sales of $1.2 and $0.6 million, respectively.

Total cost of revenue in the segment for the year ended December 31, 2011 increased by $3.4 million, or 20.8%, to $19.7 million as compared to the same period of 2010. The increase was due to increases in the costs of disposable and other sales of $3.7 and $0.3 million, respectively, offset by a decrease in the cost of new equipment sales of $0.6 million.

Gross margin percentage for the medical equipment sales and remarketing segment was 21.7% and 27.5% for the years ended December 31, 2011 and 2010, respectively.

Gross margin percentage, before purchase accounting adjustments, for the medical equipment sales and remarketing segment was 21.8% and 28.5% for the years ended December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, gross margin percentage and gross margin percentage, before purchase accounting adjustments, will fluctuate based on the transactional nature and product mix of the business, where new equipment sales generally yield a lower margin than used equipment sales.

Selling, General and Administrative, Restructuring, Acquisition and Integration Expenses and Interest Expense

	Year Ended December 31,
	2011	2010	Change	% Change
	(dollars in thousands)
Selling, general and administrative	$100,948	$89,336	$11,612	13.0%
Restructuring, acquisition and integration expenses	3,483	—	3,483		*
Interest expense	55,020	46,457	8,563	18.4

Selling, general, and administrative expenses for the year ended December 31, 2011 increased by $11.6 million, or 13.0%, to $100.9 million as compared to the same period of 2010. Selling, general, and administrative expenses consist primarily of employee-related expenses, professional fees, occupancy charges, bad debt expense, depreciation and amortization. The increase is due to the inclusion of $9.6 million of selling, general, and administrative expenses related to Surgical Services, which includes the accelerated amortization of $4.1 million related to the associated trade name. In conjunction with a rebranding strategy implemented in the fourth quarter related to our laser surgical services business, the former name (PRI Medical Technologies, Inc.) was retired and the related amortization was accelerated over the remaining estimated life, which ended December 31, 2011. The amortization related to the tradename is reflected in the medical equipment outsourcing segment. In addition to the items listed above, the increase was primarily due to increases in outside services and employee-related expenses of $3.4 and $0.7 million, respectively. These increases were partially offset by a decrease in non-cash stock compensation expense of $2.9 million, which was primarily related to an August 2010 amendment to our stock option plan. Additionally, selling, general, and administrative expenses were negatively impacted by $0.8 million related to the Company providing notice of termination of our corporate headquarters lease. Selling, general, and administrative expense as a percentage of total revenue was 28.4% and 28.6% for the years ended December 31, 2011 and 2010, respectively.

Interest Expense

Interest expense for the year ended December 31, 2011 increased by $8.6 million, or 18.4%, to $55.0 million as compared to the same period of 2010. This increase was mainly attributable to the interest and deferred financing costs related to the $175.0 million in PIK Toggle Notes that were issued during the second quarter of 2011. Interest expense includes amortization of deferred financing fees associated with our debt of $3.1 and $2.6 million for years ended December 31, 2011 and 2010, respectively.

Income Taxes

Income taxes were a benefit of $8.3 million and an expense of $1.7 million for the years ended December 31, 2011 and 2010, respectively. The 2011 tax benefit is primarily attributable to discrete tax benefits resulting from our acquisitions of stock of surgical laser equipment service providers. We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are recoverable prior to expiration. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we established a valuation allowance in 2010 and, since that time, we have continued to recognize this uncertainty. In future reporting periods, we will continue to assess the likelihood that deferred tax assets will be realizable.

Net Loss

Net loss was $21.9 and $29.1 million for the years ended December 31, 2011 and 2010, respectively.

EBITDA

EBITDA was $120.9 and $110.8 million for the years ended December 31, 2011 and 2010, respectively. EBITDA for the year ended December 31, 2011 was positively impacted by increased activity in our medical equipment outsourcing segment, gains related to recalled equipment, and the inclusion of Surgical Services. A reconciliation of EBITDA to consolidated net loss is included below:

	Year Ended December 31,
	2011	2010
	(dollars in thousands)
Consolidated net loss	$(22,390)	$(29,111)
Interest expense	55,020	46,457
(Benefit) provision for income taxes	(8,343)	1,692
Depreciation and amortization	96,612	91,739
EBITDA	$120,899	$110,777

Liquidity and Capital Resources

Financing Structure

As of December 31, 2012, our major sources of funds were comprised of $230.0 million aggregate principal amount of floating rate notes, $425.0 million aggregate principal amount of Existing Notes, $235.0 million under our amended senior secured credit facility and $16.0 million of vehicle leases. Our $405.0 million aggregate principal amount of PIK Toggle Notes and remaining $9.9 million of 10.125% Senior Notes were redeemed in August 2012 and June 2010, respectively. On March 14, 2013, we redeemed all of our outstanding floating rate notes.

Existing Notes.  On August 7, 2012, we issued $425.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes, which mature on August 15, 2020. All of the Existing Notes were issued under an indenture dated as of August 7, 2012 (the “2012 Indenture”). The 2012 Indenture provides that the Existing Notes are our second lien senior secured obligations and are fully and unconditionally guaranteed on a second lien senior secured basis by our existing and certain of our future wholly-owned domestic subsidiaries.

Interest on the Existing Notes is payable, entirely in cash, semiannually, in arrears, on February 15 and August 15 of each year, beginning on February 15, 2013. We may redeem some or all of the Existing Notes at the redemption prices set forth in the 2012 Indenture. If we sell certain assets or undergo certain kinds of changes of control, we must offer to repurchase the Restricted Notes.

Our Existing Notes are subject to certain debt covenants which are described below under the heading “2012 Indenture.”

On February 12, 2013, the Company issued $220.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020, which mature on August 15, 2020, as “additional notes” pursuant to the 2012. The new notes were issued in a private placement, at a premium of 106.375% for an aggregate total of approximately $230.0 million in net proceeds and are subject to the same terms as the Restricted Notes under the 2012 Indenture. The premium is being amortized over the remaining life of the new notes. We used the net proceeds from the sale of the new notes to fund the redemption of all of our outstanding floating rate notes.

Floating Rate Notes.  On May 31, 2007, we issued $230.0 million aggregate principal amount of floating rate notes due 2015 under the 2007 Second Lien Senior Secured Indenture. Interest on the floating rate notes was reset for each semi-annual interest period and was calculated at the current LIBOR rate plus 3.375%.

On March 14, 2013, we redeemed all of our outstanding floating rate notes. The proceeds of the new notes were used to fund the redemption.

PIK Toggle Notes.  Our PIK Toggle Notes consist of $230.0 million aggregate principal amount of PIK Toggle Notes issued on May 31, 2007 and $175.0 million aggregate principal amount of PIK Toggle Notes issued on June 17, 2011 for a total aggregate outstanding principal amount of $405.0 million. All of the PIK Toggle Notes were issued under a second lien senior secured indenture dated as of May 31, 2007 (the “2007 Second Lien Senior Secured Indenture”).

On July 24, 2012, we conducted a tender offer to purchase all $405.0 million of our outstanding PIK Toggle Notes. In conjunction with the tender offer, we also solicited consents from holders to proposed amendments to eliminate the right of the holders of the PIK Toggle Notes to benefit from substantially all of the restrictive covenants and certain event of default provisions in the 2007 Second Lien Senior Secured Indenture with respect to the PIK Toggle Notes. On August 7, 2012 and August 21, 2012, we accepted for payment approximately $317.9 million or 78.48%, and $25,000 or 0.01%, respectively of our outstanding PIK Toggle Notes. On August 7, 2012, we entered into a supplemental indenture governing our PIK Toggle Notes which effected the proposed amendments. On September 5, 2012, we redeemed our remaining outstanding PIK Toggle Notes of $87.1 million. In connection with the redemption of our PIK Toggle Notes, we incurred $12.3 million of debt extinguishment expense which consisted of a call premium of $9.8 million, and a credit of $2.9 million from the bond premium write-off related to the $175.0 million of PIK Toggle Notes issued on June 17, 2011, and the write-off of unamortized deferred financing costs of $5.4 million.

Interest Rate Swap.  In June 2007, we entered into an interest rate swap agreement for $230.0 million, which had the effect of converting the interest rate applicable to our $230.0 million of floating rate notes to fixed interest rates. The effective date for the interest rate swap agreement was December 2007 and the agreement expired on June 1, 2012.

The interest rate swap agreement qualified for cash flow hedge accounting under ASC Topic 815, “Derivatives and Hedging.” Before its expiration on June 1, 2012, the fair value of the interest rate swap agreement was included as a cash flow hedge on our consolidated balance sheet in accordance with ASC Topic 815. The change in fair value was recorded as a component of accumulated other comprehensive loss on our consolidated balance sheet, net of tax, since the instrument was determined to be an effective hedge.

As a result of our interest rate swap agreement, the effective interest rate on our $230.0 million floating rate notes was 9.065% through June 1, 2012.

2012 Indenture.  The Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by Surgical Services, and are also similarly guaranteed by certain of our future wholly-owned domestic subsidiaries. The Notes are our second priority senior secured obligations and rank (i) equal in right of payment with all of our existing and future unsubordinated indebtedness and effectively senior to any such unsecured indebtedness to the extent of the value of collateral; (ii) senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness; (iii) effectively junior to our amended senior secured credit facility; and (iv) structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

The 2012 Indenture contains covenants that limit our and our guarantors’ ability, subject to certain definitions and exceptions, and certain of our future subsidiaries’ ability to:

•                  incur additional indebtedness;

•                  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

•                  issue redeemable stock or preferred stock;

•                  issue stock of subsidiaries;

•                  make certain investments;

•                  transfer or sell assets;

•                  create liens on our assets to secure debt;

•                  enter into transactions with affiliates; and

•                  merge or consolidate with another company.

The 2012 Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements, cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the 2012 Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the Notes will become due and payable immediately. If any other default occurs, the trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the 2012 Indenture.

Amended Senior Secured Credit Facility.  The amended senior secured credit facility is a first lien senior secured asset based revolving credit facility that is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit.

The amended senior secured credit facility provides for revolving loans up to $235.0 million subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment.  The maturity date is the earliest of (i) July 31, 2017 or (ii) 90 days prior to the maturity of the 7.625% Second Lien Senior Secured Notes due 2020. Our obligations under the amended senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our and Parent’s stock, any joint ventures and certain other exceptions. Our obligations under the amended senior secured credit facility are unconditionally guaranteed by Parent and our restricted subsidiaries.

As of December 31, 2012, we had $169.6 million of availability under the amended senior secured credit facility based on a borrowing base of $201.0 million less borrowings of 28.0 million and after giving effect to $3.4 million used for letters of credit.

Our amended senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent agreed to, among other things, deliver financial and other information to the administrative agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the administrative agent and the lenders and maintain insurance.

Among other restrictions, and subject to certain definitions and exceptions, our amended senior secured credit facility restricts our ability to:

•                  incur indebtedness;

•                  create or permit liens;

•                  declare or pay dividends and certain other restricted payments;

•                  consolidate, merge or recapitalize;

•                  acquire or sell assets;

•                  make certain investments, loans or other advances;

•                  enter into transactions with affiliates;

•                  change our line of business; and

•                  enter into hedging transactions.

The amended senior secured credit facility also contains a financial covenant that is triggered if our available borrowing capacity is less than $20.0 million for a certain period, which consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as such terms are defined in the amended senior secured credit facility.

Our amended senior secured credit facility specifies certain events of default, including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the amended senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the amended senior secured credit facility.

Borrowings under our amended senior secured credit facility accrue interest (including a credit spread varying with facility usage) at our option:

•                  at a per annum rate equal to 1.00%-1.50% above the rate equal to the greater of (i) the “federal funds rate” plus one-half of one percent (0.50%) per annum, (ii) the “prime rate” announced from time to time by the administrative agent for such day and (iii) the “Eurodollar rate” for a one month interest period as determined on such day, plus one percent (1.0%) payable quarterly in arrears; and

•                  at a per annum rate equal to 2.00% - 2.50% above the adjusted British Bankers Association Interest Settlement Rate for deposits in Dollars rate used by the administrative agent with a term equivalent to the selected interest rate period, for the respective interest rate period determined at our option, payable in arrears upon cessation of the interest rate period elected, provided that for an interest rate period longer than three months, payable in arrears on the respective dates that fall every three months from the beginning of such interest rate period.

At December 31, 2012, we had $28.0 million of borrowings outstanding of which $22.0 million was accruing interest at a rate of 2.713% and $6.0 million was accruing interest at the prime rate of 4.75%.

We were in compliance with all financial debt covenants for all periods presented.

Liquidity

Our principal sources of liquidity are expected to be cash flows from operating activities and borrowings under our amended senior secured credit facility. It is anticipated that our principal uses of liquidity will be to fund capital expenditures related to purchases of medical equipment, provide working capital, meet debt service requirements and finance our strategic plans.

We require substantial cash to operate our medical equipment outsourcing programs and service our debt. Our outsourcing programs require us to invest a significant amount of cash in medical equipment purchases. To the extent that such expenditures cannot be funded from our operating cash flow, borrowing under our amended senior secured credit facility or other financing sources, we may not be able to conduct our business or grow as currently planned. We currently expect that over the next 12 months, we will invest approximately $75.0 million in new medical equipment and other capital expenditures.  This estimate is subject to numerous assumptions, including revenue growth and the number of Asset360 Program signings.

If we are unable to generate sufficient cash flow from operations in order to service our debt, we will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital.  This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  If we are unable to repay our debt at maturity, we may have to obtain alternative financing, which may not be available to us.

We were in compliance with all debt covenants for all years presented.

The following table sets forth selected historical information regarding our cash flows:

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Other Financial Data:
Net cash provided by operating activities	$72,531	$57,691	$76,156
Net cash used in investing activities	(73,597)	(153,219)	(74,205)
Net cash (used in) provided by financing activities	(95)	$96,689	$(1,951)

Net Cash Provided by Operating Activities.  Net cash provided by operating activities was $72.5, $57.7 and $76.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.  Net cash provided by operating activities increased in 2012 compared to 2011 due to the debt refinancing shifting the interest cycle from December 15th to February 15th and increased collections on accounts receivable. Net cash provided by operating activities decreased in 2011 compared to 2010 primarily impacted by the timing of accounts receivable collections due to higher levels of fourth quarter revenue and the effects of cash-based gains related to recalled equipment.

Net Cash Used in Investing Activities.  Net cash used in investing activities was $73.6, $153.2 and $74.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.  During the year ended December 31, 2012 net cash used in investing activities was down from 2011 due to lower acquisition activity and lower medical equipment purchases.  During the year ended December 31, 2011, net cash used in investing activities increased from 2010 due to acquisitions during the year, including the acquisition of Surgical Services, and increased medical equipment purchases.

Net Cash (Used in) Provided by Financing Activities.  Net cash (used in) provided by financing activities was $(0.1), $96.7 and $(2.0) million for the years ended December 31, 2012, 2011 and 2010, respectively.  During the year ended December 31, 2012 net cash provided by financing activities was lower than 2011 due to the higher net proceeds from the bond issuance in 2011.During the year ended December 31, 2011, net cash provided by financing increased compared to 2010 due to the issuance of our $175.0 million aggregate principal amount of Additional Notes, offset by a net pay down of our Senior Secured Credit Facility of $38.4 million, and the effect of the dividend and equity distribution of $32.8 million.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  As of December 31, 2012, we do not have any unconsolidated SPEs.

Contractual Obligations

The following is a summary as of December 31, 2012, of our future contractual obligations:

	Payments due by period
(in thousands)					2018 and
Contractual Obligations	Total	2013	2014-2015	2016-2017	beyond
Other Financial Data:
Long-term debt principal obligations	$699,014	$6,223	$264,254	$2,186	$426,351
Interest on notes	271,326	41,873	78,224	64,813	86,417
Interest on capital lease obligations	973	405	387	140	41
Operating lease obligations	41,955	7,076	12,611	9,229	13,039
Purchase obligations	5,400	5,400	—	—	—
Pension obligations (1)	660	660	—	—	—
Unrecognized tax positions (2)	3,798	—	—	—	—
Total contractual obligations	$1,023,126	$61,637	$355,476	$76,368	$525,848

Other commercial commitments:
Stand by letter of credit	$3,425	$—	$—	$—	$—

(1)         While our net pension liability at December 31, 2012 was approximately $8.8 million, we cannot reasonably estimate required payments beyond 2013 due to changing in actuarial and market conditions.

(2)         We cannot reasonably determine the exact timing of payments related to our unrecognized tax positions.

Based on the level of operating performance expected in 2012, we believe our cash from operations, together with additional borrowings under our 2012 notes, will meet our liquidity needs for the foreseeable future, exclusive of any borrowings that we may make to finance potential acquisitions.  However, if during that period or thereafter we are not successful in generating sufficient cash flows from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, our business could be adversely affected.  As of December 31, 2012, we had $169.6 million of availability under the senior secured credit facility based on a borrowing base of $201.0 million less borrowings of $28.0 million and after giving effect to $3.4 million used for letters of credit.

Our levels of borrowing are further restricted by the financial covenants set forth in our senior secured credit facility agreement and the 2012 Indenture governing our Notes, which covenants are summarized above.  As of December 31, 2012, we were in compliance with all covenants for all years presented.

Our expansion and acquisition strategy may require substantial capital.  Sufficient funding for future acquisitions may not be available under our existing revolving credit facility, and we may not be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities on terms acceptable to us, if at all.

Recent Accounting Pronouncements

Standards Adopted

In September 2011, the FASB issued an amendment to the authoritative guidance on goodwill impairment testing.  The objective of this amendment is to simplify how entities, both public and nonpublic, test goodwill for impairment.  The amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles — Goodwill and Other.  If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  The adoption of this amendment did not have a material effect on our consolidated financial statements.

Standard Not Yet Adopted

In July 2012, the FASB issued an amendment to indefinite-lived intangible assets impairment. This amendment permits an entity the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. The results of the qualitative assessment would be used as a basis in determining whether it is necessary to perform the two-step quantitative impairment test. If the qualitative assessment supports the conclusion that it is more likely than not that the fair value of the asset exceeds its carrying amount, the entity would not need to perform the two-step quantitative impairment test. The objective of this update is to reduce the cost and complexity of performing impairment tests for indefinite-lived intangible assets other than goodwill, and to improve consistency in impairment testing among long-lived asset categories. This amendment is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this amendment is not expected to have a material effect on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk arising from adverse changes in interest rates, fuel costs, and pension valuation. We do not enter into derivatives or other financial instruments for speculative purposes.

Interest Rates

We use both fixed and variable rate debt as sources of financing.  As of December 31, 2012, we had approximately $699.0 million of total debt outstanding, of which $258.0 million was bearing interest at variable rates.  Based on variable debt levels at December 31, 2012 and 2011, a 1.0 percentage point change in interest rates on variable rate debt would have resulted in annual interest expense fluctuating by approximately $2.6 and $0.1 million, respectively.

Fuel Costs

We are exposed to market risks related to changes in the price of gasoline used to fuel our fleet of delivery and sales vehicles.  A hypothetical 10% increase in the average December 2012 and 2011 prices of unleaded gasoline, assuming gasoline usage levels for the years then ended, would lead to an annual increase in fuel costs of approximately $0.5 million and $0.5 million, respectively.

Pension

Our pension plan assets, which were approximately $17.0 and $14.0 million at December 31, 2012 and 2011, respectively, are subject to volatility that can be caused by fluctuations in general economic conditions.  Continued market volatility and disruption could cause further declines in asset values, and if this occurs, we may need to make additional pension plan contributions and our pension expense in future years may increase.  A hypothetical 10% decrease in the fair value of plan assets at December 31, 2012 and 2011 would lead to a decrease in the funded status of the plan of approximately $1.7 and $1.4 million, respectively.

Other Market Risk

As of December 31, 2012, we have no other material exposure to market risk.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

Overview

We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes and home care providers), and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry’s largest purchasers and outsourcers of medical equipment. During the year ended December 31, 2012, we owned or managed over 680,000 pieces of medical equipment consisting of over 430,000 owned or managed pieces  in our medical equipment outsourcing segment and 250,000 pieces of customer owned equipment we managed in our technical and professional services segment. Our diverse medical equipment outsourcing customer base includes more than 4,290 acute care hospitals and approximately 4,425 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation’s largest GPOs and many of the IDNs. All of our solutions leverage our nationwide network of 83 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid.

We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. All of our outstanding capital stock is owned by Parent, which acquired the Company in a recapitalization in May 2007. Parent is owned by affiliates of Irving Place Capital and certain members of our management.

On April 1, 2011, we completed our acquisition of Emergent Group for a total purchase price of approximately $65.3 million as described in Note 3 to the audited consolidated financial statements accompanying this prospectus. Emergent Group is a provider of laser and mobile surgical equipment services primarily for the urology community. The results of operations of this acquisition have been included in UHS’s consolidated results of operations since the date of acquisition and also included in the medical equipment outsourcing segment. Effective December 31, 2011, Emergent Group was merged into its principal operating subsidiary, PRI Medical with PRI Medical the surviving entity. On December 31, 2011, PRI Medical’s name was changed to UHS Surgical Services, Inc.

On May 31, 2011, we acquired certain assets of an equipment rental division of a medical equipment manufacturer for approximately $6.5 million. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of the acquisition.

On October 3, 2011, we completed the acquisition, effective October 1, 2011, of all of the outstanding stock of a surgical laser equipment service provider for approximately $5.5 million in cash consideration. The $5.5 million purchase price included $0.5 million of debt which was paid off at closing. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

On January 3, 2012, we completed the acquisition of all of the outstanding stock of a Florida-based surgical laser equipment service provider for total consideration of approximately $16.1 million, including a holdback of approximately $1.9 million, which was subsequently paid in January 2013, and approximately $3.2 million of debt, which was paid off at closing. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

On March 31, 2012, we completed the acquisition of certain assets of the southern California equipment rental division of a medical equipment manufacturer. Total purchase price of the transaction was approximately $0.8 million, including approximately $0.4 million in contingent consideration to be paid over four years based on future revenues. Assets acquired consist of medical equipment and customer relationship intangibles. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

On July 9, 2012, we completed the acquisition of certain assets of a surgical laser equipment service provider for a total consideration of approximately $5.3 million. The consideration total consist of $2.6 million of cash paid at closing, $1.0 million of debt assumed that was paid off upon closing and approximately $1.7 million in contingent earn-out payment expected to be paid in the second half of 2013. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

All acquisitions were funded primarily from our amended senior secured credit facility.

As one of the nation’s leading medical equipment management and service solutions companies, we focus on offering our customers comprehensive solutions that help reduce capital and operating expenses, increase equipment and staff productivity and support improved patient safety and outcomes.

We report our financial results in three segments: medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing.

Medical Equipment Outsourcing Segment—Manage & Utilize

Our flagship business is our medical equipment outsourcing segment, which accounted for $302.7 million, or approximately 72.9%, of our revenues for the year ended December 31, 2012.  This segment represented 77.7% and 78.6% of total revenue for the years ended December 31, 2011 and 2010, respectively.  During the year ended December 31, 2012 we owned or managed over 430,000 pieces in our medical equipment outsourcing segment, primarily in the categories of respiratory therapy, newborn care, critical care, patient monitors, patient handling (which includes fall management, bariatrics, beds, stretchers and wheelchairs), pressure area management (such as therapy surfaces) and wound therapy, laser and mobile surgical services. Historically, we have purchased and owned directly the equipment used in our medical equipment outsourcing programs.

We currently provide outsourcing services to more than 4,290 acute care hospitals and 4,425 alternate site providers in the United States, including some of the nation’s premier health care institutions.

We have four primary outsourcing programs:

•                  Supplemental and Peak Needs Usage;

•                  Customized Outsourcing Agreements;

•                  Asset360 Program; and

•                  Laser and Mobile Surgical Services.

Our primary customer relationships are with local healthcare providers such as hospitals, surgery centers, long-term care providers, and nursing homes. These organizations may belong to regional or national groups of facilities, and often participate in GPOs. We contract at the local, regional and national level, as requested by our customers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their medical equipment needs and taking full advantage of our diversified product offering, customized outsourcing agreements and Asset360 Programs.

Our medical equipment outsourcing programs provide a range of services for our customers:

•                  Supplemental and Peak Needs Usage.  Our traditional equipment solution for customers is renting patient-ready, medical equipment on a supplemental or peak needs basis. Many of our customers have traditionally owned only the amounts and types of such equipment necessary to service their usual and customary patient census and their typical range of treatment offerings. Our customers rely on us to fulfill many of their equipment needs when they experience a spike or peak in patient census, do not have the resources to maintain their owned equipment in patient-ready condition or require equipment for less common treatments. We rent equipment on a daily, monthly or pay-per-use basis. Supplemental and peak needs activity is impacted by changes in hospital patient census and patient acuity, which typically fluctuate on a seasonal basis. We believe many of our customers have come to rely on our ability to respond quickly and with significant resources in times of emergency, such as hurricanes, tornadoes, floods and epidemics to provide needed medical equipment in critical situations. We believe our ability to deliver critical service in extreme situations distinguishes us from our competitors. It also requires us to maintain inventories and infrastructure that we do not believe our competitors currently maintain;

•                  Customized Outsourcing Agreements.  We also offer our customers the opportunity to obtain medical equipment through tailored outsourcing agreements. By committing to a tailored outsourcing agreement, our customers are able to secure the availability of an identified pool of patient-ready equipment and to pay for it on a monthly, yearly or pay-per-use basis. We continue to maintain and repair the equipment during the term of the agreement;

•                  Asset360 Equipment Management Programs.  Our Asset360 Program solution allows our customers to fully outsource the responsibilities and costs of effectively managing medical equipment at their facilities, with the added benefit of enhancing equipment utilization. With the Asset360 Program, equipment types and quantities are adjusted to meet changes in patient census and acuity. Our employees work at the customers’ sites to integrate our equipment management process and proprietary management software technology tools into the customers’ day-to-day operations. We assume full responsibility for having equipment where and when it is needed at the customer’s facility, removing equipment that is no longer in use and sanitizing, testing and repairing equipment as needed between each patient use. We also perform required training and “in service” sessions to keep our customers’ staffs fully-trained and knowledgeable about the use and operation of key equipment. As of December 31, 2012, we had 118 Asset360 Programs within 84 hospitals. Traditionally, our Asset360 programs have primarily involved the management of infusion pump devices within hospitals, however, some of these programs have expanded in recent years to include patient handling, negative pressure wound therapy and other equipment; and

•                  Laser and Mobile Surgical Services.  Surgical Services provides state of the art lasers and other mobile surgical equipment along with the personnel to operate the equipment. We provide these services to hospitals and surgery centers. Our laser safety officers work in the operating room and support physicians and operating room personnel. The services are offered on a per-procedure basis. Our laser safety officers deliver, set up and create a safe environment for hospital and clinical personnel operating the equipment and provide all necessary disposable materials needed. Our laser safety officers work closely with our customers to confirm all certifications and credentialing meet requirements to provide on-site services. Our laser safety officers also assist customers in the operation of facility-owned assets creating a cost-effective alternative to training and staffing their own personnel. As of December 31, 2012 Surgical Services provided services in 39 states.

We believe that a multi-billion dollar market exists for these services, including the rental and management of medical equipment.

Our medical equipment outsourcing program enable health care providers to replace the fixed costs of owning and/or leasing medical equipment with variable costs that are more closely related to their patient census and patient acuity. They also eliminate significant capital costs associated with equipment acquisitions and liability associated with equipment ownership. The increased flexibility and solutions provided to our customers allows them to:

•                  access our extensive data and expertise on the cost, performance, features and functions of all major items of medical equipment;

•                  increase productivity of available equipment;

•                  reduce maintenance and management costs through the use of our technology and knowledgeable outsourcing staff;

•                  access new medical equipment and technology without the expense of acquisition on a pay-per-procedure basis;

•                  increase the productivity and satisfaction of their nursing staffs by allowing them to focus on primary patient care responsibilities, leading to lower attrition rates;

•                  reduce the risk of hospital-acquired infections;

•                  mitigate the risks and costs associated with product recalls or modifications;

•                  reduce equipment obsolescence risk; and

•                  facilitate compliance with regulatory and recordkeeping requirements and manufacturers’ specifications on tracking and maintenance of medical equipment.

In addition to providing significant flexibility, we employ technical, clinical and financial specialists that directly interact with our customers to ensure we are optimizing our equipment outsourcing solutions. We believe that these experts enhance our ability to deliver on the above specified benefits to our customers.

Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

Our technical and professional services segment accounted for $82.2 million, or approximately 19.8%, of our revenues for the year ended December 31, 2012.  This segment represented 15.2% and 14.2% of total revenue for the years ended December 31, 2011 and 2010, respectively.  We leverage our over 70 years of experience and our extensive equipment database in repairing and maintaining medical equipment.  We offer a broad range of inspection, preventive maintenance, repair, logistic and consulting services through our team of approximately 329 technicians and professionals located throughout the United States in our nationwide network of offices, and managed over 250,000 units of customer owned equipment during the year ended December 31, 2012.  In addition, during the year ended December 31, 2012, we serviced over 430,000 units that we own or directly manage.

Our technical and professional services segment offerings provide a complementary alternative for customers that wish to own their medical equipment, but lack the infrastructure, expertise or scale to perform routine maintenance, repair, record-keeping and lifecycle analysis and planning functions.

Our technicians are trained and certified on a wide range of equipment on an ongoing basis directly by equipment manufacturers. Current certifications are maintained and technicians are cross trained to create valuable resources for our customers. We also operate a quality assurance department to develop and document our own quality standards for our equipment. We utilize proprietary recordkeeping software to record these services, and the records we maintain meet the applicable standards of The Joint Commission, the National Fire Protection Association (“NFPA”) and the FDA. These maintenance records are available to our customers and to regulatory agencies to verify the maintenance of the equipment. We have three primary service programs:

•                  Supplemental Maintenance and Repair Services.  We provide maintenance and repair services on a scheduled and unscheduled basis to supplement the customer’s current maintenance management practices. As part of the supplemental and repair services, we provide service documentation that supports the customer’s regulatory reporting requirements. Our maintenance and repair service offerings include fee-for-service arrangements, scheduled maintenance and inspection services, full service maintenance, inspection and repair services and vendor management services in which we manage the manufacturer and/or third-party vendors for service delivery, typically on laboratory and radiology equipment.

•                  BioMed360 Equipment Management Program.  We also provide full and part-time, on-site, resident-based equipment maintenance programs that deliver all the benefits of our supplemental maintenance and repair programs, but with the addition of a medical equipment management program.  This is a coordinated management of customer owned equipment utilizing UHS employees, subcontractors, and a broad range of equipment management consulting services. As of December 31, 2012, we had 113 resident BioMed360 Programs within this segment, including a large BioMed360 program which began in the third quarter of 2011.

•                  Consulting Services.  We provide equipment consulting services as part of our other equipment management programs or as stand-alone services. Some examples of our consulting services include technology baseline assessments, product comparison research and equipment utilization studies.

Customers

•                  Urban and Teaching Hospitals.  We provide our services to large urban and teaching hospitals on a supplemental and fully outsourced basis. Our services are requested by in-house hospital biomedical departments on a supplemental basis because of our extensive expertise with a wide range of medical equipment. Our service offerings allow hospital staffed biomedical departments to meet the technical requirements and workload demands on their in-house departments.

•                  Small Hospitals and Critical Access Hospitals.  We offer comprehensive equipment management and service solutions, including professional and technical services, to small hospitals (those with fewer than 150 beds) and Critical Access Hospitals. Critical Access Hospitals are rural community hospitals that receive cost-based

Medicare reimbursement. These hospitals typically lack the scale and resources to create comprehensive capital plans, or to evaluate, acquire, manage, maintain, repair and dispose of medical equipment. With the BioMed360 Program we assume the complete responsibility for this process and consult with the hospital to create and implement this function.

•                  Alternate Site Providers.  We offer our technical and repair services to alternate site providers (such long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes and home health care providers). Our national infrastructure and presence allow our national customers to eliminate a fragmented local approach to a systematic singular solution. Our nationwide service and repair network allows equipment to be efficiently repaired locally on-site, or picked up and repaired in one of our local offices.

•                  Manufacturers.  We provide our logistical and technical services to medical equipment manufacturers. Manufacturers utilize UHS to augment and support manufacturers’ current technical staffs that are experiencing service supply issues during peak needs or FDA recall issues or as a complete outsourced technical provider. Our offerings include equipment logistics, parts and demonstration management programs. Work is performed on a depot or on-site basis. UHS offerings include warranty repair, non-warranty repair, product recall, field upgrades, routine maintenance, onsite installation and in-service education.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

Our medical equipment sales and remarketing segment accounted for $30.4 million, or approximately 7.3%, of our revenues for the year ended December 31, 2012.  This segment represented 7.1% and 7.2% of total revenue for the years ended December 31, 2011 and 2010, respectively. This segment includes three distinct business activities:

•                  Medical Equipment Remarketing and Disposal.  We believe we are one of the nation’s largest buyers and sellers of pre-owned medical equipment. We buy, source, remarket and dispose of pre-owned medical equipment for our customers and for our own behalf. We provide our customers with the ability to sell their unneeded medical equipment for immediate cash or credit. We provide fair market value assessments and buy-out proposals on equipment the customer intends to trade in for equipment upgrades so that the customer can evaluate the manufacturers’ or alternative offers. Additionally, we can assist customers in obtaining lease financing. Customers can also take advantage of our disposal services, where we dispose of equipment that has no remaining economic value in a safe and environmentally appropriate manner.

We remarket pre-owned medical equipment to hospitals, alternate site providers, veterinarians and equipment brokers. This segment of our business focuses on providing solutions to customers that have capital budget dollars available to purchase equipment. We offer a wide range of equipment including equipment we use in our outsourcing programs, as well as diagnostic, ultrasound and x-ray equipment.

•                  Specialty Medical Equipment Sales and Distribution.  We use our national infrastructure to provide sales and distribution services to manufacturers of specialty medical equipment on a limited basis. Our distribution services include providing demonstration services and product maintenance services. We act as a distributor for only a limited number of products that are particularly suited to our national distribution network or that fit with our ability to provide technical support. We currently sell equipment in selected product lines including, but not limited to, respiratory percussion vests, continuous passive motion machines, patient monitors, patient handling equipment and infant security systems.

•                  Sales of Disposables.  We offer our customers single use disposable items. Most of these items are used in connection with our outsourced equipment. We offer these products as a convenience to customers and to complement our full medical equipment management and service solutions.

Competitive Strengths

We believe our business model presents an attractive value proposition to our customers and has resulted in significant growth in recent years. We provide our customers with a wide array of services across the full spectrum of the equipment lifecycle. We believe our over 70 years of experience and reputation as the “go to” company in critical situations has earned us a leading position in our industry. We attribute our historical success to, and believe that our potential for future growth comes from, the following strengths:

Unique position in the health care arena.  We believe that we are unique in providing the largest breadth of comprehensive medical equipment management and service solutions to the health care industry. While we have competitors that may offer products and services in various stages of the equipment lifecycle, we believe that none provide the comprehensive approach to customers that we do. Our extensive relationships with more than 4,290 hospitals, approximately 4,425 alternate site providers, over 200 medical equipment manufacturers and  many of the nation’s largest GPOs and many of the IDNs, of which  many are long-standing, present a unique position and value proposition in the health care arena.

We are uniquely positioned in the health care industry as a result of our:

•                  investment in our large and modern fleet of medical equipment;

•                  diversified product offering and customized solutions;

•                  nationwide infrastructure for service and logistics;

•                  proprietary medical equipment management software and tools;

•                  commitment to customer service that has earned us a reputation as a leader in quality, value, and service in our industry;

•                  extensive knowledge and experience in acquiring, managing, maintaining and remarketing medical equipment;

•                  team of technical, clinical, and financial experts; and

•                  performance and reliability in critical times of need by our customers.

Large, modern equipment fleet.  We own or manage an extensive, modern fleet of medical equipment, which during the year ended December 31, 2012, consisted of over 430,000 units available for use to our customers. This modern equipment fleet, along with our quality assurance programs and tools, places us in a leadership position in the areas of quality and patient safety.  It also places us in a unique position to service “high end” acute care hospitals, such as teaching, research or specialty institutions that demand the most current technology to satisfy the increasingly complex needs of their patients.

Nationwide infrastructure.  We have a broad, nationwide staff, facility, and vehicle service network coupled with focused and customized operations at the local level. Our extensive network of district offices and Centers of Excellence and our 24-hours-a-day, 365 days-a-year service capabilities enable us to compete effectively for large, national contracts as well as to drive growth regionally and locally.

Proprietary software and asset management tools.  We have used our more than 70 years of experience and our extensive database of equipment management information to develop sophisticated software technology and management tools.  These tools have allowed us to become a leader in meeting the demands of customers by delivering sophisticated asset management programs that we use to drive cost efficiencies, equipment productivity, caregiver satisfaction, and better patient outcomes.  We believe that our continued and significant investment in new tools and technology will help us to continue to distinguish our offerings to the health care industry.

Superior customer service.  We believe we have a long-standing reputation among our customers for outstanding service and quality. This reputation is largely due to our strong customer service culture, which is continuously reinforced by management’s commitment to, and significant investment in, hiring and training resources. We strive to seamlessly integrate our employees and service offerings into the operations of our customers. We believe this aggressive focus on customer service has helped us achieve a high customer retention rate.

Proven management team.  We have an industry leading management team with significant depth of health care experience. Our management team has successfully supervised the development of our competitive strategy, continually enhanced and expanded our service and product offerings, established our nationwide coverage and furthered our reputation as an industry leader for quality, value and service.

Industry with favorable fundamentals.  Our business benefits from the overall favorable trends in health care in general and our segments in particular. There is a fundamental shift in the needs of hospitals and alternate site providers from supplemental and peak needs supply of medical equipment to full, on-site equipment management programs. This move to full outsourcing is not unlike trends in similar services at hospitals including food service, laundry, professional staffing and technology. The strong fundamentals in our medical equipment outsourcing segment are being driven by the following trends:

•                  Favorable demographic trends.  According to the U.S. Census Bureau, individuals aged 65 and older in the United States comprise the fastest growing segment of the population. This segment is expected to grow to over 77 million individuals by 2035. This represents a 62% increase in the 65 and older segment of the population over the next 20 years. As a result, over time, the number of patients and the volume of hospital admissions are expected to grow.  The aging population and increasing life expectancy are driving demand for health care services.

•                  Increase in obesity.  The U.S. population is getting heavier, with all states reporting an obesity rate of 20% or more. In 2011, over 39 states reported having obesity prevalence rates of 25% or more as compared to 36 states with such rates in 2010, as reported by the CDC.

•                  Increased capital and operating expense pressures and regulatory scrutiny.  Hospitals continue to experience restricted capital and operating budgets, while the cost and complexity of medical equipment increases. Furthermore, the increasing complexity and sophistication of medical equipment brings with it more record keeping and regulatory scrutiny of the use and maintenance of medical equipment in the health care setting. We expect that hospitals will increasingly look to us to source these capital equipment needs and manage medical equipment to achieve capital and operating expense savings, operating efficiencies and regulatory compliance.

•                  Caregiver retention and satisfaction.  Hospitals continue to experience nursing and other caregiver retention and job satisfaction pressures. We expect that with these internal pressures, hospitals will increasingly turn to our programs to outsource medical equipment management duties and related management challenges.

•                  Demand for better patient safety and outcomes.  Hospitals across the United States are focused on improving patient safety and outcomes, which includes efforts to minimize the incidence of hospital-acquired infections, patient falls and pressure ulcers. Hospitals turn to us to assist them in managing their equipment to help them to minimize these incidents, thereby improving patient safety and outcomes while reducing the cost of these events.

No direct third-party payor reimbursement risk.  Many health care providers rely on payment from patients or reimbursement from third-party payors. Our fees are paid directly by our customers, rather than by third-party payors, such as Medicare, Medicaid, managed care organizations or indemnity insurers. Accordingly, our exposure to uncollectible patient or reimbursement receivables or Medicare or Medicaid reimbursement changes is reduced, as evidenced by our bad debt expense of approximately 0.3%, 0.3% and 0.07% of total revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

Strong value proposition.  With our focus and expertise in medical equipment lifecycle solutions, we are able to create a strong value proposition for our customers. All of our equipment lifecycle solutions focus on providing our customers with:

•                  lower capital and operating costs;

•                  enhanced staff productivity and satisfaction; and

•                  improved patient safety and outcomes.

Technical, clinical and financial specialists.  We employ a number of technical, clinical and financial specialists that engage directly with our customers to drive better cost, efficiency and clinical outcomes. Our specialists employ:

•                  Gateway solutions which offer an entry point to the economic buyer and include peak needs rentals, technical services, and sales and remarketing;

•                  Vertical solutions to provide clinical offerings tailored to specific patient needs in the areas of wound management, fall management, bariatrics, respiratory therapy, maternal and infant care and laser surgical services; and

•                  Comprehensive solutions through our Asset360 Programs and BioMed360 Programs to drive efficiencies and allow customers to effectively manage costs.

Performance and reliability in time of critical need by our customers.  We believe that many of our customers have come to rely on our ability to respond quickly and with significant resources in times of emergency, such as hurricanes, tornadoes, floods and epidemic outbreaks to bring in needed medical equipment in critical situations. We believe our ability to provide critical service in extreme situations distinguishes us from our competitors. It also requires us to maintain inventories and infrastructure that we do not believe our competitors currently maintain.

Growth Strategy

Historically, we have experienced significant and sustained organic and strategic growth. Our overall growth strategy is to continue to grow both organically and through strategic acquisitions.

Organic Growth

We believe that the following external and market factors will provide us significant growth opportunities:

•                  the aging population;

•                  increasing life expectancy;

•                  increasing obesity and patient acuity;

•                  continued increase in the number, complexity and sophistication of medical technologies;

•                  increasing cost and staffing pressures in hospitals;

•                  continuing growth of outsourcing of non-core functions by hospitals, alternate site providers and manufacturers; and

•                  increasing demand by payors and providers for equipment based solutions.

Our organic growth will be driven internally by the following factors:

•                  growing our outsourcing business through customer education and increasing the numbers and types of equipment we offer in our programs;

•                  converting peak needs rental and biomedical service customers to fully outsourced resident-based programs;

•                  growing our less capital intensive technical and professional services, equipment sales and remarketing and outsourcing revenue share businesses;

•                  increasing the number of hospitals, alternative care facilities, surgery centers, physicians and manufacturers to which we provide services; and

•                  expanding and deepening our relationships with customers and manufacturers to develop more effective and comprehensive offerings tailored to the unique needs of caregivers.

Acquisitions

Since 2005, we have made and successfully integrated nine acquisitions, six of which occurred between 2011 to 2012, that have helped us expand our business, adding additional service offerings, and enabling us to penetrate new geographic regions. The Company continues its focus on potential acquisitions and international growth opportunities. We intend to continue to pursue a disciplined course of growing our business with complementary acquisitions, and we regularly evaluate potential acquisitions.

On April 1, 2011 we completed our acquisition of Emergent Group for a total purchase price of approximately $65.3 million, as described in Note 3 to the audited consolidated financial statements accompanying this prospectus. The results of operations of this acquisition have been included in UHS’s consolidated results of operations since the date of acquisition and also included in the medical equipment outsourcing segment. Effective December 31, 2011, Emergent Group was merged into its principal operating subsidiary, PRI Medical with PRI Medical the surviving entity. Also, on December 31, 2011, PRI Medical’s name was changed to UHS Surgical Services, Inc.

On May 31, 2011 we acquired certain assets of an equipment rental division of a medical equipment manufacturer for approximately $6.5 million. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of the acquisition.

On October 3, 2011, we completed the acquisition, effective October 1, 2011, of all of the outstanding stock of a surgical laser equipment service provider for approximately $5.5 million in cash consideration. The $5.5 million purchase price included $0.5 million of debt which was paid off at closing. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

On January 3, 2012, we completed the acquisition of all of the outstanding stock of a Florida-based surgical laser equipment service provider for total consideration of approximately $16.1 million, including a holdback of approximately $1.9 million, which was subsequently paid in January 2013, and approximately $3.2 million of debt, which was paid off at closing. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

On March 31, 2012, we completed the acquisition of certain assets of the southern California equipment rental division of a medical equipment manufacturer. Total purchase price of the transaction was approximately $0.8 million, including approximately $0.4 million in contingent consideration to be paid over four years based on future revenues. Assets acquired consist of medical equipment and customer relationship intangibles. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

On July 9, 2012, we completed the acquisition of certain assets of a surgical laser equipment service provider for a total consideration of approximately $5.3 million. The consideration total consist of $2.6 million of cash paid at closing, $1.0 million of debt assumed that was paid off upon closing and approximately $1.7 million in contingent earn-out payment expected to be paid in the second half of 2013. The financial results of this acquisition have been included in our medical equipment outsourcing segment since the date of acquisition.

All acquisitions were funded primarily from our amended senior secured credit facility.

Competition

An analysis of our competition as it relates to our three business segments follows:

Medical Equipment Outsourcing Segment

We believe that the strongest competition to our medical equipment outsourcing solutions lies in the direct purchase or lease of equipment by our customers or potential customers and assuming management of this equipment themselves. The vast majority of acute care hospitals and alternate site providers view outsourcing primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term alternative to purchasing or leasing equipment and managing that equipment through its full lifecycle. Although we believe that we can demonstrate the cost-effectiveness of outsourcing patient-ready medical equipment and its management in the health care setting, we believe that many health care providers will continue to purchase or lease and manage internally a substantial portion of their medical equipment until they are educated in the advantages and efficiencies of outsourcing.

Our two largest national competitors in medical equipment outsourcing are ArjoHuntleigh and Hill-Rom Holdings, Inc. Our other competition consists of regional or local companies and some medical equipment manufacturers and dealers that provide equipment outsourcing to augment their medical equipment sales.

The market for mobile surgical services is highly fragmented and competitive. Companies, particularly in the laser surgery industry, often compete by price, thereby impacting profit margins. In addition, Surgical Services faces many existing and future competitors of various size and scale. Competitors in our market include HealthTronics, a wholly-owned subsidiary of a publicly held company, and multiple privately held local companies. In spite of such competition, we believe that we can compete successfully but can give no assurances with regard to our ability to compete. In addition, the Company’s business could be adversely affected if our customers elect to purchase surgical equipment directly from the manufacturers and hire their own technicians.

Technical and Professional Services Segment

As with medical equipment outsourcing, the strongest competition to the technical and professional services we offer lies in customers obtaining these services through their in-house departments and personnel. Although we believe we can consistently demonstrate the economic and qualitative value of our offerings, the vast majority of our potential customers choose to maintain and repair their equipment themselves. In addition to in-house departments, we face significant and direct competition in the technical and professional services area from many national, regional and local service providers, as well as from medical equipment manufacturers. We believe that through our nationwide network of highly trained technicians, strong customer relationships and extensive equipment database, we offer customers an attractive alternative for performing biomedical repair services on their equipment.

Medical Equipment Sales and Remarketing Segment

In medical equipment sales, we face significant direct competition from a variety of manufacturers and distributors on a nationwide basis, which compete primarily based on price. As a result, we are selective in our pursuit of these opportunities. The equipment remarketing market is highly fragmented with low barriers to entry. In addition to manufacturers seeking to control the remarketing and disposal of their own products, we compete with a number of localized or specialized providers of remarketing and disposal services.

Business Operations

District Offices

As of December 31, 2012, we operated 83 market-based district offices, which allow us to provide our equipment management and service solutions to customers in virtually all markets throughout the United States.  Each district office is responsible for servicing its local health care market.  Each office maintains an inventory of locally demanded equipment, parts, supplies, and other items tailored to accommodate the needs of individual customers within its geographical area. Should additional or unusual equipment be required by one of our customers, a district office can draw upon the resources of all of our other districts.  With access to over 430,000 owned or managed pieces of equipment available for customer use as of December 31, 2012, we can most often obtain the necessary equipment within 24 hours.

Depending on the district office size and demands, our district offices are staffed by multi-disciplined teams of sales professionals, service representatives, customer service technicians and biomedical equipment technicians trained to provide the spectrum of services we offer our customers. Employees providing resident-based services through our Asset360 and BioMed360 Programs are supported by site based managers and/or the district offices in the markets where their customers are located.

Centers of Excellence

Our district office network is supported by six strategically located technical Centers of Excellence. These Centers focus on providing highly specialized technical services and support. The Centers of Excellence also provide overflow support, technical expertise, training programs, and specialized depot service functions for our district offices. All specialized depot work required by our manufacturer customers resides within these Centers of Excellence. All six of our Centers of Excellence are certified as being in compliance with International Organization for Standardization (“ISO”) 9001:2008 and ISO 13485:2003 standards as a quality commitment to our customers.

Laser and Mobile Surgical Services

We currently provide laser and mobile surgical services to customers in 39 states. Each location is staffed with full-time laser safety officers and is equipped with a variety of surgical equipment to meet customer needs.

Centralized Functions

Our corporate office is located in suburban Minneapolis, Minnesota. We have centralized many of the key elements of our equipment and service offerings in order to create standardization, and to maximize our operating efficiencies and uniformity of service. Some of the critical aspects of our business that we have centralized include contract administration, purchasing, pricing, logistics, accounting and information technology.

Medical Equipment Fleet

We acquire or manage medical equipment to meet our customers’ needs in eight primary product areas: respiratory therapy, newborn care, critical care, patient monitors, patient handling (which includes fall management, bariatrics, beds, stretchers and wheelchairs), pressure area management (such as therapy surfaces), wound therapy and surgical lasers. We maintain one of the most technologically advanced equipment fleets in the industry, routinely acquiring new and pre-owned equipment to enhance our fleet. Our specialized equipment portfolio managers evaluate new products each year to keep abreast of current market technology and to determine whether to add new products to our equipment fleet. In making equipment purchases, we consider a variety of factors, including manufacturer credibility, repair and maintenance costs, anticipated user demand, equipment mobility and anticipated obsolescence. Historically, we have purchased and owned directly the equipment used in our medical equipment outsourcing programs. During the year ended December 31, 2012, we owned or managed over 430,000 pieces of equipment available for use by our customers

In 2012, our ten largest manufacturers of medical equipment supplied approximately 74% (measured in dollars spent) of our direct medical equipment purchases.  In 2012, our two largest medical equipment suppliers, respectively, accounted for approximately 15% and 14% of our medical equipment purchases (measured in dollars spent).

We seek to ensure availability of equipment at favorable prices. We generally do not enter into long-term fixed price contracts with suppliers of our equipment.  We may receive price discounts related to the volume and timing of our purchases. The purchase price we pay for equipment generally ranges from $1,000 to $18,000 per item.

Marketing

We market our programs primarily through our direct sales force, which consisted of 196 professional sales representatives as of December 31, 2012.  Our direct sales force is organized into two regions and twelve sales divisions.  We support our direct sales force with technical, clinical, surgical and financial specialists, who provide comprehensive solutions for our customers. Our national accounts team also supports our direct sales force through its focus on securing national and regional contracts.

We also market through our website, www.uhs.com, participation in numerous national and regional conventions and interaction with industry groups and opinion leaders. The information on our website is not a part of, or incorporated by reference in, this prospectus.

In our marketing efforts, we primarily target key decision makers, such as administrators, chief executive officers, chief financial officers, chief medical officers, and chief nursing officers as well as physicians, directors and managers of functional departments, such as materials management, surgery, purchasing, pharmacy, biomedical services, and central supply. We also promote our programs and services to hospital, surgery centers, manufacturer, and alternate site provider groups and associations.

Intellectual Property

In 2012, the United States Patent and Trademark Office registered our MedPrime Capital® mark in connection with leasing of medical equipment, OnCare® mark in connection with hospital beds, and Harmony® in connection with medical apparatus, namely, medical-surgical hospital bed frames. We previously registered with the United States Patent and Trademark Office: Asset360® and BioMed360®; “Universal Hospital Services, Inc.,” ‘‘UHS®’’ and the UHS logo; “Equipment Lifecycle Services” and the Equipment Lifecycle Services logo; and “CHAMP.” United States service mark registrations are generally for a term of 10 years, renewable every 10 years if the mark is used in the regular course of business.

We have a domain name registration for UHS.com, which serves as our main website, and my.UHS.com and myservice.UHS.com, which are web-based tools that provide 24 hour on-demand access to equipment reports for all equipment outsourced or maintained by us. In 2011, we registered the domain name OnCareMedical.com featuring our OnCare™ sub-brand for patient handling products. In 2012, we registered UHSSurgicalServices.com.

We have developed a number of proprietary software programs to directly service or support our customers including “inCareTM” which is a medical equipment inventory management system that allows UHS to track the location and usage of equipment we are managing at the customers’ location in our Asset360 Program. “MyUHSTM” is our online ordering and reporting site which accesses our proprietary programs specifically designed to help customers meet medical equipment documentation and reporting needs under applicable regulations and standards, such as those promulgated by the FDA and The Joint Commission. Additionally, this tool provides detail reporting on utilization, compliance, and analytics for management. “inServiceTM” is our equipment maintenance and planning system which houses our work order system and assists in our customers regulatory compliance recordkeeping. “inCommandTM” encompasses the proprietary software tools that allow our employees to manage and maintain our extensive equipment fleet and serve our customers more effectively and efficiently.

Employees

We had 2,087 regular employees as of December 31, 2012, including 1,872 full-time and 215 part-time employees. Of such employees, 196 were sales representatives, 1,569 were operations personnel and 322 were employed in corporate support functions.

None of our employees are covered by a collective bargaining agreement, and we have experienced no work stoppages to date. We believe that our relations with our employees are good.

Legal Proceedings

On October 19, 2009, Freedom Medical, Inc. filed a lawsuit against the Company and others in U.S. District Court for the Eastern District of Texas, alleging violation of state and federal antitrust laws, tortious interference with business relationships, business disparagement and common law conspiracy in connection with the biomedical equipment rental market. Freedom Medical, Inc. sought unspecified damages and injunctive relief. We sought coverage for the Freedom Medical, Inc. lawsuit from a number of our insurance carriers.  On December 30, 2011, two of the insurance carriers, Lexington Insurance Company and National Union Fire Insurance Company of Pittsburgh, Pa., served us with a Minnesota state court complaint seeking a declaration that they have no obligation to cover certain claims of Freedom Medical, Inc.’s lawsuit.   On January 11, 2012, we filed our own suit, venued in Texas state court, against all of the carriers currently implicated by Freedom Medical, Inc.’s allegations.  This action sought, among other things, a declaration of coverage as to Freedom Medical, Inc.’s suit.  On September 20, 2012, the parties settled all claims asserted in these three actions.  The settlement did not have a material effect on the financial position, results of operations, or cash flows of the Company.  On September 26, 2012, the U.S. District Court for the Eastern District of Texas dismissed the Freedom Medical, Inc. lawsuit with prejudice.  The coverage actions were dismissed with prejudice on November 5, 2012 and November 15, 2012, in the district courts in Hennepin County, Minnesota and Harris County, Texas, respectively.

In addition to the foregoing, we may, from time to time, become involved in litigation arising out of operations in the normal course of business. As of the date of this prospectus, we were not a party to any other pending legal proceedings the adverse outcome of which could reasonably be expected to have a material adverse effect on our operating results, financial position or cash flows. See the additional information in Note 9 to the audited consolidated financial statements accompanying this prospectus.

Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable with assurance.

Regulatory Matters

Sarbanes-Oxley

There were no significant external costs incurred during the years ended December 31, 2012, 2011and 2010, related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. On September 21, 2010 the SEC announced the permanent exemption of the requirement for non-accelerated filers (such as UHS) to include in their annual reports an auditor’s attestation report on internal control over financial reporting.

Regulation of Medical Equipment

Our customers are subject to documentation and safety reporting regulations and standards with respect to the medical equipment they use, including those established by the FDA, The Joint Commission and the NFPA. Some states and municipalities also have similar regulations.

We monitor changes in regulations and standards to accommodate the needs of customers by providing specific product and manufacturer information upon request. Manufacturers of medical equipment are subject to regulation by agencies and organizations such as the FDA, Underwriters Laboratories and the NFPA. We believe that all medical equipment we outsource conforms to these regulations.

The Safe Medical Devices Act of 1990 (“SMDA”), which amended the Food, Drug and Cosmetic Act (“FDCA”), requires manufacturers, user facilities and importers of medical devices to report deaths and serious injuries which a device has or may have caused or to which a device has or may have contributed.  In addition, the SMDA requires the establishment and maintenance of adverse event files and various other FDA reports. Manufacturers and importers are also required to report certain device malfunctions. We work with our customers to assist them in meeting their reporting obligations under the FDCA, including those requirements added by the SMDA.

As a distributor of medical devices, we are required by the FDCA to maintain device complaint records containing any incident information regarding the identity, quality, durability, reliability, safety, effectiveness or performance of a device. We are required to retain copies of these records for a period of two years from the date of inclusion of the record in the file or for a period of time equivalent to the expected life of the device, whichever is greater, even if we cease to distribute the device.  Finally, we are required to provide authorized FDA employees access to copy and verify these records upon their request. We have current compliance records regarding maintenance, repairs, modification and user-error with respect to all of our equipment.

Besides the FDA, a number of states regulate medical device distributors and wholesalers either through pharmacy or device distributor licensure. Currently, we hold such licenses in 13 states. Some licensure regulations and statutes in additional states may apply to our activities. Although our failure to possess such licenses in these states for our existing operations may subject us to certain monetary fines, we do not believe the extent of such fines, in the aggregate, would be material to our liquidity, financial condition or results of operations.

In addition, we are required to provide information to the manufacturer regarding the permanent disposal or any change in ownership of certain categories of medical outsourcing equipment. We believe our medical equipment tracking systems are in compliance with these regulations.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) applies to certain covered entities, including health plans, health care clearinghouses and health care providers, as well as to business associates such as us.  HIPAA regulations protect individually identifiable health information, including information in an electronic format, by, among other things, setting forth specific standards under which such information may be used and disclosed, providing patients’ rights to obtain and amend their health information and establishing certain administrative requirements for covered entities.

Because of our self-insured health plans, we are also a covered entity under the HIPAA regulations.  Also, we may be obligated to comply with certain HIPAA requirements as a business associate of various health care providers.  In addition, various state legislatures have enacted and may continue to enact additional privacy legislation that is not preempted by the federal law, which may impose additional burdens on us.  Moreover, other federal privacy legislation may be enacted.  Accordingly, we have made and, as new standards go into effect, we expect to continue to make administrative, operational and information infrastructure changes in order to comply with these requirements.

The Affordable Care Act was signed into law by President Obama in March 2010, and will result in significant reforms to the U.S. health care system and the structure of the health care provider delivery system.  The Affordable Care Act calls for additional transparency around payments made by the pharmaceutical and medical device industries to doctors and teaching hospitals, which may include gifts, food, travel and speaking or consultancy fees. All U.S. manufacturers of drugs, devices, biologics or medical supplies for which payment is available under government-funded health insurance programs (i.e., Medicare, Medicaid and the State Children’s Health Insurance Program) must report to the U.S. Department of Health and Human Services any payment or gift, which represents a “transfer of value,” to a physician or teaching hospital, including detailed information about the nature and value of remuneration provided. Additionally, states may require manufacturers to report information that is not required or is exempted under the federal reporting requirements. For example, a state may require manufacturers to report advertising expenditures, loans of medical devices, in-kind gifts to charities and payments to other recipients, group purchasing organizations and retailers.  We are currently in the process of identifying applicable state reporting requirements as they become effective.

Although our business is not currently extensively regulated under healthcare laws, we are subject to certain regulatory requirements as discussed above and our customers are subject to direct regulation under the Federal False Claims Act, the Stark Law, the Anti-Kickback Law, rules and regulations of CMS, and other federal and state healthcare laws and regulations. Promulgation of new laws and regulations, or changes in or re-interpretations of existing laws and regulations, could affect our business, operating results or financial condition. Our operations might be negatively impacted if we had to comply with additional complex government regulations.

Third-Party Reimbursement

Our fees are paid directly by our customers rather than through direct reimbursement from third-party payors, such as Medicare or Medicaid.  We do not bill the patient, the insurer or other third-party payors directly for services provided for hospital or alternate site provider inpatients or outpatients.  Sometimes our customers are eligible to receive third-party reimbursement for our services. Consequently, the reimbursement policies of such third-party payors have a direct effect on the ability of health care providers to pay for our services and an indirect effect on our level of charges.  Also, in certain circumstances, third-party payors may take regulatory or other action against service providers even though the service provider does not receive direct reimbursement from third-party payors.

Hospitals and alternate site providers face cost containment pressures from public and private insurers and other managed care providers, such as health maintenance organizations, preferred provider organizations and managed fee-for-service plans, as these organizations continue to place controls on the reimbursement and utilization of health care services. We believe that these payors have followed or will follow the government in limiting the services that are reimbursed and in exerting downward pressure on prices. In addition to promoting managed care plans, employers are increasingly self-funding their benefit programs and shifting costs to employees through increased deductibles, co-payments and employee contributions.  Hospitals and health care facilities are also experiencing an increase in uncompensated care or “charity care,” which causes increased economic pressures on these organizations.  We believe that these cost reduction efforts will place additional pressures on health care providers’ operating margins and will encourage efficient equipment management practices such as the use of our outsourcing and Asset360 Program solutions.

Liability and Insurance

Although we do not manufacture any medical equipment, our business entails the risk of claims related to the outsourcing, sale and service of medical equipment.  In addition, our instruction of hospital and alternate site provider employees with respect to the use of equipment and our professional consulting services are sources of potential claims.  We have not suffered a material loss due to a claim.  However, any such claim, if made, could have a material adverse effect on our business.  While we do not currently provide any services that require us to work directly with patients, expansion of services in the future could involve such activities and subject us to claims from patients.

We maintain a number of insurance policies, including commercial general liability coverage (product and premises liability insurance), automobile liability insurance, worker’s compensation insurance and professional liability insurance.  We also maintain excess liability coverage.  Our policies are subject to annual renewal.  We believe that our current insurance coverage is adequate.  Claims exceeding such coverage may be made and we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage.

Medical Equipment Manufacturer Recall

On July 13, 2010, the FDA issued a final order and transition plan to a medical equipment manufacturer to recall all infusion pumps of a certain model currently in use in the United States. The FDA order established the framework for the recall by providing for a cash refund, generally, $1,500 for single channel pumps and $3,000 for triple channel pumps, or a replacement pump to owners within a two-year period.

For the years ended December 31, 2012 and 2011, we recognized recalled equipment net gains of approximately $18.6 and $15.4 million, respectively, of which approximately $15.9 and $13.7 million were non-cash gains. Non-cash gains resulted from receiving a replacement pump for a recalled pump rather than receiving a direct cash reimbursement. The gains are a result of the fair market value of the replacement pump less the net book value of the recalled pump. Such gains have been recognized as an offset to cost of sales in our consolidated statements of operations.

Facilities

As of December 31, 2012, we operated 83 full service district offices nationwide, 20 laser surgical services locations and six technical service Centers of Excellence.  We lease all of our district offices as well as surgical services locations and Centers of Excellence. The average square footage of our non-corporate locations is approximately 8,500 square feet. Our full service district offices support all of our business segments.  Our corporate office is located at a 55,000 square foot leased facility in a suburb of Minneapolis, Minnesota.

Seasonality/Business Interruption

Quarterly operating results are typically affected by seasonal factors.  Historically, our first and fourth quarters are the strongest, reflecting increased hospital census and patient acuity during the fall and winter months.  Our business can also be impacted by natural disasters, such as hurricanes and earthquakes, which affect our ability to transfer equipment to and from our customers and equipment recalls, which can cause equipment to be removed from market use.  We also see declines in our business in down economic cycles with high levels of unemployment. Our customers typically see weaker census and higher levels of indigent patients during these times, causing them to use fewer of our solutions.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the ages and the current positions of our executive officers and directors as of March 15, 2013.

Name	Age	Position
Gary D. Blackford	55	Chairman of the Board and Chief Executive Officer
William C. Mixon	49	President
Rex T. Clevenger(1)	55	Executive Vice President and Chief Financial Officer
Timothy W. Kuck	55	Executive Vice President, Strategy and Business Development
John A. Desch	55	Senior Vice President, Strategic Sales and Marketing
David G. Lawson	56	Senior Vice President, Information and Strategic Resources
Robert L. Creviston	46	Chief Human Resources Officer
Scott A. Christensen	48	Controller and Chief Accounting Officer
Barry P. Schochet	62	Director
Bret D. Bowerman	36	Director
David Crane	56	Director
Michael C. Feiner	70	Director
Kevin L. Roberg	61	Director
Robert Juneja	42	Director
John B. Grotting	63	Director
David J. Illingworth	59	Director

(1)                                 Mr. Clevenger announced his intention to retire on March 31, 2013 which has been extended by mutual agreement to May 31, 2013.  It is anticipated that Mr. Clevenger will continue to serve as our Chief Financial Officer until May 31, 2013. See “Compensation Discussion and Analysis—Termination and Transition Agreements—Transition Agreements—Rex T. Clevenger”.

Gary D. Blackford has been Chairman of the Board of Directors and Chief Executive Officer since 2007. Prior to that time, Mr. Blackford had been President, Chief Executive Officer and a member of the Board of Directors since 2002. He currently serves on the Board of Directors of Wright Medical Group, Inc. (NASDAQ: WMGI). Mr. Blackford holds a Bachelor of Business Administration degree from The University of Iowa and a Juris Doctor degree from Creighton University, and received a Certified Public Accountant certificate in 1983. Mr. Blackford has extensive business experience and demonstrated management ability at senior levels. He has served as a director of both private and public companies and has served as the chief executive officer of public and private companies over the past ten years.

William C. Mixon was named President effective February 13, 2012. From 2005 until 2012, Mr. Mixon was the CEO and President of US Investigations Services, LLC (USIS), a commercial provider of background investigations to the federal government. Prior to his service with USIS, Mr. Mixon spent 15 years in the healthcare services and technology sector at Baxter Healthcare, Mitchell International, and Philips Medical Systems. Mr. Mixon has 23 years of experience in both the public and private sectors. Mr. Mixon holds a Bachelor of Arts degree in Economics from Georgetown University, a Masters of Business Administration from The College of William and Mary, and a Master of Science in Health Administration from Virginia Commonwealth University.

Rex T. Clevenger joined us in 2004 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 2007. He has over 30 years of financial operations and capital markets experience, including extensive capital attraction, corporate finance and planning roles. He is a graduate of the University of Missouri, holds a Bachelor of Science degree in Business Administration and received a Certified Public Accountant certificate in 1981.

Timothy W. Kuck has been the Executive Vice President of Strategy and Business Development since 2010. Prior to that time, Mr. Kuck had been the Executive Vice President and Chief Operating Officer since 2007. Mr. Kuck had served as Senior Vice President of Operations since 2005 and from 2004 to 2005 served as Regional Vice President for our central region. He has over 20 years of progressive managerial experience in sales, operations, finance and corporate administration. Mr. Kuck holds a Bachelor of Arts degree from Augustana College and a Juris Doctor degree from the University of Minnesota Law School. Mr. Kuck also received a Certified Public Accountant certificate in 1983.

John A. Desch was named Senior Vice President of Marketing and Clinical Sales effective June 18, 2012. Prior to joining us, Mr. Desch was Vice President of Marketing and Strategy for North America at Philips Medical Systems since 2005. From 2002 to 2005, Mr. Desch held several sales and marketing Vice President positions at Philips.  Prior to Philips, Mr. Desch served as Managing Director of Managed Healthcare Services at Siemens Medical Solutions.  Prior to Siemens, Mr. Desch worked in hospital administration at academic and for-profit medical centers. He holds Hospital Administration and Radiological Sciences degrees from the University of Missouri.

David G. Lawson has been the Senior Vice President of Information and Strategic Resources since 2007.  Prior to that time, Mr. Lawson had been the Senior Vice President of Technology, Professional Services, Marketing and Facilities since 2002.  He has over 30 years of technology experience, 20 of those in the health care/financial services industries.  He holds a Bachelor of Science degree in Hospital Administration from Concordia College.

Robert L. Creviston was named Chief Human Resources Officer effective February 13, 2013.  From 2007 until 2013, Mr. Creviston was the Vice President of Human Resources - Midwest Group at Waste Management, Inc., a leading North America provider of integrated environmental solutions.  From 2000 to 2007 he held a variety human resources management roles at Pactiv Corporation, a packaging business focused in the food service and consumer products space.  Mr. Creviston hold a B.S. in Industrial and Labor Relations from Cornell University.

Scott A. Christensen joined us in 2012 as Controller and Chief Accounting Officer. Prior to joining us, from 1992 to 2012 Mr. Christensen served in several executive capacities at Supervalu Inc., one of the largest companies in the U.S. grocery channel, including Vice President of Finance and Vice President of Accounting. From 1987 to 1992, Mr. Christensen served as a supervising accountant at KPMG Peat Marwick. Mr. Christensen is a graduate of St. Cloud State University and holds a Bachelor of Science degree in Accounting.

Barry P. Schochet has served as a director and as a member of our audit committee since 2008. Mr. Schochet currently is President and Chief Executive Officer of BPS Health Ventures, LLC, a health care consulting and equity investment firm, a position he has held since 2005. From 1979 until 2005, he served in several executive capacities at Tenet Healthcare Corporation (“Tenet”), including Vice Chairman. Through its subsidiaries, Tenet owns and operates acute care hospitals and related health care services. Mr. Schochet currently serves on the Board of Directors of OmniCare, Inc. (NYSE: OCR). Mr. Schochet served as a director of Broadlane, Inc. from its founding in 2000 until its sale in 2010. Mr. Schochet serves as an advisor to TriCap Technology Group and the Redina Companies. Mr. Schochet holds a Master’s degree in hospital administration from George Washington University and a Bachelor of Arts degree in Zoology from the University of Maine. Mr. Schochet brings to our board sophisticated health care system management and purchasing expertise.

Bret D. Bowerman has been a director and a member of our audit committee since 2007. Mr. Bowerman is a Principal of Irving Place Capital, formerly known as Bear Stearns Merchant Banking (“BSMB”). When with BSMB, Mr. Bowerman held the position of Senior Associate. Prior to joining BSMB in 2007, Mr. Bowerman worked as a Research Analyst at investment manager GoldenTree Asset Management from 2006 to 2007. Mr. Bowerman currently serves on the Board of Directors of National Surgical Hospitals. Mr. Bowerman holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics from Washington & Lee University. Mr. Bowerman has a deep understanding of financial issues, which makes him a skilled advisor.

David Crane has been a director and a member of our compensation committee since 2008. Mr. Crane currently serves as Chairman and CEO of National Surgical Hospitals (“NSH”).  NSH owns and manages orthopedically focused surgical hospitals and ASC’s.  NSH is an IPC portfolio company.  Since 2008, Mr. Crane has served as a senior advisor for health care for IPC. From 1989 until 2004 Mr. Crane was a director, COO and then CEO of MedCath, Inc. (NASDAQ: MDTH) which owned and managed cardiac focused Heart Hospitals.  Mr. Crane served as a director of Orion Healthcare, Inc. (NASDAQ: ORNH) from 2004 to 2008, as a director of Pediatric Services of America (NASDAQ: PSAI) from 2003 to 2007, and as a director of Alveolus Inc. from 2002 to 2008. Mr. Crane was on the Board of Trustees of the Charlotte Latin School from 2000 to 2008. Mr. Crane holds a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Yale College. Mr. Crane contributes experience of a provider system striving to achieve superior patient outcomes and optimal financial performance.

Michael C. Feiner became a director on June 27, 2012 and a member of our compensation committee on March 13, 2013. Mr. Feiner is currently a Senior Managing Director and Senior Advisor-Human Capital at Irving Place Capital. He also serves on the board of directors of CTPartners Executive Search Inc. Mr. Feiner founded Michael C. Feiner Consulting, Inc. in 1996. In this position he has worked with small and large companies in a broad range of industries, consulting on business-driven human capital strategy, organization development, and leadership effectiveness. He has also served as a strategic advisor to Boards and C-suite executives. Mr. Feiner previously served as Senior Vice President & Chief People Officer for Pepsi-Cola’s beverage operations worldwide. Mr. Feiner is also the author of “The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want to Perform Better For You” and was Professor of Management at Columbia Business School. Mr. Feiner holds a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree from Boston University.

Kevin L. Roberg has been a director and has served as chairman of our audit committee since 2007. Mr. Roberg is the founder and since 1998 has served as a managing partner of Kelsey Capital Management, a private investment firm, and since 1999 has been a general partner with the Menlo Park, California- based health care venture capital firm Delphi Ventures. Mr. Roberg is also a director of Snap Fitness, Inc., Idea Drilling, Novologix, Inc., Yale Mechanical Inc., Lake Air Metal Products, LLC, and ProStaff, Inc. Mr. Roberg was also a director of Thomas and Betts Corporation (TNB: NYSE) and Compellent Technologies Inc. (CML: NASDAQ) From 2007 to 2008, Mr. Roberg served as interim Chairman and CEO of ProStaff, Inc., following the death of its founder. Mr. Roberg was also President/CEO of ValueRx (a subsidiary of Value Health) from 1995 to 1998. Mr. Roberg received a Bachelor of Science degree from The University of Iowa. Mr. Roberg has held a variety of executive positions in the staffing and health care fields. From 1974 to 1998, he gained valuable health care industry experience as a clinic administrator, health care foundation executive, a managed care executive, and a national prescription drug management leader. Since 1998 Mr. Roberg’s focus has mainly been serving on public health care boards and health care investing.

Robert Juneja has been a director and has served as chairman of our compensation committee since 2007. Mr. Juneja is a Senior Managing Director of Irving Place Capital, formerly BSMB. When with BSMB Mr. Juneja was Senior Managing Director of Bear, Stearns & Co. Inc. Mr. Juneja joined BSMB in 2000 and focuses on investments in financial services and health care services. Mr. Juneja serves on the board of directors of National Surgical Hospitals, Manifold Capital Corp., Alter Moneta Holdings and Caribbean Financial Group. Mr. Juneja holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Mathematics from the University of Michigan. Mr. Juneja has extensive knowledge of complex financial and operational issues facing health care organizations today.

John B. Grotting became a director in 2010. Mr. Grotting has served as an Operating Partner for Frazier Healthcare Ventures since 2010. Frazier Healthcare Ventures is one of the leading providers of venture and growth equity capital to emerging biopharma, medical device and healthcare service companies. In addition, Mr. Grotting has held a variety of senior executive positions in the healthcare field, including serving as CEO of medical device reprocessor Ascent Healthcare Solutions from 2004 to 2009. Prior to joining Ascent Healthcare Solutions in 2004, Mr. Grotting held senior executive positions at Legacy Health System, Allina Health System and Bridge Medical, Inc. Mr. Grotting serves as a director of VHA Inc., St. Olaf College, Vocera Communications, Inc., Scottsdale Healthcare and Prezio Healthcare. Mr. Grotting holds a Master’s degree in Hospital and Healthcare Management from the University of Minnesota and a Bachelor of Arts in Economics from St. Olaf College in Northfield, MN. Mr. Grotting has extensive experience in health system operations management along with growing and successfully selling two healthcare growth equity businesses.

David J. Illingworth became a director on March 14, 2012. Mr. Illingworth has been a director of Varian Medical Systems, Inc., a world leader in the sales and service of oncology products and the sales of x-ray tubes and imaging subsystems, since 2011. From 2007 until his retirement in 2011, Mr. Illingworth served as CEO of Smith & Nephew, an orthopedic devices company. From 2002 to 2007, he served as Chief Operating Officer and division president at Smith & Nephew. Prior to joining Smith & Nephew, Mr. Illingworth served in senior management roles for XL Vision, Inc., VidaMed, Inc., Nellcor Puritan Bennett LLC and GE Medical Systems. He holds a Bachelor of Science degree in Biomedical Engineering from Texas A&M University.

Meetings and Committees of the Board of Directors

The Board of Directors

Each member of our board of directors is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties.  Our board met six times during 2012.  All of our current directors attended 75 percent or more of the meetings of our board and various committees that occurred during their term of service during 2012, except for Michael Feiner, who joined our Board on June 27, 2012.  We believe that Kevin Roberg, Barry Schochet, John Grotting, and David Illingworth are independent as defined under the current rules of The NASDAQ Stock Market LLC (“NASDAQ”).  Robert Juneja, Bret Bowerman and Michael Feiner are not considered to be independent due to their respective relationships with IPC and Parent, David Crane is not considered to be independent because he serves as a senior advisor to IPC, and

Mr. Blackford is not considered to be independent because he serves as chairman of the board and chief executive officer of Parent and as our chairman and chief executive officer.

Under a securityholders agreement among Parent, IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P., which are both affiliates of IPC (together, “IPC/UHS”), Gary D. Blackford, Kathy Blackford, and Blackford Trusts (together, “Blackford”) and certain other securityholders of Parent (referred to, with Blackford, as the “Parent Securityholders”), IPC/UHS, the Parent Securityholders and their respective permitted transferees have agreed to vote all of their Parent securities so that the following individuals are elected to and continue to serve on our board of directors:

•                  three representatives (the “Irving Place Capital Directors”) designated by the holders of at least a majority of the common stock and common stock equivalents included in the Parent securities issued or issuable to IPC/UHS or any permitted transferees of IPC/UHS, and

•                  the chief executive officer of the Company, currently Gary Blackford, provided that Mr. Blackford is entitled to remain as a director following the termination of his employment with the Company so long as (i) he continues to own at least 50% of the Parent securities owned by him as of the date of the securityholders agreement, and (ii) he is not employed by, or consulting for, any competitor of the Company or any of its subsidiaries.

In addition, the Parent Securityholders have agreed to vote all of their Parent securities so that any committee of the Company will include at least two Irving Place Capital Directors, and, for so long as he is a director, our chief executive officer, unless he waives this right or unless our board of directors desires to exclude officers from such committee.

Robert Juneja, Bret Bowerman and Michael Feiner are the current Irving Place Capital Directors designated to serve on our board of directors.  Mr. Bowerman also serves on our audit committee, and Mr. Juneja and Mr. Feiner also serve on our compensation committee.

Committees of the Board of Directors

Audit Committee

Our audit committee members are Kevin Roberg, Bret Bowerman and Barry Schochet. Mr. Roberg is the chairman. David Dovenberg serves in an advisory capacity to the audit committee but is not a member of the committee and does not vote on matters before the committee. The audit committee met four times during 2012 with members present at 75% or more of the meetings. The audit committee, among other things:

•                  reviews the results of the independent registered public accounting firm’s annual audit and its required communication on any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•                  reviews and discusses with management and our independent registered public accounting firm our quarterly consolidated financial statements and our audited consolidated financial statements, and approves the filing of the audited annual consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC;

•                  reviews and oversees the performance of our independent registered public accounting firm;

•                  reviews written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent accountant the independent accountant’s independence;

•                  approves the fees and other significant compensation to be paid to the independent auditors, and pre-approves all permissible non-audit services to be performed by the independent auditors;

•                  reviews the adequacy of our system of internal accounting controls;

•                  reviews and periodically reassesses the audit committee charter;

•                  discusses with the independent auditors the annual consolidated financial statements, the results of its audit and the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees;

•                  oversees the preparation of and approves the report of the audit committee for inclusion in our Annual Report on Form 10-K for filing with the SEC;

•                  oversees the application of our related person transaction policy and its code of business conduct and ethics;

•                  assesses whether management has a review system in place that is reasonably designed to satisfy legal requirement with respect to our consolidated financial statements, reports and other financial information disseminated to governmental organizations and the public;

•                  reviews the types of issues reported to the Company Hotline, which is a reporting system used by employees to pose questions about, or report violation or suspected violations of our code of business conduct and ethics, and periodically review with our Chief Compliance Officer reports made to our Hotline;

•                  reviews the valuation of the Company in connection with Parent’s determination of the exercise price of stock option awards; and

•                  conducts periodic self-evaluations of its performance.

Under current NASDAQ rules, our current audit committee would not be deemed to be comprised solely of independent directors since Mr. Bowerman is a director of Irving Place Capital and is associated with IPC and Parent. We believe that Mr. Roberg and Mr. Schochet are independent directors under NASDAQ rules.

Our board has determined that Mr. Roberg, who is chairman of the audit committee, qualifies as an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act. The board believes that Mr. Roberg is independent as defined under current NASDAQ rules.

Compensation Committee

Our compensation committee consists of Robert Juneja, David Crane and John Grotting. On March 13, 2013, Michael Feiner was elected by our board as a member of the Compensation Committee. The compensation committee met five times during 2012 with members present at 75% or more of the meetings. The compensation committee, among other things:

•                  assists the board in overseeing our management compensation policies and practices, including evaluating annually the performance of our executive officers and determining and approving the compensation of our executive officers (including our chief executive officer);

•                  reviews and approves equity compensation programs for employees;

•                  reviews the objectives of our management compensation programs, and reviews and authorizes any employment, compensation, benefit or severance arrangement with any executive officer (current or former);

•                  prepares or oversees the preparation of and approves the Compensation Discussion and Analysis required by the rules of the SEC;

•                  retains consultants or experts as it deems necessary in the performance of its responsibilities;

•                  produces an annual compensation committee report for inclusion in our Annual Report on Form 10-K filed with the SEC;

•                  determines the annual compensation to be paid to the named executive officers; and

•                  makes regular reports to the board of directors concerning executive compensation.

Under current NASDAQ rules, our current compensation committee would not be deemed to be comprised solely of independent directors, because Mr. Juneja and Mr. Feiner are directors of Irving Place Capital and are associated with IPC and Parent and Mr. Crane is associated with IPC. We believe that Mr. Grotting is independent under current NASDAQ rules.

Limitation of Liability and Indemnification Matters

Delaware law and our certificate of incorporation and bylaws provide that we shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person also is entitled, subject to limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Pursuant to provisions of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation that provide that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain exceptions.

At present, we are aware of no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Employment Agreements

Gary D. Blackford Employment Agreement

Mr. Blackford is party to an amended and restated employment agreement, dated as of December 31, 2008 (the “Blackford Employment Agreement”), that originally had a three year term expiring on May 31, 2007, and is subject to automatic one-year extensions unless either party provides prior written notice not to extend the term of employment under the agreement. Under this agreement, Mr. Blackford is entitled to receive an annual base salary, which in 2011 was $495,684, and an annual performance-based bonus, which in 2011 was $369,700. Mr. Blackford’s annual performance-based bonus is determined based on our EBITDA for the applicable calendar year being equal to or exceeding our target EBITDA for such year, adjusted to exclude the effects of acquisitions, dispositions and material changes to capital spending.

Under the Blackford Employment Agreement, Mr. Blackford is entitled to equity grants under Parent’s stock option plan. Mr. Blackford is also entitled to participate in our health, life, disability, pension, sick leave and other benefits.

In the event Mr. Blackford’s employment is terminated by us without “Cause” or by Mr. Blackford with “Good Reason” (each as defined in the Blackford Employment Agreement), he is entitled to (i) 185% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Blackford his pro rata executive incentive plan (“EIP”) award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

If we terminate Mr. Blackford’s employment under his employment agreement for Cause or Mr. Blackford resigns without Good Reason, all of Mr. Blackford’s rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

In the event Mr. Blackford’s employment is terminated without Cause or resignation for Good Reason of Mr. Blackford at any time within six months before, or 24 months following, a Change of Control (as defined in the Blackford Employment Agreement) or the termination of employment by Mr. Blackford for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, he is entitled to (i) 285% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Blackford his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. However, if Mr. Blackford’s employment terminates within six months prior to a Change in Control due to termination by us without Cause or due to termination by Mr. Blackford for Good Reason, then Mr. Blackford will receive payments in accordance with the provisions for termination by us without Cause or termination by Mr. Blackford with Good Reason and within 30 days following the Change in Control, Mr. Blackford will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

Mr. Blackford is also entitled to a gross-up for any additional taxes imposed by reason of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any “parachute payments” received by Mr. Blackford (as defined by Section 280G of the Code).

William C. Mixon Employment Agreement

Mr. Mixon is party to an employment agreement, dated as of February 7, 2012 (the “Mixon Employment Agreement”), that has a three year term expiring on February 7, 2015 and is subject to automatic one-year extensions unless either party provides prior written notice not to extend the term of employment under the agreement. Under this agreement, Mr. Mixon is entitled to receive an annual base salary, which in 2012 will be $400,000, a performance- based incentive award targeted at 60% of Mr. Mixon’s base salary, and such health, life, disability and other benefits as are generally made available by us to our executive employees. Mr. Mixon’s annual performance-based bonus will be determined based on our EBITDA for the applicable calendar year being equal to or exceeding our target EBITDA for such year, adjusted to exclude the effects of acquisitions, dispositions and material changes to capital spending.

In the event Mr. Mixon’s employment is terminated by us without “Cause” or by Mr. Mixon with “Good Reason” (each as defined in the Mixon Employment Agreement), he is entitled to (i) 175% of his current base salary, (ii) $11,350 and (iii) any earned and unpaid bonus for the calendar year ending prior to the date of termination. We will also pay Mr. Mixon a pro rata bonus for the year in which such termination occurs at the time during the next calendar year that we pay bonuses to other senior executives for the calendar year in question. Additionally, Mr. Mixon will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

If we terminate Mr. Mixon’s employment under his employment agreement for Cause or Mr. Mixon resigns without Good Reason, all of Mr. Mixon’s rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

In the event Mr. Mixon’s employment is terminated without Cause or Mr. Mixon resigns for Good Reason at any time within six (6) months before, or 24 months following, a Change of Control (as defined in the Mixon Employment Agreement) and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, he is entitled to (i) 262.5% of his current base salary, (ii) $11,350 and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. Additionally, Mr. Mixon will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. However, if Mr. Mixon’s employment terminates within six months prior to a Change in Control due to termination by us without Cause or due to termination by Mr. Mixon for Good Reason, then Mr. Mixon will receive payments in accordance with the provisions for termination by us without Cause or termination by Mr. Mixon with Good Reason and within 30 days following the Change in Control, Mr. Mixon will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

Rex T. Clevenger Employment Agreement

Mr. Clevenger is party to an amended and restated employment agreement, dated as of December 31, 2008 (the “Clevenger Employment Agreement”), that originally had a three year term expiring on May 31, 2007, and is subject to automatic one-year extensions unless either party provides prior written notice not to extend the term of employment under the agreement. Under this agreement, Mr. Clevenger is entitled to receive an annual base salary, which in 2011 was $360,026, and an annual performance-based bonus, which in 2011 was $268,500. Mr. Clevenger’s annual performance-based bonus will be determined based on our EBITDA for the applicable calendar year being equal to or exceeding our target EBITDA for such year, adjusted to exclude the effects of acquisitions, dispositions and material changes to capital spending.

Under the Clevenger Employment Agreement, Mr. Clevenger is entitled to equity grants under Parent’s stock option plan. Mr. Clevenger is also entitled to participate in our health, life, disability, pension, sick leave and other benefits.

In the event Mr. Clevenger’s employment is terminated by us without “Cause” or by Mr. Clevenger with “Good Reason” (each as defined in the Clevenger Employment Agreement), he is entitled to (i) 175% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Clevenger his pro rata equity incentive plan (“EIP”) award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

If we terminate Mr. Clevenger’s employment under his employment agreement for Cause or Mr. Clevenger resigns without Good Reason, all of Mr. Clevenger’s rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

In the event Mr. Clevenger’s employment is terminated without Cause or resignation for Good Reason of Mr. Clevenger at any time within six months before, or 24 months following, a Change of Control (as defined in the Clevenger Employment Agreement) or the termination of employment by Mr. Clevenger for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, he is entitled to (i) 262.5% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Clevenger his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. However, if Mr. Clevenger’s employment terminates within six months prior to a Change in Control due to termination by us without Cause or due to termination by Mr. Clevenger for Good Reason, then Mr. Clevenger will receive payments in accordance with the provisions for termination by us without Cause or termination by Mr. Clevenger with Good Reason and within 30 days following the Change in Control, Mr. Clevenger will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

Mr. Clevenger announced his intention to retire on March 31, 2013 which has been extended by mutual agreement to May 31, 2013.  It is anticipated that Mr. Clevenger will continue to serve as our Chief Financial Officer until May 31, 2013. See “Compensation Discussion and Analysis—Termination and Transition Agreements—Transition Agreements—Rex T. Clevenger.”

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this compensation discussion and analysis we discuss our compensation program, including our compensation philosophy and objectives and each component of compensation for our chief executive officer, chief financial officer, and the other individuals included in the Summary Compensation Table below (collectively, the “named executive officers”).

The base salary and annual performance-based incentive compensation paid to our named executive officers for fiscal 2012 was determined by the compensation committee in February 2012 and February 2013, respectively, and in both instances in consultation with our chief executive officer, and recommended to our board of directors for final approval, which occurred in March 2012 and 2013 respectively.

Compensation Philosophy and Objectives

We strive to ensure that we are able to attract and retain talented employees and reward performance. We also believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals of our Company. Accordingly, our compensation committee (and our board, in ratifying the compensation committee’s determination) evaluates both performance and compensation to ensure both that the compensation provided to key executives is fair and reasonable, and that it remains competitive relative to the compensation paid to similarly situated executives of a group of peer companies in the same or similar industries, adjusted for our size and private company status. To these ends, our compensation committee and board of directors have determined that our executive compensation program for our named executive officers should include base salary, annual performance-based incentive and long-term equity (stock option) compensation that rewards performance as measured against established goals, and competitive health, dental and other benefits.

Overview of Compensation Program and Process

We have structured our compensation program to motivate the named executive officers to achieve the business goals set by us, and to reward them for achieving these goals. In furtherance of this, our compensation committee conducts an annual review of our total compensation program to achieve the following goals:

•                  provide fair, reasonable and competitive compensation;

•                  link compensation with our business plans;

•                  reward achievement of both company and individual performance; and

•                  attract and retain talented executives who are critical to the Company’s success.

We believe that these goals reflect the importance of pay for performance by providing our named executive officers with an opportunity to earn compensation for above average performance. The compensation for each named executive officer includes (1) a base salary that we believe is competitive with salary levels for similarly situated executives of our peer companies, adjusted for our size and private company status, and (2) incentive compensation that is contingent upon achievement of specific corporate and individual objectives.

Management has a role in the compensation process. Gary Blackford, our chief executive officer, presents to the compensation committee an evaluation of each named executive officer’s individual performance, including his own. He also makes annual base salary and performance-based incentive compensation recommendations for each named executive officer. The compensation committee has the discretion to accept, reject or modify the chief executive officer’s recommendations. The other named executive officers are not present during these discussions.

In 2012 the compensation committee considered certain elements of total compensation against a group of publicly traded companies in the same or related industries (the “Peer Group”). In fiscal 2012 our compensation committee reviewed the compensation, including base salary and incentive compensation, paid to executives in the Peer Group, and considered the performance evaluations and recommendations presented by Mr. Blackford in determining the appropriate compensation for each named executive officer. Due to the greater breadth of responsibilities held by our chief executive officer, his total compensation is higher than the other named executive officers. In approving the compensation for our named executive officers, including our chief executive officer, our board of directors considered the recommendations of our compensation committee, our company’s performance and the need to attract, retain, and motivate our executives.

It is challenging for us to identify a group of similarly situated peer companies, because the identity of competitors varies among our three business segments, and great variability exists in the size and scope of activities among health care industry businesses, including our competitors. For purposes of determining our 2012 compensation, our compensation committee determined that it was appropriate to select the following companies for inclusion in the Peer Group based on the sensitivity of each Peer Group member to similar marketplace trends and industry sector:

•                  Stericycle, Inc., a company that outsources medical waste disposal services;

•                  CareFusion Corporation, a supplier of certain of our products;

•                  Healthcare Services Group, Inc., a company that outsources housekeeping and dietary services to medical facilities;

•                  MedAssets, Inc., a provider of supply chain consulting and revenue cycle management services for health systems, hospitals and health care providers;

•                  Computer Programs and Systems, Inc., a provider of information technology needs to community health care providers;

•                  Cerner Corporation, a supplier of healthcare information technology solutions;

•                  HealthSouth Corporation, a provider of inpatient rehabilitative services;

•                  United Surgical Partners International, Inc., owner and manager of short-stay ambulatory surgery centers and surgical hospitals; and

•                  Vanguard Health Systems, Inc., operator of for-profit acute care hospitals.

The Peer Group typically is re-evaluated each year, and consistent with that practice, on December 11, 2012, the compensation committee re-examined its selection of companies to comprise the Peer Group, taking into consideration data compiled from public sources, investment banks, compensation consultants and independent analysts about companies that are comparable to UHS, as well as information available about other companies that operate within the health care industry or that reflect the following attributes:

•                  a business model of providing outsourced solutions consistent with UHS’ current focus;

•                  an organic and acquisitive growth profile similar to UHS;

•                  a technology solutions focus consistent with UHS’ approach; and

•                  a lack of direct reimbursement risk from third-party payors such as Medicare and Medicaid.

The compensation committee determined that the current Peer Group is appropriate based on the Company’s business mix and revenue sources, business offerings, current and forecasted growth profile, and solutions-based focus, with the exception of Vanguard Health Systems, Inc., which the compensation committee decided to omit from the Peer Group for purposes of compensation decisions going forward, including with respect to determination of base salaries for 2013. The compensation committee also decided to include Accretive Health, Inc., a provider of revenue cycle management services to the U.S. healthcare industry. Accordingly, the compensation committee determined that for purposes of 2013 compensation the Peer Group will consist of the following companies:

•                  Stericycle, Inc., a company that outsources medical waste disposal services;

•                  CareFusion Corporation, a supplier of certain of our products;

•                  Healthcare Services Group, Inc., a company that outsources housekeeping and dietary services to medical facilities;

•                  MedAssets, Inc., a provider of supply chain consulting and revenue cycle management services for health systems, hospitals and health care providers;

•                  Computer Programs and Systems, Inc., a provider of information technology needs to community health care providers;

•                  Cerner Corporation, a supplier of healthcare information technology solutions;

•                  HealthSouth Corporation, a provider of inpatient rehabilitative services;

•                  United Surgical Partners International, Inc., owner and manager of short-stay ambulatory surgery centers and surgical hospitals; and

•                  Accretive Health, Inc., a provider of revenue cycle management services for the U.S. healthcare industry.

2012 Executive Compensation Components

For fiscal 2012 the principal components of compensation for our named executive officers were base salary and annual performance-based incentive compensation, each of which is addressed in greater detail below. Each named executive officer also has severance and/or change of control benefits, and is eligible to participate in our long-term savings plan and the broad-based benefit and welfare plans that are available to our employees in general. In addition, the named executive officers are eligible to receive stock option awards from Parent under its stock option plan. Although these awards are determined solely by Parent’s board of directors, our compensation committee considers the option awards in assessing each named executive officer’s compensation package and whether such package is consistent with our compensation program philosophy and objectives.

We do not have an established formula or target for allocating between cash and non-cash compensation, or between short-term and long-term incentive compensation. Instead, our goal is to ensure that the compensation we pay is sufficient to attract and retain executive officers, and to reward them for performance that meets the goals set by our compensation committee.

Setting Executive Compensation

The compensation committee determines the total compensation for our named executive officers based on a consideration of the following factors:

•                  the scope of responsibility of each named executive officer;

•                  market data from Peer Group companies;

•                  an assessment of the positions of similarly situated executives within the Peer Group and internal comparisons to the compensation received by those executives;

•                  internal review of each named executive officer’s compensation, both individually and relative to other named executive officers;

•                  individual performance of each named executive officer, which is assessed based on factors such as fulfillment of job responsibilities, the financial and operating performance of the activities directed by each named executive officer, experience and potential;

•                  the total compensation paid to each named executive officer in past years (including long-term equity (stock option) compensation awarded by Parent under its stock option plan);

•                  performance evaluations for each named executive officer, delivered by Mr. Blackford;

•                  Mr. Blackford’s recommendations regarding the annual base salary and performance-based incentive compensation for each named executive officer; and

•                  For Mr. Blackford, market analysis of chief executive compensation for similarly situated chief executives conducted by a third party consultant.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered. Salary levels are typically considered in March of each year as part of our performance review process and upon a promotion or other change in job responsibility. Merit-based increases to salaries of the named executive officers are based on the compensation committee’s assessment of the individual’s performance.

Base salary ranges are determined for each named executive officer based on his or her position and responsibility and utilizing our compensation committee’s knowledge and expertise regarding the market, with reference to market data regarding Peer Group compensation compiled from public sources, compensation consultants and independent analysts. Base salary ranges are designed so that salary opportunities for a given position will be targeted at the midpoint of the base salary established for each range.

Goals and objectives for the overall senior management team at the Company include:

•                  setting the appropriate tone at the top framework for ethics, policies and business practices across the Company;

•                  driving growth of revenues and EBITDA;

•                  being present in the field across our diverse geographical footprint with our localized employee base driving culture and best practices; and

•                  supporting the roll out of our products to customers by helping to communicate the key customer benefits of reducing cost, improving efficiency and improving patient outcomes.

Each of the named executive officers is expected to participate in the above activities, with particular emphasis on their areas of expertise. Thus, Mr. Blackford also has emphasis areas in senior executive relations across the industry; Mr. Clevenger has emphasis areas in controls, reporting, budgeting and capital attraction; Mr. Kuck has emphasis areas of business development and mergers and acquisitions; Mr. Mixon has emphasis areas of growth and revenues for the business and operational excellence; and Mr. Desch has the emphasis area of strategic sales and marketing.

Finding that the named executive officers achieved the objectives discussed above, in February 2012, the compensation committee determined to increase the base salaries of each of the named executive officers. The following increases became effective April 1, 2012: from $495,700 to $505,600 for Mr. Blackford; from $360,000 to $367,200 for Mr. Clevenger; and from $260,500 to $265,700 for Mr. Kuck.  All of these increases reflected the increasing complexity of the Company’s business and the increased responsibilities these executives took on to meet growth objectives.  These include increased strategic partnership activity, product development, expanded geographic markets and design and delivery of more complex customer-focused service solutions.  Mr. Mixon’s employment with the Company began on February 13, 2012, at a base salary of $400,000 and Mr. Desch’s employment with the Company began on June 18, 2012, at a base salary of $242,000.  Ms. Vance-Bryan, our former Executive Vice President and Chief Operating Officer, left the Company on October 1, 2012.  Ms. Vance-Bryan was not included in the compensation committee’s discussion with respect to compensation other than base salary for 2012 and is therefore excluded from the discussion below.  She is included in the summary compensation table following this compensation discussion and analysis in accordance with SEC rules.  Ms. Vance-Bryan’s base salary for 2012 was determined by the compensation committee in February 2012.

Annual Performance-Based Incentive Compensation

The annual performance-based incentive compensation component is offered through the Executive Incentive Program (the “EIP”), an annual cash incentive program that provides our executive officers with an opportunity to earn annual incentive awards based on the Company’s financial performance and the executive officers’ achievement of individual objectives. Under the EIP, our named executive officers can earn incentive awards that are based on a percentage of base salary, with the percentage for each officer (other than our chief executive officer and president, whose percentages are specified in their employment agreements with us) set at a level the compensation committee has determined is consistent with his level of accountability and impact on our operations. In setting this percentage of base salary, the compensation committee also considers the incentive compensation paid to executives in the Peer Group. The percentage of base salary for our named executive officers (other than the chief executive officer) varies from 30% to 75% of base salary. The target award under the EIP for Mr. Blackford, our chief executive officer is 100% of base salary, as specified in his employment agreement.

The corporate financial objective under the EIP relates to earnings before interest, income tax, depreciation and amortization (“EBITDA”), as adjusted for stock-based compensation, transaction and related expenses, loss on extinguishment of debt, other, and board of director expenses (“Adjusted EBITDA”). The minimum, target and maximum levels for achievement of the corporate financial objective are proposed each year by our chief executive officer and finally determined by the compensation committee. In February 2012 the minimum, target and maximum levels for achievement of the corporate financial objective for 2012 EIP awards were finally determined by our compensation committee consistent with the levels proposed by our chief executive officer. Awards are based in part on the Company’s achievement of the corporate financial objective for the current year, calculated by comparing actual and target Adjusted EBITDA for that fiscal year.

For the 2012 EIP awards to each named executive officer, each 1% directional variance to target has a five times multiplier effect on the amount of the potential EIP award with bookends at 110% and 93% of target, correlating to a multiplier effect to incentive levels of 150% to 65%, respectively. Named executive officers participating in the EIP receive no payment under the EIP, unless the Company achieves the minimum performance level (93% of target). Named executive officers receive a payment ranging from 65% to 100% of the target award opportunity if the Company achieves a performance level ranging from 93% to 100% of target, and a payment ranging from 100% up to 150% of the target award opportunity if the Company achieves a performance level ranging from 100% to 110% of target. Although our chief executive officer’s potential EIP award is governed by his employment agreement, which provides bookends for his potential EIP award at 110% and 90% of target (rather than 110% and 93%) and with a potential payment range from 0% to 170% (rather than 0% to 150%), the compensation committee determined it appropriate to align the chief executive officer’s 2012 EIP Program with the other named executive officers, and the chief executive officer agreed to such alignment for fiscal 2012. As such, the 2012 Executive Incentive Plan targets for the named executive officers were as follows:

Senior Manager	2012 Executive Incentive Plan Target as a Percent of 2012 Base Salary
Gary D. Blackford	100%
William C. Mixon	60%
Rex T. Clevenger	75%
Timothy W. Kuck	70%
John A. Desch	30%

Target Achievement*	Bonus Multiplier
110%	150%
105%	125%
100%	100%
99%	95%
98%	90%
97%	85%
96%	80%
95%	75%
94%	70%
93%	65%
<93%	Zero

*                      The target is set by the compensation committee

Scale Methodology

Directionally, every 1% variance to target has a 5 times multiplier, with bookends at 110% and 93%, subject to the discretion of the compensation committee.

In addition to using EBITDA and Adjusted EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Because EBITDA is not a measure of GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management’s discretionary use. Adjusted EBITDA is included because certain compensation plans are based upon this measure. For fiscal 2012, the compensation committee established the Adjusted EBITDA target at $126.2 million. As such, the minimum target achievement was $117.4 million and the maximum target achievement was $138.8 million.

The named executive officers earn 50% of the actual EIP award based on actual Adjusted EBITDA results versus target. The remaining 50% of the actual Adjusted EBITDA results versus target is earned based on attainment of each named executive officer’s specific annual and quarterly objectives noted above.

For fiscal 2012 the compensation committee reviewed the Company’s performance against the corporate financial objective, and reviewed the achievement of each named executive officer’s individual objectives on the basis of the performance evaluation delivered by Mr. Blackford. Awards were determined by the compensation committee based on these results. The compensation committee determined that 96.9% of the 2012 corporate target was achieved, such that by formula an 84.5% payout of target is funded.  The compensation committee determined that Mr. Blackford should receive 75% of his target amount, which reflects Mr. Blackford’s performance versus the Company’s long-term shareholder return objectives, Mr. Clevenger should receive 84.5% of his target amount per his transition agreement; Mr. Kuck should receive 97.3% of his target amount because of his efforts in strategic acquisitions and managing key strategic relationships; Mr. Desch should receive 84.5% of his target amount based on corporate target achievement; and that Mr. Mixon should receive 100% of his target award which is fixed per his arrangement with the Company.  Additionally, Mr. Clevenger was paid $518,850 as a one-time lump sum as part of his transition package entered into in connection with his resignation originally to be effective March 31, 2013.  Award amounts for 2012 performance under the EIP were determined and approved for the named executive officers by the compensation committee in February 2013 and will be paid by the Company in April 2013.  The

2012 EIP award amounts are reflected in the “Non-equity Incentive Plan” column of the Summary Compensation Table.

During the past five years, the Company achieved performance in excess of the target three times, but did not achieve the maximum performance level. The payout percentage in the past five years ranged between approximately 75% and 100% of the participant’s target award opportunity. Generally, the minimum, target and maximum levels for achievement of the corporate financial objective are set, so that the relative difficulty of achieving the target is consistent from year to year.

Severance and/or Change of Control Benefits

The Company has adopted an Executive Severance Pay Plan that provides for severance benefits for certain of our senior executive officers, including Mr. Kuck and Mr. Desch, who are named executive officers. In addition, we have entered into employment agreements with Mr. Blackford, our chief executive officer, Mr. Clevenger, our chief financial officer and Mr. Mixon, our president. These employment agreements provide for severance and/or change of control benefits for Mr. Blackford, Mr. Clevenger and Mr. Mixon. Severance and/or change in control benefits serve several purposes and are designed to:

•                  aid in the attraction and retention of the executives as a competitive practice;

•                  keep the executives focused on running the business, impartial and objective when confronted with transactions that could result in a change of control; and

•                  encourage our executives to act in the best interest of our stockholder in evaluating transactions.

For a detailed discussion of the foregoing, please refer to the caption “Potential Payments Upon Termination or Change in Control” below.

Long-Term Savings Plan and Other Benefits

The Company has adopted a Long-Term Savings Plan, which is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute to the plan the lesser of up to 60% of their annual salary or the limit prescribed by the IRS on a pre-tax basis. The Company will match 50% of up to 6% of base pay that is contributed to the Long-Term Savings Plan, subject to the limits prescribed by the IRS, excluding any catch-up contributions. Matching contributions and any earnings on the matching contributions are vested in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 1	—
1	33%
2	66%
3	100%

Long-Term Equity Incentive (Stock Option) Compensation

The 2007 Stock Option Plan of Parent (“2007 Stock Option Plan”) provides for the award of stock options to our named executive officers and is designed to:

•                  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•                  provide an opportunity for increased equity ownership of Parent by executives; and

•                  maintain competitive levels of total compensation.

Stock option award levels vary among participants based on their positions within the Company. Consistent with past practice, broad-based stock option awards were granted in June of 2007, following a change of control of the Company, which occurred in connection with the Transaction. Thereafter, options are generally expected to be granted at approximately the same time each year during the first quarter and are granted to individuals who were newly hired or who were promoted or who increased their job responsibilities during the preceding 12-month period.  Two of the named executive officers have received a grant of options subsequent to June 2007. The exercise price of stock option awards under the 2007 Stock Option Plan is equal to the fair market value of Parent’s common stock on the grant date as determined by the board of directors of Parent. The ultimate value of an award depends on Parent’s stock price. For a detailed discussion of the 2007 Stock Option Plan, including the August 2010 amendment to the vesting provisions of option agreements, see discussion under the heading “2007 Stock Option Plan” below.

Distributions With Respect to Vested Stock Options

On June 8, 2011, the Company and Parent’s Boards of Directors declared a dividend of $0.12 per share to the Parent’s shareholders of record on June 10, 2011 and a $0.12 per share distribution to be paid to the holders of vested options on the Parent’s stock as of June 10, 2011, subject to the consummation of the note offering which occurred on June 17, 2011 . The dividends were payable on July 1, 2011.

Also on June 8, 2011, the Boards of Directors declared a distribution of $0.12 per option to holders of outstanding options on the Parent’s stock on June 10, 2011 that vested on December 31, 2011 and 2012 and are scheduled to vest on December 31, 2013, 2014, and 2015.

Other Benefits

Our named executive officers are eligible to participate in the same broad-based benefit and welfare plans that are made available to our employees in general. In addition, if Mr. Blackford elects not to participate in our group health plan, but rather obtains health coverage directly through an insurer approved by our board of directors, we will reimburse Mr. Blackford for the reasonable cost of such coverage in accordance with the terms of his employment agreement with us.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

The compensation committee reviews and considers the Company’s deductibility of executive compensation. We believe that compensation paid under our EIP is generally 100% deductible for federal income tax purposes, except that potential “excess parachute payments” exist with respect to our named executive officers. Section 280G of the Code, provides that the Company may not deduct compensation paid in connection with a change of control that is treated as an excess parachute payment. In certain circumstances, the compensation committee may elect to approve compensation that is not fully deductible to ensure competitive levels of compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for our stock-based compensation, namely, stock options issued under the 2007 Stock Option Plan, as required by ASC Topic 718, “Compensation—Stock Compensation.”

While Parent established the 2007 Stock Option Plan, compensation expense related to service provided by the Company’s employees, including the named executive officers, is recognized in the Company’s Statements of Operations with an offsetting Payable to Parent liability.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this prospectus.

THE COMPENSATION COMMITTEE

Robert Juneja

David Crane

John Grotting

Michael Feiner is not listed above because he was appointed to serve on the compensation committee on March 31,

2013, and therefore did not participate in compensation decisions discussed in the Compensation Discussion and Analysis.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation awarded to, earned by or paid to the named executive officers for our 2012, 2011, and 2010 fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the years ended December 31, 2012, 2011, or 2010. Amounts listed under the “Non-Equity Incentive Plan Compensation” column were determined in accordance with the “2012 Executive Incentive Plan Targets,” filed as Exhibit 10.21 to the Annual Report on Form 10-K for the year ended December 31, 2011, as approved by the compensation committee of our board of directors. The non-equity incentive plan compensation will be paid in April 2013.

				Non-Equity
				Incentive
			Option	Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)
Gary D. Blackford	2012	$502,928	$—	$377,200	$297,413	$1,177,541
Chairman of the Board and Chief Executive Officer	2011	$495,684	$—	$369,700	$1,456,737	$2,322,121
	2010	$479,820	$2,618,918	$407,800	$7,197	$3,513,735

William C. Mixon (5)	2012	$346,154	$1,464,100	$207,700	$335,451	$2,353,405
President

Rex T. Clevenger (4)	2012	$365,258	$—	$231,500	$1,241,273	$1,838,031
Executive Vice President and Chief Financial Officer	2011	$360,026	$—	$268,500	$308,114	$936,640
	2010	$348,504	$541,845	$291,400	$7,350	$1,189,099

Timothy W. Kuck	2012	$264,331	$—	$180,000	$57,907	$502,238
Executive Vice President, Strategy and Business Development	2011	$260,523	$—	$181,300	$257,659	$699,482
	2010	$252,185	$451,538	$176,500	$7,350	$887,573

Diana Vance-Bryan (6)	2012	$209,628	$—	$123,995	$324,514	$658,137
Former Executive Vice President and Chief Operating Officer	2011	$240,001	$—	$123,700	$255,415	$619,116
	2010	$219,473	$225,769	$172,700	$6,584	$624,526

John A. Desch	2012	$125,700	$146,410	$31,900	$70,151	$374,161
Senior Vice President, Marketing and Clinical Solutions

(1)         The amounts in the “Option Awards” column reflect that Mr. Mixon and Mr. Desch received grants of options awards in the year ended December 31, 2012.  The amounts in the “Option Awards” column reflect the fair value of the award granted for the year ended December 31, 2012, in accordance with ASC Topic 718, of awards pursuant to the 2007 Stock Option Plan. Assumptions used in the calculation of these amounts are included in Item 15, Note 11, Stock-Based Compensation to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included elsewhere in this Annual Report on Form 10-K. For 2010, however, amounts in the “Option Awards” column reflect the incremental fair value of awards, computed in accordance with ASC Topic 718, resulting from the August 11, 2010 amendment to option agreements. Assumptions used in the calculation of these amounts are included in Item 15, Note 11, Stock-Based Compensation to our audited consolidated financial statements for the fiscal year ended

December 31, 2012 included elsewhere in this prospectus. The option agreement amendments relating to all then-outstanding options and were amended on August 11, 2010 to immediately accelerate options that had been eligible to vest on December 31, 2009 but did not then vest because the Company did not achieve the applicable Adjusted EBITDA performance target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, these options remained eligible for vesting in future years based on the Company’s achievement of an aggregate adjusted EBITDA target. In addition, the amendments eliminated, as to all performance vesting options, the condition that the Company achieve specified adjusted EBITDA performance targets in order for those options to vest after the date of the amendment.

(2)         The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards to the named executive officers under the EIP, which is discussed in detail under the caption “Annual Performance—Based Incentive Compensation.”

(3)         The amounts in the “All Other Compensation” column reflect our contributions for all of the named executive officers to the Long-Term Savings Plan, discussed in detail under the caption “Long-Term Savings Plan and Other Benefits” as well as distributions with respect to vested stock options, as discussed in detail under the caption “Distributions With Respect to Vested Stock Options” above, and relocation expense.

(4)         The amount in the “All Other Compensation” column includes a $518,850 transition payment made on December 31, 2012, as well as a $642,600 transition payment to be paid on July 31, 2013 pursuant to Mr. Clevenger’s transition agreement, which the Company accrued for in the year ended December 31, 2012.  Also included are distributions with respect to vested stock options of $59,973.

(5)         Mr. Mixon was named President effective February 13, 2012.

(6)         Diana Vance-Bryan, our former Executive Vice President and Chief Operating Officer, left the Company on October 1, 2012.  The amount in the “All Other Compensation” column includes a one-time lump sum transition payment of $250,000 which was paid on October 19, 2012, and $244,801 representing 52 weeks of severance pay at her 2012 base salary which will be paid on a bi-weekly basis until October 4, 2013, and for which the Company accrued in the year ended December 31, 2012.  See “---Transition Agreements---Diana J. Vance-Bryan.”

2012 GRANTS OF PLAN-BASED AWARDS

					Option
					Awards:	Exercise
		Estimated Future Payouts			Number of	or Base	Grant Date
		Under Non-Equity Incentive Plan			Securities	Price of	Fair Value
		Awards (1)			Underlying	Option	of Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($/sh)	($) (2)

Gary D. Blackford	2012	$—	$502,900	$754,350	—	$—	$—

	October 16,
William C. Mixon	2012	$—	$—	$—	2,750,000	$1.40	$1,464,100
	2012	$—	$207,690	$311,540	—	$—	$—

Rex T. Clevenger	2012	$—	$273,940	$410,910	—	$—	$—

Timothy W. Kuck	2012	$—	$185,000	$277,500	—	$—	$—

	October 16,
John A. Desch	2012	$—	$—	$—	275,000	$1.40	$146,410
	2012	$—	$58,400	$87,600	—	$—	$—

(1)         The amounts shown under “Estimated Future Payments Under Non-Equity Incentive Plan Awards” reflect the minimum, target and maximum payment levels, respectively, under the Company’s EIP. These amounts are based on the named executive officer’s base salary and position for the year ending and as of December 31, 2012. The 2012 EIP payout is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)         The amounts in the “Grant Date Fair Value of Option Awards” column reflect the fair value of the award granted for the year ended December 31, 2012, in accordance with ASC Topic 718, of awards pursuant to the 2007 Stock Option Plan. Assumptions used in the calculation of these amounts are included in Item 15, Note 11, Stock-Based Compensation to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included elsewhere in this prospectus.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012 (1)

	OPTION AWARDS (2)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date

Gary D. Blackford	6/18/2007	14,500,000	—	$1.00	6/17/2017
William C. Mixon	10/16/2012	458,315	2,291,685	$1.40	10/15/2022
Rex T. Clevenger (3)	6/18/2007	3,000,000	—	$1.00	6/17/2017
Timothy W. Kuck	6/18/2007	2,500,000	—	$1.00	6/17/2017
John A. Desch	10/16/2012	45,832	229,168	$1.40	10/15/2022

(1)         All outstanding equity awards are option awards granted under Parent’s 2007 Stock Option Plan, discussed in detail under the caption “Long-Term Equity Incentive (Stock Option) Compensation.”

(2)         Half of the options granted under the 2007 Stock Option Plan for our named executive officers vest over a six-year period of service with one-sixth vesting on December 31 of each year of the six-year period, with such unvested options included in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The remaining half of the options also vest over a six-year period and, prior to August 11, 2010, vesting was subject to the Company’s attainment of certain performance objectives, with one-sixth vesting on December 31 of each year of the six-year period. On August 11, 2010, the option agreements relating to all then-outstanding options were amended to immediately accelerate options that had been eligible to vest on December 31, 2009 but did not then vest because the Company did not achieve the applicable Adjusted EBITDA performance target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, these options remained eligible for vesting in future years based on the Company’s achievement of an aggregate Adjusted EBITDA target. The amendments also eliminated, as to all performance vesting options, the condition that the Company achieve specified Adjusted EBITDA performance targets in order for those options to vest after the date of the amendment. The 2007 Stock Option Plan, including the August 11, 2010 amendment, is discussed in detail under the caption “2007 Stock Option Plan” below.

(3)         Mr. Clevenger’s options under the 2007 Stock Option Plan were terminated as of January 1, 2013, pursuant to his transition agreement.  See “---Transition Agreements---Rex T. Clevenger.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UNDER EMPLOYMENT AGREEMENTS

In connection with the Transaction, IPC negotiated new employment agreements between the Company and Mr. Blackford. The employment agreement was amended and restated on December 31, 2008, to comply with Section 409A of the Code. Section 409A of the Code imposes certain requirements on nonqualified deferred compensation plans and arrangements. Final regulations under Section 409A became effective on January 1, 2009. The terms of the amended and restated employment agreement, as it related to the possible payments upon termination of Mr. Blackford, are summarized below and are economically equivalent to the benefits Mr. Blackford was entitled to before, with the timing of payments and certain other provisions modified to comply with Section 409A. On February 7, 2012, the Company entered into an employment agreement with Mr. Mixon, the terms of which, as it relates to the possible payment upon termination of Mr. Mixon, is summarized below. On October 24, 2012, the Company entered into a transition agreement with Mr. Clevenger, which was amended to extend Mr. Clevenger departure date on March 13, 2013, the terms of which, as it relates to severance payments upon termination of Mr. Clevenger, is summarized below. The amounts shown below assume that termination of employment was effective as of December 31, 2012, include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts paid can only be determined at the time of each named executive officer’s separation from us.

Gary D. Blackford — Employment Agreement

The following termination and Change of Control payments are payable under Mr. Blackford’s employment agreement, contingent upon Mr. Blackford or his representative executing and delivering a release of all claims against the Company and all present and former directors, officers, agents, representatives, executives, successors and assignees of the Company and its direct or indirect owners within 45 days of the date of termination, provided 15 days have elapsed since such execution without any revocation thereof by Mr. Blackford or his representative.

Payments Made Upon Death or Disability

In the event of death or disability, Mr. Blackford or his legal representative will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  100% of his current base salary;

•                  $11,350 intended for health and welfare benefits;

•                  earned and unpaid EIP compensation for the calendar year ending prior to the date of termination, if any; and

The Company also will pay Mr. Blackford or his legal representative Mr. Blackford’s pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

“Disability” means the named executive officer becomes physically or mentally disabled, whether totally or partially, either permanently or so that the named executive officer is unable substantially and competently to perform his duties for 180 days during any 12-month period during the term of his employment agreement.

Payments Made Upon Termination Without Cause or Resignation For Good Reason

If we terminate Mr. Blackford’s employment without Cause or he resigns for Good Reason, Mr. Blackford will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  185% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

The Company also will pay Mr. Blackford his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

“Cause” means:

•                  the commission by the named executive officer of a felony for which he is convicted; or

•                  the material breach by the named executive officer of his agreements or obligations under his employment agreement described in a written notice to the named executive officer that is not capable of being cured or has not been cured within 30 days after receipt.

Mr. Blackford will have “Good Reason” for termination if other than for Cause any of the following has occurred:

•                  Mr. Blackford’s base salary or EIP target percentage has been reduced, other than in connection with an across-the-board reduction, not to exceed 5% of the then current base salary, of approximately the same percentage in executive compensation to executive employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us;

•                  our board of directors establishes an unachievable and commercially unreasonable adjusted EBITDA target that we must achieve for the named executive officer to receive an EIP under his employment agreement and Mr. Blackford provides written notice of his objection to the board of directors within ten business days;

•                  Mr. Blackford is not elected or re-elected to the board of directors;

•                  we have reduced or reassigned a material portion of Mr. Blackford’s duties, have diminished his title, have required Mr. Blackford to relocate outside the greater Minneapolis area, have relocated our corporate headquarters outside the greater Minneapolis area or have removed or relocated outside the greater Minneapolis area a material number of our employees or senior management, in each case without Mr. Blackford’s written consent; or

•                  we have breached in any material respect the employment agreement of Mr. Blackford.

Payments Made Upon Termination for Cause or Resignation Without Good Reason

If we terminate Mr. Blackford’s employment under his employment agreement for Cause or Mr. Blackford resigns without Good Reason, all of Mr. Blackford’s rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

Payments Made Upon a Change of Control

In the event of the termination without Cause or resignation for Good Reason of Mr. Blackford at any time within six months before, or 24 months following, a Change of Control, or the termination of employment by Mr. Blackford for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, Mr. Blackford will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  285% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

However, if Mr. Blackford’s employment terminates within six months prior to a Change in Control due to termination by the Company without Cause or due to termination by Mr. Blackford for Good Reason, then Mr. Blackford will receive payments in accordance with the provisions noted under the heading “Payments Made Upon Termination Without Cause or Resignation For Good Reason,” and within 30 days following the Change in Control, Mr. Blackford will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

The Company also will pay Mr. Blackford his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

If any payment or benefit received or to be received by Mr. Blackford in connection with a Change in Control of us constitutes a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code which would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Mr. Blackford will receive from us an additional cash payment (the “Gross-Up Payment”) so that, after payment by Mr. Blackford of all taxes, including income taxes (and any related interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Mr. Blackford retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the parachute payments. The Gross-Up Payment will be paid to Mr. Blackford or deposited with the government as withholding in a lump sum payment no later than 90 days following the date on which Mr. Blackford is required to pay the Excise Tax, but in no event later than the end of the tax year following the tax year in which Mr. Blackford submits the Excise Tax to the government.

“Change of Control” means (i) when any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) (other than the Company, IPC Manager III, L.P. or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholder or stockholders, as the case may be, of the Company, in substantially the same proportions as their ownership of stock of the Company), acquires, in a single transaction or a series of transactions (whether by merger, consolidation, reorganization or otherwise), (A) “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company’s outstanding shares of common stock), or (B) substantially all or all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of the Company with a “person” (as defined above) if, following such transaction, the holders of a majority of the Company’s outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

The following table shows the potential payments upon a termination or Change of Control of us pursuant to Mr. Blackford’s employment agreement.

Gary D. Blackford

Chairman of the Board and Chief Executive Officer

		For Good
		Reason or	Change of
		Without	Control
	Death or	Cause	Related
	Disability	Termination	Termination
Executive Benefits and	on	on	on
Payments Upon Separation (1)	12/31/2012	12/31/2012	12/31/2012
Compensation:
Non-Equity Incentive Plan	$502,900	$502,900	$502,900

Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	11,350
Severance Payments	505,600	935,400	1,441,000
Total	$1,019,850	$1,449,650	$1,955,250

(1)         The above table excludes the intrinsic value of vested stock options.

Rex Clevenger — Transition Agreement

On October 5, 2012, Mr. Clevenger announced his intention to retire on March 31, 2013.  On March 13, 2013, Mr. Clevenger announced that his departure date had been extended until May 31, 2013. It is anticipated that Mr. Clevenger will continue to serve as our Chief Financial Officer until May 31, 2013.  The following transition payments are payable under Mr. Clevenger’s transition agreement, as amended.

•                  Salary and Incentive Pay — Mr. Clevenger will continue to receive his current base salary through March 31, 2013.  Mr. Clevenger will also receive his non-equity incentive plan compensation of $231,500 for 2012.

•                  December 2012 Separation Pay — Mr. Clevenger received a lump sum payment of $518,850 on December 31, 2012.

•                  For the period of April 1, 2013 through May 31, 2013, Mr. Clevenger will receive $107,401 payable in six equal installments.

•                  July 2013 Separation Pay — Provided Mr. Clevenger remains employed with the Company through March 31, 2013 and signs, on or within 21 days after March 31, 2013, and does not rescind, a release of claims, Mr. Clevenger will receive a lump sum payment of $642,600 on May 31, 2013.

•                  Medical and Dental Premiums — Mr. Clevenger will receive a lump sum of $11,350, which is equivalent to 12 months of COBRA continuation coverage, on May 31, 2013.

William Mixon — Employment Agreement

The following termination and Change of Control payments are payable under Mr. Mixon’s employment agreement, contingent upon Mr. Mixon or his representative executing and delivering a release of all claims against the Company and all present and former directors, officers, agents, representatives, executives, successors and assignees of the Company and its direct or indirect owners within 45 days of the date of termination, provided 15 days have elapsed since such execution without any revocation thereof by Mr. Mixon or his representative.

Payments Made Upon Death or Disability

In the event of death or disability, Mr. Mixon or his legal representative will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  100% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

Additionally, Mr. Mixon will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. “Disability” means the named executive officer becomes physically or mentally disabled, whether totally or partially, either permanently or so that the named executive officer is unable substantially and competently to perform his duties for 180 days during any 12-month period during the term of his employment agreement.

Payments Made Upon Termination Without Cause or Resignation For Good Reason

If we terminate Mr. Mixon’s employment without Cause or he resigns for Good Reason, Mr. Mixon will receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  175% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

The Company also will pay Mr. Mixon his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Mixon will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

“Cause” means:

•                  the commission by the named executive officer of a felony for which he is convicted; or

•                  the material breach by the named executive officer of his agreements or obligations under his employment agreement described in a written notice to the named executive officer that is not capable of being cured or has not been cured within 30 days after receipt.

Mr. Mixon will have “Good Reason” for termination if, other than for Cause, any of the following has occurred:

•                  Mr. Mixon’s base salary or EIP target percentage has been reduced, other than in connection with an across-the-board reduction, not to exceed 5% of the then current base salary, of approximately the same percentage in executive compensation to executive employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us;

•                  our board of directors establishes an unachievable and commercially unreasonable adjusted EBITDA target that we must achieve for the named executive officer to receive an EIP under his employment agreement and Mr. Mixon provides written notice of his objection to the board of directors within ten business days;

•                  we have reduced or reassigned a material portion of Mr. Mixon’s duties, have diminished his title, have required Mr. Mixon to relocate outside the greater Minneapolis, Minnesota area, have relocated our corporate headquarters outside the greater Minneapolis area or have removed or relocated outside the greater Minneapolis area a material number of our employees or senior management, in each case without Mr. Mixon’s written consent; or

•                  we have breached, in any material respect, the employment agreement of Mr. Mixon.

Payments Made Upon Termination for Cause or Resignation Without Good Reason

If we terminated Mr. Mixon’s employment under his employment agreement for Cause or he resigns without Good Reason, all of Mr. Mixon’s rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

Payments Made Upon a Change of Control

If we terminate Mr. Mixon’s employment without Cause or Mr. Mixon resigns for Good Reason at any time within six months before, or 24 months following, a Change of Control and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, Mr. Mixon is entitled to receive, on the 61st day following termination, a lump sum payment consisting of the following:

•                  262.5% of his current base salary;

•                  $11,350 intended for health and welfare benefits; and

•                  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

The Company also will pay Mr. Mixon his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Mixon will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

However, if Mr. Mixon’s employment terminates within six months prior to a Change in Control due to termination by the Company without Cause or due to termination by Mr. Clevenger for Good Reason, then Mr. Mixon will receive payments in accordance with the provisions noted under the heading “Payments Made Upon Termination Without Cause or Resignation For Good Reason,” and within 30 days following the Change in Control, Mr. Mixon will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

“Change of Control” means (i) when any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) (other than the Company, IPC Manager III, L.P. or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholder or stockholders, as the use may be, of the Company, in substantially the same proportions as their ownership of stock of the Company), acquires, in a single transaction or a series of transactions (whether by merger, consolidation, reorganization or otherwise), (A) “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company’s outstanding shares of common stock), or (B) substantially all or all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of the Company with a “person” (as defined above) if, following such transaction, the holders of a majority of the Company’s outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

The following table shows the potential payments upon a termination or Change of Control of us under Mr. Mixon’s employment agreement.

William C. Mixon

President

		For Good
		Reason or	Change of
		Without	Control
	Death or	Cause	Related
	Disability	Termination	Termination
Executive Benefits and	on	on	on
Payments Upon Separation (1)	12/31/2012	12/31/2012	12/31/2012
Compensation:
Non-Equity Incentive Plan	$207,690	$207,690	$207,690
Stock Options	—	—	1,220,093

Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	11,350
Severance Payments	400,000	700,000	1,050,000
Total	$619,040	$919,040	$2,489,133

(1)         The above table excludes the intrinsic value of vested stock options.

POTENTIAL PAYMENTS UNDER OUR EXECUTIVE SEVERANCE PAY PLAN

On June 1, 2007 we adopted an Executive Severance Pay Plan, which the compensation committee amended on December 31, 2008 to comply with Section 409A of the Code. The amended Executive Severance Pay Plan provides benefits that are economically equivalent to the benefits the covered senior executives were entitled to under the June 1, 2007 plan, with the timing of payment and certain other provisions modified to comply with Section 409A. Additionally, references to the controller were removed.

In February 2011, the Executive Severance Pay Plan was amended to:

•                  exclude benefits from being paid if a change of control occurs as a result of the sale or transfer of substantially all of the assets of UHS to a private equity firm who invests in companies (a “Private Equity Firm”), or a company owned or controlled by a Private Equity Firm;

•                  prohibit the Executive Severance Pay Plan from being modified, amended or terminated 30 days prior to or six months after a change in control in a way that adversely impacts a participants benefits; and

•                  add the controller and general counsel as participants.

In October 2011, the Executive Severance Pay Plan was amended to change the definition of a covered “executive” to cover any employee who is designated in writing as covered by the Executive Severance Pay Plan by our chief executive officer. Executives covered by the Executive Severance Pay Plan include the following named executive officers: Timothy Kuck and John Desch. The terms of the Executive Severance Pay Plan, as they related to the possible payments upon termination of each of the aforementioned named executive officers, are summarized below. The amounts shown assume that termination was effective as of December 31, 2012, include amounts earned through that date and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts paid can only be determined at the time of each named executive officer’s separation from us.

Payments Made Upon Termination for Cause, Resignation Except for Good Reason, upon a Change in Control, Death or Disability

In the event of termination of employment for Cause, voluntary resignation except for Good Reason, upon a Change in Control or upon the death or disability of a named executive officer, no severance benefits are payable.

“Cause” means:

•                  the executive’s continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially the executive’s duties (the “duties”) as determined by the executive’s immediate supervisor, or the chief executive officer, or a senior vice president of the Company (other than as a result of a disability);

•                  dishonesty or fraud in the performance of the executive’s duties or a material breach of the executive’s duty of loyalty to the Company or its subsidiaries;

•                  conviction or confession of an act or acts on the executive’s part constituting a felony under the laws of the United States or any state thereof or any misdemeanor which materially impairs such executive’s ability to perform the duties;

•                  any willful act or omission on the executive’s part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or

•                  any breach by the executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to the executive.

“Change of Control” means any event as a result of which Irving Place Capital and its affiliates collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of Company or any sale or transfer of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control will not include the sale or transfer of all or substantially all of the assets of the Company to a Private Equity Firm, or a company owned or controlled by a Private Equity Firm.

“Resignation for Good Reason” means any of the following has occurred and the named executive officer has given notice thereof within 90 days of the event, we have not cured within 30 days of receipt of such notice, and the named executive officer terminates employment within 60 days thereafter:

•                  we have reduced or reassigned a material portion of the executive’s duties;

•                  the executive’s base salary has been materially reduced other than in connection with an across-the-board reduction of approximately the same percentage in executive compensation to employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us; or

•                  we have required the executive to relocate in excess of 50 miles from the location where the executive is currently employed.

Payments Made Upon Termination Without Cause or Resignation for Good Reason

If we terminate the named executive officer’s employment without Cause (other than death or disability) or the named executive officer resigns for Good Reason and the named executive officer signs a General Release within 45 days of the date of termination, the named executive officer will receive his or her then current salary on a bi-weekly payment schedule and COBRA benefits, if so elected by the named executive officer, for the 12-month period following termination (“Severance Period”), provided the time period allowed by the Company for rescission of the General Release has elapsed. The first payments will be made on the 61st day following the date of termination and will include any such payment(s) that would otherwise have been made prior to the time the General Release was effective. “General Release” means a written release of all claims against us and our affiliates in the form presented by us, which includes confidentiality, non-competition, non-solicitation and no-hire provisions.

A failure to execute a General Release within 45 days of the named executive officer’s date of termination or a subsequent rescission of such General Release within the time allowed will result in the loss of any rights to receive payments or benefits under the Executive Severance Pay Plan.

If the named executive officer finds other employment within 12 months from the date of termination, the amount of salary payable and COBRA benefits to the named executive officer will be reduced by the value of the compensation and benefits that the named executive officer receives in the named executive officer’s new employment.

If the named executive officer resigns for Good Reason, the named executive officer will receive a pro rata payment under our EIP, based on days employed, for the then current calendar year in which the termination occurs, payable at the time the EIP award is paid to our other senior executives.

The following tables show the potential payments to each of the named executive officers covered by our Executive Severance Pay Plan upon a termination or Change of Control.

Timothy W. Kuck

Executive Vice President, Strategy and Business Development

	Without	For Good	Control
	Cause	Reason	Related
	Termination	Termination	Termination
Executive Benefits and	on	on	on
Payments Upon Separation (1)	12/31/2012	12/31/2012	12/31/2012
Compensation:
Non-Equity Incentive Plan	$—	$185,000	$185,000

Benefits and Perquisites:
Health and Welfare Benefits	13,300	13,300	13,300
Severance Payments	265,700	265,700	265,700
Total	$279,000	$464,000	$464,000

(1)         The above table excludes the intrinsic value of vested stock options.

Diana J. Vance-Bryan — Payments Made Upon Termination Without Cause

Mrs. Vance-Bryan transitioned from UHS on October 1, 2012.  Mrs. Vance-Bryan was or will be paid the following severance payments under our Executive Severance Pay Plan.

•                  Salary and Incentive Pay — Mrs. Vance-Bryan received her first payment of $9,415 on October 19, 2012.  Mrs. Vance-Bryan will continue to receive the balance $244,801 representing 52 weeks of severance pay at her 2012 base salary which will continue being paid on bi-weekly basis until October 4, 2013

•                  Mrs. Vance-Bryan will continue to receive $244,801 representing 52 weeks of severance pay at her 2012 base salary which will be paid on a bi-weekly basis until October 4, 2013.

•                  Transition Payment — Mrs. Vance-Bryan received a one-time lump sum transition payment of $250,000 which was paid on October 19, 2012.

•                  Medical and Dental Premiums — Mrs. Vance-Bryan received a lump sum of $13,317, which is equivalent to 12 months of COBRA continuation coverage, on October 19, 2012.

John A. Desch

Senior Vice President, Strategic Sales and Marketing

	Without	For Good	Control
	Cause	Reason	Related
	Termination	Termination	Termination
Executive Benefits and	on	on	on
Payments Upon Separation	12/31/2012	12/31/2012	12/31/2012
Compensation:
Non-Equity Incentive Plan	$—	$58,400	$58,400
Stock Options	—	—	122,009

Benefits and Perquisites:
Health and Welfare Benefits	13,300	13,300	13,300
Severance Payments	242,000	242,000	242,000
Total	$255,300	$313,700	$435,709

(1)         The above table excludes the intrinsic value of vested stock options.

2007 STOCK OPTION PLAN

On May 31, 2007, our Parent’s board of directors adopted the 2007 Stock Option Plan in connection with the Transaction. The 2007 Stock Option Plan provides for the issuance of approximately 43.9 million nonqualified stock options of our Parent to any of our and Parent’s executives, including the named executive officers, other key employees and to consultants and certain directors. The options allow for the purchase of shares of common stock of our Parent at prices no lower than the stock’s fair market value at the date of grant. The exercise price of the stock option awards granted during the years ended December 31, 2012, 2010, 2009 and 2008 was set reasonably and in good faith by Parent’s board of directors and compensation committee and is equal to the market value of Parent’s common stock on the grant date. The exercise price of options issued during the years ended December 31, 2012, 2010 and 2009, was determined through a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses. The exercise prices of options issued during the year ended December 31, 2008 was determined by reference to the then recent per share valuation of Parent resulting from the 2007 Transaction as detailed below.  No options were issued in 2011.

(in thousands, except per share amount)
Equity Contribution at May 31, 2007 from Irving Place Capital and UHS Management to Parent	$248,794
Parent shares issued and outstanding at May 31, 2007	248,794
Per share Parent valuation at May 31, 2007	$1.00

The 2007 Stock Option Plan is administered by Parent’s board of directors and compensation committee, which has the authority to select the persons to whom awards are granted, to determine the exercise price, if any, and the number of shares of common stock covered by such awards, and to set other terms and conditions of awards, including any vesting schedule. Parent’s board of directors is permitted to amend, alter, suspend, discontinue or terminate the plan at any time, and either the Parent’s compensation committee or Parent’s board of directors is permitted to amend or terminate any outstanding award, except that an outstanding award may not be amended or terminated without the holder’s consent if such amendment or termination would adversely affect the rights of the holder.

While the terms of the options to be granted under the 2007 Stock Option Plan will be determined at the time of grant, our employee stock options issued in fiscal 2012, 2010, 2009 and 2008 will expire 10 years from the date of grant. Option grants to directors are 100% fixed vesting options, with one-sixth vesting on each December 31 over a six-year period. Option grants to employees are comprised of 50% fixed vesting and 50% performance vesting options. Fixed vesting options vest over a six-year service period with one-sixth vesting on December 31 of each year of the six-year period, subject to the option holder not ceasing employment with Parent or the Company. Upon a sale of Parent or the Company, all of the unvested options with fixed vesting schedules will vest and become exercisable. Performance vesting options vest over a six-year period with one-sixth vesting on December 31 of each year of the six-year period, subject to the option holder not ceasing employment with Parent or the Company. Prior to the Amendment described below, the vesting of performance vesting options was also subject to the Company’s attainment of either an adjusted EBITDA target for the then current year or an aggregate adjusted EBITDA target, as set forth in the respective form of option agreement. Also prior to the Amendment, upon a sale of Parent or the Company, all of the unvested options that vest upon the achievement of established performance targets would have vested and become exercisable upon IPC’s achievement of a certain internal rate of return on its investment in Parent, subject to certain conditions. With respect to both fixed vesting and performance vesting options, an employee’s unvested options are forfeited when employment is terminated, and vested options must be exercised within a prescribed time period on or following termination to avoid forfeiture. Before the exercise of an option, the holder has no rights as a stockholder regarding the shares subject to the option, including voting rights.

On August 11, 2010, the compensation committee of our board of directors recommended, and the board of directors (the “Parent Board”) of UHS Holdco, Inc. approved, an amendment (the “Amendment”) to the vesting provisions contained in all outstanding option agreements of participants in the 2007 Stock Option Plan who were employed by Parent or us as of the effective date of the Amendment, or served on our board of directors through that date. The Amendment, among other things, did away with the requirement that the EBITDA-based performance objectives be achieved in order for performance vesting options to vest, in effect providing for time-based vesting of these options rather than performance vesting. The Amendment did not change the number of options granted, the strike price, or any continued service requirements. The Amendment also provided for the acceleration of vesting, for 2007 Stock Option Plan participants who were employed by Parent or us as of the effective date of the Amendment and who were granted options prior to December 31, 2009, of options (the “Accelerated Options”) to purchase approximately 2,996,000 shares of common stock of Parent that were eligible for vesting on December 31, 2009, but did not vest because we did not achieve the applicable Adjusted EBITDA target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, the Accelerated Options remained eligible for vesting in future years based on our achievement of an aggregate Adjusted EBITDA target. Except as described above, all other terms and conditions applicable to the Accelerated Options remain in effect. The Amendment also amended the provisions relating to time vesting options granted under the 2007 Stock Option Plan to achieve greater consistency between the treatment of these options and the treatment of performance vesting options in the event of a sale of substantially all of the assets of Parent or us.

The Parent Board recognized the increased level of difficulty in achieving the original performance targets relating to performance vesting options (which were established in 2007), taking into consideration continued economic challenges, and authorized the Amendment in an effort to ensure that Parent continues to provide long-term incentives that drive core operating performance, while creating a meaningful retention benefit.

DIRECTOR COMPENSATION

Through June 2011, we paid each of our independent directors cash compensation of $30,000 per year for their service as independent directors. Members of our audit committee who were independent also received an annual fee of $5,000 ($10,000 for the chair), and members of our compensation committee who our board determined were independent received an annual fee of $3,000. In June 2011, we revised our director compensation policy to pay independent directors an additional $20,000 annually and the chair of the audit committee an additional $10,000 annually. These amounts are reviewed by the board from time to time, and all amounts are pro-rated for partial year directorship or membership, as appropriate. Directors who are not independent do not receive compensation for services on the board of directors. Although David Crane serves as a senior advisor to IPC, we consider him to be independent for compensation purposes.

Independent directors are eligible to receive grants of stock options under the 2007 Stock Option Plan, subject to the approval of Parent’s board of directors. In addition, we reimburse our independent directors for all out-of-pocket expenses incurred in connection with their activities as members of the board, provided that they are expected to follow travel and expense guidelines established for all of our officers and directors.

2012 Cash Compensation

In 2012, each of our independent directors (Mr. Roberg, Mr. Schochet, Mr. Crane, Mr. Grotting and Mr. Illingworth) received cash compensation of $50,000 for his service as an independent director. In addition, annual fees based on committee memberships were paid as described below.  Finally, each independent director received a distribution with respect to vested stock options, as described below.

•                  Mr. Crane received cash compensation of $3,000 for his service as a member of our compensation committee.  Mr. Crane received a distribution with respect to vested stock options in the amount of $5,997.  Mr. Crane received an aggregate amount of $58,997 during 2012.

•                  Mr. Roberg received cash compensation of $20,000 for his service as chairman of our audit committee.  Mr. Roberg received a distribution with respect to vested stock options in the amount of $5,997. Mr. Roberg received an aggregate amount of $70,997 during 2012.

•                  Mr. Schochet received cash compensation of $5,000 for his service as a member of our audit committee. Mr. Schochet received a distribution with respect to vested stock options in the amount of $5,997. Mr. Schochet received an aggregate amount of $60,997 during 2012.

•                  Mr. Grotting received a distribution with respect to vested stock options in the amount of $5,997.  Mr. Grotting received a benefit of $17,675 with respect to a re-price of stock options received before 2012.  Mr. Grotting received an aggregate amount of $76,672 during 2012.

•                  Mr. Illingworth received a grant of stock options to purchase 300,000 shares of Parent’s common stock.  The fair value of the stock option grant was $159,720.  Mr. Illingworth received an aggregate amount of $209,720 during 2012.

Stock Option Compensation

On March 14, 2012, our board of directors elected Mr. Illingworth to serve as a new member of the board of directors.  On October 3, 2012, the compensation committee authorized the grant of options to purchase 300,000 shares of Parent common stock at the market value of Parent’s common stock on the grant date of $1.40 per share under and pursuant to the terms of the 2007 Stock Option Plan, for his service as an independent director.

On August 11, 2010, our board of directors elected Mr. Grotting to serve as a new member of the board of directors, at which time, the board of directors of the Parent authorized the grant of options to purchase 300,000 shares of Parent common stock at the market value of Parent’s common stock on the grant date of $1.83 per share under and pursuant to the terms of the 2007 Stock Option Plan, for his service as an independent director.  On October 3, 2012, the compensation committee authorized an amendment to the stock option agreement with Mr. Grotting, whereby the exercise price of Mr. Grotting’s option to purchase 300,000 shares of Parent common stock was changed to $1.40 per share, which was the market value of Parent’s common stock as of the amendment date.

In April 2008, Mr. Schochet and Mr. Crane each received a grant of stock options to purchase 300,000 shares of Parent’s common stock at the market value of Parent’s common stock on the grant date of $1.00 per share under and pursuant to the terms of the 2007 Stock Option Plan, for their service as our independent directors.

In December 2007, Mr. Roberg received a grant of stock options to purchase 300,000 shares of Parent’s common stock at the market value of Parent’s common stock on the grant date of $1.00 per share under and pursuant to the terms of the 2007 Stock Option Plan, for his service as our director and chairman of the audit committee.

Until a stock option vests and is exercised, the underlying shares cannot be voted. These stock options vest over a six-year period of service with one-sixth of the grant vesting each year. The 2007 Stock Option Plan is discussed in detail under the caption “2007 Stock Option Plan” above.

2012 Director Compensation Table

The table below summarized the compensation paid by the Company to directors for the fiscal year ended December 31, 2012:

	Fees			Distribution
	Earned			with Respect
	or Paid	Option	All Other	to Vested
	in Cash	Awards	Compensation	Stock Options	Total
Name (1)	($) (2)	($) (3)	($) (5)	($) (4)	($)
Barry Schochet	$55,000	$—	$—	$5,997	$60,997
Bret D. Bowerman	—	—	—	—	—
David Crane	53,000	—	—	5,997	58,997
Michael C. Feiner	—	—	—	—	—
Kevin L. Roberg	70,000	—	—	5,997	75,997
Robert Juneja	—	—	—	—	—
John B. Grotting	53,000	—	$17,675	5,997	76,672
David Illingworth	50,000	159,720	$—	—	209,720

(1)                                 Only the members of our board who are independent for compensation purposes receive compensation for their service as directors.

(2)                                The amount in the “Fees Earned or Paid in Cash” column for Mr. Schochet, Mr. Crane, Mr. Roberg, Mr. Grotting, and Mr. Illingworth represents retainer and committee fees as discussed in detail under the caption “2011 Cash Compensation.”

(3)                                 The amounts in the “Option Awards” column reflect the fair value of the award granted for the year ended December 31, 2012, in accordance with ASC Topic 718, of awards pursuant to the 2007 Stock Option Plan. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included elsewhere in this prospectus. As of December 31, 2012, Mr. Roberg, Mr. Schochet, and Mr. Crane each had 300,000 options outstanding and 250,000 options exercisable under the 2007 Stock Option Plan. As of December 31, 2012, Mr. Grotting had 300,000 options outstanding and 150,000 options exercisable under the 2007 Stock Option Plan.  As of December 31, 2012, Mr. Illingworth had 300,000 options outstanding and 50,000 options exercisable under the 2007 Stock Option Plan.

(4)                                The amount in the “Distributions with Respect to Vested Stock Options” column reflect the cash paid to directors as equity distributions as a result of the dividend declared to Parent in June 2011, see Note 7 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included elsewhere in this prospectus.

(5)                                The amount in the “All Other Compensation” column reflects the incremental fair value from the re-price of stock options of Mr. Grotting, in accordance with ASC Topic 718, of awards pursuant to the 2007 Stock Option Plan. On October 3, 2012, the compensation committee authorized an amendment to the stock option agreement with Mr. Grotting, whereby the exercise price of Mr. Grotting’s option to purchase 300,000 shares of Parent common stock was changed to $1.40 per share, which was the market value of Parent’s common stock as of the amendment date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, the directors serving on the compensation committee of our board of directors were Mr. Juneja, Mr. Crane, and Mr. Grotting, none of whom has served as an officer or employee of UHS.

For a discussion of the related person transactions between or among the foregoing compensation committee members, their affiliates and us, see “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this prospectus.

Our board of directors has considered the compensation policies and practices that are generally applicable to all employees, including our non-executive officers, and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our capital stock is owned by Parent. IPC and certain members of our management team own all of the capital stock of Parent. The following table sets forth certain information known to us, based on information provided by Parent, regarding the beneficial ownership of the common stock of Parent as of March 1, 2013 by:

•                  each person who is the beneficial owner of more than 5% of its outstanding voting stock;

•                  each member of the board of directors of Parent and our named executive officers; and

•                  all of our directors and executive officers listed in the table under “Management—Executive Directors and Officers” as a group.

To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Number of Shares	Percentage of
	Beneficially Owned	Shares Beneficially
Name of Beneficial Owner (1)	as of March 1, 2013	Owned (%) (2)

Principal Stockholders:
IPC/UHS, L.P. (3) (10) (11)	175,000,000	65.1
IPC/UHS Co-Investment Partners, L.P. (3) (10) (11)	63,913,306	23.8

Directors and Named Executive Officers:
Gary D. Blackford (4)	18,424,387	6.9
William C. Mixon (5)	458,315	*
Rex T. Clevenger	100,000	*
Timothy W. Kuck (6)	2,999,854	1.1
John A. Desch (13)	45,832	*
Barry P. Schochet (7)	250,000	*
Bret D. Bowerman (9)	—	—
David Crane (7)	250,000	*
Michael C. Feiner (11)	—	—
Kevin L. Roberg (7)	250,000	*
John B. Grotting (8)	150,000	*
Robert Juneja (10)	238,913,306	88.9
David Illingworth (12)	50,000	0.0

All directors and executive officers as a group (17 persons)	266,218,622	99.1

*                                         Denotes less than one percent.

(1)         Unless otherwise specified, the address of each of the named individuals is c/o Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439.

(2)         Percentage of beneficial ownership is based on the aggregate of 249,012,549 shares of Parent’s common stock outstanding as of March 1, 2013 and 19,699,979 options exercisable or becoming exercisable for our directors and executive officers within 60 days of March 1, 2013. The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage.

(3)         IPC III GP, LLC may be deemed a beneficial owner of shares of UHS Holdco, Inc. due to its status as a general partner of IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P.  GP, LLC disclaims beneficial ownership of any such shares of which it is not the holder of record.

(4)         Includes 81,275 shares of common stock held by Mr. Blackford’s wife and 3,843,112 shares of common stock held in trust for Mr. Blackford’s children, wherein Mr. Blackford and his wife, as trustees, have equal voting and dispositive power and may collectively be deemed to be beneficially owned by Mr. Blackford, and options to purchase 14,500,000 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013.

(5)         Includes options to purchase 458,315 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013.

(6)         Includes options to purchase 2,500,000 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013.

(7)         Includes options to purchase 250,000 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013, for each of Mr. Roberg, Mr. Crane, and Mr. Schochet.

(8)         Includes options to purchase 150,000 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013.

(9)         Mr. Bowerman is a principal of Irving Place Capital.  His address is c/o Irving Place Capital, 745 Fifth Avenue, New York, New York 10151.

(10)  Mr. Juneja is a Senior Managing Director and Partner of Irving Place Capital.  Mr. Juneja disclaims beneficial ownership of any of the shares of common stock owned by IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P., except to the extent of his pecuniary interest therein, if any.  His address is c/o Irving Place Capital, 745 Fifth Avenue, New York, New York 10151.

(11)  Mr. Feiner is a Senior Managing Director of Irving Place Capital. His address is c/o Irving Place Capital, 745 Fifth Avenue, New York, New York 10151.

(12)  Includes options to purchase 50,000 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013.

(13)  Includes options to purchase 45,832 shares of common stock that are exercisable or become exercisable within 60 days of March 1, 2013.

Equity Compensation Plan

The following table summarizes, as of December 31, 2012, the shares of Parent’s common stock subject to outstanding awards or available for future awards under Parent’s 2007 Stock Option Plan.

Number of Securitites Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise of	Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options, Warrants	Price of Outstanding Options,	Plans (excluding shares reflected
Plan Category	and Rights	Warrants and Rights (1)	in the first column) (2)
Equity Compensation Plans Approved by Security Holders	36,667,083	$1.12	7,018,828

Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	36,667,083	$1.12	7,018,828

(1)         The exercise price of the stock option award is equal to the market value of Parent’s common stock on the grant date as determined reasonably and in good faith by the Parent’s board of directors and compensation committee.  The exercise price of options issued during the years ended December 31, 2012, 2011 and 2010, was determined through a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses. The exercise prices of options issued during the year ended December 31, 2008 and seven months ended December 31, 2007 was determined by reference to the then recent per share valuation of Parent resulting from the Transaction as detailed below.

(in thousands, except per share amount)

Equity Contribution at May 31, 2007 from Irving Place Capital and UHS Management to Parent	$248,794

Parent shares issued and outstanding at May 31, 2007	248,794

Per share Parent valuation at May 31, 2007	$1.00

(2)         Represents shares remaining available under Parent’s 2007 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND

DIRECTOR INDEPENDENCE

Transactions with Related Persons

The board of directors has adopted a written policy and written procedures regarding transactions with related persons. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire, which requires disclosure of any transactions in which we are a participant and the director, executive officer or any member of his immediate family (each a “related person”), have a direct or indirect material interest. The policy and procedures charge the audit committee with the review, approval and/or ratification of any material transactions with a related person. In determining whether to authorize, approve and/or ratify a transaction, the audit committee will use any process and review any information that it determines is reasonable in light of the circumstances in order to determine if the transaction is fair and reasonable and on terms no less favorable to us than could be obtained in a comparable arm’s length transaction with an unrelated third party to us. The audit committee may, but is not required to, seek bids, quotes or independent valuations from unaffiliated third parties sufficient to enable the audit committee to assess the fairness of the transaction to us.

Management Agreements

Payments under the management agreements described below may be made only to the extent permitted by our amended senior secured credit facility and the indenture governing the notes.

On May 31, 2007, in connection with the Transaction, we and IPC entered into a professional services agreement pursuant to which general advisory and management services are provided to us with respect to financial and operating matters.  IPC is an owner of Parent, and the following members of our board of directors are associated with IPC:  Robert Juneja, Bret Bowerman and Michael Feiner.  In addition, David Crane, a director, provides consulting services to IPC.  The professional services agreement requires us to pay an annual advisory fee for ongoing advisory and management services equal to the greater of $0.5 million or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year, payable in quarterly installments. We incurred fees to IPC of approximately $1.1 million in 2012 for advisory and management services.

The professional services agreement was amended and restated as of February 1, 2008, to state that IPC may provide to us certain strategic services in exchange for a portion of the fees that would have been payable by us to IPC as advisory fees under the original professional services agreement, provided that the aggregate of the advisory and strategic services fees do not exceed the greater of $0.5 million or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year.

Securityholders Agreement

Irving Place Capital, the parent company of IPC, and certain members of our management that acquired securities of Parent in connection with the merger entered into a securityholders agreement that governs certain relationships among, and contain certain rights and obligations of, such stockholders. The securityholders agreement, among other things:

•                  limits the ability of the stockholders to transfer their securities in Parent, except certain permitted transfers specified therein;

•                  provides for certain co-sale rights; and

•                  provides for certain rights of first refusal with respect to transfers by stockholders other than to certain permitted transferees.

Business Relationship

In the ordinary course of business, we entered into an operating lease for our Minneapolis, Minnesota district office with Ryan Companies US, Inc. (“Ryan”), which began on May 1, 2007. On November 29, 2007, we added a new member to our Board of Directors who is also a director of Ryan. During the years ended December 31, 2012, 2011 and 2010, we made rent payments to a Ryan affiliate totaling $0.3, $0.3 and $0.4 million respectively.

In the ordinary course of business, we entered into engagement letters with CTPartners, LLC (“CTPartners”) in September of 2012 and January of 2013 to conduct searches for certain executive positions.  One member of our board of directors, Michael Feiner, is also a director of CTPartners.  Pursuant to these engagement letters, we made payments to CTPartners totaling approximately $0.3 million during 2012.

We believe that the aforementioned arrangements and relationships were provided in the ordinary course of business at prices and on terms similar to those that would result from arm’s length negotiation between unrelated parties.

Director Independence

Information regarding the independence of our directors is incorporated by reference to the appropriate information, under “Management—Meetings and Committees of the Board of Directors—The Board of Directors.”

DESCRIPTION OF OTHER INDEBTEDNESS

Amended Senior Secured Credit Facility

We summarize below the principal terms of our amended senior secured credit facility. This summary is not a complete description of all of the terms of our amended senior secured credit facility and is subject to, and qualified in its entirety by reference to, the complete text of the related credit agreement.

Our amended senior secured credit facility is a first lien senior secured asset-based revolving credit facility providing for loans in an amount up to $235.0 million, documented by a credit agreement among us, Parent, Bank of America, N.A., as administrative agent (the “Administrative Agent”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and RBC Capital Markets, as joint lead arrangers and joint book managers, and the lenders party thereto. Our amended senior secured credit facility is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents, in the form of revolving loans, swing line loans and letters of credit.

Borrowing Base.  The availability under our amended senior secured credit facility is subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment.

Maturity.  The maturity date of the facility is the earliest of (i) July 31, 2017 or (ii) 90 days prior to the maturity of the notes.

Additional Revolving Commitments.  Subject to certain conditions, we are able, at our option, to request on one or more occasions that our amended senior secured credit facility be increased by an amount not to exceed $50.0 million, subject to our and the Administrative Agent’s consent rights with respect to the lenders providing commitments for such increase.

Collateral; Guarantees.  Our obligations under our amended senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of Parent’s, our and our subsidiaries’ stock, any joint ventures and certain other exceptions. Our obligations under our amended senior secured credit facility are unconditionally guaranteed by Parent and our current material domestic subsidiaries.

Interest Rates; Fees.  Borrowings under our amended senior secured credit facility accrue interest at LIBOR or base rate, at the borrower’s option, and we will be required to pay a commitment fee to the lenders in respect of any unutilized commitments, in each case according to facility usage and as more further set forth below:

Pricing Level	Facility Usage Percentage	Applicable Rate for LIBOR Loans and Letters of Credit	Applicable Rate for Base Rate Loans	Commitment Fee
1	< 25%	2.50%	1.50%	0.500%
2	> 25% but < 75%	2.25%	1.25%	0.375%
3	> 75%	2.00%	1.00%	0.250%

Notwithstanding the foregoing, from the date of the closing of the amended senior secured credit facility to the date which is three months after such date, the loans under the facility bore interest at Pricing Level 2 as set forth above.

Overdue principal, interest and other amounts bear interest at a rate per annum equal to 2% in excess of the applicable interest rate. Our amended senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

We are also required to pay customary letter of credit fees and an annual administrative agent fee.

Mandatory and Optional Prepayment.  We may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the loans in whole or in part without premium or penalty. We are required to make mandatory prepayments if borrowings at any time exceed the aggregate revolving credit commitments or the borrowing base then in effect, and with the net cash proceeds of certain issuances of indebtedness.

Covenants.  Our amended senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent will, among other things, deliver financial and other information to the Administrative Agent, provide notice of certain events (including events of default), pay our obligations in accordance therewith and as they become due, preserve and maintain our legal existence, maintain our properties, books and records and certain insurance, and maintain the security interest in the collateral for the benefit of the administrative agent and the other secured parties.

Among other restrictions, our amended senior secured credit facility restricts our ability, and Parent’s ability, to incur indebtedness, create or permit liens on our respective assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates and change our line of business. The amended senior secured credit facility also contains a financial covenant consisting of a minimum interest coverage ratio, i.e., a minimum ratio of trailing four-quarter EBITDA to cash interest expense (the amount by which (i) the sum of interest expense for such period exceeds (ii) interest income) which, as of the end of any fiscal quarter during which availability under our amended senior secured credit facility has been less than $20 million for three consecutive business days during such quarter, may not be less than 1.50:1.00.

Events of Default.  Our amended senior secured credit facility specifies certain events of default, including among others, failure to pay principal amounts due, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or provide for materiality thresholds. If such a default occurs, the lenders under our amended senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under our amended senior secured credit facility.

Floating Rate Notes and PIK Toggle Notes

On February 12, 2013, in connection with February 2013 issuance, we issued a redemption notice for all of our outstanding floating rate notes.  On March 14, 2013, we redeemed our all outstanding floating rate notes.

On July 24, 2012, in connection with the issuance of the existing notes, we conducted a tender offer to purchase $405 million of our PIK Toggle Notes. In conjunction with the tender offer, we also solicited consents from holders to amendments which would eliminate the right of the holders of the PIK Toggle Notes to benefit from substantially all of the restrictive covenants and certain event of default provisions in the existing indenture with respect to the PIK Toggle Notes. On August 7, 2012 and August 21, 2012, we accepted for payment approximately $317.9 million or 78.48%, and $25,000 or 0.01%, respectively of our outstanding PIK Toggle Notes. On August 7, 2012, we entered into a supplemental indenture governing our PIK Toggle Notes which effected the amendments. On September 5, 2012, we redeemed our remaining outstanding PIK Toggle Notes.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the terms “Issuer” and “UHS” refer solely to Universal Hospital Services, Inc.

The Issuer, previously issued under an indenture, dated as of August 7, 2012 (as supplemented and amended, the “Indenture”), between the Issuer, UHS Surgical Services, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), $425.0 million aggregate principal amount of 7.625% second lien senior secured notes due 2020 (the “Existing Notes”).  The Restricted Notes were issued, and the Exchange Notes will be issued, under the Indenture. As used in this section, the term “New Notes” refers to the Restricted Notes and the Exchange Notes and the term “Notes” refers to the Existing Notes, the Restricted Notes, the Exchange Notes and any other notes issued under the Indenture. Except as set forth herein, the terms of Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). Until the exchange offer for the Exchange Notes is completed, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes. To the extent provided therein, the Indenture is subject to and governed by the Trust Indenture Act.

The Restricted Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Upon the issuance of exchange notes, or the effectiveness of a shelf registration statement, the Indenture is subject to and governed by the Trust Indenture Act. Until the exchange offer for the Exchange Notes is completed, the Restricted Notes will have a separate CUSIP number from that of the Notes, which may adversely affect the liquidity of the Notes and cause the Notes to trade at a different price than the Restricted Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by express reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture and the Security Documents relating thereto related to the New Notes. It does not restate those agreements in their entirety. The Issuer urges you to read the Indenture and the Security Documents related to the New Notes because they, and not this description, define your rights as holders of the New Notes. Copies of the Indenture and the Security Documents related to the New Notes are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” having the meanings assigned to them in the Indenture.

The registered holder of a New Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The New Notes are:

•                  general senior secured obligations of the Issuer;

•                  of equal ranking in right of payment with all existing and any future unsubordinated Indebtedness of the Issuer, including our Existing Notes, and effectively senior to any such unsecured indebtedness to the extent of the value of the Collateral;

•                  secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to certain Permitted Liens to the extent of the value of the collateral securing such Permitted Liens;

•                  effectively junior to the Obligations of the Issuer under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Issuer secured by certain Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

•                  effectively subordinated to any future Indebtedness and other liabilities of the Issuer’s Subsidiaries that are not Guarantors; and

•                  senior in right of payment to any existing and future subordinated Indebtedness of the Issuer.

As of December 31, 2012, the Issuer has indebtedness of $699.0 million excluding $169.6 million available of borrowings under its senior secured credit facility. Subject to complying with the covenants in our Credit Agreement and the Indenture governing the Notes, we will be able to incur additional debt, including debt secured by liens prior to the liens securing the New Notes.

Principal, Maturity and Interest

The Issuer issued $220.0 million in aggregate principal amount of New Notes in the February 2013 issuance as additional notes under the Indenture. Immediately after giving effect to the February 2013 issuance, the Issuer had $645.0 million aggregate principal amount of Notes outstanding. The Issuer may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes is subject to all of the covenants of the Indenture, including the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens” (the “Additional Notes”). Any such Additional Notes will be secured equally and ratably by Second Priority Liens on the Collateral described below under the caption “—Collateral.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, although if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will trade under a separate CUSIP number. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any Additional Notes that are actually issued and references to “principal amount” of the Notes include any Additional Notes.

Interest on the Notes will accrue at a rate of 7.625% per annum and be payable semi-annually, in arrears, on each February 15 and August 15, commencing on February 15, 2013. Interest on the New Notes will accrue from August 7, 2012. The Issuer will make each interest payment to the holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid with respect to such Notes, or if no interest has been paid with respect to such Notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on August 15, 2020.

Principal and premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payments of interest may be made by check mailed to the holders of record at their respective addresses set forth in the register of noteholders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the noteholder or noteholders thereof. The Issuer will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Paying Agent and Registrar For the Notes

The Trustee acts as paying agent and registrar in respect of the Notes. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes is to be redeemed.

Guarantees

As described below under “—Certain Covenants—Guarantees,” in certain circumstances future Restricted Subsidiaries of the Issuer or another Restricted Subsidiary of the Issuer may be required to guarantee the obligations of the Issuer under the Notes and the Indenture. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

Certain future Restricted Subsidiaries of the Issuer will not be required to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of the Issue Date and the date of this prospectus, there is one Subsidiary of the Issuer who is a Guarantor. The remaining Subsidiaries of the Issuer, ETC Medical Limited, Cryo Venture 6 LLC and Litho Venture 3 LLC, are not and will not be Guarantors.

The Guarantees are:

•                  general senior secured obligations of each Guarantor;

•                  of equal ranking in right of payment with all existing and any future unsubordinated Indebtedness of the Guarantor, including the guarantees related to the Floating Rate Notes and any outstanding PIK Toggle Notes, and effectively senior to any such unsecured indebtedness to the extent of the value of the Collateral;

•                  secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to certain Permitted Liens to the extent of the value of the collateral securing such Permitted Liens;

•                  effectively junior to the Obligations of the Guarantor under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Guarantor secured by certain Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

•                  effectively subordinated to any future Indebtedness and other liabilities of the Guarantor’s Subsidiaries that are not Guarantors; and

•                  senior in right of payment to any existing and future subordinated Indebtedness of the Guarantor.

Furthermore, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Issuer’s Unrestricted Subsidiaries will not guarantee the Notes.

Collateral

The New Notes are secured, on an equal and ratable basis with the Existing Notes and any other Second Priority Lien Obligations incurred after the Issue Date, by the Second Priority Liens, granted by the Issuer, the Guarantor and any future Guarantor on the following assets of the Issuer and any such Guarantor (whether now owned or hereafter arising or acquired) to the extent such assets secure Indebtedness incurred under the Credit Agreement (collectively, the “Collateral”):

(1)                                 all intercompany notes held by the Issuer and the Guarantor existing on the Issue Date or thereafter created or acquired, and

(2)                                 all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, trademarks, trade names, equipment and proceeds of the foregoing) of the Issuer and any Guarantors.

In addition, any additional property and assets pledged in favor of the lenders under the Credit Agreement shall also constitute part of the Collateral. The Collateral will not include: (A) any lease, license, contract, property rights or agreement to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder, to the extent that and for so long as (but only for so long as), the grant of such security interest shall (1) constitute or result in the abandonment, invalidation or unenforceability under applicable law of any right, title or interest of the Issuer or any Guarantor therein or (2) constitute or result in a material breach or termination pursuant to the terms of, or a material default, under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); (B) any equipment owned by the Issuer or any Guarantor that is subject to a purchase money Lien or a capital lease permitted pursuant to the Indenture if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits the creation of any other Lien on such equipment, but only, in each case, to the extent and for so long as (but only for so long as), the Indebtedness secured by the applicable Lien or the applicable capital lease has not been repaid in full or the applicable prohibition has not otherwise been removed or terminated; provided that any proceeds, substitutions or replacements of any property included in subclauses (A) and (B) above shall not be excluded (unless such proceeds, substitutions or replacements would itself constitute property excluded under subclause (A) or (B)); (C) any equity interests or investment property in any subsidiary or joint venture; (D) motor vehicles and other assets subject to certificates of title and letter of credit rights; or (E) assets requiring perfection through control agreements (excluding deposit accounts (excluding payroll, trust, petty cash, zero balance and withholding accounts)).

In the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation or any other law, rule or regulation adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s intercompany notes secure the Notes or the Subsidiary Guarantees, then the intercompany notes of such Subsidiary will automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of the Notes, to the extent necessary to release the Second Priority Liens on the intercompany notes that are so deemed to no longer constitute part of the Collateral. However, the First Priority Liens on such intercompany notes will not be released and will remain in force with respect to such property.

The Collateral has been pledged to (1) the First Priority Lien Representative, on a first priority basis, for the benefit of the holders of the First Priority Lien Obligations and (2) pursuant to the Security Agreement, Wells Fargo Bank, National Association as collateral agent (together with any successor collateral agent, the “Collateral Agent”), on a second priority basis, for the benefit of itself, the Trustee for, and the holders of, the Existing Notes. On the Issue Date, the holders of the Existing Notes appointed the Collateral Agent as collateral agent for the holders of the Notes and the Security Agreement was amended and restated to, among other things, include as secured obligations thereunder the Obligations of the Issuer and the Guarantor under the Notes, the Indenture and the Subsidiary Guarantee, respectively, and any additional Second Priority Lien Obligations incurred after the Issue Date. The Second Priority Liens will be subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens have been paid in full in cash in accordance with the terms thereof. The Second Priority Liens will also be subject and subordinate to certain Permitted Liens. The persons holding such Liens may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

The Collateral may also be pledged to a collateral agent, on a third priority basis, for the benefit of holders of any Third Priority Lien Obligations. The Third Priority Liens will be subject and subordinate to the First Priority Liens and the Second Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Third Priority Liens until all obligations in respect of the First Priority Liens and the Second Priority Liens have been paid in full in cash in accordance with the terms thereof.

The Security Documents provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Lien Obligations will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the Collateral Agent, the Trustee or the holders of any Notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Collateral Agent nor the Trustee nor the holders of the Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Lien Obligations.

In addition, to the extent that the holders of the First Priority Lien Obligations elect not to perfect their security interest in certain assets, the Second Priority Lien will not be perfected as to such assets. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations.”

The Intercreditor Agreement provides that at such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Lien Obligations have released their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens will also be automatically released to the same extent; provided, however, that (a) in the case of clause (1) of this sentence, (x) in the event that an Event of Default under the Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral and, thereafter, the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of Notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but, in such event, the Second Priority Liens will be released when such Event of Default and all other Events of Default under the Indenture cease to exist) and (y) if the Issuer subsequently Incurs obligations under the Credit Agreement or other First Priority Lien Obligations which are secured by assets of the Issuer and the Guarantors of the type constituting Collateral, then the Notes will be secured at such time by a Second Priority Lien on the collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents, (b) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the Notes will then be secured by the Second Priority Liens on such Collateral, to the same extent provided pursuant to the Security Documents, and (c) in the case of clauses (1) and (2) of this sentence, if there are any Third Priority Lien Obligations outstanding, the Second Priority Liens on the Collateral will only be released if the Third Priority Liens on the Collateral are released simultaneously.

In addition, the Security Documents provide that the Second Priority Liens will be released automatically and without the need for any further action by any Person (so long as such release is in compliance with the Trust Indenture Act):

(1)                                 as to all of the Collateral, upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, on the Notes;

(2)                                 as to all of the Collateral, upon defeasance or discharge of the Notes in accordance with the provisions described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(3)                                 as to any property constituting Collateral that is sold, transferred or otherwise disposed of by the Issuer or any of its subsidiaries in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition; or

(4)                                 as to any property constituting Collateral that is owned by a Guarantor that has been released from its Subsidiary Guarantee, concurrently with the release of such Subsidiary Guarantee.

To the extent applicable, the Issuer will cause § 313(b) of the Trust Indenture Act, relating to reports, and § 314(d) of the Trust Indenture Act, relating to the release of property or securities from the Liens securing the Notes or relating to the substitution for such Liens of any property or securities to be subjected to the Lien of the Security Documents, to be complied with and will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture and the Security Documents, all documents required by § 314(d) of the Trust Indenture Act and an opinion of counsel to the effect that the accompanying documents constitute all documents required by § 314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of §314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that, under the terms of § 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including “no action” letters or exemptive orders, all or any portion of § 314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under § 314(d) of the Trust Indenture Act.

Notwithstanding the foregoing, but subject to the terms of the Indenture and the Security Documents and the agreements and instruments governing the First Priority Lien Obligations, the Issuer and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Second Priority Liens which has become worn out, defective or obsolete or not used or useful in the business, (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Second Priority Liens, (iii) surrendering or modifying any franchise, license or permit subject to the Second Priority Liens which it may own or under which it may be operating, (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances, (v) granting a license of any intellectual property, (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business, (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business, (viii) making cash payments (including for the repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture; and (ix) abandoning any property which is no longer used or useful in the Issuer’s business.

In addition, the Intercreditor Agreement provides that, so long as the First Priority Lien Obligations are outstanding, the holders of the First Priority Lien Obligations may change, waive, modify or vary the security documents with respect to their First Priority Lien Obligations, which changes, waivers, modifications or variances will apply to each comparable provision of the Security Documents; provided that any such change, waiver, modification or variance materially adversely affecting the rights of the holders of the Notes in a manner materially different from that affecting the holders of the First Priority Lien Obligations will require the consent of the Trustee (acting at the direction of holders of a majority of the aggregate principal amount of Notes outstanding); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Lien Obligations may (1) direct the First Priority Lien Representative to take actions with respect to the Liens on the Collateral securing the First Priority Lien Obligations (including the release of the Liens on the Collateral securing the First Priority Lien Obligations and the manner of realization), which actions will also apply to the Liens on the Collateral securing the Obligations in respect of the Notes to the extent provided in the Intercreditor Agreement, without the consent of the holders of the Notes and (2) agree to modify the security documents in respect of such First Priority Lien Obligations, without the consent of the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations.”

The holders of the First Priority Lien Obligations will receive all proceeds from any realization on the Collateral until the First Priority Lien Obligations are paid in full in cash in accordance with the terms thereof. Proceeds realized from the Collateral will be applied:

•                  first, to amounts owing to the First Priority Lien Representative in its capacity as such;

•                  second, to amounts owing to the holders of the First Priority Lien Obligations in accordance with the terms of the First Priority Lien Obligations;

•                  third, to amounts owing to the Trustee and the Collateral Agent in their respective capacities as Trustee and Collateral Agent and to any other trustee, collateral agent or other representative of any other Second Priority Lien Obligations in their respective capacities as such, in accordance with the terms of the Indenture, the Security Documents and the agreements governing such other Second Priority Lien Obligations, as applicable;

•                  fourth, to amounts owing to the holders of the Notes and holders of other Second Priority Lien Obligations in accordance with the terms of the Indenture, the Security Documents and the agreements governing such other Second Priority Lien Obligations, as applicable;

•                  fifth, to amounts owing to any collateral agent with respect to, and holders of, Third Priority Lien Obligations in accordance with the terms of such Third Priority Lien Obligations; and

•                  sixth, to the Issuer and/or other persons entitled thereto.

Subject to the terms of the Indenture and the Security Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral, to the extent deposited with the Collateral Agent or any agent of the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Issuer’s Obligations under the Notes, in full or at all, after first applying any proceeds from the Collateral to satisfy the First Priority Lien Obligations. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Issuer. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Issuer may not be feasible or of significant value. See “Risk Factors—Risks Related to our Indebtedness and the Notes—It may be difficult to realize the value of the collateral securing the notes.”

Certain Bankruptcy and Other Limitations with respect to the Collateral

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against the Issuer, or any of the Issuer’s subsidiaries that provide security for the Notes, prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral. Upon commencement of a case for relief under the U.S. Bankruptcy Code, a secured creditor, such as the Collateral Agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent would repossess or dispose of the Collateral, or whether or to what extent holders of Notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, as well as all obligations secured by First Priority Liens on the Collateral, the holders of the Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not provide “adequate protection” for undersecured claims or permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Bankruptcy laws may limit your ability to realize value from the collateral,” “Risk Factors—Risks Related to our Indebtedness and the Notes—Any future pledge of collateral might be avoidable in bankruptcy” and “Risk Factors—Risks Related to our Indebtedness and the Notes—It may be difficult to realize the value of the collateral securing the notes.” Finally, the Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral.

Bankruptcy and Related Waivers

In addition, the Intercreditor Agreement provides that prior to the payment in full of the First Priority Lien Obligations if bankruptcy proceedings are commenced by or against the Issuer or any grantor, and the First Priority Lien Representative (in such capacity, the “Senior Agent”) desires to permit the use of cash collateral or to permit the Issuer or any grantor to obtain financing under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar provision under the applicable insolvency law (such financing being collectively referred to as “DIP Financing”), then the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will:

•                  agree that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection with its or their interest in any such Collateral, except to the extent specified below;

•                  to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree to subordinate its Liens in the Collateral to such DIP Financing (and all obligations relating thereto), upon the terms and conditions specified in the Intercreditor Agreement;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will seek relief from the automatic stay or any other stay in any bankruptcy proceeding in respect of the Collateral and none of them will provide or offer to provide any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Priority Lien Obligations, in each case, unless the First Priority Lien Representative otherwise has provided its express written consent;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will contest (or support any other person contesting) (i) any request by the First Priority Lien Representative or any holders of the First Priority Lien Obligations for adequate protection or (ii) any objection by the First Priority Lien Representative to any motion, relief, action, or proceeding based on the First Priority Lien Representative’s or such holders of the First Priority Lien Obligations’ claiming a lack of adequate protection;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will object to, or otherwise contest (or support any other person contesting) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Priority Lien Representative or any holders of the First Priority Lien Obligations;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not file any motion for adequate protection (or any comparable request for relief) based on their interests in the Collateral except that these parties may seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in such bankruptcy proceedings to, or for the benefit of the holders of the First Priority Lien Obligations (and the First Priority Lien Representative and the holders of the First Priority Lien Obligations will not object to the granting of such a junior Lien);

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that they will not challenge the validity, enforceability, perfection, or priority of the First Priority Liens on the Collateral;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or pari passu with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any Collateral;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not oppose any lawful exercise by the First Priority Lien Representative or any holders of the First Priority Lien Obligations of the right to credit bid First Priority Lien Obligations at any sale of the Collateral;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not oppose any sale of assets consented to by the First Priority Lien Representative, to the extent that such sale is to be free and clear of Liens, so long as the Liens securing the First Priority Lien Obligations and the Second Priority Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not oppose any claim by the First Priority Lien Representative or any holders of the First Priority Lien Obligations for allowance of First Priority Lien Obligations consisting of post-petition interest, fees, or expenses; and

•                  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that if it is held that the claims against the Issuer or any Guarantors in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then all distributions will be made as if there were separate classes of senior and junior secured claims against the Issuers and the Guarantors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Collateral Agent on behalf of the holders of Notes), the holders of the First Priority Lien Obligations will be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed in whole or in part in such bankruptcy proceeding) before any distribution is made in respect of the claims held be the Collateral Agent on behalf of the holders of Notes, with the Collateral Agent, on behalf of the holders of Notes, agreeing to turn over to the holders of the First Priority Lien Obligations all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this provision of the Intercreditor Agreement, even if such turnover of amounts has the effect of reducing the amount of the claim of the holders of Notes.

Optional Redemption

Except as described below, the Notes are not redeemable at the Issuer’s option prior to August 15, 2015. On and after August 15, 2015, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice (except as set forth under “—Selection and Notice”), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	105.719%
2016	103.813%
2017	101.906%
2018 and thereafter	100.000%

Prior to August 15, 2015, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the sum of the original aggregate principal amount of Notes (and the original principal amount of any Additional Notes) issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, subject to the right of the noteholders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer, provided that:

•                  at least 60% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•                  each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

At any time prior to August 15, 2015, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice (except as set forth under “—Selection and Notice”), at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date, subject to the rights of the noteholders on the relevant record date to receive interest due on the relevant interest payment date.

The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000, (in aggregate principal amount)) of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes to be repurchased, to the date of repurchase (the “Change of Control Payment”), subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Issuer will send or cause to be sent a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly send or cause to be sent to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) with respect to the Notes notice of redemption of all of the Notes, as applicable, has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, (i) if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or (ii) at the Company’s option, after the public announcement of the Change of Control.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its relevant Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control may be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Issuer’s Board of Directors, including in connection with a proxy contest where the Issuer’s Board of Directors does not endorse a dissident slate of directors but approves them as continuing directors, holders of the Notes may not be entitled to require the Issuer to make a Change of Control Offer.

For a discussion of certain limitations on the repurchase of notes following a Change of Control, see the final paragraph under “—Asset Sales.”

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                 the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)                                 at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a)                                 any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(b)                                 any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)                                  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d)                                 any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that is at that time outstanding, not to exceed 5% of Consolidated Total Assets of the Issuer as of the end of the Issuer’s most recently ended fiscal quarter prior to the date on which such Designated Non-cash Consideration is received (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)                                 to retire Indebtedness constituting First Priority Lien Obligations (whether or not the assets that were subject to such Asset Sale constitute Collateral) and, if the Indebtedness retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto,

(2)                                 to the extent such Net Proceeds are not from an Asset Sale of any Collateral, to retire Indebtedness secured by the assets that are the subject of such Asset Sale and, if the Indebtedness retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto,

(3)                                 to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer,

(4)                                 to make a capital expenditure, or

(5)                                 to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds,” provided, that, if during such 365-day period the Issuer or a Restricted Subsidiary of the Issuer enters into a definitive written agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2), (3) or (4) of such paragraph, such 365-day period shall be extended with respect to the amount of Net Proceeds so committed until 180 days after the date of such commitment (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer will make an offer to purchase (an “Asset Sale Offer”) to all holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with the terms of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Issuer shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Issuer’s Credit Agreement and the indenture governing the Floating Rate Notes each contains prohibitions on the Issuer’s ability to engage in Asset Sales and the Credit Agreement provides that any Change of Control under the Indenture governing the Notes constitutes an event of default under the Credit Agreement. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its other lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by our indentures.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time or purchased in an offer to purchase, the Trustee will select such notes for redemption or purchase as follows:

(1)                                 if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)                                 if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $2,000 or less can be redeemed in part (in each case in aggregate principal amount). Notices of redemption will be mailed by first class mail or sent electronically at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Other than as otherwise expressly permitted, notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Effectiveness of Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described herein under the following headings:

(1)                                 “—Restricted Payments”;

(2)                                 “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)                                 “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)                                 clause (4) of the first paragraph of “Merger, Consolidation or Sale of Assets”;

(5)                                 “—Transactions with Affiliates”; and

(6)                                 “Repurchase at the Option of Holders—Asset Sales”;

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds from Net Proceeds shall be set at zero under the Indenture. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or an Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events under the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the registration rights agreement, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect prior to, but not during, the Suspension Period. No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period. During the Suspension Period, any reference in the definitions of “Permitted Liens” or “First Priority Lien Obligations” to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and (B) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by a Person other than the Issuer or any of its Restricted Subsidiaries;

(3)                                 make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated in right of payment to the Notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the date of the Stated Maturity thereof; or

(4)                                 make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                 no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)                                 the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)                                 such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since July 1, 2007 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)                                 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)                                 100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Issuer since July 1, 2007 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock or Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); but excluding cash proceeds received from the sale of Equity Interests of the Issuer (and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent corporations) to members of management, directors or consultants of the Issuer, any direct or indirect parent of the Issuer and the Subsidiaries of the Issuer to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; plus

(c)                                  to the extent that any Restricted Investment that was made after July 1, 2007 is sold, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)                                 to the extent that any Unrestricted Subsidiary of the Issuer designated as such after July 1, 2007 is redesignated as a Restricted Subsidiary after July 1, 2007, the lesser of (i) the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after July 1, 2007; plus

(e)                                  100% of any dividends received by the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor after July 1, 2007 from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit the following, so long as, in the case of clauses (9), (13) and (14), no Default has occurred and is continuing or would be caused thereby:

(1)                                 the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2)                                 the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)                                 the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)                                 the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(5)                                 a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement, provided, however, that the aggregate amount of Restricted Payments made under this clause (5) does not exceed in any calendar year $2.5 million (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds received by the Issuer during the calendar year for any issuance of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer’s common equity capital, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (b) the cash proceeds of “key man” life insurance policies received by the Issuer or its Restricted Subsidiary after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year) less (c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

(6)                                 the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)                                 the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer or to holders of any class of Preferred Stock of any Restricted Subsidiary, in each case, issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)                                 payments made to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary or any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee, in each case, pursuant to provisions requiring the Issuer or such Restricted Subsidiary to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or subordinated Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Capital Stock or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Issuer has purchased all Notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

(9)                                 the payment of dividends on the Issuer’s common stock following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the common equity capital of the Issuer after the Issue Date in any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8;

(10)                          cash dividends or other distributions on the Issuer’s or any of its Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or the offering of the Notes;

(11)                          the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Issuer in amounts required for such Person to pay, without duplication:

(a)                                 franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(b)                                 income taxes to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Issuer and the Subsidiaries would be required to pay for such fiscal year were the Issuer and the Subsidiaries to pay such taxes as stand-alone taxpayers or a stand-alone group;

(c)                                  customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(d)                                 fees and expenses related to unsuccessful equity offerings by the Issuer’s direct parent company;

(12)                          cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any parent of the Issuer; provided, however, that any such cash payment shall be bona fide and in good faith and shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Issuer);

(13)                          the dividend or distribution of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, any Unrestricted Subsidiary of the Issuer;

(14)                          other Restricted Payments in an aggregate amount not to exceed $75.0 million since the Issue Date;

(15)                          Restricted Payments related to and made in connection with the Transactions (other than Restricted Payments permitted under clause (10) above); and

(16)                          Restricted Payments in an amount equal to Excluded Contributions.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Issuer, whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock or Disqualified Stock and any Restricted Subsidiary that is not a Subsidiary Guarantor may incur Indebtedness or issue Preferred Stock or Disqualified Stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that any Restricted Subsidiary that is not a Subsidiary Guarantor may not incur Indebtedness or issue shares of Preferred Stock or Disqualified Stock in excess of an amount, together with any Permitted Refinancing Indebtedness thereof pursuant to clause (5) below, equal to $50.0 million.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness (collectively, “Permitted Debt”):

(1)                                 the incurrence by the Issuer and any Restricted Subsidiary of the Issuer of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) the sum of (x) $235.0 million and (y) the amount of incremental capacity available under the documentation in respect of the Credit Agreement as in effect on the Issue Date or (b) the amount of the Borrowing Base on the date of such incurrence;

(2)                                 the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)                                 the incurrence by the Issuer of Indebtedness represented by the Notes and the Subsidiary Guarantees to be issued on the Issue Date and the exchange Notes and the Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)                                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an

aggregate principal amount, together with any Permitted Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of (x) $50.0 million and (y) 5.0% of Consolidated Total Assets of the Issuer;

(5)                                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (13) or (14) of this paragraph;

(6)                                 the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a)                                 if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                 the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a)                                 any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(b)                                 any sale or other transfer of any such Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)                                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)                                 the guarantee (a) by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed and (b) by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(10)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(11)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(13)                          (a) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Issuer or any Restricted Subsidiary of the Issuer or merged into the Issuer or a Restricted Subsidiary of the Issuer in accordance with the terms of the Indenture and (b) Indebtedness of the Issuer or any Restricted Subsidiary incurred or issued to finance an acquisition; provided, that, in the case of subclauses (a) and (b), after giving effect to such acquisition or merger and the incurrence of Indebtedness either (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition;

(14)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of (a) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations incurred and outstanding on or prior to the date on which such Person was acquired by the Issuer or any Restricted Subsidiary of the Issuer or merged into the Issuer or a Restricted Subsidiary of the Issuer in accordance with the terms of the Indenture and (b) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations in respect of assets replacing those financed by Indebtedness incurred in reliance on subclause (a); provided that such Indebtedness is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger;

(15)                          the incurrence by the Issuer of Indebtedness in an aggregate principal amount which will not exceed 100% of the net cash proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Preferred Stock, Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Preferred Stock, Disqualified Stock or an Excluded Contribution) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon, (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment and (iii) such Indebtedness pursuant to this clause (15) is incurred within 180 days after the date of such issuance or cash contribution;

(16)                          the incurrence by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness or issuance thereby of shares of Preferred Stock or Disqualified Stock in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

(17)                          the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Total Assets of the Issuer.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of being secured on a first, second or third priority Lien basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or portion thereof meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness or portion thereof on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or portion thereof, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exemption provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount or other value, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness (including any payment-in-kind Indebtedness), in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)          the Fair Market Value of such assets at the date of determination; and

(B)          the amount of the Indebtedness of the other Person that is secured by such assets.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Subsidiary Guarantor;

(2)           make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Subsidiary Guarantor; or

(3)           transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements as in effect or entered into on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)           the Indenture, the Notes and the Subsidiary Guarantees;

(3)           applicable law, rule, regulation or order;

(4)           any instrument or agreement of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations and other leases that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)           any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8)           any replacement of an agreement or instrument; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the existing agreements;

(9)           Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)         provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)         restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)           either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Issuer or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”), provided that at any time the Successor Company is a limited liability company or partnership, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of this covenant;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists;

(4)           after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company will, on the date of such transaction be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Issuer immediately prior to such transaction; and

(5)           each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this covenant, will have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary

Guarantee will apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and the Indenture.

In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)           a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

(2)           any merger, consolidation, sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)           the Issuer delivers to the Trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by (x) a majority of the disinterested members of the Board of Directors or (y) in the event there are no disinterested members of the Board of Directors, a majority of the members of the Board of Directors; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the aforementioned opinion will not be required in the case of any issuance of Disqualified Stock that is subject to this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           compensation arrangements, any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(2)           transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3)           transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)           so long as they comply with clause (1) of the first paragraph of this covenant above, transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

(5)           payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Issuer;

(6)           any issuance of Equity Interests (other than Disqualified Stock);

(7)           Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(8)           loans or advances to employees in the ordinary course of business not to exceed $1.5 million in the aggregate at any one time outstanding;

(9)           the agreements described herein under the caption “Certain Relationships and Related Party Transactions” section of the 2012 Offering Memorandum as in effect on the Issue Date (other than the payment of management fees as described under clause (12) of this paragraph), or any amendment thereto (so long as the amended agreement is not more disadvantageous to the holders of the Notes in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby;

(10)         the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

(11)         investments by the Equity Sponsor in securities of the Issuer or any of its Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms and any other transactions involving the Issuer or any Restricted Subsidiary, on the one hand, and the Equity Sponsor or any of its Affiliates, on the other hand, which transactions, in the reasonable determination of the Board of Directors, are on commercially reasonable terms; and

(12)         the payment of management fees to the Equity Sponsors pursuant to the Management Agreement as in effect on the Issue Date as described in the 2012 Offering Memorandum under the caption “Certain Relationships and Related Party Transactions—Management Agreements.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Guarantees

If (a) the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (or a Domestic Subsidiary that is a non-Wholly Owned Restricted Subsidiary if it Guarantees capital markets Indebtedness of the Issuer or a Subsidiary Guarantor), other than an Immaterial Subsidiary, on or after the Issue Date or (b) any such Immaterial Subsidiary ceases to meet the definition of Immaterial Subsidiary, then that newly acquired or created Domestic Subsidiary or non-Immaterial Subsidiary, as applicable, must become a Guarantor and execute a supplemental indenture, grant a Second Priority Lien to the Trustee on behalf of the holders of the Notes on all of its property and assets constituting Collateral, become a party to the Security Documents and deliver an opinion of counsel to the Trustee.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person unless:

(1)           immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)           either:

(a)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture, the Subsidiary Guarantees, the registration rights agreement and the Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(b)           such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Neither the merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Subsidiary Guarantor nor the sale of all or substantially all of a Subsidiary Guarantor’s assets to the Issuer or another Subsidiary Guarantor need comply with the prior paragraph.

The Subsidiary Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released:

(1)           in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)           in connection with any sale or other disposition of all or a majority of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)           if the Issuer designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)           upon legal defeasance or satisfaction and discharge of the Notes, as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(5)           all the obligations of such Subsidiary Guarantor under all Credit Facilities terminate and such Subsidiary Guarantor does not guarantee any other capital markets Indebtedness of the Issuer or another Subsidiary Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of a series of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or such series of Notes unless such consideration is offered to be paid and is paid to all holders of such series of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement,

Reports

Whether or not required by the Commission’s rules and regulations, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes or cause the Trustee to furnish to the holders of Notes (or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system)), within the time periods specified in the Commission’s rules and regulations:

(1)           all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’ certified independent accountants. In addition, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

In the event that any direct or indirect parent company of the Issuer is or becomes a Guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided, however, that the same is accompanied by the condensed consolidating financial information required pursuant to Rule 3-10 of Regulation S-X under the Securities Act (or any successor provision).

If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission.

In addition, the Issuer agrees that, for so long as any Notes remain outstanding, if at any time the Issuer is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)           default for 30 days in the payment when due of interest on the Notes;

(2)           default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)           failure by the Issuer or any Guarantor to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)           failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the Indenture;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)           is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or

(b)           results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6)           failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8)           certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(9)           unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, default by the Issuer or any Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on a portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the holders of the Notes having a Fair Market Value in excess of $30.0 million, the repudiation or disaffirmation by the Issuer or any Guarantor of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any Guarantor party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the relevant Notes and demanding that such default be remedied).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all such Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding such notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)           such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)           holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)           such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)           holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the holders of all of such Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, such Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)           the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2)           the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantor’s obligations in connection therewith; and

(4)           the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)           the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)           the Issuer must deliver to the Trustee an officer’s certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)           the Issuer must deliver to the Trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Security Documents or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes (including any Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any such notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, such Notes, the Security Documents or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each noteholder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)           reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7)           waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)           release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9)           make any change in the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral that would adversely affect the holders of Notes; or

(10)         make any change in the foregoing amendment and waiver provisions.

In addition, without the consent of at least 66 2/3% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not have the effect of releasing all or substantially all of the Collateral from the Second Priority Liens (except as otherwise in accordance with the provisions of the Indenture and the Security Documents).

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Security Documents or the Subsidiary Guarantees:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(3)                                 to make any change that would provide any additional rights or benefits to the holders of Notes or that does not affect the legal rights under the Indenture of any such holder in a materially adverse manner;

(4)                                 to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5)                                 to conform the text of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes;

(6)                                 to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of itself, the Trustee, the holders of the Notes (and the holders or lenders of First Priority Lien Obligations or other Second Priority Lien Obligations), as security for the payment and performance of all or any portion of the First Priority Lien Obligations or the Obligations under the Notes, the Subsidiary Guarantees and any other Second Priority Lien Obligations, in any property or assets;

(7)                                 to provide for the release of Collateral from the Second Priority Lien and the Security Documents when permitted or required by any of the Security Documents or the Indenture;

(8)                                 to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the Notes; or

(9)                                 to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee.

In addition, without the consent of any holder of the Notes, the Trustee and the Collateral Agent will be authorized to amend any Security Document (i) to add additional secured parties holding, and to secure any, other Second Priority Lien Obligations or First Priority Lien Obligations permitted by the Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement, (ii) to enter into intercreditor arrangements with the holders of any such Indebtedness described in clause (i) so long as the terms of such intercreditor arrangements are not less favorable to the holders of Notes than the intercreditor provisions contained in the Security Agreement and the Intercreditor Agreement and (iii) to add parties (including collateral agents, administrative and other agents, trustees and lenders) to the Security Documents in respect of the incurrence of Indebtedness secured by Permitted Liens described in clause (16) of the definition thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)                                 either:

(a)                                 all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from the trust, have been delivered to the Trustee for cancellation; or

(b)                                 all such notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

(2)                                 no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)                                 the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)                                 the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, upon the Issuer’s request and upon delivery by the Issuer of an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied, the Trustee shall execute any discharge documentation.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture, the registration rights agreement in respect of the New Notes and the Security Documents without charge by writing to Universal Hospital Services, Inc., at 6625 West 78th Street, Suite 300, Minneapolis, Minnesota 55439, Attention: General Counsel.

Book-Entry, Delivery and Form

The Restricted Notes were being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act (“Rule 144A Notes”). The Restricted Notes were also offered and sold in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S Notes”). Except as set forth below, the Restricted Notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 in aggregate principal amount. Restricted Notes were issued at the closing of the February 2013 Issuance only against payment in immediately available funds.

Rule 144A Notes initially were be represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially were represented by one or more temporary notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the February 2013 Issuance and the closing of the February 2013 Issuance (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S

Temporary Global Notes, the “Regulation S Global Notes,” the Regulation S Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures that DTC has established:

(1)                                 upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)                                 ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A/N.V, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)                                 any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)                                 any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” in the in the offering memorandum, dated February 7, 2013 in connection with the offering of the Restricted Notes, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; provided, however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, at any time that an Event of Default is continuing under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)                                 The Issuer notifies the Trustee that, DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2)                                 the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and the receipt of the Regulation S Certificate (as defined below); or

(3)                                 there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

If Certificated Notes are issued, and a holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay or cause the paying agent to pay all principal, interest and premium, if any, on that holder’s Notes (or cash interest) in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1)                                 such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2)                                 the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

(a)                                 who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)                                 purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)                                  in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Certifications by Holders of the Regulation S Temporary Global Notes

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act (the “Regulation S Certificate”), and must provide to the Trustee (or the paying agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same Day Settlement and Payment

The Issuer will make or cause the paying agent to make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds. The Issuer will make or cause the paying agent to make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2012 Offering Memorandum” means the offering memorandum, dated July 24, 2012 in connection with the offering of Notes.

“Acquired Debt” means, with respect to any specified Person:

(1)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a Note at any redemption date (or date of deposit), the greater of (i) 1.0% of the principal amount of such Note on such redemption date (or date of deposit) and (ii) the excess, if any, of (A) the present value at such redemption date (or date of deposit) of (1) the redemption price of such Note on August 15, 2015, (such redemption price being that described in the table under “—Optional Redemption”) plus (2) all required remaining scheduled interest payments (calculated based on the cash interest rate payable on the Notes) due on such Note through August 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date (or date of deposit), as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2)                                 a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(3)                                 an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer or the issuance of Equity Interests by a Restricted Subsidiary of the Issuer in which the Issuer’s percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

(4)                                 the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)                                 the sale or other disposition of cash or Cash Equivalents;

(6)                                 disposition of an account receivable in connection with the settlement, collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)                                 a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8)                                 the creation of a Lien not prohibited by the Indenture;

(9)                                 the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registration thereof or any other similar intellectual property;

(10)                          any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy; and

(11)                          leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; and

(2)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)                                 85% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2)                                 65% of the book value of all rental equipment owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3)                                 50% of the book value of all wholesale disposables owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(4)                                 20% of the book value of all equipment disposables owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

(3)                                 time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)                                 repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within six months after the date of acquisition; and

(6)                                 money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) other than a Principal or a Related Party of a Principal becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(3)                                 the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than (a) any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (b) any such transaction in which the surviving Person or transferee is a Person controlled by the Principals or their Related Parties.

“Commission” means the U.S. Securities and Exchange Commission or successor thereto.

“Consolidated Cash Flow” means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (6) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period:

(1)                                 Fixed Charges for such period; plus

(2)                                 the provision for federal, state, local and foreign income taxes of the Issuer and its Restricted Subsidiaries for such period; plus

(3)                                 depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)                                 any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions and, in each case, deducted in such period in computing Consolidated Net Income; plus

(5)                                 the amount of (x) management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Equity Sponsors (or any accruals relating to such fees and related expenses) and (y) cash compensation paid to independent directors (provided that such cash compensation shall have been approved by the board of directors), in each case, during such period; plus

(6)                                 any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; plus

(7)                                 Minority Interest; plus

(8)                                 Fees and expenses payable to David E. Dovenberg according to the terms of his management agreement, not to exceed $200,000 for any applicable four-quarter period;

provided that Fixed Charges, income tax expense, depreciation and amortization expense and non-cash charges of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Issuer and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1)                                 any net after-tax (x) extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or (y) non-recurring or one-time expenses or costs incurred in respect of severance, relocation or restructuring obligations or in connection with any merger, acquisition, disposition or other strategic-related activity;

(2)                                 any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, dispositions of securities or discontinued operations;

(3)                                 the portion of net income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which the Issuer or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash during such period;

(4)                                 the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Issuer or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

(5)                                 non-cash compensation charges, including any such charges arising from stock option, restricted stock grants or other equity-incentive programs;

(6)                                 any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations;

(7)                                 unrealized gains and losses from Hedging Obligations or “embedded derivatives” that require the same accounting treatment as Hedging Obligations;

(8)                                 the effect of any non-cash items resulting from any amortization, write-up, write-down, write-off or impairment of any assets (including intangible assets, goodwill and deferred financing costs) or liabilities in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 142 and 144 (excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(9)                                 the cumulative effect of a change in accounting principles.

“Consolidated Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries determined in accordance with GAAP, provided, however, that the Consolidated Total Assets measured as of any date prior to the Issue Date shall be determined giving pro forma effect to the Transactions.

“Credit Agreement” means that certain credit agreement, as amended, dated as of the July 31, 2012 by and among the Issuer, Bank of America, N.A., as Administrative Agent and the lenders from time to time party thereto, providing for up to $235.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies to the extent the proceeds thereof are contributed to the common equity capital of the Issuer, other than:

(1)                                 public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8; and

(2)                                 an issuance to any Subsidiary of the Issuer.

“Equity Sponsors” means IPC Manager III, L.P., and its Affiliates.

“Excluded Contributions” means net cash proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock or Preferred Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock or Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in the Indenture).

“First Priority Lien Obligations” means:

(1)                                 Indebtedness (and related Obligations) secured by a Lien on the Collateral incurred pursuant to and permitted by clause (1) of the definition of Permitted Debt at that time outstanding;

(2)                                 Indebtedness (and related Obligations) Incurred under clause (8) of the definition of “Permitted Debt;” and

(3)                                 Indebtedness (and related Obligations) incurred in accordance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in an aggregate principal amount outstanding under this clause (3), together with any first-priority liens in respect of amounts incurred under clause (19) of the definition of “Permitted Liens”, at any time not to exceed $50.0 million.

“First Priority Lien Representative” means the administrative agent under the Credit Agreement and any replacement or successors thereof.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                 acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)                                 the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given (including, without limitation, the Transactions), the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken with the twelve month period following such transaction or (D) that have been added to pro forma EBITDA to calculate pro forma Adjusted EBITDA as set forth in the 2012 Offering Memorandum in footnote 3 under “Summary—Summary Financial and Other Data” (without duplication of amounts otherwise included in the calculation of Consolidated Cash Flow) and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties, (d) reductions from the consolidation of operations and streamlining of corporate overhead and (e) adjustments to give pro forma effect of those certain acquisitions described elsewhere in the 2012Offering Memorandum; provided that, in each case, such adjustments are set forth in an officer’s certificate signed by the Issuer’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such officer’s certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                 the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)                                 the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                 any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)                                 the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                 interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                 other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Issuer that is designated as an “Immaterial Subsidiary” pursuant to an officer’s certificate delivered to the Trustee and that, at the time of such designation, has total assets with a Fair Market Value of less than $1.0 million; provided that the Fair Market Value of the total assets of all Restricted Subsidiaries that are Immaterial Subsidiaries, does not in the aggregate at any time exceed $2.5 million.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                 in respect of bankers’ acceptances;

(4)                                 representing Capital Lease Obligations;

(5)                                 representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable; or

(6)                                 representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed the Fair Market Value of the asset, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. In no event will obligations or liabilities in respect of any Capital Stock constitute indebtedness hereunder.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 31, 2007, as supplemented or amended (including, without limitation, as of the Issue Date), between the Collateral Agent, the First Priority Lien Representative and the other parties thereto, and acknowledged and consented to by the Issuer, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means August 7, 2012.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Management Agreement” means the Amended and Restated UHS Professional Services Agreement, dated February 1, 2008, between the Issuer and the Equity Sponsors, as amended prior to the Issue Date.

“Minority Interest” means, with respect to any Person, interests in income of any of such Person’s Subsidiaries held by one or more Persons other than such Person or another Subsidiary of such Person, as reflected on such Person’s consolidated financial statements.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness constituting First Priority Lien Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale, provided that such asset or assets did not constitute Collateral, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

“Non-Recourse Debt” means Indebtedness:

(1)                                 as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)                                 no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)                                 as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than a pledge of the Equity Interests of an Unrestricted Subsidiary).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Permitted Business” means any business conducted by the Issuer on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of the Issuer, are reasonably related, ancillary or complimentary thereto, or reasonable extensions thereof, including, without limitation, the rental, leasing, sale or servicing of medical equipment.

“Permitted Investments” means:

(1)                                 any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2)                                 any Investment in cash or Cash Equivalents;

(3)                                 any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary of the Issuer; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)                                 any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6)                                 any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)                                 Investments represented by Hedging Obligations;

(8)                                 loans or advances to employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)                                 repurchases of the Notes;

(10)                          Investments in existence on the Issue Date;

(11)                          Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(12)                          Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation; and

(13)                          other Investments in any Person having an aggregate Fair Market Value when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (without giving effect to any dividend or distribution pursuant to clause (13) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”) not to exceed $50.0 million.

“Permitted Liens” means:

(1)                                 First Priority Liens;

(2)                                 Liens in favor of the Issuer or the Guarantors;

(3)                                 Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

(4)                                 Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)                                 Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)                                 Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (4) or (14) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)                                 Liens existing on the Issue Date (other than First Priority Liens, Second Priority Liens and Third Priority Liens);

(8)                                 Liens for taxes, assessments or governmental charges or claims that are not yet delinquent more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)                          survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(11)                          Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees) or payment obligations to the Trustee;

(12)                          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13)                          judgment liens not giving rise to an Event of Default;

(14)                          Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(15)                          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)                          Second Priority Liens on an equal and ratable basis with the Liens securing the Obligations under the Notes and the Subsidiary Guarantees; provided that the representative for or holders of the Second Priority Lien Obligations have become bound by the terms of the Security Documents;

(17)                          Third Priority Liens;

(18)                          Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor to secure Indebtedness of such Restricted Subsidiary that is permitted under (x) the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) clause (16) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(19)                          other Liens not otherwise permitted under this definition securing Indebtedness in an aggregate principal amount outstanding at any time not to exceed $50.0 million; provided that availability under this clause (19) for the incurrence of first-priority Liens will be reduced by the aggregate principal amount of Indebtedness secured by Liens incurred under clause (3) of the definition of “First Priority Lien Obligations”.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)                                 if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)                                 such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principals” means the Equity Sponsors, co-investors, general partners, managing members or persons or entities performing similar function or any of their respective Affiliates.

“Rating Agencies” mean Moody’s and S&P or if either or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors of the Issuer) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Related Party” means:

(1)                                 any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)                                 any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc., and its successors.

“Second Priority Lien Obligations” means the Indebtedness incurred under the Notes, the Subsidiary Guarantees, and any other Indebtedness incurred by the Issuer or a Guarantor which is designated by the Issuer as “Second Priority Lien Obligations” for purposes of the Security Documents; provided that such Indebtedness is permitted to be incurred pursuant to the terms of the Indenture.

“Second Priority Liens” means all Liens that secure the Second Priority Lien Obligations.

“Security Agreement” means (a) that certain Security Agreement, dated as of May 31, 2007, as amended, including, without limitation, as of the Issue Date, among the Issuer, each Guarantor party thereto from time to time, and the Collateral Agent and (b) all other security agreements, mortgages, pledges, collateral assignments or other instruments evidencing or creating any security interests in favor of the Collateral Agent, for its benefit and the benefit of the Trustee and the holders of the Notes and holders of other Second Priority Lien Obligations, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time in accordance with their respective terms.

“Security Documents” means, collectively, (a) the Security Agreement and (b) the Intercreditor Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with terms thereof.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)                                 any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)                                 any partnership, joint venture, limited liability company or similar entity of which

(a)                                 more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b)                                 such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Issuer’s Obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Third Priority Lien Obligations” means Indebtedness incurred by the Issuer or a Guarantor which is designated by the Issuer as “Third Priority Lien Obligations” for purposes of the Security Documents; provided that such Indebtedness is permitted to be incurred pursuant to the terms of the Indenture.

“Third Priority Liens” means all Liens on the Collateral that secure Indebtedness on a third priority basis, provided that the Notes will be secured by Second Priority Liens to the extent any Indebtedness is secured by Third Priority Liens.

“Transactions” means the issuance of the Notes and the execution and borrowings under the Credit Agreement and the other transactions described in the 2012 Offering Memorandum (including the offer, as defined therein).

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from such redemption date to August 15, 2015; provided, however, that if the period from such redemption date to August 15, 2015 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to resolutions of such Board of Directors, but only to the extent that such Subsidiary:

(1)                                 has no Indebtedness other than Non-Recourse Debt;

(2)                                 except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3)                                 is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                 has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of Board of Directors of the Issuer giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer will be in Default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Broker-dealers who acquired the Restricted Notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the Exchange Notes and cannot rely on the position of the staff of the Commission enunciated in the Exxon Capital no-action letter. In addition, broker-dealers who acquired Restricted Notes directly from us in the initial offering cannot use this prospectus in connection with resales of the Exchange Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker- dealers in connection with resales of Exchange Notes received in the exchange offer, where such Exchange Notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Restricted Notes outstanding after expiration of the exchange offer.

We will not receive any proceeds from any sale of Exchange Notes by broker- dealers. Exchange Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Restricted Notes that hold the Restricted Notes as “capital assets” (in general, assets held for investment).

Additionally, this summary does not deal with special situations. For example, this summary does not address tax considerations to holders who may be subject to special tax treatment, such as dealers in securities or currencies; brokers; financial institutions or “financial service entities;” tax-exempt entities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; insurance companies; retirement plans; former citizens or long-term residents of the United States; partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such partnerships, S corporations or other pass-through entities; persons holding new notes as part of a straddle, hedging, integrated, constructive sale or conversion transaction; and U.S. persons whose “functional currency” is not the U.S. dollar. This summary also does not consider the effect of any applicable foreign, state, local or other tax laws, alternative minimum tax considerations, or any U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) for any holders.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

Consequences of Tendering Notes

The exchange of the Restricted Notes for the Exchange Notes in the exchange offer will not constitute a taxable exchange. As a result, you will not recognize taxable gain or loss as a result of such exchange, the holding period of the Exchange Notes you receive will include the holding period of the Restricted Notes you exchange and the adjusted tax basis of the Exchange Notes you receive will be the same as the adjusted tax basis of the Restricted Notes you exchange.

The preceding discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to the particular tax consequences to it of exchanging Restricted Notes for Exchange Notes, including the applicability and effect of any U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable laws.

LEGAL MATTERS

Weil, Gotshal & Manges LLP has passed upon the validity of the Exchange Notes and the related guarantees on behalf of the issuer.

EXPERTS

The financial statements of Universal Hospital Services, Inc. as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2012, 2011 and 2010 included in this Prospectus and the related financial statement schedule included elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this Registration Statement. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Universal Hospital Services, Inc.

We have audited the accompanying consolidated balance sheets of Universal Hospital Services, Inc. and subsidiary (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2012.  Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Universal Hospital Services, Inc. and subsidiary as of December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 15, 2013

Universal Hospital Services, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share information)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$—	$1,161
Accounts receivable, less allowance for doubtful accounts of $2,015 at December 31, 2012 and $1,919 at December 31, 2011	68,478	70,592
Inventories	8,868	6,023
Deferred income taxes, net	3,610	9,960
Other current assets	4,280	4,392
Total current assets	85,236	92,128

Property and equipment, net:
Medical equipment, net	236,905	235,887
Property and office equipment, net	30,094	28,460
Total property and equipment, net	266,999	264,347

Other long-term assets:
Goodwill	335,577	325,911
Other intangibles, net	234,391	241,440
Other, primarily deferred financing costs, net	15,210	13,106
Total assets	$937,413	$936,932

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$6,223	$5,627
Interest rate swap	—	4,755
Book overdrafts	3,905	3,614
Accounts payable	26,036	28,638
Accrued compensation	16,956	11,571
Accrued interest	13,845	4,937
Dividend payable	88	771
Other accrued expenses	11,641	13,073
Total current liabilities	78,694	72,986

Long-term debt, less current portion	692,791	665,470
Pension and other long-term liabilities	14,377	12,981
Payable to Parent	21,640	19,019
Deferred income taxes, net	69,036	73,289

Commitments and contingencies (Note 9)

Equity
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding at December 31, 2012 and December 31, 2011	—	—
Additional paid-in capital	214,481	214,294
Accumulated deficit	(144,864)	(109,666)
Accumulated other comprehensive loss	(9,086)	(11,827)
Total Universal Hospital Services, Inc. equity	60,531	92,801
Non controlling interest	344	386
Total equity	60,875	93,187
Total liabilities and equity	$937,413	$936,932

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Revenue
Medical equipment outsourcing	$302,718	$275,910	$245,145
Technical and professional services	82,236	54,058	44,426
Medical equipment sales and remarketing	30,372	25,188	22,541
Total revenues	415,326	355,156	312,112

Cost of Revenue
Cost of medical equipment outsourcing	110,752	97,703	86,210
Cost of technical and professional services	62,428	40,518	31,690
Cost of medical equipment sales and remarketing	23,641	19,734	16,342
Medical equipment depreciation	70,761	68,032	69,496
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	267,582	225,987	203,738
Gross margin	147,744	129,169	108,374

Selling, general and administrative	109,247	100,948	89,336
Restructuring, acquisition and integration expenses	7,474	3,483	—
Operating income	31,023	24,738	19,038

Loss on extinguishment of debt	12,339	—	—
Interest expense	55,697	55,020	46,457
Loss before income taxes and non controlling interest	(37,013)	(30,282)	(27,419)

(Benefit) provision for income taxes	(2,569)	(8,343)	1,692
Consolidated net loss	(34,444)	(21,939)	(29,111)
Net income attributable to non controlling interest	754	451	—
Net loss attributable to Universal Hospital Services, Inc.	$(35,198)	$(22,390)	$(29,111)

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2012	2011	2010

Consolidated net loss	$(34,444)	$(21,939)	$(29,111)
Other comprehensive income:
Loss on minimum pension liability, net of tax of $0, $0 and $115	(146)	(4,136)	(980)
Gain on cash flow hedge, net of tax of $1,868, $4,504 and $2,100	2,887	7,088	2,839
Total other comprehensive income	2,741	2,952	1,859
Comprehensive loss	(31,703)	(18,987)	(27,252)
Comprehensive income attributable to non controlling interest	754	451	—
Comprehensive loss attributable to Universal Hospital Services, Inc.	$(32,457)	$(19,438)	$(27,252)

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Equity

(in thousands)

			Accumulated	Total
	Additional		Other	Universal
	Paid-in	Accumulated	Comprehensive	Hospital	Non controlling	Total
	Capital	Deficit	Loss	Services, Inc.	Interests	Equity

Balance at December 31, 2009	$248,794	$(58,165)	$(16,638)	$173,991	$—	$173,991
Net loss	—	(29,111)	—	(29,111)	—	(29,111)
Other comprehensive income	—	—	1,859	1,859	—	1,859
Balance at December 31, 2010	$248,794	$(87,276)	$(14,779)	$146,739	$—	$146,739

Net (loss) income	—	(22,390)	—	(22,390)	451	(21,939)
Other comprehensive income	—	—	2,952	2,952	—	2,952
Consolidation of Surgical Services (previously Emergent Group)	—	—	—	—	379	379
Dividend and equity distribution	(34,500)	—	—	(34,500)	—	(34,500)
Cash distributions to non controlling interests	—	—	—	—	(451)	(451)
Contributions from new members to non controlling interests	—	—	—	—	7	7
Balance at December 31, 2011	$214,294	$(109,666)	$(11,827)	$92,801	$386	$93,187

Net (loss) income	—	(35,198)	—	(35,198)	754	(34,444)
Other comprehensive income	—	—	2,741	2,741	—	2,741
Cash distributions to non controlling interests	—	—	—	—	(796)	(796)
Dividend forfeited	187	—	—	187	—	187
Balance at December 31, 2012	$214,481	$(144,864)	$(9,086)	$60,531	$344	$60,875

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Consolidated net loss	$(34,444)	$(21,939)	$(29,111)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	81,630	77,248	78,001
Amortization of intangibles, deferred financing costs and bond premium	18,247	22,000	16,295
Non-cash write off of deferred financing cost	2,541	—	—
Tender premium for purchase of notes	9,798	—	—
Provision for doubtful accounts	1,110	899	213
Provision for inventory obsolescence	473	134	105
Non-cash stock-based compensation expense - net	3,367	4,276	7,333
Non-cash gain on trade-in of recalled equipment	(15,872)	(13,710)	—
Gain on sales and disposals of equipment	(1,800)	(1,896)	(145)
Deferred income taxes	(3,040)	(8,728)	1,401
Changes in operating assets and liabilities:
Accounts receivable	2,494	(6,670)	(96)
Inventories	(2,321)	(73)	370
Other operating assets	461	184	(445)
Accounts payable	(2,018)	4,175	1,124
Other operating liabilities	11,905	1,791	1,111
Net cash provided by operating activities	72,531	57,691	76,156
Cash flows from investing activities:
Medical equipment purchases	(58,531)	(77,561)	(70,671)
Property and office equipment purchases	(7,359)	(9,557)	(6,327)
Proceeds from disposition of property and equipment	6,711	3,869	2,793
Acquisitions, net of cash acquired	(14,418)	(69,970)	—
Net cash used in investing activities	(73,597)	(153,219)	(74,205)
Cash flows from financing activities:
Proceeds under senior secured credit facility	116,500	166,250	146,529
Payments under senior secured credit facility	(103,000)	(204,650)	(132,029)
Payments of principal under capital lease obligations	(6,375)	(5,835)	(5,052)
Purchase of refinanced bonds	(405,000)	—	—
Payments on acquired debt	(4,163)	(472)	—
Proceeds from issuance of bonds	425,000	178,938	—
Accrued interest received from bondholders	—	661	—
Accrued interest paid to bondholders	—	(661)	—
Distributions to non controlling interests	(796)	(451)	—
Contributions from new members to limited liability companies	—	7	—
Proceeds from exercise of parent company stock options	150	41	28
Repayment of 10.125% senior notes	—	—	(9,945)
Dividend and equity distribution payments	(1,393)	(32,729)	—
Tender premium for purchase of notes	(9,798)	—	—
Payment of deferred financing costs	(11,511)	(4,458)	(1,746)
Change in book overdrafts	291	48	264
Net cash (used in) provided by financing activities	(95)	96,689	(1,951)
Net change in cash and cash equivalents	(1,161)	1,161	—

Cash and cash equivalents at the beginning of period	1,161	—	—
Cash and cash equivalents at the end of period	$—	$1,161	$—

Supplemental cash flow information:
Interest paid	$45,273	$51,667	$43,998
Income taxes paid	959	563	170
Non-cash activities:
Medical equipment purchases included in accounts payable (at end of period)	$5,012	$8,784	$11,761
Capital lease additions	4,224	7,091	6,923
Dividend declared (forfeited) to Parent	(187)	1,771	—

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2012 and 2011 and

For the years ended December 31, 2012, 2011 and 2010

1.         Basis of Presentation

Universal Hospital Services, Inc. (“we”, “our”, “us”, the “Company” or “UHS”) is a nationwide provider of medical equipment management and service solutions to the United States health care industry. The Company’s services fall into three reporting segments: medical equipment outsourcing, technical and professional services, and medical equipment sales and remarketing.

All of our outstanding capital stock is owned by UHS Holdco, Inc. (“Parent”), which acquired the Company in a recapitalization in May 2007 (the “Transaction”). Parent is owned by affiliates of Irving Place Capital Merchant Manager III, L.P. (“IPC”) and certain members of our management.

On April 1, 2011 we completed our acquisition of Emergent Group Inc. (“Emergent Group”) for a total purchase price of approximately $65.3 million as described in Note 3, Acquisitions.  The results of operations of this acquisition have been included in UHS’s consolidated results of operations since the date of acquisition and are included in the medical equipment outsourcing segment. Effective December 31, 2011, Emergent Group was merged into its principal operating subsidiary, PRI Medical Technologies, Inc. (“PRI Medical”) with PRI Medical the surviving entity. Also, on December 31, 2011, PRI Medical’s name was changed to UHS Surgical Services, Inc. (“Surgical Services”).

On May 31, 2011 we acquired certain assets of an equipment rental division of a medical equipment manufacturer for approximately $6.5 million. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On October 3, 2011, we completed the acquisition, effective October 1, 2011, of all of the outstanding stock of a surgical laser equipment service provider for approximately $5.5 million in cash consideration. The $5.5 million purchase price included $0.5 million of debt which was paid off at closing. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On January 3, 2012, we completed the acquisition, effective January 1, 2012, of all of the outstanding stock of a surgical laser equipment service provider for approximately $16.1 million in cash consideration. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On March 31, 2012, we completed the acquisition of certain assets of the southern California equipment rental division of a medical equipment manufacturer. The total purchase price was approximately $0.8 million, including approximately $0.4 million in contingent consideration to be paid over four years based on future revenues. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

On July 9, 2012, we completed the acquisition of certain assets of a surgical laser equipment service provider for a total consideration of approximately $5.3 million. The financial results of this acquisition are included in our medical equipment outsourcing segment since the date of acquisition.

All acquisitions were funded primarily from our existing senior secured credit facility.

Principles of Consolidation

The consolidated financial statements include the accounts of UHS and of Surgical Services, its 100%-owned subsidiary, since its acquisition on April 1, 2011. In addition, in accordance with guidance issued by the Financial Accounting Standards Board (“FASB”), we have accounted for our equity investments in entities in which we are the primary beneficiary under the full consolidation method. All significant intercompany transactions and balances have been eliminated through consolidation. As the primary beneficiary, we consolidate the limited liability companies (“LLCs”) referred to in Note 13, Limited Liability Companies, as we effectively receive the majority of the benefits from such entities and we provide equipment lease guarantees for such entities.

2.         Significant Accounting Policies

Cash and Cash Equivalents

The Company considers money market accounts and other highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers and their geographical distribution. The Company performs initial and ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The allowance for doubtful accounts is based on historical loss experience and estimated exposure on specific trade receivables.

Inventories

Inventories consist of supplies and equipment held for resale and are valued at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out (“FIFO”) method.

Medical Equipment

Depreciation of medical equipment is provided on the straight-line method over the equipment’s estimated useful life, generally four to seven years. The cost and accumulated depreciation of medical equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded as gain or loss on sales and disposals of equipment in the period the asset is retired or sold.

Property and Office Equipment

Property and office equipment includes property, leasehold improvements and office equipment.

Depreciation and amortization of property and office equipment is provided on the straight-line method over the lesser of the remaining useful life or lease term for leasehold improvements and 3 to 10 years for shop and office equipment. The cost and accumulated depreciation or amortization of property and equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded in selling, general and administrative expense in the period the asset is retired or sold.

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the fair value of identifiable tangible net assets and identifiable intangible assets purchased.

Goodwill is tested at least annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit, there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. Each reporting unit constitutes a business for which discrete financial information is available and management reviews its operating results. Our reporting units are medical equipment outsourcing, technical and professional services, and medical equipment sales and remarketing. The fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions include future business growth, earnings projections, capital expenditures, changes in working capital and the weighted average cost of capital used for purposes of discounting. Projecting discounted future cash flows requires us to make significant estimates regarding the assumptions noted above. The projections also take into account several factors including current and estimated economic trends and outlook, and other factors which are beyond our control. No goodwill impairments have been recognized in 2012, 2011, or 2010.

We completed step one of our annual goodwill impairment evaluation as of December 31, 2012 with each reporting unit’s fair value exceeding its carrying value. Accordingly, step two of the impairment analysis was not required.

Other Intangible Assets

Other intangible assets primarily include customer relationships, a supply agreement, trade names and trademarks, technology databases and non-compete agreements. Our trade name intangibles have indefinite lives. Our remaining other intangible assets are amortized over their estimated economic lives of two to thirteen years that results in a remaining weighted-average useful life of approximately 7 years at the years ended December 31, 2012 and 2011. The straight-line method of amortization generally reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. However, for certain of our customer relationships we use the sum-of-the-years-digits amortization method to more appropriately allocate the cost to earnings in proportion to the estimated amount of economic benefit obtained.

Intangible assets with indefinite lives are tested for impairment on an annual basis. Our calculation of estimated fair value is made using the “relief from royalty method,” which assumes that a trade name has a fair value equal to the present value of the royalty attributed to it. The royalty income attributable to a trade name represents the hypothetical cost savings that are derived from owning the trade name versus paying royalties to license the trade name from another owner. Accordingly, we estimate a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the trade name for each of our medical equipment outsourcing and technical and professional services segments. Indefinite lived intangibles were not found to be impaired during any of the periods presented.

Amortizable intangibles are measured for impairment consistent with the process utilized for long-lived assets as described below. Our amortizable intangible assets consist of the following discrete items: Customer relationships, technology databases, a supply agreement, non-compete agreements and favorable lease agreements.

Long-Lived Assets

The Company periodically reviews its long-lived assets for impairment and assesses whenever significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable.  An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. For other long-lived assets, primarily movable medical equipment, we continuously monitor specific makes/models for events such as product recalls or obsolescence. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its fair value.

Deferred Financing Costs

Financing costs associated with issuing debt are deferred and amortized over the related terms using the straight-line method, which approximates the effective interest rate method. Accumulated amortization of our deferred financing costs was $16.0 and $12.3 million at December 31, 2012 and 2011, respectively.

Purchase Accounting

We account for acquisitions by allocating the purchase price paid to effect the acquisition to the acquired assets and liabilities at fair value with excess purchase price being recorded as goodwill.

Revenue Recognition

Medical equipment is outsourced on both short-term and long-term arrangements and outsourced revenue is recorded in income as equipment is utilized based on an agreed rate per use or time period. Any changes to the rate are billed on a prospective basis.

Medical equipment revenues consist of (1) sales of medical equipment and related parts and single-use disposable items to customers and (2) sales of medical equipment that include installation services. Sales of medical equipment as well as related parts and single-use disposable items are recognized at the point of delivery, if performed by us, or at the point of shipment, when risk of loss has passed to the customer. Because of the short-term nature of equipment installation projects, sales that include installation services are recognized when the earnings cycle is complete—installation has been completed, the equipment becomes operational and the customer has accepted it. All revenues are recognized net of any sales taxes. Technical and professional services revenue is recognized as services are provided.

The Company follows the provisions of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition,” in recognizing all of these revenues streams — specifically, revenue recognition requires proof that (i) an arrangement exists, (ii) delivery has occurred and/or  services have been rendered, (iii) the price is fixed; and (iv) collectability is reasonably assured.

The Company reports only its portion of revenues earned under certain revenue share arrangements in accordance with ASC Topic 605-45 “Principal Agent Considerations,” because, among other factors, the equipment manufacturer retains title to the equipment, maintains general inventory and physical loss risk of equipment on rental and because we earn a fixed percentage of the billings to customers.

From time to time the Company receives both non-monetary and cash refunds on equipment recalled by manufacturers.  It is the Company’s practice to record such recall gains as a reduction in cost of sales.

Operating Leases

The Company leases all of its district, corporate and other operating locations under operating leases and recognizes rent expense on a straight-line basis over the lease terms. Rent holidays and rent escalation clauses, which provide for scheduled rent increases during the lease term, are taken into account in computing straight-line rent expense included in our consolidated statements of operations. The difference between the rent due under the stated periods of the leases compared to that of the straight-line basis is recorded as a component of other long-term liabilities in the consolidated balance sheets. Landlord funded lease incentives, including tenant improvement allowances provided for our benefit, are recorded as leasehold improvement assets and as deferred rent in the consolidated balance sheets and are amortized to depreciation expense and as rent expense credits, respectively.

Income Taxes

The Company accounts for deferred income taxes utilizing ASC Topic 740, “Income Taxes.” ASC Topic 740 requires the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statement and the tax bases of assets and liabilities, as measured at current enacted tax rates. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we initially established a valuation allowance in 2010 to recognize this uncertainty and since that time, have continued to recognize this uncertainty. In future reporting periods, we will continue to assess the likelihood that deferred tax assets will be realizable.

Interest and penalties associated with uncertain income tax positions is classified as income tax expense. The Company has not recorded any material income tax related interest or penalties during any of the periods presented.

Derivative Financial Instrument

We had an interest rate swap agreement which we used as a derivative financial instrument to manage our interest rate exposure that expired in June 2012. We do not use financial instruments for trading or other speculative purposes.

ASC Topic 815, “Derivatives and Hedging,” establishes accounting and reporting standards requiring that derivative instruments be recorded on the consolidated balance sheets as either an asset or liability measured at fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If hedge accounting criteria are met, the changes in a derivative’s fair value (for a cash flow hedge) are deferred in equity as a component of accumulated other comprehensive loss. These deferred gains and losses are recognized as income in the period in which hedged cash flows occur. The ineffective portions of hedge returns are recognized as earnings. Our hedging activity has been limited to an interest rate swap arrangement that is further described in Note 8.

Fair Value of Other Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts receivable, accounts payable, accrued liabilities and senior secured credit facility, approximate fair value due to their short maturities. The fair value of our outstanding 2012 Notes and Floating Rate Notes, based on the quoted market price for the same or similar issues of debt, which represents a Level 2 fair value measurement, is approximately:

	December 31, 2012		December 31, 2011
	Carrying	Fair	Carrying	Fair
(in millions)	Value	Value	Value	Value

2012 notes	$425.0	$448.4	$—	$—
Floating rate notes	230.0	229.1	230.0	208.2
PIK toggle notes	—	—	405.0	417.0

Segment Information

The Company’s business is managed and internally reported as three segments: medical equipment outsourcing, technical and professional services, and sales and remarketing. Note 18, Business Segments, contains additional segment information.

Stock-Based Compensation

We record compensation expense associated with stock options in accordance with ASC Topic 718, “Compensation — Stock Compensation.” Note 11, Stock-Based Compensation, contains the significant assumptions used in determining the underlying fair value of options and disclosures as required under ASC Topic 718.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes unrealized gains and losses from derivatives designated as cash flow hedges and minimum pension liability adjustments. These amounts are presented in the consolidated statements of comprehensive loss net of reclassification adjustments to earnings.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows have been reclassified to conform with the 2012 presentation.

Recent Accounting Pronouncements

Standards Adopted

In September 2011, the FASB issued an amendment to the authoritative guidance on goodwill impairment testing. The objective of this amendment is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles — Goodwill and Other. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The adoption of this amendment did not have a material effect on our consolidated financial statements.

Standard Not Yet Adopted

In July 2012, the FASB issued an amendment to indefinite-lived intangible assets impairment. This amendment permits an entity the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. The results of the qualitative assessment would be used as a basis in determining whether it is necessary to perform the two-step quantitative impairment test. If the qualitative assessment supports the conclusion that it is more likely than not that the fair value of the asset exceeds its carrying amount, the entity would not need to perform the two-step quantitative impairment test. The objective of this update is to reduce the cost and complexity of performing impairment tests for indefinite-lived intangible assets other than goodwill, and to improve consistency in impairment testing among long-lived asset categories. This amendment is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this amendment is not expected to have a material effect on our consolidated financial statements.

3.                          Acquisitions

On July 9, 2012, we completed the acquisition of certain assets of a surgical laser equipment service provider for total consideration of approximately $5.3 million.  The consideration consists of $2.6 million of cash paid at closing, $1.0 million of debt assumed that was paid off upon closing, and approximately $1.7 million in contingent earn-out payment expected to be paid in the second half of 2013.

The following summarizes the preliminary estimates of fair values of assets acquired and liabilities assumed at the date of acquisition within our consolidated balance sheet:

(in millions)	July 9, 2012
Net working capital	$0.6
Property and equipment	1.1
Goodwill	1.2
Intangible assets	2.4
Debt	(1.0)
Total purchase price	$4.3

On March 31, 2012, we completed the acquisition of certain assets of the southern California equipment rental division of a medical equipment manufacturer. The total purchase price was approximately $0.8 million, including approximately $0.4 million in contingent consideration which may be paid over four years based on future revenues. Assets acquired consisted of medical equipment of $0.4 million and customer relationship intangibles of $0.3 million.

On January 3, 2012, we completed the acquisition of all of the outstanding stock of a Florida-based surgical laser equipment service provider for total consideration of approximately $16.1 million. The total consideration consists of $11.0 million of cash paid at closing, $3.2 million of debt assumed that was paid off upon closing, and $1.9 million of holdback amounts which was subsequently paid in January 2013.  The acquisition was funded through our Senior Secured Credit Facility. At December 31, 2012, $0.3 million in holdback amount had been paid.

The following summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition within our consolidated balance sheet:

(in millions)	January 3, 2012
Net working capital	$0.4
Property and equipment	5.4
Goodwill	8.4
Intangible assets	5.3
Deferred tax liability	(3.4)
Debt	(3.2)
Total purchase price	$12.9

Acquisitions completed during the year ended 2012 are not material individually or in the aggregate.

On April 1, 2011, we completed our acquisition of Emergent Group, which was, at December 31, 2011, merged into its principal operating subsidiary, PRI Medical, whose name was subsequently changed to UHS Surgical Services, Inc., and which we refer to as “Surgical Services”. Surgical Services is a provider of laser and mobile surgical equipment services primarily for the urology community.

We acquired Surgical Services (previously, Emergent Group), for a total purchase price of approximately $65.3 million, which represents the sum of $60.0 million of cash paid for equity, $4.8 million of capital lease liability assumed and $2.0 million of transaction costs, less cash acquired of $1.5 million. All outstanding shares were purchased at a price of $8.46 per share. The acquisition was funded primarily by drawings under our existing Senior Secured Credit Facility, which is described below in Note 8, Long-Term Debt.

The amounts of revenue and net loss of Surgical Services included in the Company’s consolidated statements of operations from the April 1, 2011 to December 31, 2012 are as follows:

	Revenue and net loss included in the Consolidated Statements of Operations from:
(in thousands)	January 1, 2012 to December 31, 2012	April 1, 2011 to December 31, 2011
Revenue	$50,185	$25,421
Net loss attributable to Surgical Services	(3,308)	(1,805)

The following unaudited supplemental pro forma information presents the financial results as if the acquisition of Surgical Services had occurred on January 1, 2010 for the years ended December 31, 2011 and 2010, respectively. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2010, nor are they indicative of any future results.

Year Ended
(in thousands)	December 31, 2011
Pro forma consolidated results
Revenue	$362,985
Net loss attributable to Universal Hospital Services, Inc.	(20,339)

Year Ended
(in thousands)	December 31, 2010
Pro forma consolidated results
Revenue	$341,717
Net loss attributable to Universal Hospital Services, Inc.	(34,096)

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Surgical Services to reflect the additional depreciation, amortization and interest that would have been charged assuming that both the fair value adjustments, primarily to medical equipment and intangible assets, and draws on the line of credit to fund the acquisition had been applied on January 1, 2010, as applicable, together with the consequential tax effects.

All acquisitions were funded primarily from our existing senior secured credit facility.

Other Acquisitions

On May 31, 2011, we completed the acquisition of certain assets of the equipment rental division of a medical equipment manufacturer for $6.5 million in cash.  The assets acquired primarily consisted of movable medical equipment of approximately $1.7 million, customer relationship intangibles of approximately $1.9 million and tax deductible goodwill of approximately $2.9 million. This acquisition did not have a material impact on our consolidated results of operations or our financial position for the 2011 fiscal year.

On October 3, 2011, we completed the acquisition, effective October 1, 2011, of all of the outstanding stock of a surgical laser equipment service provider for approximately $5.5 million in cash consideration. The $5.5 million purchase price includes $0.5 million of debt which was paid off at closing. In conjunction with this acquisition, approximately $3.1 million of non-deductible goodwill was recorded. This acquisition did not have a material impact on our consolidated results of operations or our financial position for the 2011 fiscal year.

The Company expensed $0.3, $3.5 and $0 million of acquisition and integration related costs for the years ended December 31, 2012, 2011 and 2010, respectively, of which approximately $3.3 million for the year ended December 31, 2011 was related to the April 1, 2011 Emergent Group acquisition. These costs are included in the line item entitled “Restructuring, acquisition and integration expenses” in the accompanying consolidated statements of operations.

4.                          Fair Value Measurements

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011, are summarized in the following table by type of inputs applicable to the fair value measurements:

	Fair Value at December 31, 2012				Fair Value at December 31, 2011
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Interest Rate Swap	$—	$—	$—	$—	$—	$4,755	$—	$4,755
Contingent Consideration	$—	$—	$2,033	$2,033	$—	$—	$—	$—

A description of the inputs used in the valuation of assets and liabilities is summarized as follows:

Level 1 — Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets.

Level 2 — Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that are considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves that are observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities or related observable inputs that can be corroborated at the measurement date. Measurements of non-exchange traded derivative contract assets and liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities.

During 2012, we recorded a contingent consideration liability, in the form of earn-out payments, related to our acquisitions in the total amount of $2.1 million. The contingent consideration payments are based on achieving certain revenue results. The fair value of the liability was estimated using a discounted cash flow approach with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement. The significant inputs in the Level 3 measurement not supported by market activity included our assessments of expected future cash flows during the earn-out period related to the assets acquired, appropriately discounted considering the uncertainties associated with the obligation, and calculated based on estimated revenues in accordance with the terms of the agreement. At December 31, 2012, $0.05 million in earn-out had been paid.

The assumptions used in preparing the discounted cash flow analyses included estimates of interest rates and the timing and amount of incremental cash flows.

A reconciliation of the beginning and ending balance for the Level 3 measurement are as follows:

Balance at January 1, 2012	$—
Additions	2,049
Interest	32
Payments	(48)
Balance at December 31, 2012	$2,033

5.                          Book Overdrafts

The Company typically does not maintain cash balances at its principal bank under a policy whereby the net amount of collected balances and cleared checks is, at the Company’s option, applied to or drawn from our credit facility on a daily basis. Surgical Services will, at times, carry modest levels of cash.

6.                          Selected Financial Statement Information

Property and Equipment

Our property and equipment at December 31, consists of the following:

(in thousands)	2012	2011

Medical Equipment	$547,497	$491,629
Less: Accumulated depreciation	(310,592)	(255,742)
Medical equipment, net	236,905	235,887

Leasehold improvements	12,072	11,181
Office equipment and vehicles	56,367	47,221
	68,439	58,402
Less: Accumulated depreciation and amortization	(38,345)	(29,942)
Property and office equipment, net	30,094	28,460

Total property and equipment, net	$266,999	$264,347

Property and equipment financed under capital leases, net	$14,698	$18,134

Goodwill and Other Intangible Assets

Our goodwill as of December 31, 2012 and 2011, by reporting segment, consist of the following:

	Medical	Technical and	Sales	Corporate
	Equipment	Professional	and	and
(in thousands)	Outsourcing	Services	Remarketing	Unallocated	Total

Balance at January 1, 2011	$205,953	$55,655	$18,603	$—	$280,211
Acquisitions of the former Emergent Group Inc.	39,686	—	—	—	39,686
Other acquisitions	6,014	—	—	—	6,014
Balance at December 31, 2011	251,653	55,655	18,603	—	325,911
Acquisitions	9,666	—	—	—	9,666
Balance at December 31, 2012	$261,319	$55,655	$18,603	$—	$335,577

Our other intangible assets as of December 31, 2012 and 2011 consist of the following:

	2012			2011
		Accumulated			Accumulated
(in thousands)	Cost	Amortization	Net	Cost	Amortization	Net

Finite-life intangibles
Customer relationship	$115,731	$(60,368)	$55,363	$108,269	$(49,032)	$59,237
Supply agreement	26,000	(13,655)	12,345	26,000	(10,750)	15,250
Technology databases	7,217	(7,127)	90	7,217	(6,471)	746
Non-compete agreements	780	(203)	577	230	(52)	178
Favorable lease agreements	134	(118)	16	134	(105)	29
Trade names	—	—	—	4,264	(4,264)	—
Total finite-life intangibles	149,862	(81,471)	68,391	146,114	(70,674)	75,440
Indefinite-life intangibles
Trade names	166,000	—	166,000	166,000	—	166,000
Total intangible assets	$315,862	$(81,471)	$234,391	$312,114	$(70,674)	$241,440

Total amortization expense related to intangible assets was approximately $15.1, $19.4 and $13.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

As of December 31, 2012, management performed its required annual testing of impairment of goodwill as well as indefinite-lived medical equipment outsourcing and technical and professional services trade names. Fair values were estimated using estimates, judgments, and assumptions (see Note 2, Significant Accounting Policies) that management believes were appropriate in the circumstances. There is no aggregate goodwill or intangible assets impairment for any of the periods presented in our consolidated financial statements.

During the fourth quarter of 2011, the Company implemented a rebranding strategy with respect to its laser surgical services business whereby the Company changed the legal name of PRI Medical Technologies, Inc. to UHS Surgical Services, Inc. and ceased using the PRI Medical trade name as of December 31, 2011 (see Note 3, Acquisitions). Accordingly, management determined in the fourth quarter of 2011 that it was appropriate to change the estimated remaining useful life of the PRI Medical trade name from 114 months to 3 months. As a result, the remaining book value of this trade name of $4.1 million was amortized during the fourth quarter of 2011.

At December 31, 2012, future estimated amortization expense related to intangible assets for each of the years ended December 31, 2013 to 2017 is estimated as follows:

(in thousands)

2013	$13,754
2014	12,835
2015	11,930
2016	10,805
2017	7,514

Future amortization expense is an estimate. Actual amounts may change due to additional intangible asset acquisitions, impairment, accelerated amortization or other events.

7.                                      Dividend and Equity Distribution

On June 8, 2011 the Company and Parent’s Boards of Directors declared a dividend of $0.12 per share to the Parent’s shareholders of record on June 10, 2011 and a $0.12 per share equity distribution to be paid to the holders of vested options on the Parent’s stock as of June 10, 2011, subject to the consummation of the note offering which occurred on June 17, 2011 (see Note 8, Long-term Debt), and payable on July 1, 2011.

Also on June 8, 2011, the Boards of Directors declared an equity distribution of $0.12 per option to holders of outstanding options on the Parent’s stock on June 10, 2011 that vested on December 31, 2011 and 2012 and are scheduled to vest on December 31, 2013, 2014, and 2015.

Our consolidated balance sheet as of December 31, 2012 and 2011 reflects the decrease in equity for dividends paid to Parent shareholders and distributions to vested option holders on July 1, 2011, December 31, 2011, and December 31, 2012, as well as estimated amounts to be paid to holders of options expected to vest on December 31, 2013 through 2015 based on an estimated option forfeiture rate of 2% annually. Our consolidated balance sheet also reflects the related current dividend payable and long-term dividend payable included in Payable to Parent.

During 2012, $0.2 million of dividend was forfeited and was recorded as a reduction to Payable to Parent and an increase to additional paid-in capital.

8.                                      Long-Term Debt

Long-term debt at December 31, consists of the following:

	December 31,	December 31,
(in thousands)	2012	2011
2012 notes	$425,000	$—
Floating rate notes	230,000	230,000
PIK toggle notes	—	405,000
Unamortized bond premium	—	3,433
Senior secured credit facility	28,000	14,500
Capital lease obligations	16,014	18,164
	699,014	671,097
Less: Current portion of long-term debt	(6,223)	(5,627)
Total long-term debt	$692,791	$665,470

2012 Notes. On August 7, 2012, we issued $425.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes (the “2012 Notes”) which mature on August 15, 2020.  All of the 2012 Notes were issued under an indenture dated as of August 7, 2012 (the “2012 Indenture”). The 2012 Indenture provides that the 2012 Notes are our second lien senior secured obligations and are fully and unconditionally guaranteed on a second lien senior secured basis by our existing and certain of our future 100%-owned domestic subsidiaries.

Interest on the 2012 Notes is payable, entirely in cash, semiannually, in arrears, on February 15 and August 15 of each year, beginning on February 15, 2013. We may redeem some or all of the 2012 Notes at the redemption prices set forth in the 2012 Indenture.  If we sell certain assets or undergo certain kinds of changes of control, we must offer to repurchase the 2012 Notes.

In connection with the issuance of the 2012 Notes, we entered into a registration rights agreement with the initial purchasers of the 2012 Notes.  On December 12, 2012, our Registration Statement on Form S-4, filed to register the exchange of the 2012 Notes for fully registered 2012 Notes, was declared effective by the SEC. The exchange offer expired on January 11, 2013 and on January 16, 2013 we completed an offer to exchange all of the then outstanding 2012 Notes for an equivalent amount of new 2012 Notes which have been registered under the Securities Act of 1933, as amended. We did not receive any additional proceeds from the exchange offer.

On February 12, 2013, the Company issued $220.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020 (the “New Notes”), which mature on August 15, 2020, as “additional notes” pursuant to the 2012 Indenture dated as of August 7, 2012. The New Notes were issued in a private placement, at a premium of 106.375% for an aggregate total of approximately $230.0 million in net proceeds and are subject to the same terms as the 2012 Notes under the 2012 Indenture. The premium is being amortized over the remaining life of the New Notes. The Company used the net proceeds from the sale of the New Notes to fund the redemption of all of its outstanding Floating Rate Notes. In connection with the issuance of the New Notes, the Company entered into a registration rights agreement with the initial purchasers of the New Notes.

Floating Rate Notes.  On May 31, 2007, we issued $230.0 million aggregate principal amount of floating rate notes (the “Floating Rate Notes”) under 2007 Indenture (see “2007 Indenture” below).  Interest on the Floating Rate Notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%.  At December 31, 2012, our LIBOR-based rate was 4.111%, which includes the credit spread noted above.  Interest on the Floating Rate Notes is payable semiannually, in arrears, on each June 1 and December 1. The Floating Rate Notes mature on June 1, 2015.

We may currently redeem some or all of the Floating Rate Notes at par plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed, subject to the rights of noteholders.

Upon the occurrence of a change of control, each holder of the Floating Rate Notes has the right to require us to repurchase some or all of such holder’s Floating Rate Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Our Floating Rate Notes are subject to certain debt covenants which are described below under the heading “2007 Indenture.”

On March 14, 2013, the Company redeemed all of its outstanding Floating Rate Notes. The proceeds of the New Notes were used to fund the redemption.

PIK Toggle Notes. Our 8.50% / 9.25% PIK Toggle Notes due 2015 (the “PIK Toggle Notes”) consist of $230.0 million aggregate principal amount of PIK Toggle Notes issued on May 31, 2007 (the “Existing Notes”) and $175.0 million aggregate principal amount of PIK Toggle Notes issued on June 17, 2011 (the “Additional Notes”) for a total aggregate outstanding principal amount of $405.0 million. All of the PIK Toggle Notes were issued under a Second Lien Senior Indenture dated as of May 31, 2007 (the “2007 Indenture”).

Interest on the PIK Toggle Notes was payable semiannually in arrears on each June 1 and December 1. Beginning June 1, 2011, we were required to make all interest payments on the PIK Toggle Notes entirely as cash interest. Cash interest on the PIK Toggle Notes accrued at the rate of 8.50% per annum.

On July 24, 2012, we conducted a tender offer to purchase all $405.0 million of our outstanding PIK Toggle Notes. In conjunction with the tender offer, we also solicited consents from holders to proposed amendments to eliminate the right of the holders of the PIK Toggle Notes to benefit from substantially all of the restrictive covenants and certain event of default provisions in the 2007 Indenture with respect to the PIK Toggle Notes. On August 7, 2012 and August 21, 2012, we accepted for payment approximately $317.9 million or 78.48%, and $25,000 or 0.01%, respectively, of our outstanding PIK Toggle Notes. On August 7, 2012, we entered into a supplemental indenture governing our PIK Toggle Notes which effected the proposed amendments.  On September 5, 2012, we redeemed our remaining outstanding PIK Toggle Notes of $87.1 million. In connection with the redemption of our PIK Toggle Notes, we incurred $12.3 million of debt extinguishment expense which consisted of a call premium of $9.8 million and a credit of $2.9 million from the bond premium write-off related to the $175.0 million of Additional Notes and the write-off of unamortized deferred financing costs of $5.4 million.

Interest Rate Swap. In June 2007, we entered into an interest rate swap agreement for $230.0 million, which had the effect of converting the interest rate applicable to our $230.0 million of Floating Rate Notes to fixed interest rates. The effective date for the interest rate swap agreement was December 2007 and the agreement expired on June 1, 2012.

The interest rate swap agreement qualified for cash flow hedge accounting under ASC Topic 815, “Derivatives and Hedging”. Before its expiration on June 1, 2012, the fair value of the interest rate swap agreement was included as a cash flow hedge on our consolidated balance sheet in accordance with ASC Topic 815. The change in fair value was recorded as a component of accumulated other comprehensive loss on our consolidated balance sheet, net of tax, since the instrument was determined to be an effective hedge.

As a result of our interest rate swap agreement, the effective interest rate on our $230.0 million floating rate notes was 9.065% through June 1, 2012.

2007 Indenture. Our Floating Rate Notes are guaranteed, jointly and severally, on a second priority senior secured basis by our subsidiary Surgical Services and are similarly guaranteed by certain of our future domestic subsidiaries. The Floating Rate Notes are our second priority senior secured obligations and rank:

•                  equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral;

•                  senior in right of payment to all of our and our guarantor’s existing and future subordinated indebtedness;

•                  effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the Floating Rate Notes or that are secured by a lien on assets that are not part of the collateral securing the Floating Rate Notes, in each case, to the extent of the value of such collateral or assets; and

•                  structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

The 2007 Indenture governing the Floating Rate Notes contains covenants that limit our and our guarantors’ ability, subject to certain definitions and exceptions, and certain of our future subsidiaries’ ability to:

•                  incur additional indebtedness;

•                  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

•                  issue redeemable stock or preferred stock;

•                  issue stock of subsidiaries;

•                  make certain investments;

•                  transfer or sell assets;

•                  create liens on our assets to secure debt;

•                  enter into transactions with affiliates; and

•                  merge or consolidate with another company.

The 2007 Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements, cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the 2007 Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the Notes will become due and payable immediately. If any other default occurs, the Trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the 2007 Indenture.

Senior Secured Credit Facility. On May 6, 2010, we entered into an Amended and Restated Credit Agreement with GE Business Financial Services, Inc., as administrative agent for the lenders, and the lenders party thereto, which amended and restated our senior secured credit facility dated as of May 31, 2007. We refer to the amended and restated senior secured credit facility as the “senior secured credit facility.” The senior secured credit facility is a first lien senior secured asset based revolving credit facility that is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit. The senior secured credit facility provides for financing of up to $195.0 million, subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment. The maturity date of the facility is November 30, 2014.

On July 31, 2012, we entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A., as agent for the lenders, and the lenders party thereto (the “Second Amended Credit Agreement”), which amended the senior secured credit facility originally dated as of May 31, 2007 and amended and restated as of May 6, 2010.  The Second Amended Credit Agreement increased the aggregate amount we  may obtain under revolving loans from $195.0 million to $235.0 million and extended the maturity date to the earliest of (i) July 31, 2017, (ii) 90 days prior to the maturity of the Second Lien Senior Secured Floating Rate Notes due 2015 or (iii) 90 days prior to the maturity of the 7.625% Second Lien Senior Secured Notes due 2020.  Our obligations under the Second Amended Credit Agreement are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our and Parent’s stock, any joint ventures and certain other exceptions.  Our obligations under the Second Amended Credit Agreement are unconditionally guaranteed by our parent, UHS Holdco, Inc. and our restricted subsidiaries.

As of December 31, 2012, we had $169.6 million of availability under the senior secured credit facility based on a borrowing base of $201.0 million less borrowings of $28.0 million and after giving effect to $3.4 million used for letters of credit.

The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent agreed to, among other things, deliver financial and other information to the administrative agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the administrative agent and the lenders and maintain insurance.

Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

•                  incur indebtedness;

•                  create or permit liens;

•                  declare or pay dividends and certain other restricted payments;

•                  consolidate, merge or recapitalize;

•                  acquire or sell assets;

•                  make certain investments, loans or other advances;

•                  enter into transactions with affiliates;

•                  change our line of business; and

•                  enter into hedging transactions.

The senior secured credit facility also contains a financial covenant that is triggered if our available borrowing capacity is less than $20.0 million for a certain period, which consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as such terms are defined in the senior secured credit facility.

The senior secured credit facility specifies certain events of default, including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents.  Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds.  If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

Borrowings under the senior secured credit facility accrue interest (including a credit spread varying with facility usage):

•                  at a per annum rate equal to 1.00% - 1.50% above the rate equal to the greater of (i) the “federal funds rate” plus one-half of one percent (0.50%) per annum, (ii) the “prime rate” announced from time to time by the administrative agent for such day and (iii) the “Eurodollar rate” for a one month interest period as determined on such day, plus one percent (1.0%) payable quarterly in arrears; and

•                  at a per annum rate equal to 2.00% - 2.50% above the adjusted British Bankers Association Interest Settlement Rate for deposits in Dollars rate used by the administrative agent with a term equivalent to the selected interest rate period, for the respective interest rate period determined at our option, payable in arrears upon cessation of the interest rate period elected, provided that for an interest rate period longer than three months, payable in arrears on the respective dates that fall every three months from the beginning of such interest rate period.

At December 31, 2012, we had $28.0 million of borrowings outstanding of which $22.0 million was accruing interest at a rate of 2.713%  and $6.0 million was accruing interest at the prime rate of 4.75%.

2012 Indenture. Our 2012 Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by Surgical Services, and are also similarly guaranteed by certain of our future 100%-owned domestic subsidiaries. The 2012 Notes are our second priority senior secured obligations and rank (i) equal in right of payment with all of our existing and future unsubordinated indebtedness, including the Floating Rate Notes, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral; (ii) senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness; (iii) effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the Floating Rate Notes or that are secured by a lien on assets that are not part of the collateral securing the Floating Rate Notes, in each case, to the extent of the value of such collateral or assets; and (iv) structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

The 2012 Indenture governing the 2012 Notes contains covenants that limit our and our guarantors’ ability, subject to certain definitions and exceptions, and certain of our future subsidiaries’ ability to:

•                  incur additional indebtedness;

•                  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

•                  issue redeemable stock or preferred stock;

•                  issue stock of subsidiaries;

•                  make certain investments;

•                  transfer or sell assets;

•                  create liens on our assets to secure debt;

•                  enter into transactions with affiliates; and

•                  merge or consolidate with another company.

The 2012 Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements, cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the 2012 Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the 2012 Notes will become due and payable immediately. If any other default occurs, the Trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the 2012 Indenture.

We were in compliance with all financial debt covenants for all years presented.

Redemption of 10.125% Senior Notes. On June 14, 2010, we redeemed, at par value plus accrued interest to the redemption date, all remaining notes of our 10.125% Senior Notes. The funds used to redeem our 10.125% Senior Notes were obtained from our senior secured credit facility. The 10.125% Senior Notes were redeemable, at our option, in whole or in part, at specified redemption prices (as defined) plus accrued interest to the date of redemption. The transaction resulted in a redemption price of $10.0 million of which $9.9 million related to principal and $0.1 million related to interest.

Maturities of Long-Term Debt. At December 31, 2012, maturities of long-term debt for each of our fiscal years ending December 31, 2013 to 2017 and thereafter, are estimated as follows:

(in thousands)
2013	$6,223
2014	4,080
2015	260,174
2016	1,382
2017	804
Thereafter	426,351
Total payments	$699,014

9.                          Commitments and Contingencies

Rental expenses were approximately $10.6, $10.3 and $8.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. At December 31, 2012, the Company was committed under various non-cancellable operating leases for its district, corporate and other operating locations with annual rental commitments for each of the years ending December 31, 2013 to 2017 and thereafter of the following:

(in thousands)

2013	$7,076
2014	6,747
2015	5,864
2016	5,048
2017	4,181
Thereafter	13,039
$41,955

The Company, from time to time, may become involved in litigation arising out of operations in the normal course of business. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable.

On October 19, 2009, Freedom Medical, Inc. filed a lawsuit against the Company and others in U.S. District Court for the Eastern District of Texas, alleging violation of state and federal antitrust laws, tortious interference with business relationships, business disparagement and common law conspiracy in connection with the biomedical equipment rental market. Freedom Medical, Inc. sought unspecified damages and injunctive relief. We sought coverage for the Freedom Medical, Inc. lawsuit from a number of our insurance carriers.  On December 30, 2011, two of the insurance carriers, Lexington Insurance Company and National Union Fire Insurance Company of Pittsburgh, Pa., served us with a Minnesota state court complaint seeking a declaration that they have no obligation to cover certain claims of Freedom Medical, Inc.’s lawsuit.   On January 11, 2012, we filed our own suit, venued in Texas state court, against all of the carriers currently implicated by Freedom Medical, Inc.’s allegations.  This action sought, among other things, a declaration of coverage as to Freedom Medical, Inc.’s suit.  On September 20, 2012, the parties settled all claims asserted in these three actions.  The settlement did not have a material effect on the financial position, results of operations, or cash flows of the Company.  On September 26, 2012, the U.S. District Court for the Eastern District of Texas dismissed the Freedom Medical, Inc. lawsuit with prejudice.  The coverage actions were dismissed with prejudice on November 5, 2012 and November 15, 2012, in the district courts in Hennepin County, Minnesota and Harris County, Texas, respectively.

The Company, in the ordinary course of business, could be subject to liability claims related to employees and the equipment that it rents and services. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable. While the ultimate resolution of these actions may have an impact on the Company’s financial results for a particular reporting period, management believes that any such resolution would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

As of December 31, 2012, we were not a party to any other pending legal proceedings the adverse outcome of which could reasonably be expected to have a material adverse effect on our operating results, financial position or cash flows.

10.                   Shareholder’s Equity

Common Stock

The Company has authorized and issued 1,000 shares of common stock with a par value of $0.01 per share.

Accumulated Other Comprehensive Loss

	December 31,	December 31,
(in thousands)	2012	2011
Unrealized loss on minimum pension liability adjustment, net of tax	$(9,086)	$(8,940)
Unrealized loss on cash flow hedge, net of tax	—	(2,887)
Accumulated Other Comprehensive Loss	$(9,086)	$(11,827)

11.                   Stock-Based Compensation

The 2007 Stock Option Plan provides for the issuance of 43.9 million nonqualified stock options of Parent to any of its and Parent’s executives, other key employees and to consultants and certain non-employee directors. The options allow for the purchase of shares of common stock of Parent at prices equal to the stock’s fair market value at the date of grant.

Options granted have a ten-year contractual term and vest over approximately six years. For option grants to its employees, half of the options have fixed vesting schedules and the other half of the options vest upon the achievement of established performance targets, though options subject to performance targets were amended on August 11, 2010 (see “Amendment to Vesting Provisions of Options Agreements” below). For option grants to its directors, all of the options vest on a fixed schedule. The shares issued to a grantee upon the exercise of such grantee’s options will be subject to certain restrictions on transferability as provided in the 2007 Stock Option Plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their respective stock option grant agreements. Forfeited options are available for future issue.

A summary of the status of Parent’s 2007 Stock Option Plan as of and for the years ended December 31, 2012, 2011 and 2010 is detailed below:

(in thousands except exercise price and years)	Number of Options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2010	39,523	$1.06	$37,315	6.8
Granted	—	—
Exercised	(41)	1.00	$29
Forfeited or expired	(1,287)	1.11

Outstanding at December 31, 2011	38,195	$1.05	$25,046	5.7

Granted	6,403	1.40
Exercised	(150)	1.00	$60
Forfeited or expired	(7,780)	1.04

Outstanding at December 31, 2012	36,668	$1.12	$11,253	5.6

Exercisable at December 31, 2012	29,752	$1.04	$11,043	4.8

Remaining authorized options available for issue	7,019

The exercise price of the stock option award is equal to the market value of Parent’s common stock on the grant date as determined reasonably and in good faith by the Parent’s Board of Directors and compensation committee. The exercise price of options issued during the years ended December 31, 2012, 2011 and 2010 was determined through a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses.

The intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award.

We determine the fair value of options using the Black-Scholes option pricing model. The estimated fair value of options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options’ vesting periods. The range of assumptions in the table below was used to determine the Black-Scholes fair value of stock options amended on August, 11, 2010 or granted during the years ended December 31, 2010 and December 31, 2012. There were no options granted during the year ended December 31, 2011.

	Year Ended December 31,
	2012	2011	2010
Risk-free interest rate	0.94%	N/A	0.73%-3.08%
Expected volatility	36.0%	N/A	31.9%-38.1%
Dividend yield	N/A	N/A	N/A
Expected option life (years)	6.75	N/A	3.9-6.6
Black-Scholes Value of options	$0.53	N/A	$0.72-$1.03

Expected volatility is based on an independent valuation of the stock of companies within our peer group. Given the lack of a true comparable company, the peer group consists of selected public health care companies representing our suppliers, customers and competitors within certain product lines. The risk free-interest rate is based on the U.S. Treasury yield curve in effect at the grant date based on the expected option life. The expected option life represents the result of the “simplified” method applied to “plain vanilla” options granted during the period, as provided within ASC Topic 718, “Compensation - Stock Compensation.” Parent used the simplified method as Parent does not have sufficient historical exercise experience to provide a basis upon which to estimate the expected term.

Amendment to Vesting Provisions of Option Agreements

On August 11, 2010, the compensation committee of our Board of Directors recommended, and the Board of Directors (the “Parent Board”) of UHS Holdco, Inc. approved, an amendment (the “Amendment”) to the vesting provisions contained in all outstanding option agreements of participants in the 2007 Stock Option Plan who were employed by Parent or us as of the effective date of the Amendment, or served on our Board of Directors through that date.  Performance vesting options granted under the original terms of the 2007 Stock Option Plan vested over a six-year period with one-sixth vesting on December 31 of each year of the six-year period, subject to the option holder not ceasing employment with Parent or us, and prior to the effectiveness of the Amendment, subject to our attainment of either an adjusted EBITDA target for current fiscal year, or an aggregate adjusted EBITDA target calculated in each subsequent fiscal year, as provided in the respective form of option agreement.  The Amendment, among other things, did away with the requirement that the EBITDA-based performance objectives be achieved in order for performance vesting options to vest, in effect providing for time-based vesting of these options rather than performance vesting.  The Amendment did not change the number of options granted, the strike price, or any continued service requirements.  The Amendment also provided for the acceleration of vesting, for 2007 Stock Option Plan participants who were employed by Parent or us as of the effective date of the Amendment and who were granted options prior to December 31, 2009, of options (the “Accelerated Options”) to purchase approximately 2,996,000 shares of common stock of Parent that were eligible for vesting on December 31, 2009, but did not vest because we did not achieve the applicable adjusted EBITDA target for the fiscal year ended December 31, 2009.  At the time vesting was accelerated, the Accelerated Options remained eligible for vesting in future years based on our achievement of an aggregate adjusted EBITDA target.  Except as described above, all other terms and conditions applicable to the Accelerated Options remain in effect. The Amendment also amended the provisions relating to time vesting options granted under the 2007 Stock Option Plan to achieve greater consistency between the treatment of these options and the treatment of performance vesting options in the event of a sale of substantially all of the assets of Parent or us.

The Parent Board authorized the Amendment in an effort to ensure that Parent continues to provide long-term incentives that drive core operating performance, while creating a meaningful retention benefit.

Aggregate performance vesting options affected by the Amendment, including the Accelerated Options, are detailed below by original grant date:

Summary of Performance Vesting Options

(in thousands)

Grant Date	Performance Options Outstanding at August 10, 2010	Vested Performance Options Outstanding at August 10, 2010 (Prior to Amendment)	Options Affected by Amendment (1)	Accelerated Options (2)
July 18, 2007	17,109	5,707	11,402	2,850
December 3, 2007	283	48	235	47
April 1, 2008	28	5	23	5
April 1, 2009	564	—	564	94
April 13, 2010 (3)	707	—	707	N/A
Total	18,691	5,760	12,931	2,996

(1) Includes Accelerated Options

(2) Accelerated Options vesting on August 11, 2010

(3) Options issued subsequent to December 31, 2009 were not affected by the accelerated vesting

An aggregate of approximately 2,996,000 options vested on August 11, 2010 as a result of the Parent Board’s acceleration of vesting performance vesting options.  The remaining unvested options affected by the Amendment will vest and become exercisable on each

December 31, in accordance with the vesting schedule provided in the option agreements, through the remaining term of the applicable option.

Although Parent grants the stock options, the Company recognizes compensation expense related to these options since the services are performed for its benefit. For the years ended December 31, 2012, 2011 and 2010, we recognized non-cash stock compensation expense of $4.0, $4.3 and $7.3 million, respectively, which is primarily included in selling, general and administrative expenses.

At December 31, 2012, unearned non-cash stock-based compensation related to our options, that we expect to recognize as expense over a weighted average period of 2.6 years, totals approximately $3.7 million, net of our estimated forfeiture rate of 2.0%. The expense could be accelerated upon the sale of Parent or the Company.

12.                   Related Party Transactions

Management Agreement

On May 31, 2007, we and IPC entered into a professional services agreement pursuant to which general advisory and management services are provided to us with respect to financial and operating matters. IPC is an owner of Parent, and the following members of our Board of Directors are associated with IPC: Michael Feiner, Robert Juneja and Bret Bowerman. In addition, David Crane, a director, provides consulting services to IPC. The professional services agreement requires us to pay an annual fee for ongoing advisory and management services equal to the greater of $0.5 million or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year, payable in quarterly installments. The professional services agreement provides that IPC will be reimbursed for its reasonable out-of-pocket expenses in connection with certain activities undertaken pursuant to the professional services agreement and will be indemnified for liabilities incurred in connection with its role under the professional services agreement, other than for liabilities resulting from its gross negligence or willful misconduct. The term of the professional services agreement commenced on May 31, 2007 and will remain in effect unless and until either party notifies the other of its desire to terminate, we are sold to a third-party purchaser or we consummate a qualified initial public offering, as defined in the professional services agreement. Total professional services agreement fees incurred to IPC were $1.1, $0.9 and $0.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

2007 Stock Option Plan

Parent established the 2007 Stock Option Plan. Compensation expense related to service provided by the Company’s employees is recognized in the accompanying consolidated statements of operations with an offsetting Payable to Parent liability, which is not expected to be settled within the next twelve months.

Business Relationship

In the ordinary course of business, we entered into an operating lease for our Minneapolis, Minnesota district office with Ryan Companies US, Inc. (“Ryan”), which began on May 1, 2007. On November 29, 2007, we added a new member to our Board of Directors who is also a director of Ryan. During the years ended December 31, 2012, 2011 and 2010, we made rent payments to a Ryan affiliate totaling $0.3, $0.3 and $0.4 million respectively.

In the ordinary course of business, we entered into engagement letters with CTPartners, LLC (“CTPartners”) in September of 2012 and January of 2013 to conduct searches for certain executive positions.  One member of our board of directors, Michael Feiner, is also a director of CTPartners.  Pursuant to these engagement letters, we made payments to CTPartners totalling approximately $0.3 million during 2012.

The Company believes that the aforementioned arrangements and relationships were provided in the ordinary course of business at prices and on terms similar to those that would result from arm’s length negotiation between unrelated parties.

13.                   Limited Liability Companies

We participate with others in the formation of limited liability companies (“LLCs”) in which Surgical Services becomes a partner and shares the financial interest with the other investors. Surgical Services is the primary beneficiary of these LLCs. These LLCs acquire certain medical equipment for use in their respective business activities, which generally focus on surgical procedures. The LLCs will acquire medical equipment for rental purposes under equipment financing leases. At December 31, 2012, the LLCs had approximately $0.8 million of total assets. The third party investors in each respective LLC generally provide the lease financing company with individual proportionate lease guarantees based on their respective ownership percentages in the LLCs. In addition, Surgical Services will provide such financing companies with its corporate guarantee based on its respective ownership interest in each LLC. In certain instances, Surgical Services has provided such financing companies with an overall corporate guarantee in connection with equipment financing transactions. In such instances, the individual investors in each respective LLC will generally indemnify us against losses, if any, incurred in connection with its corporate guarantee. Additionally, we provide operational and administrative support to the LLCs in which it is a partner. As of December 31, 2012, we held interests in six active LLCs.

In accordance with guidance issued by the FASB, we accounted for equity investments in LLCs (in which we are the primary beneficiary) under the full consolidation method whereby transactions between Surgical Services and the LLCs have been eliminated through consolidation.

14.                               Employee Benefit Plans

ASC Topic 718, “Compensation — Retirement Benefits” requires employers to recognize the under- funded or over funded status of a defined benefit post retirement plan as an asset or liability in its statements of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, ASC Topic 718 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position.

Pension plan benefits are to be paid to eligible employees after retirement based primarily on years of credited service and participants’ compensation. The Company uses a December 31 measurement date. Effective December 31, 2002, the Company froze the benefits under the pension plan. The change in benefit obligation, pension plan assets and funded status as of and for the years ended December 31, 2012 and 2011 are as follows:

Change in Benefit Obligation
(in thousands)	2012	2011
Benefit obligations at beginning of year	$23,846	$20,489
Interest cost	1,077	1,095
Actuarial loss	1,707	2,995
Benefit paid	(750)	(733)
Benefit obligations at end of year	$25,880	$23,846

Change in Plan Assets
(in thousands)	2012	2011
Fair value of plan assets at beginning of year	$14,041	$14,059
Actual gain (loss) on plan assets	2,154	(260)
Benefits paid	(750)	(733)
Employer contribution	1,595	975
Fair value of plan assets at end of year	$17,040	$14,041

Funded Status
(in thousands)	2012	2011
Funded status	$(8,840)	$(9,805)
Unrecognized net actuarial loss/accumulated other comprehensive loss	11,512	11,365
Net amount recognized	$2,672	$1,560

A summary of our pension plan projected benefit obligation, accumulated obligation and fair value of pension plan assets at December 31, are as follows:

(in thousands)	2012	2011
Projected benefit obligation	$25,880	$23,846
Accumulated benefit obligation (“ABO”)	25,880	23,846
Fair value of plan assets	17,040	14,041
ABO less fair value of plan assets	8,840	9,805

Amounts recognized in the consolidated balance sheets at December 31, are as follows:

(in thousands)	2012	2011
Current Liabilities	$660	$1,595
Noncurrent Liabilities	8,180	8,210
Total Amount Recognized	$8,840	$9,805

Net Periodic Benefit Cost

The components of net periodic benefit cost are as follows:

	Year Ended December 31,
(in thousands)	2012	2011	2010
Interest cost	$1,077	$1,095	$1,088
Expected return on plan assets	(1,278)	(1,234)	(1,218)
Recognized net actuarial cost	685	353	154
Net periodic benefit cost	$484	$214	$24

Change in Accumulated Other Comprehensive Loss

	Year Ended December 31,
(in thousands)	2012	2011	2010
Beginning of year	$(11,365)	$(7,230)	$(6,365)
Net actuarial losses	(832)	(4,488)	(1,019)
Amortization of net gains	685	353	154
Change in accumulated other comprehensive loss	$(11,512)	$(11,365)	$(7,230)

Pension Plan Assets

Our target pension plan asset allocation and actual pension plan allocation of assets at December 31, are as follows:

	Allocation	2012	2011
Asset Category
Equity securities	70%	71%	73%
Debt securitites and cash	30	29	27
	100%	100%	100%

The pension plan assets are invested with the objective of maximizing long-term returns while minimizing material losses in order to meet future benefit obligations when they come due.

The Company utilizes an investment approach with a mix of equity and debt securities used to maximize the long-term return on assets. Risk tolerance is established through consideration of pension plan liabilities, funded status and corporate financial condition. The investment portfolio consists of a diversified blend of mutual funds and fixed-income investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews and annual asset and liability reviews.

Fair Value Measurement

The following table presents our plan assets using the fair value hierarchy as of December 31, 2012 and 2011.

Fair Value Measurement
(in thousands)	2012	2011
Level 1
Equity securities	$12,113	$10,205
Debt securities and cash	4,927	3,836
Level 2	—	—
Level 3	—	—
	$17,040	$14,041

Investments in Equity and Debt Securities are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices. These investments are classified as Level 1.

Contributions

The Company contributed $1.6, $1.0 and $0.9 million to the pension plan during the years ended December 31, 2012, 2011 and 2010, respectively. The Company expects to make contributions of approximately $0.7 million in 2013.

Estimated Future Benefit Payments

The following benefit payments are expected to be paid:

(in thousands)
2013	$843
2014	890
2015	939
2016	1,002
2017	1,076
2018 to 2022	6,243

Pension Plan Assumptions

The following weighted-average assumptions were used as of each of the years ended December 31, as follows:

	2012	2011	2010
Weighted-average actuarial assumptions used to determine benefit obligations:
Discount rate	4.09%	4.67%	5.92%
Expected return on assets	8.00%	8.00%	8.00%

Weighted-average actuarial assumptions used to determine net periodic benefit cost:
Discount rate	4.67%	5.42%	5.92%
Expected return on assets	8.00%	8.00%	8.00%
Rate of compensation increase	N/A	N/A	N/A

These assumptions are reviewed on an annual basis. In determining the expected return on asset assumption, the Company evaluates the long-term returns earned by the pension plan, the mix of investments that comprise pension plan assets and forecasts of future long-term investment returns.

Other Employee Benefits

The Company also sponsors a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and covers substantially all of the Company’s employees. Employees may contribute annually up to 60% of their base compensation on a pre-tax basis (subject to Internal Revenue Service limitation). The company matching contribution is 50% of the first 6% of base compensation that an employee contributes. We made matching contributions to the plan of approximately $1.8, $1.4 and $1.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company is self-insured for employee health care up to $140,000 per member per plan year and aggregate claims up to 125% of expected claims per plan year. Also, the Company purchases workers’ compensation and automobile liability coverage with related deductibles. The Company is liable for up to $250,000 per individual workers’ compensation claim and up to $250,000 per accident for automobile liability claims. Self-insurance and deductible costs are included in other accrued expenses in the consolidated balance sheets and are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims development and incurred but not reported.

15.      Income Taxes

The provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
(in thousands)	2012	2011	2010
Current - State	$471	$385	$291
Deferred	(3,040)	(8,728)	1,401
	$(2,569)	$(8,343)	$1,692

Reconciliations between the Company’s effective income tax rate and the U.S. statutory rate follow:

	Year Ended December 31,
	2012	2011	2010
Statutory U.S. Federal income tax rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of U.S. Federal income tax	(2.9)	(3.4)	(4.0)
Valuation allowance	29.3	5.8	42.2
Permanent items	0.8	2.3	1.0
Deferred item adjustments	0.9	2.7	2.0
Effective income tax rate	(6.9)%	(27.6)%	6.2%

The components of the Company’s overall deferred tax assets and liabilities at December 31 are as follows:

(in thousands)	2012	2011
Deferred tax assets
Accounts receivable	$790	$753
Accrued compensation and pension	11,170	8,593
Inventories	999	494
Other assets	1,015	2,263
Unrealized loss on cash flow hedge	—	1,868
Unrealized loss on pension	4,522	4,464
Net operating loss carryforwards	72,317	62,577
Deferred tax assets	90,813	81,012
Valuation allowance	(25,800)	(15,052)
Total deferred tax assets	65,013	65,960

Deferred tax liabilities
Accelerated depreciation and amortization	(129,590)	(128,503)
Prepaid assets	(849)	(786)
Total deferred tax liabilities	(130,439)	(129,289)

Net deferred tax liabilities	$(65,426)	$(63,329)

At December 31, 2012, the Company had available unused federal net operating loss carryforwards of approximately $184.3 million. The net operating loss carryforwards will expire at various dates from 2019 through 2033.

We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are recoverable prior to expiration. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we established a valuation allowance of $12.0 million during 2010 to recognize this uncertainty. The 2011 acquisitions of the stock of Emergent Group and the stock of a surgical laser equipment service provider resulted in the recording of larger deferred tax liabilities than deferred tax assets on the opening balance sheets for each acquisition.  This was due to deferred tax liabilities that were recorded for intangible and fixed assets.  Together, each of these discrete events, at the date of acquisition, had the effect of reducing our valuation allowance by approximately $9.0 million, although this amount was offset by approximately $12.0 million of additional valuation allowance resulting from year-to-date losses. Our January 3, 2012 acquisition resulted in the recording of deferred tax liabilities on the opening balance sheet due to higher book than tax basis for fixed assets and amortizable intangible assets.   This discrete event had the one-time effect of reducing our valuation allowance by approximately $3.4 million on that date, though this amount was offset by approximately $14.1 million of additional valuation allowance resulting from year-to-date losses. In future reporting periods, we will continue to assess the likelihood that deferred tax assets will be realizable.

Under the Code, certain corporate stock transactions into which the Company has entered or may enter in the future could limit the amount of net operating loss carryforwards which may be utilized on an annual basis to offset taxable income in future periods.

ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Our evaluation was performed for the tax years ended December 31, 2012, 2011 and 2010, which are the tax years that remain subject to examination by major tax jurisdictions as of December 31, 2012.

A reconciliation of the beginning and ending amount of unrecognized tax benefit for the years ended December 31, 2012, 2011 and 2010:

(in thousands)
Unrecognized tax benefits balance at January 1, 2010	$2,100
Gross increases for tax positions in 2010	—
Unrecognized tax benefits balance at December 31, 2010	2,100
Gross increases for tax positions in 2011	1,653
Unrecognized tax benefits balance at December 31, 2011	3,753
Gross increases for tax positions in 2012	45
Unrecognized tax benefits balance at December 31, 2012	$3,798

Included in the unrecognized tax benefits as of December 31, 2012 are $3.1 million of tax benefits that, if recognized, would decrease the effective tax rate. The current year decrease was related to the expiration of applicable statute of limitations. The effect of current year decrease was offset by an increase to the valuation allowance.

16.      Consolidating Financial Statements

In accordance with the provisions of the 2007 Indenture and the 2012 Indenture, as a 100%-owned subsidiary of UHS, Surgical Services has jointly and severally guaranteed all the Company’s Obligations (as defined in each of the 2007 Indenture and the 2012 Indenture) on a full and unconditional basis. Consolidating financial information of UHS and the guarantors is presented on the following pages.

Universal Hospital Services, Inc.

Consolidating Balance Sheets

(in thousands, except share and per share  information)

	December 31, 2012
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surgical Services	Adjustments	Consolidated

Assets
Current assets:
Accounts receivable, less allowance for doubtful accounts	$60,805	$7,673	$—	$68,478
Due from affiliates	25,138	—	(25,138)	—
Inventories	5,771	3,097	—	8,868
Deferred income taxes, net	2,581	1,029	—	3,610
Other current assets	4,015	265	—	4,280
Total current assets	98,310	12,064	(25,138)	85,236

Property and equipment, net:
Medical equipment, net	222,045	14,860	—	236,905
Property and office equipment, net	28,250	1,844	—	30,094
Total property and equipment, net	250,295	16,704	—	266,999

Other long-term assets:
Goodwill	283,141	52,436	—	335,577
Investment in subsidiary	54,906	—	(54,906)	—
Other intangibles, net	211,999	22,392	—	234,391
Other, primarily deferred financing costs, net	14,876	334	—	15,210
Total assets	$913,527	$103,930	$(80,044)	$937,413

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$5,038	$1,185	$—	$6,223
Book overdrafts	3,644	261	—	3,905
Due to affiliates	—	25,138	(25,138)	—
Accounts payable	20,083	5,953	—	26,036
Accrued compensation	15,005	1,951	—	16,956
Accrued interest	13,845	—	—	13,845
Dividend payable	88	—	—	88
Other accrued expenses	9,782	1,859	—	11,641
Total current liabilities	67,485	36,347	(25,138)	78,694

Long-term debt, less current portion	691,565	1,226	—	692,791
Pension and other long-term liabilities	12,679	1,698	—	14,377
Payable to Parent	21,640	—	—	21,640
Deferred income taxes, net	59,627	9,409	—	69,036

Commitments and contingencies

Equity
Common stock	—	—	—	—
Additional paid-in capital	214,481	60,019	(60,019)	214,481
Accumulated deficit	(139,751)	(5,113)	—	(144,864)
Accumulated loss in subsidiary	(5,113)	—	5,113	—
Accumulated other comprehensive loss	(9,086)	—	—	(9,086)
Total Universal Hospital Services, Inc. equity	60,531	54,906	(54,906)	60,531
Non controlling interest	—	344	—	344
Total equity	60,531	55,250	(54,906)	60,875
Total liabilities and equity	$913,527	$103,930	$(80,044)	$937,413

Universal Hospital Services, Inc.

Consolidating Balance Sheets

(in thousands, except share and per share  information)

	December 31, 2011
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surgical Services	Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$1,161	$—	$1,161
Accounts receivable, less allowance for doubtful accounts	64,898	5,694	—	70,592
Due from affiliates	3,089	—	(3,089)	—
Inventories	4,681	1,342	—	6,023
Deferred income taxes, net	9,525	435	—	9,960
Other current assets	3,855	537	—	4,392
Total current assets	86,048	9,169	(3,089)	92,128

Property and equipment, net:
Medical equipment, net	227,234	8,653	—	235,887
Property and office equipment, net	28,116	344	—	28,460
Total property and equipment, net	255,350	8,997	—	264,347

Other long-term assets:
Goodwill	283,141	42,770	—	325,911
Investment in subsidiary	58,214	—	(58,214)	—
Other intangibles, net	223,487	17,953	—	241,440
Other, primarily deferred financing costs, net	13,036	70	—	13,106
Total assets	$919,276	$78,959	$(61,303)	$936,932

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$4,253	$1,374	$—	$5,627
Interest rate swap	4,755	—	—	4,755
Book overdrafts	3,614	—	—	3,614
Due to affiliates	—	3,089	(3,089)	—
Accounts payable	27,131	1,507	—	28,638
Accrued compensation	10,084	1,487	—	11,571
Accrued interest	4,937	—	—	4,937
Dividend payable	771	—	—	771
Other accrued expenses	11,509	1,564	—	13,073
Total current liabilities	67,054	9,021	(3,089)	72,986

Long-term debt, less current portion	663,649	1,821	—	665,470
Pension and other long-term liabilities	11,328	1,653	—	12,981
Payable to Parent	19,019	—	—	19,019
Deferred income taxes, net	65,425	7,864	—	73,289

Commitments and contingencies

Equity
Common stock	—	—	—	—
Additional paid-in capital	214,294	60,019	(60,019)	214,294
Accumulated deficit	(107,861)	(1,805)	—	(109,666)
Accumulated loss in subsidiary	(1,805)	—	1,805	—
Accumulated other comprehensive loss	(11,827)	—	—	(11,827)
Total Universal Hospital Services, Inc. equity	92,801	58,214	(58,214)	92,801
Non controlling interest	—	386	—	386
Total equity	92,801	58,600	(58,214)	93,187
Total liabilities and equity	$919,276	$78,959	$(61,303)	$936,932

Universal Hospital Services, Inc.

Consolidating Statements of Operations

(in thousands)

`	Year Ended December 31, 2012
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surgical Services	Adjustments	Consolidated
Revenue
Medical equipment outsourcing	$252,533	$50,185	$—	$302,718
Technical and professional services	82,236	—	—	82,236
Medical equipment sales and remarketing	30,372	—	—	30,372
Total revenues	365,141	50,185	—	415,326

Cost of Revenue
Cost of medical equipment outsourcing	82,907	27,845	—	110,752
Cost of technical and professional services	62,428	—	—	62,428
Cost of medical equipment sales and remarketing	23,641	—	—	23,641
Medical equipment depreciation	65,776	4,985	—	70,761
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	234,752	32,830	—	267,582
Gross margin	130,389	17,355	—	147,744

Selling, general and administrative	91,230	18,017	—	109,247
Restructuring, acquisition and integration expenses	6,665	809	—	7,474
Operating income (loss)	32,494	(1,471)	—	31,023

Equity in earnings of subsidiary	(2,554)	—	2,554	—
Loss on extinguishment of debt	12,339	—	—	12,339
Interest expense	53,704	1,993	—	55,697
(Loss) income before income taxes and non controlling interest	(36,103)	(3,464)	2,554	(37,013)

Benefit for income taxes	(1,659)	(910)	—	(2,569)
Consolidated net loss before non controlling interest	(34,444)	(2,554)	2,554	(34,444)
Net income attributable to non controlling interest	—	754	—	754
Net loss attributable to Universal Hospital Services, Inc.	$(34,444)	$(3,308)	$2,554	$(35,198)

Universal Hospital Services, Inc.

Consolidating Statements of Operations

(in thousands)

	Year Ended December 31, 2011
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surgical Services	Adjustments	Consolidated
Revenue
Medical equipment outsourcing	$250,489	$25,421	$—	$275,910
Technical and professional services	54,058	—	—	54,058
Medical equipment sales and remarketing	25,188	—	—	25,188
Total revenues	329,735	25,421	—	355,156

Cost of Revenue
Cost of medical equipment outsourcing	84,030	13,673	—	97,703
Cost of technical and professional services	40,518	—	—	40,518
Cost of medical equipment sales and remarketing	19,734	—	—	19,734
Medical equipment depreciation	65,928	2,104	—	68,032
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	210,210	15,777	—	225,987
Gross margin	119,525	9,644	—	129,169

Selling, general and administrative	91,258	9,690	—	100,948
Acquisition and integration expenses	1,802	1,681	—	3,483
Operating income	26,465	(1,727)	—	24,738

Equity in earnings of subsidiary	(1,354)	—	1,354	—
Interest expense	54,779	241	—	55,020
(Loss) income before income taxes and non controlling interest	(29,668)	(1,968)	1,354	(30,282)

Benefit for income taxes	(7,729)	(614)	—	(8,343)
Consolidated net loss before non controlling interest	(21,939)	(1,354)	1,354	(21,939)
Net income attributable to non controlling interest	451	451	(451)	451
Net loss attributable to Universal Hospital Services, Inc.	$(22,390)	$(1,805)	$1,805	$(22,390)

Universal Hospital Services, Inc.

Consolidating Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31, 2012
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surgical Services	Adjustments	Consolidated
Consolidated net loss	$(34,444)	$(2,554)	$2,554	$(34,444)
Other comprehensive income:
Loss on minimum pension liability, net of tax	(146)	—	—	(146)
Gain on cash flow hedge, net of tax	2,887	—	—	2,887
Total other comprehensive income	2,741	—	—	2,741
Comprehensive loss	(31,703)	(2,554)	2,554	(31,703)
Comprehensive income attributable to non controlling interest	—	754	—	754
Comprehensive loss attributable to Universal Hospital Services, Inc.	$(31,703)	$(3,308)	$2,554	$(32,457)

Universal Hospital Services, Inc.

Consolidating Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31, 2011
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surigical Services	Adjustments	Consolidated
Consolidated net loss	$(21,939)	$(1,354)	$1,354	$(21,939)
Other comprehensive income (loss):
Loss on minimum pension liability, net of tax	(4,136)	—	—	(4,136)
Gain on cash flow hedge, net of tax	7,088	—	—	7,088
Total other comprehensive income	2,952	—	—	2,952
Comprehensive loss	(18,987)	(1,354)	1,354	(18,987)
Comprehensive income attributable to non controlling interest	451	451	(451)	451
Comprehensive loss attributable to Universal Hospital Services, Inc.	$(19,438)	$(1,805)	$1,805	$(19,438)

Universal Hospital Services, Inc.

Consolidating Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2012
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surgical Services	Adjustments	Consolidated
Cash flows from operating activities:
Consolidated net loss	$(34,444)	$(2,554)	$2,554	$(34,444)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	76,039	5,591	—	81,630
Amortization of intangibles, deferred financing costs and bond premium	15,019	3,228	—	18,247
Non-cash write off of deferred financing cost	2,541	—	—	2,541
Equity in earnings of subsidiary	2,554	—	(2,554)	—
Tender premium for purchase of notes	9,798	—	—	9,798
Provision for doubtful accounts	977	133	—	1,110
Provision for inventory obsolescence	324	149	—	473
Non-cash stock-based compensation expense - net	3,305	62	—	3,367
Non-cash gain on trade-in of recalled equipment	(15,872)	—	—	(15,872)
Gain on sales and disposals of equipment	(1,754)	(46)	—	(1,800)
Deferred income taxes	(503)	(2,537)	—	(3,040)
Changes in operating assets and liabilities:
Accounts receivable	3,116	(622)	—	2,494
Due from (to) affiliates	(21,832)	21,832	—	—
Inventories	(1,414)	(907)	—	(2,321)
Other operating assets	422	39	—	461
Accounts payable	(1,916)	(102)	—	(2,018)
Other operating liabilities	12,847	(942)	—	11,905
Net cash provided by operating activities	49,207	23,324	—	72,531
Cash flows from investing activities:
Medical equipment purchases	(54,217)	(4,314)	—	(58,531)
Property and office equipment purchases	(7,190)	(169)	—	(7,359)
Proceeds from disposition of property and equipment	6,638	73	—	6,711
Acquisitions, net of cash acquired	(436)	(13,982)	—	(14,418)
Net cash used in investing activities	(55,205)	(18,392)	—	(73,597)
Cash flows from financing activities:
Proceeds under senior secured credit facility	116,500	—	—	116,500
Payments under senior secured credit facility	(103,000)	—	—	(103,000)
Payments of principal under capital lease obligations	(4,980)	(1,395)	—	(6,375)
Purchase of refinanced bonds	(405,000)	—	—	(405,000)
Payments on acquired debt	—	(4,163)	—	(4,163)
Proceeds from issuance of bonds	425,000	—	—	425,000
Distributions to non controlling interests	—	(796)	—	(796)
Proceeds from exercise of parent company stock options	150	—	—	150
Dividend and equity distribution payments	(1,393)	—	—	(1,393)
Tender premium for purchase of notes	(9,798)	—	—	(9,798)
Payment of deferred financing costs	(11,511)	—	—	(11,511)
Change in book overdrafts	30	261	—	291
Net cash provided by (used in) financing activities	5,998	(6,093)	—	(95)
Net change in cash and cash equivalents	—	(1,161)	—	(1,161)

Cash and cash equivalents at the beginning of period	—	1,161	—	1,161
Cash and cash equivalents at the end of period	$—	$—	$—	$—

Universal Hospital Services, Inc.

Consolidating Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2011
	Parent	Subsidiary
	Issuer	Guarantor	Consolidating
	UHS	Surigical Services	Adjustments	Consolidated
Cash flows from operating activities:
Consolidated net loss	$(20,585)	$(1,354)	$—	$(21,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	75,004	2,244	—	77,248
Amortization of intangibles, deferred financing costs and bond premium	15,964	6,036	—	22,000
Provision for doubtful accounts	907	(8)	—	899
Provision for inventory obsolescence	134	—	—	134
Non-cash stock-based compensation expense	4,276	—	—	4,276
Non-cash gain on trade-in of recalled equipment	(13,710)	—	—	(13,710)
Loss (gain) on sales and disposals of equipment	(1,902)	6	—	(1,896)
Deferred income taxes	(7,342)	(1,386)	—	(8,728)
Changes in operating assets and liabilities:
Accounts receivable	(5,843)	(827)	—	(6,670)
Due from (to) affiliates	(3,089)	3,089	—	—
Inventories	(53)	(20)	—	(73)
Other operating assets	(715)	899	—	184
Accounts payable	4,772	(597)	—	4,175
Other operating liabilities	899	892	—	1,791
Net cash provided by operating activities	48,717	8,974	—	57,691
Cash flows from investing activities:
Medical equipment purchases	(75,747)	(1,814)	—	(77,561)
Property and office equipment purchases	(9,488)	(69)	—	(9,557)
Proceeds from disposition of property and equipment	3,864	5	—	3,869
Acquisitions, net of cash acquired	(66,519)	(4,931)	1,480	(69,970)
Net cash used in investing activities	(147,890)	(6,809)	1,480	(153,219)
Cash flows from financing activities:
Proceeds under senior secured credit facility	166,250	—	—	166,250
Payments under senior secured credit facility	(204,650)	—	—	(204,650)
Payments of principal under capital lease obligations	(4,267)	(1,568)	—	(5,835)
Payoff of acquired debt	—	(472)	—	(472)
Payment of deferred financing costs	(4,458)	—	—	(4,458)
Proceeds from issuance of bonds	178,938	—	—	178,938
Accrued interest received from bondholders	661	—	—	661
Accrued interest paid to bondholders	(661)	—	—	(661)
Distributions to non controlling interests	—	(451)	—	(451)
Contributions from new members to limited liability companies	—	7	—	7
Proceeds from exercise of Parent company stock options	41	—	—	41
Dividend and equity distribution payments	(32,729)	—	—	(32,729)
Change in book overdrafts	48	—	—	48
Net cash provided by (used in) financing activities	99,173	(2,484)	—	96,689
Net change in cash and cash equivalents	—	(319)	1,480	1,161

Cash and cash equivalents at the beginning of period	—	1,480	(1,480)	—
Cash and cash equivalents at the end of period	$—	$1,161	$—	$1,161

17.          Securityholders Agreement

IPC and certain members of our management that acquired securities of Parent in 2007, at that time, entered into a securityholders agreement that governs certain relationships among, and contain certain rights and obligations of, such shareholders. The securityholders agreement, among other things:

•      limits the ability of the shareholders to transfer their securities in Parent, except in certain permitted transfers as defined therein;

•      provides for certain co-sale rights; and

•      provides for certain rights of first refusal with respect to transfers by shareholders other than to certain permitted transferees.

18.      Business Segments

The Company operates in three reportable segments:

•      Medical equipment outsourcing is the segment through which the Company provides medical equipment outsourcing services to its customers, including more than 4,290 acute care hospitals and 4,425 alternate site providers in the United States, including some of the nation’s premier health care institutions.

•      Technical and professional services offers a broad range of inspection, preventative maintenance, repair, logistic and consulting services through the Company’s team of over 325 technicians and professionals located in its nationwide network of offices.

•      Medical equipment sales and remarketing is the segment through which the Company buys, sources, remarkets and disposes of pre-owned medical equipment for its customers through the Company’s Asset Recovery Program; provides sales and distribution of specialty medical equipment; and offers its customers disposable items that are used on a single use basis.

The Company identifies its segments based on its organizational structure and its internal reporting.

	Year Ended December 31,
(in thousands)	2012	2011	2010

Medical Equipment Outsourcing
Net sales	$302,718	$275,910	$245,145
Medical equipment depreciation	70,761	68,032	69,496
Gross margin	121,205	110,175	89,439
Assets	465,192	461,285	409,315
Amortization	13,771	17,252	11,625
Technical and Professional Services
Net sales	82,236	54,058	44,426
Gross margin	19,808	13,540	12,736
Assets	83,791	84,483	85,175
Amortization	692	692	692
Medical Equipment Sales and Remarketing
Net sales	30,372	25,188	22,541
Gross margin	6,731	5,454	6,199
Assets	18,603	18,603	18,603
Corporate and Unallocated
Assets	369,827	372,561	319,935
Amortization and depreciation	11,467	10,636	9,926
Capital Expenditures	65,890	87,118	76,998
Total Company Assets, Amortization and Depreciation and Capital Expenditures
Assets	937,413	936,932	833,028
Amortization and depreciation	96,691	96,612	91,739
Capital Expenditures	65,890	87,118	76,998
Total Gross Margin and Reconciliation to Loss Before Income Taxes
Total gross margin	147,744	129,169	108,374
Selling, general and administrative	109,247	100,948	89,336
Restructuring, acquisition and integration expense	7,474	3,483	—
Loss on extinguishment of debt	12,339	—	—
Interest expense	55,697	55,020	46,457
Loss before income taxes	$(37,013)	$(30,282)	$(27,419)

Gross margin represents net revenues less total direct costs.

Segment assets for the three business segments (excluding Corporate and Unallocated) primarily include goodwill and intangible assets, which is consistent with the Company’s reporting to its Chief Operating Decision Maker, other assets are not allocated to the three business segments.  Thus, assets included in Corporate and Unallocated contain all other Company assets.

19.          Recall Gains

On July 13, 2010, the U.S. Food and Drug Administration (“FDA”) issued a final order and transition plan to a medical equipment manufacturer to recall all infusion pumps of a certain model currently in use in the United States. The FDA order established the framework for the recall by providing for a cash refund, generally, $1,500 for single channel pumps and $3,000 for triple channel pumps, or a replacement pump to owners within a two-year period.

For the years ended December 31, 2012, 2011 and 2010, we recognized recalled equipment net gains of approximately $18.6, $15.4 and $0 million, respectively, of which approximately $15.9, $13.7 and $0 million were non-cash gains. Non-cash gains resulted from receiving a replacement pump for a recalled pump rather than receiving a direct cash reimbursement. The gains are a result of the fair market value of the replacement pump less the net book value of the recalled pump. Such gains have been recognized as an offset to cost of revenue in our consolidated statements of operations.

20.          Restructuring

The Company is undergoing a management reorganization. This will have the effect of streamlining our management ranks and refocusing our approach to delivering solutions to customers.  This results in severances, relocations, retirements and changed responsibilities across our management ranks resulting in approximately $7.2 million of one-time charges which was recorded under the Restructuring, acquisition and integration expenses in the Consolidated Statements of Operations during 2012.

We incurred restructuring expense of $7.2 million during 2012, the majority of which related to severances, recruiting and other related expenses. In addition, we recorded $0.6 million for cancellation of outstanding stock options for certain terminated employees, which was recorded as reduction to Payable to Parent in the Consolidated Balance Sheets. The restructuring expense impact was recorded under the Corporate and Unallocated segment. As of December 31, 2012, $3.0 million of the restructuring cost has been paid and the remaining $4.8 million was a liability which is expected to be paid out by the end of the fourth quarter of 2013 and is included in the Other accrued expenses in the Consolidated Balance Sheets.

21.          Concentration

One customer accounted for approximately 13%, 3% and 0% of total revenue in 2012, 2011 and 2010, respectively.

22.          Subsequent Event

On February 12, 2013, the Company issued $220.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020 (the “New Notes”), which mature on August 15, 2020, as “additional notes” pursuant to the 2012 Indenture dated as of August 7, 2012. The New Notes were issued in a private placement, at a premium of 106.375% for an aggregate total of approximately $230.0 million in net proceeds and are subject to the same terms as the 2012 Notes under the 2012 Indenture. The premium is being amortized over the remaining life of the New Notes. The Company used the net proceeds from the sale of the New Notes to fund the redemption of all of its outstanding Floating Rate Notes. In connection with the issuance of the New Notes, the Company entered into a registration rights agreement with the initial purchasers of the New Notes.

In connection with preparing the audited consolidated financial statements for the year ended December 31, 2012, we have evaluated subsequent events for potential recognition and disclosure through the date of this filing.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Universal Hospital Services, Inc. since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

UNIVERSAL HOSPITAL SERVICES, INC.

OFFER TO EXCHANGE

All Outstanding

7.625% Second Lien Senior Secured Notes due 2020

not registered under the Securities Act of 1933, as amended,

for

7.625% Second Lien Senior Secured Notes due 2020

registered under the Securities Act of 1933, as amended

Prospectus

          , 2013

Dealer Prospectus Delivery Obligation

Until          , 2013, all dealers that effect transactions in the Restricted Notes or the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Registrants Incorporated Under Delaware Law

Universal Hospital Services, Inc. and UHS Surgical Services, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “Delaware Statute”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware Statute enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Statute (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Universal Hospital Services, Inc. provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Statute.

The Certificate of Incorporation and the Amended and Restated By-Laws of UHS Surgical Services, Inc. provide for the indemnification or directors and officers to the fullest extent permitted by the Delaware Statute.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit	Description
2.1

Agreement and Plan of Merger, dated as of April 15, 2007, by and among UHS Holdco, Inc., UHS Merger Sub, Inc., Universal Hospital Services, Inc. and J.W. Childs Equity Partners III, L.P., as representative (incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the Securities and Exchange Commission on May 8, 2007, File No. 000-20086).

2.2

Agreement and Plan of Merger, dated February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Emergent Group Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.3

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Louis Buther (incorporated by reference to Exhibit 2.2 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.4

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Bruce J. Haber (incorporated by reference to Exhibit 2.3 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.5

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and the Bruce Haber Family Trust under Agreement dated November 16, 2005 (incorporated by reference to Exhibit 2.4 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.6

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and the Jessica Haber Irrevocable Trust dated August 13, 1999 (incorporated by reference to Exhibit 2.5 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.7

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and William M. McKay (incorporated by reference to Exhibit 2.6 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.8

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and K. Dean Reade, Jr. (incorporated by reference to Exhibit 2.7 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.9

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Mark Waldron (incorporated by reference to Exhibit 2.8 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.10

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Howard Waltman (incorporated by reference to Exhibit 2.9 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

3.1

Amended and Restated Certificate of Incorporation of Universal Hospital Services, Inc. (incorporated by reference to Exhibit 3.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

3.2

Amended and Restated By-laws of Universal Hospital Services, Inc. (incorporated by reference to Exhibit 3.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

3.3

Certificate of Incorporation of UHS Surgical Services, Inc. (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 30, 2012, File No. 333-185204)

3.4

Amended and Restated By-laws of UHS Surgical Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 30, 2012, File No. 333-185204)

4.1

Indenture, dated as of May 31, 2007, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, between UHS Merger Sub, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.2

Supplemental Indenture, dated as of May 31, 2007, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, between Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.3

Second Supplemental Indenture, dated as of June 9, 2011, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, among Universal Hospital Services, Inc., Emergent Group Inc., PRI Medical Technologies, Inc. and Wells Fargo Bank, National Association, as trustee. (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 14, 2011, File No. 000-20086).

4.4

Registration Rights Agreement, dated as of May 31, 2007, among UHS Merger Sub, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.4 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.5

Joinder to Registration Rights Agreement, dated as of May 31, 2007, among Universal Hospital Services, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.5 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.6

Registration Rights Agreement, dated as of June 17, 2011, by and among the Company, Barclays Capital Inc. and RBC Capital Markets, LLC and the guarantors party thereto (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 17, 2011, File No. 000-20086).

4.7	Form of Second Lien Senior Secured Floating Rate Note due 2015 (included in Exhibit 4.1).

4.8	Form of 8.50% / 9.25% Second Lien Senior Secured PIK Toggle Note due 2015 (included in Exhibit 4.1).

4.9

Indenture, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

4.10

Registration Rights Agreement, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC, as the initial purchasers of the Notes (incorporated by reference to Exhibit 4.2 to Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

4.11

Third Supplemental Indenture, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

4.12	Form of 7.625% Second Lien Senior Secured Notes due 2020 (included in Exhibit 4.9).

4.13

Registration Rights Agreement, dated February 12, 2013, by and among Universal Hospital Services, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC and the guarantor party thereto (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on February 12, 2013).

5.1*	Opinion of Weil, Gotshal & Manges LLP.

10.1

Second Amended and Restated Credit Agreement, dated as of July 31, 2012, among Universal Hospital Services, Inc., UHS Holdco, Inc., the lenders party thereto, Bank of America, N.A. as administrative agent, Barclays Bank PLC and Royal Bank of Canada as co-syndication agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and RBC Capital Markets as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 3, 2012).

10.2

Amended and Restated Guaranty, dated as of May 6, 2010, among UHS Holdco, Inc. and the secured parties named therein (incorporated by reference to Exhibit 10.2 to Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010).

10.3

First Lien Security Agreement, dated May 6, 2010, among UHS Holdco, Inc., Universal Hospital Services, Inc. and GE Business Financial Services, Inc., as collateral agent (incorporated by reference to Exhibit 10.3 to Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010).

10.4

Trademark Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and ML Capital, as collateral agent (incorporated by reference to Exhibit 10.4 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.5

Second Lien Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.5 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.6

Second Lien Trademark Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.6 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.7

Second Lien Copyright Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.7 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.8

Second Lien Patent Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.8 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.9

Securityholders Agreement, dated as of May 31, 2007, by and among UHS Holdco, Inc., IPC/UHS L.P. (formerly known as BSMB/UHS L.P.) and IPC/UHS Co-Investment Partners, L.P. (formerly known as BSMB/UHS Co-Investment Partners, L.P.), Gary D. Blackford and Kathy Blackford, and each of the other persons listed therein (incorporated by reference to Exhibit 10.9 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.10	Stock Option Plan of UHS Holdco, Inc. (incorporated by reference to Exhibit 10.17 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).**

10.11

Amendment to Option Agreements, dated as of August 11, 2010, executed by UHS Holdco, Inc. (incorporated by reference to Exhibit 10.4 for Form 10-Q filed with the Securities and Exchange Commission on August 11, 2010).**

10.12

Form of Option Agreement Evidencing a Grant of an Option Under the 2007 Stock Option Plan (incorporated by reference to Exhibit 10.5 for Form 10-Q filed with the Securities and Exchange Commission on August 11, 2010).**

10.13

Amended and Restated Professional Services Agreement, dated as of February 1, 2008, by and between Universal Hospital Services, Inc. and Irving Place Capital Merchant Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III, L.P.) (incorporated by reference to Exhibit 10.23 to Form 10-K/A filed with the Securities and Exchange Commission on March 12, 2008, File No. 000-20086).

10.14

Amended and Restated Employment Agreement, dated as of December 31, 2008, between Universal Hospital Services, Inc. and Gary D. Blackford. (incorporated by reference to Exhibit 10.17 to Form 10-K filed with the Securities and Exchange Commission on March 12, 2009, File No. 000-20086).**

10.15

Amended and Restated Employment Agreement, dated as of December 31, 2008, between Universal Hospital Services, Inc. and Rex T. Clevenger. (incorporated by reference to Exhibit 10.18 to Form 10-K filed with the Securities and Exchange Commission on March 12, 2009, File No. 000-20086).**

10.16

Amended and Restated Employment Agreement, dated as of December 31, 2008, between Universal Hospital Services, Inc. and Walter T. Chesley. (incorporated by reference to Exhibit 10.19 to Form 10-K filed with the Securities and Exchange Commission on March 12, 2009, File No. 000-20086).**

10.17

Employment Agreement, dated as of February 7, 2012, between Universal Hospital Services, Inc. and William C. Mixon (incorporated by reference to Exhibit 10.18 to Form 10-K/A filed with the Securities and Exchange Commission on November 7, 2012, File No. 000-20086).**

10.18

Executive Severance Pay Plan, dated October 10, 2011 (incorporated by reference to Exhibit 10.19 to Form 10-K/A filed with the Securities and Exchange Commission on November 7, 2012, File No. 000-20086).**

10.19	2013 Executive Incentive Plan Targets (incorporated by reference to Exhibit 10.27 to Form 10-K filed with the Securities and Exchange Commission on March 15, 2013, File No. 000-20086).**

10.20

Amended and Restated Second Lien Trademark Security Agreement, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.1 to Form 10-Q Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

10.21

Amended and Restated Second Lien Security Agreement, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.2 to Form 10-Q Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

10.22

First Amendment to the Intercreditor Agreement, dated as of the August 7, 2012, among the Company, Bank of America, N.A., collateral agent for the First Lien Secured Parties and Wells Fargo Bank, National Association, collateral agent for the Junior Lien Secured Parties (incorporated by reference to Exhibit 10.3 to Form 10-Q Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

10.23

Mutual Termination Agreement, dated as of October 1, 2012, between Jeffrey L. Singer and the Company (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on October 2, 2012, File No. 000-20086).

10.24

Mutual Termination Agreement, dated as of October 1, 2012, between Diana Vance-Bryan and the Company (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on October 2, 2012, File No. 000-20086).

10.25

Mutual Transition Agreement, dated as of October 24 2012, between Rex T. Clevenger and the Company (incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the Securities and Exchange Commission on November 13, 2012, File No. 000-20086).

10.26

Mutual Transition Agreement, dated as of October 16, 2012, between Walter T. Chesley and the Company (incorporated by reference to Exhibit 10.2 to Form 10-Q filed with the Securities and Exchange Commission on November 13, 2012, File No. 000-20086).

10.27

Amended Mutual Transition Agreement between Rex T. Clevenger and Universal Hospital Services, Inc. (incorporated by reference to Exhibit 10.28 to Form 10-K filed with the Securities and Exchange Commission on March 15, 2013, File No. 000-20086).

12.1*	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.

23.2*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages hereto).

25.1*

Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association with respect to the $220,000,000 7.625% Second Lien Senior Secured Notes due 2020.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB*	XBRL Extension Labels Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*                                         Filed herewith

**                                  Indicates management contracts, compensatory plans or arrangements required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

(b) Financial Statement Schedules

Universal Hospital Services, Inc.

Schedule II—Valuation and Qualifying Accounts

(in thousands)

	Balance—	Charged to	Charged to	Deductions	Balance—
	Beginning of	Costs and	Other	from	End of
Description	Period	Expense	Accounts	Reserves	Period
Allowance for Doubtful Accounts
Year Ended December 31, 2012	$1,919	$1,110	$—	$1,014	$2,015
Year Ended December 31, 2011	2,000	906	82	1,069	1,919
Year Ended December 31, 2010	2,450	663	—	1,113	2,000
Income Tax Valuation Allowance
Year Ended December 31, 2012	$15,052	$14,102	$—	$3,354	$25,800
Year Ended December 31, 2011	11,958	3,094	—	—	15,052
Year Ended December 31, 2010	—	11,958	—	—	11,958

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)                                 Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(2)                                 Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)                                 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)                                 Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 29, 2013.

UNIVERSAL HOSPITAL SERVICES, INC.
By:	/s/ Gary D. Blackford
	Name:	Gary D. Blackford
	Title:	Chairman of the Board and Chief Executive Officer

We, the undersigned directors and officers of Universal Hospital Services, Inc. (the “Company”), hereby severally constitute and appoint Gary D. Blackford and Scott A. Christensen, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2013.

Signature	Title

/s/ Gary D. Blackford	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Gary D. Blackford

/s/ Rex T. Clevenger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Rex T. Clevenger

/s/ Scott A. Christensen	Controller and Chief Accounting Officer (Principal Accounting Officer)
Scott A. Christensen

/s/ Barry P. Schochet	Director
Barry P. Schochet

/s/ Bret D. Bowerman	Director
Bret D. Bowerman

/s/ David Crane	Director
David Crane

/s/ Michael C. Feiner	Director
Michael C. Feiner

/s/ Kevin L. Roberg	Director
Kevin L. Roberg

/s/ Robert Juneja	Director
Robert Juneja

/s/ John B. Grotting	Director
John B. Grotting

/s/ David J. Illingworth	Director
David J. Illingworth

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 29, 2013.

UHS SURGICAL SERVICES, INC.
By:	/s/ Susan L. Wolf
	Name:	Susan L. Wolf
	Title:	Treasurer

We, the undersigned directors and officers of UHS Surgical Services, Inc. (the “Company”), hereby severally constitute and appoint Gary D. Blackford and Scott A. Christensen, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the March 29, 2013.

Signature	Title

/s/ Timothy W. Kuck	Interim President (Principal Executive Officer)
Timothy W. Kuck

/s/ Susan L. Wolf	Treasurer (Principal Accounting and Financial Officer)
Susan L. Wolf

/s/ Gary D. Blackford	Chairman and Sole Director
Gary D. Blackford

EXHIBIT INDEX

Exhibit	Description
2.1

Agreement and Plan of Merger, dated as of April 15, 2007, by and among UHS Holdco, Inc., UHS Merger Sub, Inc., Universal Hospital Services, Inc. and J.W. Childs Equity Partners III, L.P., as representative (incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the Securities and Exchange Commission on May 8, 2007, File No. 000-20086).

2.2

Agreement and Plan of Merger, dated February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Emergent Group Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.3

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Louis Buther (incorporated by reference to Exhibit 2.2 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.4

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Bruce J. Haber (incorporated by reference to Exhibit 2.3 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.5

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and the Bruce Haber Family Trust under Agreement dated November 16, 2005 (incorporated by reference to Exhibit 2.4 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.6

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and the Jessica Haber Irrevocable Trust dated August 13, 1999 (incorporated by reference to Exhibit 2.5 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.7

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and William M. McKay (incorporated by reference to Exhibit 2.6 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.8

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and K. Dean Reade, Jr. (incorporated by reference to Exhibit 2.7 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.9

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Mark Waldron (incorporated by reference to Exhibit 2.8 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

2.10

Tender and Voting Agreement, dated as of February 6, 2011, among Universal Hospital Services, Inc., Sunrise Merger Sub, Inc. and Howard Waltman (incorporated by reference to Exhibit 2.9 to Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, File No. 000-20086).

3.1

Amended and Restated Certificate of Incorporation of Universal Hospital Services, Inc. (incorporated by reference to Exhibit 3.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

3.2

Amended and Restated By-laws of Universal Hospital Services, Inc. (incorporated by reference to Exhibit 3.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

3.3

Certificate of Incorporation of UHS Surgical Services, Inc. (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 30, 2012, File No. 333-185204)

3.4

Amended and Restated By-laws of UHS Surgical Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 30, 2012, File No. 333-185204)

4.1

Indenture, dated as of May 31, 2007, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, between UHS Merger Sub, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.2

Supplemental Indenture, dated as of May 31, 2007, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, between Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.3

Second Supplemental Indenture, dated as of June 9, 2011, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, among Universal Hospital Services, Inc., Emergent Group Inc., PRI Medical Technologies, Inc. and Wells Fargo Bank, National Association, as trustee. (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 14, 2011, File No. 000-20086).

4.4

Registration Rights Agreement, dated as of May 31, 2007, among UHS Merger Sub, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.4 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.5

Joinder to Registration Rights Agreement, dated as of May 31, 2007, among Universal Hospital Services, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.5 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.6

Registration Rights Agreement, dated as of June 17, 2011, by and among the Company, Barclays Capital Inc. and RBC Capital Markets, LLC and the guarantors party thereto (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 17, 2011, File No. 000-20086).

4.7	Form of Second Lien Senior Secured Floating Rate Note due 2015 (included in Exhibit 4.1).

4.8	Form of 8.50% / 9.25% Second Lien Senior Secured PIK Toggle Note due 2015 (included in Exhibit 4.1).

4.9

Indenture, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

4.10

Registration Rights Agreement, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC, as the initial purchasers of the Notes (incorporated by reference to Exhibit 4.2 to Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

4.11

Third Supplemental Indenture, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

4.12	Form of 7.625% Second Lien Senior Secured Notes due 2020 (included in Exhibit 4.9).

4.13

Registration Rights Agreement, dated February 12, 2013, by and among Universal Hospital Services, Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC and the guarantor party thereto (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on February 12, 2013).

5.1*	Opinion of Weil, Gotshal & Manges LLP.

10.1

Second Amended and Restated Credit Agreement, dated as of July 31, 2012, among Universal Hospital Services, Inc., UHS Holdco, Inc., the lenders party thereto, Bank of America, N.A. as administrative agent, Barclays Bank PLC and Royal Bank of Canada as co-syndication agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and RBC Capital Markets as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 3, 2012).

10.2

Amended and Restated Guaranty, dated as of May 6, 2010, among UHS Holdco, Inc. and the secured parties named therein (incorporated by reference to Exhibit 10.2 to Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010).

10.3

First Lien Security Agreement, dated May 6, 2010, among UHS Holdco, Inc., Universal Hospital Services, Inc. and GE Business Financial Services, Inc., as collateral agent (incorporated by reference to Exhibit 10.3 to Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010).

10.4

Trademark Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and ML Capital, as collateral agent (incorporated by reference to Exhibit 10.4 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.5

Second Lien Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.5 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.6

Second Lien Trademark Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.6 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.7

Second Lien Copyright Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.7 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.8

Second Lien Patent Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.8 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.9

Securityholders Agreement, dated as of May 31, 2007, by and among UHS Holdco, Inc., IPC/UHS L.P. (formerly known as BSMB/UHS L.P.) and IPC/UHS Co-Investment Partners, L.P. (formerly known as BSMB/UHS Co-Investment Partners, L.P.), Gary D. Blackford and Kathy Blackford, and each of the other persons listed therein (incorporated by reference to Exhibit 10.9 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.10	Stock Option Plan of UHS Holdco, Inc. (incorporated by reference to Exhibit 10.17 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).**

10.11

Amendment to Option Agreements, dated as of August 11, 2010, executed by UHS Holdco, Inc. (incorporated by reference to Exhibit 10.4 for Form 10-Q filed with the Securities and Exchange Commission on August 11, 2010).**

10.12

Form of Option Agreement Evidencing a Grant of an Option Under the 2007 Stock Option Plan (incorporated by reference to Exhibit 10.5 for Form 10-Q filed with the Securities and Exchange Commission on August 11, 2010).**

10.13

Amended and Restated Professional Services Agreement, dated as of February 1, 2008, by and between Universal Hospital Services, Inc. and Irving Place Capital Merchant Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III, L.P.) (incorporated by reference to Exhibit 10.23 to Form 10-K/A filed with the Securities and Exchange Commission on March 12, 2008, File No. 000-20086).

10.14

Amended and Restated Employment Agreement, dated as of December 31, 2008, between Universal Hospital Services, Inc. and Gary D. Blackford. (incorporated by reference to Exhibit 10.17 to Form 10-K filed with the Securities and Exchange Commission on March 12, 2009, File No. 000-20086).**

10.15

Amended and Restated Employment Agreement, dated as of December 31, 2008, between Universal Hospital Services, Inc. and Rex T. Clevenger. (incorporated by reference to Exhibit 10.18 to Form 10-K filed with the Securities and Exchange Commission on March 12, 2009, File No. 000-20086).**

10.16

Amended and Restated Employment Agreement, dated as of December 31, 2008, between Universal Hospital Services, Inc. and Walter T. Chesley. (incorporated by reference to Exhibit 10.19 to Form 10-K filed with the Securities and Exchange Commission on March 12, 2009, File No. 000-20086).**

10.17

Employment Agreement, dated as of February 7, 2012, between Universal Hospital Services, Inc. and William C. Mixon (incorporated by reference to Exhibit 10.18 to Form 10-K/A filed with the Securities and Exchange Commission on November 7, 2012, File No. 000-20086).**

10.18

Executive Severance Pay Plan, dated October 10, 2011 (incorporated by reference to Exhibit 10.19 to Form 10-K/A filed with the Securities and Exchange Commission on November 7, 2012, File No. 000-20086).**

10.19	2013 Executive Incentive Plan Targets (incorporated by reference to Exhibit 10.27 to Form 10-K filed with the Securities and Exchange Commission on March 15, 2013, File No. 000-20086).**

10.20

Amended and Restated Second Lien Trademark Security Agreement, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.1 to Form 10-Q Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

10.21

Amended and Restated Second Lien Security Agreement, dated as of August 7, 2012, among the Company, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.2 to Form 10-Q Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

10.22

First Amendment to the Intercreditor Agreement, dated as of the August 7, 2012, among the Company, Bank of America, N.A., collateral agent for the First Lien Secured Parties and Wells Fargo Bank, National Association, collateral agent for the Junior Lien Secured Parties (incorporated by reference to Exhibit 10.3 to Form 10-Q Form 10-Q filed with the Securities and Exchange Commission on August 13, 2012, File No. 000-20086).

10.23

Mutual Termination Agreement, dated as of October 1, 2012, between Jeffrey L. Singer and the Company (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on October 2, 2012, File No. 000-20086).

10.24

Mutual Termination Agreement, dated as of October 1, 2012, between Diana Vance-Bryan and the Company (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on October 2, 2012, File No. 000-20086).

10.25

Mutual Transition Agreement, dated as of October 24 2012, between Rex T. Clevenger and the Company (incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the Securities and Exchange Commission on November 13, 2012, File No. 000-20086).

10.26

Mutual Transition Agreement, dated as of October 16, 2012, between Walter T. Chesley and the Company (incorporated by reference to Exhibit 10.2 to Form 10-Q filed with the Securities and Exchange Commission on November 13, 2012, File No. 000-20086).

10.27

Amended Mutual Transition Agreement between Rex T. Clevenger and Universal Hospital Services, Inc. (incorporated by reference to Exhibit 10.28 to Form 10-K filed with the Securities and Exchange Commission on March 15, 2013, File No. 000-20086).

12.1*	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.

23.2*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages hereto).

25.1*

Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association with respect to the $220,000,000 7.625% Second Lien Senior Secured Notes due 2020.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB*	XBRL Extension Labels Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*                                         Filed herewith

**                                  Indicates management contracts, compensatory plans or arrangements required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.